As filed with the Securities and Exchange Commission on December 21, 2007.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VWR FUNDING, INC.*

(Exact name of registrant as specified in its charter)

Delaware	5040	56-2445503
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Number)	Identification No.)

1310 Goshen Parkway

P.O. Box 2656

West Chester, PA 19380

(610) 431-1700

(address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Gregory L. Cowan

Vice President and

Corporate Controller

VWR Funding, Inc.

1310 Goshen Parkway

P.O. Box 2656

West Chester, PA 19380

(610) 431-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.	George Van Kula
Gregory Vogelsperger	Senior Vice President, General
Kirkland & Ellis LLP	Counsel and Secretary
200 E. Randolph Drive	VWR Funding, Inc.
Chicago, Illinois 60601	1310 Goshen Parkway
Telephone: (312) 861-2000	P.O. Box 2656 West Chester, PA 19380 (610) 431-1700

*                          The Co-Registrants listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
10.25%/11.25% Senior PIK Toggle Notes due 2015, Series B	$675,000,000	100%	$675,000,000	$20,723	(1)
Guarantees on 10.25%/11.25% Senior PIK Toggle Notes due 2015, Series B (2)	$675,000,000	—	—	—

(1)                  Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)                  No separate consideration will be received for the issuance of these guarantees. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Co-Registrants*	Jurisdiction of Formation	I.R.S. Employer Identification No.
Science Kit, LLC	Delaware	16-0807641
VWR, Inc.	Delaware	51-0397263
VWR International, LLC	Delaware	91-1319190
VWR Management Services LLC	Delaware	59-3830720
Ward’s Natural Science Establishment, LLC	Delaware	16-0971836

*                         The address for each of the Co-Registrants is c/o VWR Funding, Inc., 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380. Each of the Co-Registrants has the same Primary Standard Industrial Classification Number as the Registrant.

The name, address, including zip code, of the agent for service for each of the Co-Registrants is Gregory L. Cowan, Vice President and Corporate Controller of VWR Funding, Inc., 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380, telephone:  (610) 431-1700.

SUBJECT TO COMPLETION, DATED December 21, 2007

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

VWR FUNDING, INC.

Exchange Offer for
$675,000,000 10.25%/11.25% Senior PIK Toggle Notes
due 2015, Series B

We are offering to exchange:

up to $675,000,000 of our new 10.25%/11.25% Senior PIK Toggle Notes due 2015, Series B for a like amount of our outstanding 10.25%/11.25% Senior PIK Toggle Notes due 2015

and

Material Terms of Exchange Offer

®                       The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

®                       The exchange notes will be guaranteed on a senior unsecured basis by all of our existing and future material domestic subsidiaries that guarantee debt under our new senior secured credit facility.

®                       There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

®                       You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

®                       Based upon interpretations by the Staff of the SEC, we believe that, subject to some exceptions, the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act.

®                       The exchange offer expires at 5:00 p.m., New York City time, on              ,          , unless extended.

®                       The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

®                       The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

®                       We will not receive any proceeds from the exchange offer.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 17 of this prospectus.

Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             , 2008

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

Until                  ,       , all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

This prospectus incorporates business and financial information about us that is not included in or delivered with this prospectus. This information is available free of charge to security holders upon written or oral request to: VWR Funding, Inc., 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380; Attention:  Investor Relations (telephone: (610) 431-1700).

SUMMARY

This summary highlights material information about our business and about participating in the exchange offer. This is a summary of material information contained elsewhere in this prospectus and is not complete and may not contain all of the information that may be important to you. For a more complete understanding of our business, you should read this entire prospectus, including the section entitled “Risk Factors” and our audited and unaudited consolidated financial statements and related notes.

Our Business

We are a leader in the global laboratory supply industry. We provide distribution services to a highly fragmented supply chain by offering products from a wide range of manufacturers to a large number of customers. Our business is highly diversified across products and services, geographic regions and customer segments.

Products we distribute include chemicals, glassware, instruments, protective clothing and other assorted laboratory products. The vast majority of our products cost less than $1,000. Many of our products, including chemicals, laboratory consumables, production supplies and science education products, are consumable in nature. These products are basic and essential supplies required by research laboratories and represented approximately 75% of our net sales in each of 2004, 2005 and 2006. We also provide certain services to some of our customers, which are primarily comprised of technical services, on-site storeroom services, warehousing and furniture design, supply and installation. We maintain operations in more than 20 countries and process an average of 52,000 order lines daily from 20 strategically located distribution centers.

We report our financial results on the basis of the following three business segments: North American laboratory distribution, or North American Lab; European laboratory distribution, or European Lab; and Science Education. Asia Pacific operations are embedded within the North American Lab and European Lab segments. Both the North American Lab and European Lab segments are comprised of the distribution of laboratory supplies to customers in the pharmaceutical, biotechnology, chemical, food processing, consumer products and technology industries. Science Education is comprised of the manufacture and distribution of scientific supplies and specialized kits principally to primary and secondary schools in North America.

Industry trade associations estimate that the 2006 industry-wide revenues of the global laboratory supply industry in which our North American Lab and European Lab segments operate were approximately $27 billion. Management estimates that the industry has grown over the last several years at low to mid single digit rates, driven by increasing research and development spending from a diversified collection of end-users, including those in the pharmaceutical, biotechnology, chemical, education, medical research, government and environmental industries. Our net sales are influenced by, but not directly correlated with, the growth of research and development spending, and we expect that results may vary by type of end-user.

We estimate that the 2006 industry-wide sales of scientific supplies to primary and secondary schools in North America, the primary customers of our Science Education segment, were approximately $600 million. Industry sales levels are subject to fluctuations driven by changes in state and local government funding, the timing of the state by state new textbook adoption cycle and population changes.

We maintain a diverse and stable customer base. Our customers include major pharmaceutical, biotechnology, chemical, technology, food processing and consumer products companies. They also include universities and research institutes, governmental agencies, environmental organizations and primary and secondary schools. We serve our customers in North America, Europe, Central America, South America, British Commonwealth countries, Africa, the Middle East and the Pacific Rim through our operations in North America and in 15 European countries. We established a presence in Asia Pacific in 2006 and plan to further expand in this region to respond to the needs of our global customers who are expanding operations there.

We seek to be the principal provider of scientific supplies to our customer base. We are a principal provider of laboratory supplies to a majority of the world’s 20 largest pharmaceutical companies, as well as three of the largest North American biotechnology buying consortia. Pharmaceutical and biotechnology companies represented approximately 35% of our 2006 net sales and, together with universities and colleges, accounted for approximately 47% of our 2006 net sales.

We seek to develop long term relationships with our customers. In addition to our product offerings to our customers, we also provide an array of value-added services that integrate us with our customers. Our customized service offerings include outsourcing of customers’ purchasing, delivery, receiving and inventory management functions.

The Transactions

On June 29, 2007, Varietal Distribution Holdings, LLC, or “Holdings,” acquired CDRV Investors, Inc. in a transaction having an aggregate value of approximately $4,152.1 million. Holdings is owned by Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P. and Madison Dearborn Capital Partners Executive A-L.P. (collectively, “Madison Dearborn”), other co-investors and certain members of our management (“Management Investors”), who we collectively refer to as the “equity investors.” See “Security Ownership of Principal Shareholders and Management” for additional information regarding the equity investors. The acquisition was effected through the merger of Varietal Distribution Merger Sub, Inc., or “Merger Sub,” a newly formed indirect wholly owned subsidiary of Holdings, with and into CDRV Investors, Inc., which was the surviving corporation.

In connection with the agreement and plan of merger, the following events occurred, which we collectively refer to as the “Transactions”:

•          the purchase by the equity investors of preferred and common units of Holdings for approximately $1,425.0 million in cash or, with respect to the Management Investors, in cash and/or through a roll-over of existing equity value in CDRV Investors, Inc.;

•          the entering into by Merger Sub of a new senior secured credit facility consisting of a $615.0 million U.S. dollar-denominated term loan, €600.0 million Euro-denominated term loan and a $250.0 million multi-currency senior secured revolving credit facility;

•       the issuance by Merger Sub of $675.0 million of senior notes and $353.3 million and €125.0 million of senior subordinated notes in a concurrent offering;

•       the refinancing of our historical debt, including accrued interest, of which approximately $1,697.4 million was outstanding as of the closing date, and the payment of prepayment and tender offer premiums of approximately $93.0 million;

•       the merger of Merger Sub with and into CDRV Investors, Inc., with CDRV Investors, Inc. as the surviving corporation, the payment of the related merger consideration and the assumption by CDRV Investors, Inc. of all of Merger Sub’s debt obligations (the “Merger”); and

•       the payment of approximately $80.8 million of fees and expenses related to the Transactions and $35.6 million of fees to Madison Dearborn.

Following the Merger, CDRV Investors, Inc. became a wholly-owned direct subsidiary of VWR Investors, Inc., or “Parent,” and a wholly-owned indirect subsidiary of Holdings. In addition, immediately following the Merger, CDRV Investors, Inc. changed its name to VWR Funding, Inc. (the “Company” or the “Issuer”)

Sources and Uses of Funds

The following table summarizes sources and uses of funds for the Transactions.

Sources of Funds	Amount	Uses of Funds	Amount
	(dollars in millions)
Cash	$64.0	Equity purchase price(4)	$2,196.0
		Refinance existing debt	1,697.4
Senior secured term loans:		Madison Dearborn fee	35.6
U.S. dollar-denominated term loan	615.0	Fees and expenses(5)	80.8
Euro-denominated term loan(1)	802.3	Prepayment and tender offer
		premiums on existing debt	93.0
		Other third party debt and capital leases	49.3
Senior notes	675.0
Senior subordinated notes(2)	521.5
Other third party debt and capital leases	49.3
Equity(3)	1,425.0
Total Sources	$4,152.1	Total Uses	$4,152.1

(1)                  Reflects U.S. dollar equivalent of €600.0 million term loan as of the closing date, net of realized loss on foreign currency forwards.

(2)                  Reflects the U.S. dollar equivalent as of the closing date of the Euro portion of our new senior subordinated notes, which were issued on the closing date, net of realized loss on foreign currency forwards. See “Description of Certain Other Indebtedness—Senior Subordinated Notes.”

(3)                  Includes cash investments by Madison Dearborn and the Management Investors. See “Certain Relationships and Related Party Transactions—Management Equity Arrangements.”

(4)                  Includes cash payments in respect of outstanding common stock, vested and unvested options, restricted stock units and director stock units.

(5)                  Fees and expenses associated with the Transactions, including commitment, placement and other financing fees, financial advisory costs and other transaction costs and professional fees. See “Certain Relationships and Related Party Transactions.”

Corporate Structure

The following diagram shows an overview of our corporate structure following the completion of the Transactions on June 29, 2007.

(1)       Our non-guarantor subsidiaries include our foreign subsidiaries, domestic holding companies for our foreign subsidiaries and any future immaterial domestic subsidiaries. Our non-guarantor subsidiaries held approximately 43% of our total assets as of September 30, 2007 and generated approximately 45% of our net sales and approximately 41% of our operating income for the periods included in the nine months ended September 30, 2007. Our non-guarantor foreign subsidiaries are primarily held through VWR International Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of VWR International, LLC.

MARKET AND INDUSTRY DATA

Information included in this prospectus about the global laboratory supply industry and the science education supply industry, including our general expectations concerning these industries, are based on estimates prepared using data from various sources and on assumptions made by us. We believe data regarding these industries are inherently imprecise, but based on management’s understanding of the markets in which we compete, management believes that such data is generally indicative of these industries. Our estimates, in particular as they relate to our general expectations concerning these industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

Equity Sponsor

Madison Dearborn Partners, LLC is a leading private equity investment firm based in Chicago, Illinois and focuses on investments in several specific industries, including basic industries, communications, consumer, financial services and healthcare. Madison Dearborn Partners’ objective is to invest in companies with strong competitive characteristics that it believes have potential for significant long-term equity appreciation. To achieve this objective, Madison Dearborn Partners seeks to partner with outstanding management teams who have a solid understanding of their businesses and track records of building shareholder value.

Company Information

VWR Funding, Inc. and Parent are Delaware corporations. Our principal executive officers are located at 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380, and our telephone number is (610) 431-1700. Our website is www.vwr.com. Information on our website shall not be deemed part of this prospectus.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes

We sold the outstanding 10.25%/11.25% Senior PIK Toggle Notes due 2015 (the “outstanding notes”) on June 29, 2007 to Goldman, Sachs & Co, Banc of America Securities LLC, JP Morgan Securities Inc. and Deutsche Bank Securities Inc. We refer to these parties in this prospectus collectively as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S.

Registration Rights Agreement

Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to offers to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer

We are offering to exchange new 10.25%/11.25% Senior PIK Toggle Notes due 2015, Series B (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for your outstanding notes, which were issued on June 29, 2007 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that

•  the exchange notes are being acquired in the ordinary course of your business;

•  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•  you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , .
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , , unless we decide to extend the expiration date.
Conditions to the Exchange Offers	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•  an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•  if the outstanding notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your outstanding notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•  a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•  if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on , .
Federal Income Tax Considerations	We believe that the exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent	Deutsche Bank National Trust Company is serving as the exchange agent in connection with the exchange offer.
Shelf Registration	In limited circumstances, holders of the outstanding notes may require us to register their outstanding notes under a shelf registration statement.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indentures. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Exchange Notes	$675.0 million aggregate principal amount of 10.25%/11.25% Senior PIK Toggle Notes due 2015, Series B.
Maturity Date	The notes will mature on July 15, 2015.
Interest Payments

For any interest period through July 15, 2011 (other than the first interest period), we may, at our option, elect to pay interest on the notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the notes (“PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest. PIK Interest will accrue on the notes at a rate per annum equal to the cash interest rate of 10.25% plus 100 basis points. We will pay Cash Interest on the notes for the first interest period. Following an increase in the principal amount of the notes as a result of a payment of PIK Interest, the notes will accrue interest on such increased principal amount from the date of such payment.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2008.
Guarantees

The notes will be guaranteed, jointly and severally and fully and unconditionally, on an unsecured unsubordinated basis by each of our subsidiaries that guarantees debt under our new senior secured credit facility.

Ranking

The notes and the guarantees thereof will be our and the guarantors’ senior unsecured obligations and will be:

•   subordinated to our and the guarantors’ obligations under all secured indebtedness, including any borrowings under our new senior secured credit facility and the guarantees thereof;

•   pari passu with all of our and the guarantors’ existing and future senior unsecured indebtedness;

•   senior to all of our and our guarantors’ existing and future subordinated indebtedness, including the new senior subordinated notes and the guarantees thereof; and

•   structurally subordinated to all existing and future liabilities, including trade and other payables, of our non-guarantor subsidiaries.

As of September 30, 2007, the aggregate amount of liabilities of our non-guarantor subsidiaries was approximately $732.1 million. Our non-guarantor subsidiaries held approximately 43% of our total assets as of September 30, 2007.

Because the notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of our company or the guarantors or upon a default in payment with respect to, or acceleration of, any indebtedness under our new senior secured credit facility or other secured indebtedness, the assets of our company and guarantors that secure such secured indebtedness will be available to pay obligations on the notes and the guarantees only after all indebtedness under such secured indebtedness has been repaid in full from such assets. See “Description of Certain Other Indebtedness.”

As of September 30, 2007, we had approximately $1,468.1 million of indebtedness under our new senior secured credit facility (excluding unused availability of $239.9 million and $10.1 million of outstanding letters of credit).

Optional Redemption

We may, at our option, redeem some or all of the notes at 100% of the principal amount thereof plus a “make-whole premium” at any time from time to time prior to July 15, 2011. We may, at our option, redeem some or all of the notes, at any time and from time to time after July 15, 2011, at the redemption prices listed under “Description of Notes — Optional Redemption.”

In addition, prior to July 15, 2010, we may, at our option, redeem up to 35% of the notes with the proceeds from certain sales of our equity at the redemption price listed under “Description of Notes — Optional Redemption.”

Mandatory Repurchase Offer

If we experience specific types of changes of control, we must offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant payment date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Mandatory Principal Redemption

If the notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of the first accrual period ending after the fifth anniversary of the issuance of the outstanding notes (the “AHYDO redemption date”), we will be required to redeem for cash a portion of each note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a note required to be redeemed to prevent such note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the notes prior to the AHYDO redemption date pursuant to any other provision of the indenture will alter our obligation to make the Mandatory Principal Redemption with respect to any notes that remain outstanding on the AHYDO redemption date.

Original Issue Discount

We have the option to pay interest on the notes in Cash Interest or PIK Interest for any interest payment period after the initial interest payment and prior to the fourth anniversary. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the notes will be qualified stated interest even if we never exercise the option to pay PIK Interest. Consequently, the notes will be treated as issued with original issue discount, and U.S. holders will be required to include the original issue discount in gross income for U.S. federal income tax purposes on a constant yield to maturity basis, regardless of whether interest is paid currently in cash.

Certain Covenants

The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•   incur additional debt;

•   pay dividends and make other distributions;

•   make certain investments;

•   repurchase stock;

•   incur liens;

•   enter into transactions with affiliates;

•   merge or consolidate; and

•   transfer or sell assets.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Notes—Certain Covenants.”

Risk Factors

You should consider all of the information contained in this prospectus before participating in the exchange offer. In particular, you should consider the factors described under “Risk Factors” beginning on page 17.

Summary Historical and Pro Forma Financial Data

The summary historical financial data presented below under the captions “Income Statement Data,” “Financial Data,” “Other Financial Data,” “Balance Sheet Data” and “Cash Flow Data” for each of the periods in the two-year period ended December 31, 2006 are derived from our audited consolidated financial statements. The consolidated financial statements for each of the periods in the two-year period ended December 31, 2006 are included elsewhere in this prospectus.

The selected historical financial data presented below under the captions “Income Statement Data,” “Financial Data,” “Other Financial Data,” “Balance Sheet Data” and “Cash Flow Data” for the period January 1 to June 30, 2007 and June 30 to September 30, 2007 and for the nine months ended September 30, 2006 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected historical financial data presented below under the caption “Balance Sheet Data” as of June 30, 2007 are derived from our unaudited consolidated financial statements not included in this prospectus.

The unaudited pro forma financial data for the year ended December 31, 2006 and the nine months ended September 30, 2007 reflect adjustments to our historical financial data to give effect to the Transactions and the acquisitions of KMF Laborchemie Handels GmbH (“KMF”) and Bie & Bertsen (“B&B”) as if they had occurred on January 1, 2006 for income statement purposes. Unaudited pro forma condensed consolidated balance sheet data for such periods is not presented because the Transactions and acquisitions of KMF and B&B are included in our unaudited consolidated balance sheet as of September 30, 2007. You should read the following summary historical and pro forma financial data in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

The term “predecessor” refers to the Company prior to the Transactions. The term “successor” refers to the Company following the Transactions.

	Predecessor				Successor
	Historical					Pro Forma
	Year Ended December 31,			Nine Months Ended September 30, 2007
(Dollars in millions)	2005	2006	Nine Months Ended September 30, 2006	January 1 to June 29, 2007	June 30 to September 30, 2007	Nine Months Ended September 30, 2007	Year Ended December 31, 2006
			(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income Statement Data:
Net sales	$ 3,138.2	$ 3,257.6	$ 2,428.4	$ 1,699.3	$ 894.5	$ 2,616.0	$ 3,317.1
Cost of goods sold	2,334.5	2,374.3	1,771.3	1,230.1	641.6	1,887.0	2,414.5
Gross profit	803.7	883.3	657.1	469.2	252.9	729.0	902.6
Selling, general and administrative expenses(1)	640.0	693.3	511.8	371.3	199.6	604.5	772.8
Merger expenses	—	—	—	36.8	—	—	—
Restructuring charges (credits)(2)	20.6	(1.0)	(1.0)	—	—	—	(1.0)
Operating income	143.1	191.0	146.3	61.1	53.3	124.5	130.8
Interest expense, net	104.0	110.4	82.0	98.5	65.0	177.2	237.3
Other (income) expense, net(3)	(3.8)	1.5	0.3	(3.5)	42.9	39.8	2.0
Income (loss) before income taxes and cumulative effect of a change in accounting principle	42.9	79.1	64.0	(33.9)	(54.6)	(92.5)	(108.5)
Income tax provision (benefit)	20.9	32.7	24.0	(8.3)	(51.9)	(61.8)	(42.0)
Income (loss) before cumulative effect of a change in accounting principle	22.0	46.4	40.0	(25.6)	(2.7)	(30.7)	(66.5)
Cumulative effect of a change in accounting principle(4)	(0.5)	—	—	—	—	—	—
Net income (loss)	$ 21.5	$ 46.4	$ 40.0	$ (25.6)	$ (2.7)	$ (30.7)	$ (66.5)
Financial Data:
Depreciation and amortization	$ 33.9	$ 41.4	$ 25.5	$ 19.4	$ 26.3	$ 79.6	$ 106.7
Capital expenditures	18.4	23.6	15.1	15.7	9.0	NA	NA
Gross profit as a percentage of net sales	25.6%	27.1%	27.1%	27.6%	28.3%	27.9%	27.2%
Other Financial Data:
EBITDA(5)(6)	180.8	230.9	171.5	84.0	36.7	164.3	235.5

	Predecessor			Successor
	Historical
	December 31,
(Dollars in millions)	2005	2006	September 30, 2006	June 30, 2007	September 30, 2007
			(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$ 126.1	$ 139.4	$ 104.7	$ 77.1	$ 43.4
Total assets(7)	2,591.8	2,646.2	2,627.8	5,754.1	5,614.9
Total debt	1,451.8	1,723.7	1,379.9	2,699.3	2,736.0
Total stockholders’ equity(8)	$ 321.3	$ 62.9	$ 392.1	$ 1,340.1	$ 1,401.4

	Predecessor				Successor
Historical
	Year Ended December 31,			Nine Months Ended September 30, 2007
(Dollars in millions)	2005	2006	Nine Months Ended September 30, 2006	January 1 to June 29, 2007	June 30 to September 30, 2007
			(Unaudited)	(Unaudited)	(Unaudited)
Cash Flow Data:
Cash flows provided by (used in)
Operating activities	$ 70.1	$ 173.2	$ 135.2	$ 57.0	$ (0.9)
Investing activities	(62.2)	(24.1)	(10.7)	(32.9)	(3,833.5)
Financing activities	$ 3.4	$ (139.1)	$ (147.8)	$ (29.7)	$ 3,876.3

(1)                     Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment (“SFAS 123R”), which requires companies to recognize in the income statement, the grant date fair value of stock options and other forms of equity-based compensation issued to employees. We adopted SFAS 123R using the modified prospective transition method. Compensation expense related to equity awards is included in selling, general and administrative (“SG&A”) expenses for the nine months ended September 30, 2006 and the year ended December 31, 2006 and prospectively.

(2)                     During 2006, we reversed $1.0 million of excess accruals and credited operations primarily as a result of the re-deployment of certain personnel originally included in 2005 restructuring programs. During 2005, we recorded pre-tax restructuring charges aggregating $20.6 million to rationalize and streamline our operations. These charges included $17.9 million for severance and termination benefits and $2.7 million for facility exit costs.

(3)                     Subsequent to the Transactions on June 29, 2007, we have a significant foreign-denominated debt outstanding recorded on our U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations recorded on our U.S. dollar-denominated balance sheet is recorded as an unrealized exchange gain or loss each period. As a result, our operating results are exposed to foreign currency translation risk based on fluctuations in foreign currency exchange rates, principally with respect to the Euro. During the period June 30 to September 30, 2007 and the Pro Forma nine months ended September 30, 2007, we recorded net unrealized exchange losses of ($42.9) million and ($39.8) million respectively, primarily due to the strengthening of the Euro against the U.S. dollar during such time periods.

(4)                     Effective December 31, 2005, we adopted Financial Accounting Standard Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”), an Interpretation of FASB No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires recognition of a liability at fair value and an increase to the carrying value of the related asset for any retirement obligation. As a result of the adoption, we recognized a non-cash charge of $0.5 million, net of applicable income taxes of $0.3 million.

(5)                     We define EBITDA as income before cumulative effect of a change in accounting principle before net interest expense, income taxes and depreciation and amortization. EBITDA is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe EBITDA provides investors with helpful information with respect to our operations and cash flows. We included it to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: it does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments; it does not reflect changes in, or cash requirements for, our working capital needs; it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on our debt; and although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

Historical EBITDA and Pro Forma EBITDA are calculated as follows:

	Predecessor				Successor
	Historical					Pro Forma
	Year Ended December 31,			Nine Months Ended September 30, 2007
(Dollars in millions)	2005	2006	Nine Months Ended September 30, 2006	January 1 to June 29, 2007	June 30 to September 30, 2007	Nine Months Ended September 30, 2007	Year Ended December 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income (loss) before cumulative effect of a change in accounting principle	$ 22.0	$ 46.4	$ 40.0	$ (25.6)	$ (2.7)	$ (30.7)	$ (66.5)
Income tax provision (benefit)	20.9	32.7	24.0	(8.3)	(51.9)	(61.8)	(42.0)
Interest expense, net	104.0	110.4	82.0	98.5	65.0	177.2	237.3
Depreciation and amortization	33.9	41.4	25.5	19.4	26.3	79.6	106.7
EBITDA	$ 180.8	$ 230.9	$ 171.5	$ 84.0	$ 36.7	$ 164.3	$ 235.5

(6)                     Our year ended December 31, 2006 and nine months ended September 30, 2007 Pro Forma EBITDA does not include the effects of the following items:

(Dollars in millions)	Estimated Annualized Impact on EBITDA
Operational improvements — Ireland(a)	$ 1.7
Reduction in Sarbanes-Oxley compliance costs(b)	$ 3.2
KMF restructuring(c)	$ 3.2
Share-based compensation(d)	$ 5.1

(a)                     During the first quarter of 2007, we commenced a restructuring of our operations in Ireland. Approximately 35 employees were terminated and will receive special termination benefits aggregating approximately $0.4 million. In addition, we implemented various spending and cost control initiatives to reduce operating costs. These initiatives are expected to result in annualized cost reductions of approximately $1.7 million, of which approximately $0.8 million is expected to be realized from the reduction in personnel and approximately $0.8 million is expected to be realized from other spending and cost control efforts. The Company has realized approximately $0.8 million of cost savings during the nine month period ended September 30, 2007.

(b)                     During 2006, we expensed approximately $7.2 million for external assistance related to our Sarbanes-Oxley compliance program. We expect to reduce the costs of our annual compliance program by approximately $3.2 million in light of 2007 being the second year for us operating under these compliance requirements. Compliance costs for the nine months ended September 30, 2007 have declined approximately $2.1 million from the corresponding period in 2006.

(c)                     During the second quarter of 2007, we implemented a restructuring program to fully integrate our newly acquired KMF operation and incurred a liability of approximately $3.2 million. The program will result in reduced headcount and several facility closures that we expect will result in approximately $3.2 million of annualized cost reductions of which $1.7 million has been realized through the nine months ended September 30, 2007.

(d)                     This amount reflects the net reduction in historical amounts recorded under our prior equity compensation program and what we would have recorded during the same periods under our new equity compensation program had such program been in existence effective January 1, 2006. Historical amounts eliminated include charges under SFAS 123R subject to service vesting requirements, special bonuses awarded in connection with the increase in the strike prices of options awarded and a retention bonus plan for certain executive officers and other employees that had been awarded restricted stock units. Amounts added reflect share-based compensation under our newly established equity plan, including awards initially recognized at the grant date and awards that are subject to service vesting requirements. Accordingly, SG&A costs would have declined by approximately $5.1 million and $1.5 million for the year ended December 31, 2006 and nine months period ended September 30, 2007, respectively. This new equity plan was established in connection with the Transactions and is more fully described in the Notes to Consolidated Financial Statements for the nine month period ended September 30, 2007 appearing elsewhere in this prospectus.

(7)                     We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) effective January 1, 2007. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). FIN 48 requires us to recognize in our consolidated financial statements, the impact of a tax position if that tax position is more likely than not to be sustained upon examination, based on technical merits. At the date of adoption, we increased deferred tax assets by $1.3 million, decreased goodwill by $1.6 million and decreased our reserves for uncertain tax positions by $0.3 million.

(8)                     We adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of SFAS No 87, 88, 106, and 132(R) (“SFAS 158”) as of December 31, 2006. This Statement requires balance sheet recognition of the funded status for all pension and postretirement benefit plans. As a result of the adoption, stockholders’ equity decreased by $2.3 million.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus when deciding whether to participate in the exchange offer. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risk Factors Associated with the Exchange Offers

Because there is no public market for the exchange notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•         the liquidity of any trading market that may develop;

•         the ability of holders to sell their exchange notes; or

•         the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents.  Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal or agent’s message and other required documents by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Related to the Notes

Our substantial indebtedness could have a material adverse effect on our financial condition and prevent us from fulfilling our obligations under the notes.

After giving effect to the Transactions and related use of proceeds, we have a substantial amount of debt, which requires significant interest and principal payments. As of September 30, 2007, we had $2,736.0 million of total debt outstanding. For the nine months ended September 30, 2007, our pro forma net interest expense was approximately $177.2 million. Our high level of debt could have important consequences to the holders of the notes, including the following:

•          making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•       requiring us to dedicate a substantial portion of our cash flow from operations to be dedicated to debt service payments on our and our subsidiaries’ debt, which would reduce the funds available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes;

•       limiting our flexibility in planning for, or reacting to, changes in the industry in which we operate;

•       placing us at a competitive disadvantage compared to any of our less leveraged competitors;

•       increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•       limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

Despite current indebtedness levels and restrictive covenants, we may incur additional indebtedness in the future.

Despite our current level of indebtedness, we may be able to incur substantial additional indebtedness, including additional secured indebtedness. Although the terms of the indentures governing the notes and the new senior subordinated notes and the credit agreement governing the new senior secured credit facility restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications, including with respect to our ability to incur additional senior secured debt. If we or our subsidiaries incur additional indebtedness, the risks that we and they now face as a result of our leverage could intensify. If our financial condition or operating results deteriorate, our relations with our creditors, including the holders of the notes, the lenders under our senior secured credit facility and our suppliers, may be materially and adversely affected.

Our debt agreements contain restrictions on our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

The credit agreement governing our new senior secured credit facility and the indentures governing the notes and the new senior subordinated notes, and agreements governing future debt issuances may contain covenants that restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to our growth strategy or otherwise important to us. The credit agreement and the indentures restrict, among other things, our ability and the ability of our subsidiaries to:

•          incur additional indebtedness;

•          pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

•          purchase or redeem stock;

•          make investments or other specified restricted payments;

•          create liens;

•          sell assets and subsidiary stock;

•          enter into transactions with affiliates; and

•          enter into mergers, consolidations and sales of substantially all assets.

In addition, the credit agreement related to the new senior secured credit facility requires us to repay outstanding borrowings under such facility with proceeds we receive from certain sales of property or assets and specified future debt offerings. We cannot assure you that we will be able to maintain compliance with such covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Any breach of the covenants in the credit agreement or the indentures could result in a default of the obligations under such debt and cause a default under other debt. If there were an event of default under the credit agreement related to our new senior secured credit facility that was not cured or waived, the lenders under our new senior secured credit facility could cause all amounts outstanding with respect to the borrowings under the new senior secured credit facility to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under our new senior secured credit facility and our obligations under the notes and the new senior subordinated notes if accelerated upon an event of default. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our new senior secured credit facility, the lenders under our new senior secured credit facility could institute foreclosure proceedings against the assets securing borrowings under the new senior secured credit facility.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures depends on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations, or future borrowings under our new senior secured credit facility, or from other sources, may not be available to us in an amount sufficient, to enable us to repay our indebtedness or to fund our other liquidity needs, including capital expenditure requirements. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments or alliances. Our new senior secured credit facility and the indentures governing the notes and the new senior subordinated notes restrict our ability to sell assets and use the proceeds from such sales. Additionally, we may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we cannot service our indebtedness, it could impede the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business.

Our subsidiaries’ ability to make scheduled payments or to refinance their and our obligations with respect to their and our debt will depend on our subsidiaries’ financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

•          operating difficulties;

•          increased operating costs;

•          decreased demand for our products;

•          market cyclicality;

•          product prices;

•          the response of competitors;

•          regulatory developments;

•          failure to successfully integrate acquisitions; and

•          delays in implementing strategic projects.

The notes are unsecured and are effectively subordinated to our secured indebtedness, including our new senior secured credit facility.

Our obligations under the notes and the guarantors’ obligations under the guarantees of the notes are not secured by any of our or our subsidiaries’ assets. The indenture governing the notes permits us and our subsidiaries to incur secured indebtedness, including pursuant to our new senior secured credit facility, purchase money instruments and other forms of secured indebtedness. As a result, the notes and the guarantees will be effectively subordinated to all of our and the guarantors’ secured indebtedness and other obligations to the extent of the value of the assets securing such obligations. As of September 30, 2007, we had approximately $1,468.1 million of indebtedness under our new senior secured credit facility (excluding unused availability of $239.9 million and $10.1 million of outstanding letters of credit). If we and the guarantors were to become insolvent or otherwise fail to make payments on the notes, holders of our and our guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the notes.

The notes are structurally subordinate to all indebtedness of our subsidiaries that are not guarantors of the notes.

The subsidiary guarantors include only our material U.S. subsidiaries. As a result, the notes are effectively subordinated to all existing and future liabilities (including trade payables) of our non-guarantor subsidiaries. As a result, our right to participate in any distribution of assets of our non-guarantor subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequential right of the holders of the notes to participate in the distribution of those assets) will be subject to the prior claims of such subsidiary’s creditors. As of September 30, 2007, the aggregate amount of liabilities of our non-guarantor subsidiaries was approximately $732.1 million. Our non-guarantor subsidiaries held approximately 43% of our total assets as of September 30, 2007 and generated approximately 45% of our net sales and approximately 41% of our operating income for the periods included in the nine months ended September 30, 2007. In addition, the indenture governing the notes permits, subject to some limitations, these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities that may be incurred by these non-guarantor subsidiaries.

Our ability to make payments on the notes depends on our ability to receive dividends or other distributions from our subsidiaries.

We are a holding company operating principally through VWR International, LLC and certain of its subsidiaries. As a result, we are substantially dependent on dividends or other distributions from VWR International, LLC to make payments on the notes, the senior subordinated notes and borrowings under the new senior secured credit facility. The ability of VWR International, LLC to pay such dividends may be restricted by law or the instruments governing its indebtedness.

Fraudulent conveyance laws may adversely affect the validity and enforceability of the guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void claims related to the notes or to a subsidiary guarantee or subordinate claims related to the notes or to a subsidiary guarantee to all of our or such subsidiary guarantor’s other debts if, among other things, we or a subsidiary guarantor, at the time we or such subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

•          intended to hinder, delay or defraud any present or future creditor; or

•          received less than reasonably equivalent value or fair consideration in exchange for the incurrence of such indebtedness; and

•          we or it was insolvent or became insolvent as a result of such incurrence;

•          we were or it was engaged in a business or a transaction, or we were or it was about to engage in a business or a transaction for which our or such guarantor’s remaining assets constituted unreasonably small capital; or

•          intended to incur, or believed that it would incur, debts that would be beyond our or such guarantor’s ability to pay such debts as they mature.

In addition, a court could avoid any payment by us or a subsidiary guarantor pursuant to the notes or a guarantee and require that such payment be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a subsidiary guarantor would be considered insolvent if:

•          the sum of our or its debts, including contingent liabilities, is greater than all of its assets at fair value;

•          the present fair saleable value of our or its assets is less than the amount that would be required to pay our or its probable liability on our or its existing debts, including contingent liabilities, as they become absolute and mature; or

•          it cannot pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and the subsidiary guarantors will not be insolvent, will not have insufficient capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay as such debts mature.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any subsidiary guarantor’s conclusions in this regard.

We may not be able to purchase the notes upon a change of control, which would result in a default in the indenture governing the notes and would adversely affect our business and financial condition.

Upon a change of control, as defined in the indenture, subject to certain conditions, we will be required to offer to repurchase all notes then outstanding at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our and our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our new senior secured credit facility limit our ability to repurchase your notes and certain change of control events will constitute an event of default under the indenture. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in our new senior secured credit facility and the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. See “Description of Notes—Repurchase at the Option of Holders—Change of Control” for additional information.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

United States Holders will be required to pay U.S. federal income tax on the notes even if we do not pay cash interest.

None of the interest payments on the notes will be qualified stated interest for United States federal income tax purposes, even if we never exercise the option to pay PIK Interest, because the notes provide us with the option to pay cash interest or PIK Interest for any interest period through July 15, 2011 other than the first interest period. Consequently, all stated interest on the notes will be treated as original issue discount for United States federal income tax purposes, and United States Holders (as defined in “Material United States Federal Tax Considerations”) will be required to include such original issue discount in gross income on a constant yield to maturity basis, regardless of whether such interest is paid currently in cash. See “Material United States Federal Tax Considerations.”

Risks Related to Our Business

The demand for our products depends on the level of our customers’ research and development and other scientific endeavors. Our business, financial condition and results of operations may be harmed if our customers spend less on these activities.

Our customers are engaged in research, development and production in the pharmaceutical, biotechnology, education, chemical, technology, food processing, consumer products and other industries. The amount of customer spending on research, development and production has a large impact on our sales and profitability. Our customers determine the amounts that they will spend on the basis of, among other things, available resources and their need to develop new products, which, in turn, is dependent upon a number of factors, including their competitors’ research, development and production initiatives. In addition, consolidation in the industries in which our customers operate may have an impact on such spending as customers integrate acquired operations, including research and development departments and their budgets. Our customers finance their research and development spending from private and public sources. Government funding of scientific research and education has varied for several reasons, including general economic conditions, growth in population, political priorities, changes in the number of students and other demographic changes. A reduction in spending by our customers could have a material adverse effect on our business, financial condition and results of operations. In addition, some companies have shifted toward outsourcing research, development and production activities overseas. We are expanding into the Asia Pacific region to address this trend, although there is no assurance that we will not experience an adverse impact in the future.

We compete in a highly competitive market. Failure to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

We compete globally with two other major distributors, Thermo Fisher Scientific Inc. and Sigma Aldrich Corporation, as well as many smaller regional, local and specialty distributors, and with manufacturers selling directly to their customers. The bases upon which we compete include price, service and delivery, breadth of customer support, e-business capabilities and the ability to meet the special requirements of customers.

Some of our competitors may have greater financial and other resources than we do. Most of our products are available from several sources, and some of our customers have relationships with several distributors. Our agreements with customers generally provide that the customer can terminate the agreement or reduce the scope of services provided pursuant to the agreement with short or no notice. Lack of product availability, stemming from either our inability to acquire products or interruptions in the supply of products from manufacturers, could have a material adverse effect on our ability to compete. Our competitors could also obtain exclusive rights to distribute some products, thereby foreclosing our ability to distribute these products. Vertically integrated distributors may also have an advantage with respect to the total delivered product cost of certain of their captive products. Additionally, manufacturers could increase their efforts to sell directly to consumers and effectively bypass distributors like us. Consolidation in the laboratory supply industry could result in existing competitors increasing their market share through business combinations, which could have a material adverse effect on our business, financial condition and results of operations. The entry of new distributors in the industry could also have a material adverse effect on our ability to compete.

Our business, financial condition and results of operations depend upon maintaining our relationships with manufacturers.

We currently offer products from a wide range of manufacturers. We are dependent on these manufacturers for our supply of products. Merck KGaA supplied products that accounted for approximately 13% of our net sales in 2006. This represents approximately 7% and 25% of our North American Lab and European Lab net sales, respectively.

Our ability to sustain our gross margins has been, and will continue to be, dependent in part upon our ability to obtain favorable terms from our suppliers. These terms may be subject to changes from time to time, and such changes could adversely affect our gross margins over time.

The loss of one or more of our large suppliers, a material reduction in their supply of products to us, or material changes in the terms we obtain from them, could have a material adverse effect on our business, financial condition and results of operations.

Some of our competitors are increasing their manufacturing operations both internally and through acquisitions of manufacturers, including manufacturers that supply products to us. For instance, in 2006, Fisher Scientific International Inc., a supplier of products to us and one of our largest competitors, merged with Thermo Electron Corporation, another supplier to us, to form Thermo Fisher Scientific Inc. To date, we have not experienced an adverse impact on our ability to continue to source products from manufacturers that have been vertically integrated (including Thermo Fisher Scientific Inc.), although there is no assurance that we will not experience such an impact in the future.

We may be unable to manage certain operational functions of our business if we are not able to replace the information technology and logistics services that are provided to us by Merck KGaA after our agreements with them expire or are terminated. Further, any disruptions in Merck KGaA’s operations may negatively impact our operations.

Our European Lab segment is dependent on Merck KGaA for certain information technology services pursuant to a five-year information services master agreement as well as warehousing and logistics services pursuant to a logistics service level agreement. These information technology services affect a significant portion of our information technology and operational infrastructure, including the operation and support of the main European enterprise resource planning and business warehouse software and databases. If Merck KGaA terminates any of these agreements at the end of their respective terms or otherwise, we will need to find an alternative supplier of, or create our own infrastructure for, these services. While we have already replaced some of these services, we may not be able to create our own infrastructure in a timely or cost-effective manner or obtain replacement services for the remaining services on terms that are as favorable to us as the current arrangements or on acceptable terms, if at all. In addition, any disruptions in the operational infrastructure or operations of Merck KGaA may negatively impact our operations.

If we do not comply with existing government regulations or if we or our suppliers become subject to more onerous government regulations, we could be adversely affected.

Some of the products we offer and our operations are subject to a number of complex and stringent laws and regulations governing the production, handling, transportation, import, export and distribution of chemicals, drugs and other similar products, including the operating and security standards of the United States Drug Enforcement Administration, the Bureau of Alcohol, Tobacco, Firearms and Explosives, the Food and Drug Administration, the Bureau of Industry and Security and various state boards of pharmacy as well as comparable state and foreign agencies. In addition, our logistics activities must comply with the rules and regulations of the Department of Transportation, the Federal Aviation Administration and similar foreign agencies. Any non-compliance with such laws and regulations could result in substantial fines or otherwise restrict our ability to provide competitive distribution services and thereby have an adverse impact on our financial condition. We cannot assure you that existing laws and regulations will not be revised or that new, more restrictive laws will not be adopted or become applicable to us or the products that we distribute.

If our suppliers become subject to more stringent laws, they may seek to recover any or all increased costs of compliance from us by increasing the prices at which we purchase products from them, and we may not be able to recover any such increased prices from our customers. Accordingly, we cannot assure you that our business and financial condition will not be materially and adversely affected by future changes in applicable laws and regulations applicable to our suppliers.

If any of our operations are found not to comply with applicable antitrust or competition laws, our business may suffer.

Our operations are subject to applicable antitrust and competition laws in the countries in which we conduct our business, in particular the United States and in the European Union. These laws prohibit, among other things, anticompetitive agreements and practices. If any of our commercial agreements are found to violate or infringe such laws, we may be subject to civil and other penalties and/or third party claims for damages. Further, agreements that infringe these laws may be void and unenforceable, in whole or in part, or require modification in order to be lawful and enforceable. If we are unable to enforce any of our commercial agreements, whether at all or in material part, our business could be adversely affected.

We are subject to environmental, health and safety laws and regulations, and costs to comply with such laws and regulations, or any liability or obligation imposed under such laws or regulations, could negatively impact our business, financial condition and results of operations.

We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our global operations involve and have involved the handling, transport and distribution of materials that are or could be classified as toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations. In addition, contamination resulting from our current or past operations may trigger investigation or remediation obligations, which may have a material adverse effect on our business, financial condition and results of operations.

Based on current information, we believe that any costs we may incur relating to environmental, health and safety matters will not be material. We cannot be certain, however, that identification of presently unidentified environmental, health and safety conditions, more vigorous enforcement by regulatory authorities or other unanticipated events will not arise in the future and give rise to additional liabilities, compliance costs or penalties which could have a material adverse effect on our business, financial condition and results of operations. In addition, environmental, health and safety laws and regulations are constantly evolving and it is not possible to predict accurately the effect they may have in future periods.

We are subject to product liability and other claims in the ordinary course of business.

Our business involves a risk of product liability and other claims in the ordinary course of business. We maintain insurance policies, including product liability insurance, and in many cases we have indemnification rights against such claims from the manufacturers of the products we distribute. We cannot assure you that our insurance coverage or the manufacturers’ indemnity will be available in all pending or any future cases brought against us. Furthermore, our ability to recover under any insurance or indemnification arrangements is subject to the financial viability of our insurers, our manufacturers and/or our manufactures’ insurers. In particular, as we seek to expand our sourcing from manufacturers in Asia Pacific and other developing locations, we expect that we will increase our exposure to potential defaults under the related indemnification arrangements. Insurance coverage in general or coverage for certain types of liabilities, such as product liability in these developing markets, may not be readily available for purchase or cost-effective for us to purchase. Further, insurance for asbestos-related liability is cost-prohibitive or no longer available. Accordingly, we could be subject to uninsured and unindemnified future liabilities, and an unfavorable result in a case for which adequate insurance or indemnification is not available could result in a material adverse effect on our business, financial condition and results of operations.

From time to time, we are named as a defendant in cases that arise as a result of our distribution of scientific supplies, including litigation resulting from the alleged prior distribution of products containing asbestos by certain of our predecessors or acquired companies. While the impact of this litigation on us has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition and results of operations in the future.

The loss of key personnel could harm our business, financial condition and results of operations.

We depend heavily on the services of our senior management. We believe that our future success will depend upon the continued services of our management. Our business may be harmed by the loss of one or more members of our management. We currently do not maintain key-man life insurance with respect to our executive officers.

We are subject to currency risks with respect to our international operations and our outstanding debt.

While we report our financial results in U.S. dollars, we derive a significant portion of our sales and incur costs in foreign currencies (principally the Euro, the British pound sterling and the Canadian dollar) from our operations outside the United States. For example, in 2006 and 2005, approximately 42.5% and 42.2% of our net sales, respectively, came from our operations outside the United States, primarily from our operations in Europe and Canada. During the nine months ended September 30, 2007, approximately 44% of our net sales came from operations outside the United States. Fluctuations in the relative values of currencies occur from time to time and could adversely affect our operating results. Specifically, during times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. This could also make it more difficult to pay amounts due on our debt, a majority of which is denominated in U.S. dollars.

Although a majority of our outstanding debt is denominated in U.S. dollars, as of September 30, 2007, we had outstanding approximately $1,030.8 million of foreign currency-denominated debt (principally Euro-denominated), which constitutes 37.7% of our total outstanding debt that is recorded on our U.S. dollar-denominated balance sheet. As a result, our operating results are exposed to foreign currency translation risk with respect to this indebtedness. Specifically, during times of a weakening U.S. dollar, the relative value of this debt would increase, which could require us to record unrealized exchange losses.

The international scope of our operations may adversely affect our business.

In 2006, we derived approximately 42.5% of our net sales from our operations outside the United States, and we are beginning to expand sourcing and commercial operations into Asia and Eastern Europe. Accordingly, we face certain risks, including:

•          restrictions on foreign ownership of subsidiaries;

•          tariffs and other trade barriers;

•          political risks;

•          differing laws or administrative practices;

•          local business practices that are inconsistent with U.S. or local law; and

•          potentially adverse tax consequences of operating in multiple jurisdictions.

In addition, an adverse change in laws or administrative practices in countries within which we operate could have a material adverse effect on us. Our operations outside the United States also may present additional risk with respect to compliance with government regulations.

Problems with or failure of our information technology, its connectivity to our customers and certain service providers and the normal functioning of our telephony systems could significantly disrupt our operations, which could reduce our customer base and could harm our business, financial condition and results of operations.

Our success depends, in part, on the secure and uninterrupted performance of our information technology and telephony systems. Our systems, the systems of our customers, suppliers and service providers, and the connectivity among such systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, our servers and those of our customers and service providers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. While we have taken appropriate steps to reinforce the security of our websites, applications, electronic data and the electronic data relating to our customers and service providers, there can be no guarantee that unauthorized intrusion will not occur. Failure to maintain a secure web-based procurement system could have a material adverse effect on our business, financial condition and results of operations.

In addition, because we accept payment by credit card and similar payment instruments, our ability to accept, process and settle credit card transactions is subject to rules and regulations issued and/or amended from time to time by the payment card industry and by individual payment card companies such as American Express, VISA, MasterCard and Discover. Compliance with these requirements, which vary based on annual transaction volumes and transaction experience, requires us to safeguard customer information, including minimum security standards for the manner in which we capture, store, process and transmit such information. Our failure to comply with such changing rules and standards can subject us to fines, restrictions or expulsion from these card acceptance programs, which could have a material adverse affect on our business, financial condition and results of operations.

Despite the security precautions we have taken, unanticipated problems may nevertheless cause failures in our information technology, connectivity and telephony systems. Sustained or repeated system failures or service disruptions that interrupt our ability to receive and process orders, receive and process customer payments and deliver products in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

We will continue to make significant technology and infrastructure investments, with particular emphasis in North America. Our technology initiatives are designed to enhance the security and reliability of our technology to allow us to continue to provide high quality service to our customers. The cost and potential problems and interruptions associated with the implementation of our technology initiatives could disrupt or reduce the efficiency of our operations in the near term.

We have not registered, and in some cases do not own, the existing applications and registrations for our material trademarks or service marks in every country in which we do business.

We maintain operations in more than 20 countries. We also export products from our distribution facilities in North America and Europe and sell them to customers in Central America, South America, British Commonwealth countries, Africa, the Middle East and the Pacific Rim through agents and resellers. We have not sought to register our material trademarks and service marks in all of these countries and may be blocked from doing so by others who have already registered identical or similar marks for similar goods or services. In addition, if we do business in countries where other companies may have registered identical or similar trademarks or service marks, we run the risk of being sued for infringement.

The failure to own and have enforceable rights in the trademarks and service marks used in our business could have a material adverse effect on our business, financial condition and results of operations.

We may incur impairment charges on our goodwill and other intangible assets with indefinite lives, which could negatively impact our business, financial condition and results of operations.

We are subject to SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), which requires that goodwill and other intangible assets that have an indefinite useful life be tested at least annually for impairment. Goodwill and other intangible assets with indefinite lives must also be tested for impairment between the annual tests if an event or change in circumstance occurs that would more likely than not reduce the fair value of the asset below its carrying amount. As of September 30, 2007, goodwill and other intangible assets with indefinite lives represented approximately 52.3% of our total assets. If in the future, we determine that there has been an impairment, our financial results for the relevant period would be reduced by the amount of the impairment, net of any income tax effects, which could have an adverse effect on our financial condition and results of operations.

We rely upon third parties to manufacture and ship products to us and to our customers, and interruptions in their operations could harm our business, financial condition and results of operations.

We are dependent on third-party manufacturers to supply products to us. In addition, we ship substantially all of our orders through various independent package delivery providers. Strikes or other service interruptions by our manufacturers or carriers could cause our operating expenses to rise or seriously harm our ability to fulfill our customers’ orders or deliver products on a timely basis or both, which could have a material adverse effect on our business, financial condition and results of operations.

The interests of our controlling stockholders may conflict with you as a holder of the notes.

Private equity funds managed by Madison Dearborn Partners indirectly own approximately 76% of our common stock through their ownership interests in Holdings. The interests of these funds as equity holders may conflict with yours as a holder of the notes. The controlling stockholders may have an incentive to increase the value of their investment or cause us to distribute funds at the expense of our financial condition and affect our ability to make payments on the notes. In addition, these funds will have the power to elect a majority of our board of directors and appoint new officers and management and, therefore, effectively will control many other major decisions regarding our operations. For more information see “Certain Relationships and Related Party Transactions.”  Additionally, our controlling stockholders are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Our controlling stockholders may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

We expect to continue to engage in acquisitions or business combinations, which will subject us to a variety of other risks that could harm our business.

We expect to continue to engage in selective acquisitions from time to time. Any future acquisitions will subject us to a variety of other risks:

•          we may need to spend substantial operational, financial and management resources in integrating new businesses, technologies and products, and management may encounter difficulties in integrating the operations, personnel or systems of the acquired businesses;

•          future acquisitions or business combinations might have a material adverse effect on our business relationships with customers or manufacturers, or both, and could lead to a termination of, or otherwise affect our relationships with, such customers or manufacturers;

•          we may assume substantial actual or contingent liabilities;

•          we may incur substantial unanticipated costs or encounter other problems associated with acquired businesses; and

•          we may not be able to retain the key personnel, customers and suppliers of the acquired business.

FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements that are based on current expectations, estimates, forecasts and projections about us and our future performance. Any such statements contained herein, including, without limitation, statements to the effect that VWR Funding, Inc. and its subsidiaries or its management “believes,” “expects,” “estimates,” “anticipates,” “assumes,” “plans,” “intends,” “seeks,” “projects,” “targets” and similar expressions that relate to prospective events or developments, should be considered forward-looking statements.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

These factors include, without limitation, those set forth above in “Risk Factors” and those set forth below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Management undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Company, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes on June 29, 2007. Under the registration rights agreement, we have agreed that we will:

(i)                     file an exchange offer registration statement with the SEC with respect to an offer to exchange the outstanding notes for exchange notes having identical terms in all material respects to the outstanding notes and which will evidence the same continuing indebtedness (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) within 180 calendar days after the issue date on which the outstanding notes were issued;

(ii)                  use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act within 90 calendar days of the filing of the exchange offer registration statement (or 180 days if reviewed by the SEC);

(iii)               use our commercially reasonable efforts to consummate the exchange offer within 30 calendar days after the effectiveness of the exchange offer registration statement; and

(iv)               keep the exchange offer open for at least 20 days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the notes.

In the event that (i) we do not file the exchange offer registration statement with the SEC within the time period required by the first paragraph of this “Exchange Offer” section, (ii) the exchange offer registration statement has not been declared effective within the time period required by the first paragraph of this “Exchange Offer” section or (iii) the exchange offer is not consummated and no shelf registration statement is declared effective within the time period required by the first paragraph of this “Exchange Offer” section, the interest rate borne by the outstanding notes will be increased by 0.25% per annum, beginning the day after the dates specified in clause (i), (ii) or (iii) above, as applicable. Thereafter, the interest rate borne by the outstanding notes will be increased by an additional 0.25% per annum for each 90-day period that elapses before additional interest ceases to accrue in accordance with the following sentence; provided that the aggregate increase in such annual interest rate may in no event exceed 1.00% per annum. Upon (x) the filing of the exchange offer registration statement (in the case of clause (i) above), (y) the effectiveness of the exchange offer registration statement (in the case of clause (ii) above) or (z) the consummation of the exchange offer or the effectiveness of a shelf registration statement, as the case may be (in the case of clause (iii) above), the interest rate borne by the outstanding notes will be reduced to the original interest rate if we are otherwise in compliance with this paragraph; provided, further, that if, after any such reduction in interest rate, a different event specified in clause (i), (ii) or (iii) above occurs, the interest rate may again be increased pursuant to the foregoing provisions.

Terms of the Exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•       the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

•       the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•         the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer are terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indentures relating to the outstanding notes.

As of the date of this prospectus, $675,000,000 aggregate principal amount of the outstanding notes are outstanding. We have fixed the close of business on        ,         as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indentures relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on        ,         unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “ —Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on January 15, 2008. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on each January 15 and July 15 commencing on January 15, 2008.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “ — Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

•         the tender is made through a member firm of the Medallion System;

•         prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

•         the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•         specify the name of the person having deposited the outstanding notes to be withdrawn;

•         identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•         be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

•         specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “ — Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

•         any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

•         any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we, in our sole judgment, believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

•         any governmental approval has not been obtained, which approval we, in our sold judgment, believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

Deutsche Bank National Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:	Facsimile Transmission:
Deutsche Bank National Trust Company	(738) 578-4635
25 DeForest Avenue	Attention: Corporate Trust Services
Mail Stop: SUM01-0105	For information or to confirm receipt of facsimile
Summit, New Jersey 07901	telephone (call toll-free):
Attention: Corporate Trust Services	(800) 735-7777

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

•         to us upon redemption thereof or otherwise;

•         so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

•         outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act; or

•         pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Use of Proceeds

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

The gross proceeds from the offering were $675 million before deducting discounts to the initial purchasers and the fees and expenses of the offering of the outstanding notes. We used the net proceeds from the offering, together with borrowings under the new senior secured credit facility, proceeds from the offering of the senior subordinated notes, proceeds from the cash equity contributions and existing cash, to pay the merger consideration and related fees and expenses.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2007. You should read the following table in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of September 30, 2007
(dollars in millions)
Cash and cash equivalents	$43.4
Total debt:
Senior secured credit facility:
Multi-currency revolving credit facility(1)	$—
U.S. dollar-denominated term loan	615.0
Euro-denominated term loan(2)	853.1
Senior notes	675.0
Other third-party debt and capital leases	61.8
Senior subordinated notes(3)	531.1
Total debt	2,736.0
Redeemable equity units	41.5
Stockholders’ equity	1,401.4
Total capitalization	$4,178.9

(1)                  We did not have any outstanding borrowings under the $250.0 million revolving credit facility. However, issued and undrawn letters of credit in an aggregate amount of $10.1 million were outstanding under this facility.

(2)                  Reflects U.S. dollar equivalent of €600.0 million term loan.

(3)                  Includes the U.S. dollar equivalent of the €125.0 million portion of our senior subordinated notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We derived the following unaudited pro forma condensed consolidated statements of operations by applying pro forma adjustments to our historical consolidated statements of operations included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations data for the periods presented give effect to the Transactions and the acquisitions of KMF and B&B as if they had been consummated on January 1, 2006. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated statements of operations.

Unaudited pro forma condensed consolidated balance sheet data is not presented because the Transactions and the acquisitions of KMF and B&B are included in our unaudited consolidated balance sheet as of September 30, 2007, which is presented elsewhere in this prospectus.

The pro forma adjustments related to the purchase price allocation for the Transactions are preliminary and are based on information obtained from third party valuations and other studies and may be subject to revision as additional information becomes available. The actual purchase accounting adjustments described in the accompanying notes were made as of June 30, 2007 and updated as of September 30, 2007.  Future revisions to the preliminary purchase price allocation related to the Transactions may have a significant impact on the pro forma amounts presented herein.

The unaudited pro forma condensed consolidated financial statements exclude certain charges incurred during the period January 1, 2007 to June 29, 2007 in connection with the Transactions, including the write-off of approximately $27.8 million of unamortized debt issuance costs and transaction costs of $36.8 million related to the Merger. The unaudited pro forma condensed consolidated statements of operations should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate condensed consolidated results of operations for any future period.

The unaudited pro forma condensed consolidated statements of operations and related notes should be read in conjunction with the information contained in “Use of Proceeds,” “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

VWR FUNDING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)

	Year Ended December 31, 2006
	Historical	Adjustments		Pro Forma
Net sales	$3,257.6	$59.5	(a)	$3,317.1
Cost of goods sold	2,374.3	40.2	(a)	2,414.5
Gross profit	883.3	19.3		902.6
Selling, general and administrative expenses	693.3	13.7	(a)	772.8
		65.8	(b)
Restructuring credits	(1.0)	—		(1.0)
Operating income	191.0	(60.2)		130.8
Interest expense, net		0.3	(a)
	110.4	126.6	(d)	237.3
Other (income) expense, net	1.5	0.5	(a)	2.0
Income (loss) before income taxes	79.1	(187.6)		(108.5)
Income tax provision (benefit)	32.7	(74.7	)(e)	(42.0)
Net income (loss)	$46.4	$(112.9)		$(66.5)

	Nine Months Ended September 30, 2007
	Historical Combined(f)	Adjustments		Pro Forma
Net sales	$2,593.8	$22.2	(a)	$2,616.0
Cost of goods sold	1,871.7	15.3	(a)	1,887.0
Gross profit	722.1	6.9		729.0
Selling, general and administrative expenses	570.9	5.9	(a)	604.5
		27.7	(b)
Merger expenses	36.8	(36.8	)(c)	—
Operating income	114.4	10.1		124.5
Interest expense, net		0.1	(a)
	163.5	13.6	(d)	177.2
Other (income) expense, net	39.4	0.4	(a)	39.8
Loss before income taxes	(88.5)	(4.0)		(92.5)
Income tax benefit	(60.2)	(1.6	)(e)	(61.8)
Net loss	$(28.3)	$(2.4)		$(30.7)

(a)                 Reflects the effects of the KMF and B&B acquisitions on a pro forma basis prior to their respective dates of acquisition.  Also with respect to KMF, which was formerly accounted for as an equity method investment, we eliminated historical equity income amounts recorded as other (income).  The acquisition on November 1, 2007 of Omnilabo International B.V., a Netherlands based scientific laboratory supply distributor, is not reflected in these pro forma statements because the acquisition occurred subsequent to the interim financial statements presented herein.

(b)                Reflects the following adjustments to SG&A expenses:

	Year Ended	Nine Months Ended
	December 31, 2006	September 30, 2007
Amortization expense(1)	$65.8	$32.8
Depreciation expense(2)	(1.2)	0.7
Compensation expense(3)	0.7	(6.1)
Management fee and board compensation expense(4)	0.5	0.3
Total pro forma adjustment	$65.8	$27.7

(1)                  Reflects adjustments for the difference in amortization expense we have historically recorded and what we would have recorded during the same periods resulting from the increase in the estimated fair values of amortizable intangible assets.

	Year Ended	Nine Months Ended
	December 31, 2006	September 30, 2007
Amortization, historical	$(15.5)	$(28.2)
Amortization, after adjustments	81.3	61.0
Additional expense	$65.8	$32.8

(2)                  Reflects adjustments for the difference in depreciation expense we have historically recorded and what we would have recorded during the same periods resulting from the fair value determination of our property and equipment acquired and revised estimated useful lives.

	Year Ended	Nine Months Ended
	December 31, 2006	September 30, 2007
Depreciation, historical	$(25.9)	$(17.8)
Depreciation, after adjustments	24.7	18.5
Additional (reduction) expense	$(1.2)	$0.7

(3)                  Pursuant to the terms of the predecessor management equity plan, all unvested options and restricted stock units vested as a result of the change in control caused by the Merger and were expensed in the predecessor’s consolidated statement of operations for the period January 1 to June 29, 2007 . Such costs have been eliminated from Selling, general, and administrative expenses for the nine months ended September 30, 2007. Also, coincident with the Merger, certain senior executives entered into new employment contracts, which contained prospective salary adjustments. The incremental amounts are included as pro forma adjustments for the year ended December 31, 2006 and the nine months ended September 30, 2007.

	Year Ended	Nine Months Ended
	December 31, 2006	September 30, 2007
Share-based compensation change related to acceleration of unamortized original grant date fair value of predecessor equity awards expensed at change in control	$—	$(6.5)
Senior management salary compensation — historical	(3.8)	(3.0)
Senior management salary compensation — post merger	4.5	3.4
	$0.7	$(6.1)

(4)                  Reflects the elimination of historical amounts recorded under the prior management fee and board compensation structure offset by new costs for similar services in effect after the Transactions.

	Year Ended	Nine Months Ended
	December 31, 2006	September 30, 2007
Management fee, historical	$(1.5)	$(1.1)
Board compensation, historical	(0.7)	(0.6)
New advisory fee	2.0	1.5
New Board compensation	0.7	0.5
	$0.5	$0.3

(c)                 Reflects the elimination of our Predecessor’s merger expenses related to the Transactions, which would have been recognized prior to January 1, 2006 on a pro forma basis.

(d)                Reflects the increased interest expense as a result of the new capital structure. In determining these amounts, we used interest rates in effect as of September 30, 2007, and included adjustments to reflect the estimated effect of our interest rate swaps. Additionally, as disclosed elsewhere in this prospectus, we may elect to pay interest on the notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the notes (“PIK Interest”), or (3) 50% as Cash Interest and 50% as PIK Interest. For pro forma purposes, interest expense is reflected as if Cash Interest will be paid on the notes for the relevant periods, but this is not necessarily indicative of the actual method of payment which may be selected in future periods.

	Year Ended	Nine Months Ended
	December 31, 2006	September 30, 2007
Interest expense on borrowings under new senior secured credit facility, senior notes and senior subordinated notes	$231.5	$174.7
Undrawn facility fee for senior secured revolving credit facility	1.2	0.9
Amortization of deferred financing costs	8.0	6.0
Interest expense related to repaid debt	(114.1)	(140.2)
Write off of unamortized deferred financing costs related to repaid debt	—	(27.8)
Net interest expense adjustments	$126.6	$13.6

The actual interest rates on the variable rate indebtedness incurred to consummate the Transactions could vary from those used to compute the above adjustment of interest expense. A 1/8% change in the assumed variable rates (without an assumed change in our interest rate swaps) would increase or decrease interest expense for the year ended December 31, 2006 and the nine months ended September 30, 2007 by approximately $0.8 and $0.6, respectively.

(e)                 Reflects the income tax effect of pro forma adjustments at a statutory rate of 39.8%.

(f)                     Until June 29, 2007, we were controlled by CD&R. As a result of the Merger, affiliates of Madison Dearborn acquired control of the Company on June 29, 2007. Accordingly, the consolidated financial statements included in this prospectus reflect the results of operations, cash flows, and statements of stockholders’ equity and other comprehensive income (loss) using predecessor and successor time periods. In order to provide a meaningful presentation of our pro forma results of operations for the nine months ended September 30, 2007, the results of operations for the “Predecessor” period (January 1, 2007 through June 29, 2007) have been combined with the results of operations for the “Successor” period (June 30, 2007 through September 30, 2007) as noted in the following table. All intercompany accounts and transactions have been eliminated.

	Nine Months Ended September 30, 2007
	Predecessor	Successor	Combined
Net sales	$1,699.3	$894.5	$2,593.8
Cost of goods sold	1,230.1	641.6	1,871.7
Gross profit	469.2	252.9	722.1
Selling, general and administrative expenses	371.3	199.6	570.9
Merger expenses	36.8		36.8
Operating income	61.1	53.3	114.4
Interest expense, net	98.5	65.0	163.5
Other (income) expense, net	(3.5)	42.9	39.4
Loss before income taxes	(33.9)	(54.6)	(88.5)
Income tax benefit	(8.3)	(51.9)	(60.2)
Net loss	$(25.6)	$(2.7)	$(28.3)

SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data presented below under the captions “Income Statement Data,” “Other Financial Data” and “Balance Sheet Data” for December 31, 2006, 2005, 2004 and as of the end of, each of the periods in the two-year period ended December 31, 2006, and for the period from April 7, 2004 to December 31, 2004 are derived from the consolidated financial statements of CDRV Investors, Inc. prior to the acquisition by affiliates of Madison Dearborn Partners on June 29, 2007 (the “Transaction”). The selected historical financial data presented below under the captions “Income Statement Data,” “Other Financial Data” and “Balance Sheet Data” for December 31, 2003 and 2002, and as of the end of, each of the periods in the two-year period ended December 31, 2003 and for the period from January 1, 2004 to April 6, 2004 are derived from the consolidated and combined financial statements of the Company’s prior predecessor, VWR International Corporation (and its subsidiaries), prior to the acquisition of such prior predecessor (and its subsidiaries) by affiliates of Clayton, Dubilier & Rice, Inc. on April 7, 2004 (the “CD&R Acquisition”). Each of these consolidated financial statements has been audited by KPMG LLP, an independent registered public accounting firm. The selected historical financial data should be read in conjunction with the consolidated financial statements for the year ended December 31, 2006, the related notes and the independent registered public accounting firm’s report. The audit report on the consolidated financial statements contains explanatory paragraphs that state: effective April 7, 2004, CDRV Acquisition Corporation acquired all of the outstanding stock of VWR International Corporation in a business combination accounted for as a purchase and as a result of the acquisition, the consolidated financial information for the periods after the acquisition are presented on a different cost basis than that for the periods before the acquisition and, therefore, are not comparable; CDRV Investors, Inc. adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the modified prospective transition method, effective January 1, 2006; adoption of the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006; and adoption of Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in 2005. The consolidated financial statements as of December 31, 2006 and 2005 and as of the end of each of the periods in the two-year period ended December 31, 2006 and as of the end of the period from April 7, 2004 to December 31, 2004 and January 1, 2004 to April 6, 2004, and the report thereon, are included elsewhere in this prospectus.

The selected historical financial data presented below under the captions “Income Statement Data,” “Other Financial Data” and “Balance Sheet Data” as of and for the nine months ended September 30, 2006, and for the period January 1 to June 29, 2007 are derived from the unaudited consolidated financial statements of CDRV Investors, Inc. prior to the Transaction. The selected financial data presented below under the captions “Income Statement,” “Other Financial Data” and “Balance Sheet Data” as of September 30, 2007 and for the period June 30 to September 30, 2007 are derived from the unaudited consolidated financial statements of VWR Funding, Inc. after giving effect to the Transactions. The unaudited consolidated financial statements as VWR Funding, Inc. as of September 30, 2007 and for the period from June 30, 2007 to September 30, 2007 and for the period from January 1, 2007 to June 29, 2007, are included elsewhere in this prospectus.

The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus. The term “Prior Predecessor” refers to the Company prior to the CD&R Acquisition, and the term “Predecessor” refers to the Company subsequent to the CD&R Acquisition and prior to the Transactions. The term “Successor” refers to the Company following the Transactions.

	Prior Predecessor			Predecessor					Successor
			Twelve Months Ended December 31, 2004					Nine Months Ended September 30, 2007
							Nine
	Year Ended December 31,		January 1 to April 6,	April 7 to December 31,	Year Ended December 31,		Months Ended September 30,	January 1 to June 29,	June 30 to September 30,
(Dollars in millions)	2002	2003	2004	2004	2005	2006	2006	2007	2007
							(Unaudited)	(Unaudited)	(Unaudited)
Income Statement Data:
Net sales	$ 2,624.1	$ 2,794.2	$ 793.2	$ 2,212.2	$ 3,138.2	$ 3,257.6	$ 2,428.4	$ 1,699.3	$ 894.5
Cost of goods sold	1,950.1	2,078.1	588.0	1,652.7	2,334.5	2,374.3	1,771.3	1,230.1	641.6
Gross profit	674.0	716.1	205.2	559.5	803.7	883.3	657.1	469.2	252.9
Selling, general and administrative expenses(1)	560.0	583.4	163.7	455.6	640.0	693.3	511.8	371.3	199.6
Merger expense	—	—	—	—	—	—	—	36.8	—
Restructuring charges (credits)(2)	—	—	—	—	20.6	(1.0)	(1.0)	—	—
Operating income	114.0	132.7	41.5	103.9	143.1	191.0	146.3	61.1	53.3
Interest expense, net	39.4	24.4	5.6	51.9	104.0	110.4	82.0	98.5	65.0
Other (income) expense, net(3)	0.6	(3.0)	0.1	(2.1)	(3.8)	1.5	0.3	(3.5)	42.9
Income (loss) before income taxes and cumulative effect of a change in accounting principle	74.0	111.3	35.8	54.1	42.9	79.1	64.0	(33.9)	(54.6)
Income tax provision (benefit)	29.7	46.2	15.1	23.0	20.9	32.7	24.0	(8.3)	(51.9)
Income (loss) before cumulative effect of a change in accounting principle	44.3	65.1	20.7	31.1	22.0	46.4	40.0	(25.6)	(2.7)
Cumulative effect of a change in accounting principle(4)(5)	(43.8)	—	—	—	(0.5)	—	—	—	—
Net income (loss)	$ 0.5	$ 65.1	$ 20.7	$ 31.1	$ 21.5	$ 46.4	$ 40.0	$ (25.6)	$ (2.7)
Other Financial Data:
Depreciation and amortization	$ 32.6	$ 32.9	$ 8.9	$ 25.8	$ 33.9	$ 41.4	$ 25.5	$ 19.4	$ 26.3
Capital expenditures	41.0	16.6	3.3	13.1	18.4	23.6	15.1	15.7	9.0
Gross profit as a percentage of net sales	25.7%	25.6%	25.9%	25.3%	25.6%	27.1%	27.1%	27.6%	28.3%
Ratio of earnings to fixed charges(6)	2.4x	4.1x	5.1x	1.9x	1.4x	1.6x	1.7x	—	—
								Successor
Balance Sheet Data (at end of period):
Cash and cash equivalents	$ 24.7	$ 28.3		$ 116.9	$ 126.1	$ 139.4	$ 104.7	$ 77.1	$ 43.4
Total assets(7)(8)	1,705.2	1,767.9		2,553.4	2,591.8	2,646.2	2,627.8	5,754.1	5,614.9
Total debt(7)	1,100.6	1,026.0		1,399.1	1,451.8	1,723.7	1,379.9	2,699.3	2,736.0
Total stockholders’ equity(9)	$ 176.9	$ 265.4		$ 338.6	$ 321.3	$ 62.9	$ 392.1	$ 1,340.1	$ 1,401.4

(1)                      Effective January 1, 2006, we adopted Statement of Financial Accounting Standard No. 123 Revised, Share-Based Payment (“SFAS 123R”), which requires companies to recognize in the income statement, the grant date fair value of stock options and other forms of equity-based compensation issued to employees. We adopted SFAS 123R using the modified prospective transition method. Compensation expense related to stock options of $4.6, $2.9, $9.0, and $1.7 million is included in selling, general and administrative (“SG&A”) expenses for the year ended December 31, 2006, nine months ended September 30, 2006, January 1 to June 29, 2007, and June 30 to September 30, 2007, respectively.

(2)                      During 2006, we reversed $1.0 million of excess accruals and credited operations primarily as a result of the re-deployment of certain personnel originally included in 2005 programs. During 2005, we recorded pre-tax restructuring charges aggregating $20.6 million to rationalize and streamline our operations. These charges included $17.9 million for severance and termination benefits and $2.7 million for facility exit costs.

(3)                      Subsequent to the Transactions on June 29, 2007, we have significant foreign-denominated debt outstanding recorded on our U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations recorded on our U.S. dollar-denominated balance sheet is recorded as an unrealized exchange gain or loss each period. As a result, our operating results are exposed to foreign currency translation risk based on fluctuations in foreign currency exchange rates, principally with respect to the Euro. During the period June 30 to September 30, 2007, we recorded net unrealized exchange losses of ($39.8) million, primarily due to the strengthening of the Euro against the U.S. dollar during such time period.

(4)                      We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which was effective January 1, 2002. SFAS 142 requires that goodwill and certain intangibles with indefinite lives not be amortized, but subject to impairment testing on an annual basis or when facts and circumstances suggest that such assets may be impaired. As a result of the transitional goodwill impairment evaluation as of January 1, 2002, we recognized a non-cash transitional impairment loss of $43.8 million, which was not deductible for tax purposes. In addition, we ceased amortization of goodwill effective January 1, 2002.

(5)                      We adopted FASB Interpretation No. 47, an Interpretation of FASB No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), effective December 31, 2005. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires recognition of a liability at fair value and an increase to the carrying value of the related asset for any retirement obligation. As a result of the adoption, we recognized a non-cash charge of $0.5 million, net of applicable income taxes of $0.3 million.

(6)                      For purposes of calculating the ratio of earnings to fixed charges, (1) earnings is defined as income before income taxes and cumulative effect of a change in accounting principle and equity method earnings or losses plus fixed charges and distributed earnings of investees, and (2) fixed charges is defined as interest expense (including amortization of debt issuance costs) and one-third of rental expense (which we believe is representative of the interest component of rent expense). Earnings were insufficient to cover fixed charges for the periods January 1 to June 29, 2007 and June 30 to September 30, 2007 by $33.9 million and $54.6 million, respectively.

(7)                      The presentation of total assets and total debt as of December 31, 2006 and 2005 above has been revised. We have reassessed our global cash pooling arrangement pursuant to the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, an interpretation of APB Opinion No. 10 and FASB Statement No. 105. While our cash pooling arrangement is with a single financial institution with specific provisions for the right to offset positive and negative cash balances, we believe it is unlikely that we would offset an underlying cash deficit with a cash surplus from another country.

Accordingly, we have increased our total assets and total debt balances by $36.1, $58.4, and $56.5 million as of December 31, 2006 and 2005, and September 30, 2006, respectively, to account for the global cash pooling arrangement on a gross basis.

(8)                      We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) effective January 1, 2007. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires us to recognize in our consolidated financial statements the impact of a tax position if that tax position is more likely than not to be sustained upon examination, based on technical merits. At the date of adoption, we increased deferred tax assets by $1.3 million, decreased goodwill by $1.6 million and decreased our reserves for uncertain tax positions by $0.3 million.

(9)                      We adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of SFAS No 87, 88, 106, and 132(R) (“SFAS 158”) as of December 31, 2006. This Statement requires balance sheet recognition of the funded status for all pension and postretirement benefit plans. As a result of the adoption, stockholders’ equity decreased by $2.3 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the “Selected Historical Financial Data” sections of this prospectus and our consolidated financial statements, and the notes to those statements, included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” and “Forward-Looking Statements” sections of this prospectus. Our actual results may differ materially from those contained in or implied by any forward looking statements.

Overview

We generate our net sales primarily through the sale of products, and also through the provision of services, to the global laboratory supply industry. Service comprises a small portion of our revenue. We generate approximately 75% of our net sales from the sale of consumable products. We offer exclusive, branded and private label products that we source from a wide range of manufacturers.

Our principal customers are major pharmaceutical, biotechnology, chemical, technology, food processing and consumer product companies, universities and research institutes, governmental agencies, environmental organizations, and primary and secondary schools. Our largest customer accounted for less than 3% of our 2006 net sales.

Effects of the Merger

The Merger has been accounted for using the purchase method of accounting. As such, our assets and liabilities were adjusted to their respective fair values. This resulted in an increased value assigned to identified intangible assets relating to customer relationships, trademarks and tradenames, certain adjustments to pension and post-retirement liabilities for existing plans, the recognition of other fair value adjustments, an increase in deferred income tax liabilities and the impact of the new debt and equity structure. These purchase accounting adjustments are preliminary.

The recognition of the fair value of assets acquired has resulted in higher net non-cash depreciation and amortization expense. The new debt incurred in connection with the Merger will result in a significant increase in interest expense. See Note 7 in our unaudited consolidated financial statements included elsewhere in this prospectus for more information regarding these debt obligations.

As of September 30, 2007, we had $2,736.0 million of outstanding indebtedness, including approximately $1,468.1 million of indebtedness under our new senior secured credit facility (excluding unused availability of $239.9 million under our new senior secured revolving credit facility and approximately $10.1 million of outstanding letters of credit), $675.0 million of the notes and the $531.1 million of senior subordinated notes. For the nine months ended September 30, 2007, our pro forma net interest expense would have been approximately $177.2 million. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.” As a result of the Transactions, we are a highly leveraged company and our interest expense has increased significantly in the periods following the consummation of the Transactions. Our large amount of indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities since a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, and this may place us at a competitive disadvantage as some of our competitors are less leveraged. Our leverage may make us more vulnerable to a downturn in our business, industry or the economy in general. See “Risk Factors.”

Business Segments

We report our financial results on the basis of the following three business segments: North American Lab, European Lab and Science Education. Asia Pacific operations are embedded within the North American Lab and European Lab segments. Both the North American Lab and European Lab segments are comprised of the distribution of laboratory supplies to customers in the pharmaceutical, biotechnology, chemical, technology, food processing and consumer products industries, as well as governmental agencies, universities and research institutes and environmental organizations. Science Education is comprised of the manufacture and distribution of scientific supplies and specialized kits principally to primary and secondary schools in North America.

Recent Acquisitions

On April 1, 2005, we acquired AGB Scientific Ltd., or AGB, with cash and cash equivalents on hand. AGB distributes scientific supplies and is headquartered in Dublin, Ireland. The results of AGB have been included in the European Lab segment from the date of acquisition.

On April 1, 2005, we acquired Advanced Instruments Sales & Services, Inc., or AI, with cash and cash equivalents on hand. AI performs services and distributes scientific supplies in Puerto Rico and is headquartered in San Juan, Puerto Rico. The results of AI have been included in the North American Lab segment from the date of acquisition.

On July 1, 2005, we acquired Technical Service Lab B.V., or TSL, with cash and cash equivalents on hand. TSL performs technical services on laboratory equipment in the Netherlands, Germany, Belgium and France. The results of TSL have been included in the European Lab segment from the date of acquisition.

On October 2, 2006, we acquired Sino Chemical Company (Pte.) Limited, or Sino, with cash and cash equivalents on hand. Sino is located in Singapore and distributes laboratory chemicals, equipment and consumables. The results of Sino have been included in the North American Lab segment from the date of acquisition.

Effective April 1, 2007, we acquired the remaining 76% interest in KMF Laborchemie Handels GmbH, or KMF, an equity affiliate of the Company, with cash and cash equivalents on hand. KMF is a German-based scientific distribution firm that offers highly diversified chemical and consumable products to the laboratory industry in Germany.

On July 2, 2007, we acquired Bie & Berntsen A-S, or B&B, with cash and cash equivalents on hand. B&B is a Danish scientific laboratory supply distributor. The results of B&B have been included in the European Lab segment from the date of acquisition.

On November 1, 2007, we acquired Omnilabo International B.V., or Omnilabo, with cash and cash equivalents on hand. Omnilabo is a Netherlands-based scientific laboratory supply distributor. The results of Omnilabo will be included in the European Lab segment from the date of acquisition.

Factors Affecting Our Operating Results

Foreign Currency

We maintain operations primarily in North America and in Europe. During the nine months ended September 30, 2007, approximately 44% of our net sales originated in currencies other than the U.S. dollar, principally the Euro, the British pound sterling and the Canadian dollar. As a result, changes in our reported revenues and operating profits include the impact of changes in foreign currency exchange rates. We provide “constant currency” assessments in the following discussion and analysis to remove the impact of the fluctuation in foreign exchange rates and utilize constant currency results in our analysis of segment performance.

We believe that our constant currency assessments are a useful measure, indicating the actual growth and profitability of our operations. Earnings from our subsidiaries are not generally repatriated to the United States; therefore, we do not incur significant gains or losses on foreign currency transactions with our subsidiaries. Therefore, changes in foreign currency exchange rates primarily impact only reported earnings and not our actual cash flow.

Although a majority of our debt is denominated in U.S. dollars, subsequent to the Merger, we have a significant amount of foreign-denominated debt outstanding that is recorded on the Company’s U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations that are recorded on the Company’s U.S. dollar-denominated balance sheet is recorded as an unrealized exchange gain or loss each period. As a result, our operating results are exposed to foreign currency translation risk based on fluctuations in foreign currency exchange rates, principally with respect to the Euro. During the three and nine months ended September 30, 2007, we recorded net unrealized exchange losses of ($42.9) million and ($39.8) million, respectively, primarily due to the strengthening of the Euro against the U.S. dollar during such time periods.

Seasonality and Inflation

Our results of operations are subject to seasonal trends primarily affecting our Science Education segment, which tend to result in increased net sales and operating income in the third quarter in comparison to other quarters of the year. For example, in 2006 and 2005, approximately 29% and 33%, respectively, of our total operating income was generated in the quarter ending September 30.   This stronger quarterly performance is typically due to higher sales and operating income in our Science Education segment, as schools purchase supplies in preparation for the beginning of the new school year, offset by a seasonal slowdown in our European Lab segment. Quarterly sales are also influenced by the number of shipping days in a given fiscal quarter.

During the years ended December 31, 2006, 2005 and 2004, inflation has not had a significant impact on our results of operations as we have been able to pass the majority of these increases through to our customers. However, our earnings and cash flows could be adversely affected if we are unable to pass through future cost increases due to inflation or fuel costs.

Stock-based Compensation and Bonuses

Our results of operations for 2006 were impacted by a significant increase in stock-based compensation and bonus expense as compared to prior periods. Such charges totaled $20.3 million and $3.3 million in 2006 and 2005, respectively. This increase is primarily attributable to (1) increased performance-based incentive compensation earned under our 2006 Management Incentive Plan, (2) our adoption of SFAS 123R as of January 1, 2006, (3) costs relating to rights to purchase shares of our common stock granted to certain executive officers and employees treated as options, and (4) one-time bonus payments made to certain executive officers and employees in 2006 relating to option grants. During the nine months ended September 30, 2007, stock-based compensation was $10.7 million, primarily related to the acceleration of unvested options and restricted stock units due to the Merger.

Restructuring and Other Operating Initiatives

In recent years, we have completed various restructuring activities to rationalize operating costs and improve our operating and administrative capabilities. The initial focus was on the Company’s European operations and organization structure and, to a lesser extent, the operations in North

America. In connection with this initial focus, we recorded restructuring accruals of $29.7 million in 2004, primarily related to reductions in headcount in Europe due to the reorganization of our European sales and marketing functions. In early 2005, we implemented restructuring plans that were formulated in 2004 and were in the planning and evaluation stages. Accordingly, we recorded additional restructuring accruals of $24.5 million in 2005, primarily for severance and other exit costs including estimates for environmental remediation associated with cessation of manufacturing operations at a plant in France and severance costs associated with the consolidation of certain sales and marketing personnel in our German and UK operations. These charges have been recorded as adjustments to acquisition costs (increases to goodwill) pursuant to the provisions of Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

In addition, we initiated cost reduction programs in response to relatively static market conditions and implemented reductions in force and other cost containment measures primarily during the later part of 2005 that were recorded as expenses. In connection with these actions, we recorded restructuring charges related to severance and facility exit costs totaling approximately $20.6 million for the year ended December 31, 2005. During 2006, we reversed $1.0 million of excess accruals and credited operations primarily as a result of the re-deployment of certain personnel originally included in the 2005 programs.

During the second quarter of 2007, we implemented a restructuring program to integrate KMF into our existing operations. Accordingly, we recorded restructuring accruals of approximately $3.2 million which have been recorded as adjustments to acquisition costs (increases to goodwill). These charges primarily reflect severance costs and facility closure costs.

During the third quarter of 2007, we implemented certain components of our restructuring program with respect to the Merger. Accordingly, we recorded restructuring accruals of $2.2 million which have been recorded as adjustments to acquisition costs (increases to goodwill). As of September 30, 2007, we are in the process of finalizing plans with respect to restructuring costs associated with the Merger. Subsequent determinations may affect the allocation of the acquisition cost, including adjustments to goodwill.

Compliance with Sarbanes-Oxley Act

In 2006, we completed a program to address the requirements of Section 404 of the Sarbanes-Oxley Act prior to the mandatory compliance date of December 31, 2007. Compliance with these requirements required significant incremental internal resources and financial investments, including, but not limited to, use of outside advisors, additional audit fees, and changes in systems design, security and structure. We plan to continue our compliance programs prospectively. For the years ended December 31, 2006 and 2005, we expensed approximately $7.2 million and $3.1 million, respectively, for external assistance related to our Sarbanes-Oxley compliance program.

Components of Revenues and Expenses

Our net sales are derived primarily from the sale of scientific supplies, including chemicals, glassware, equipment, instruments, protective clothing, production supplies and other assorted laboratory products and the provision of services, including technical services, on-site storeroom services, warehousing and furniture design, supply and installation. Freight costs that are billed to our customers are also included in net sales.

Our cost of sales consists primarily of the cost of inventory shipped and the cost of labor for services. Cost of sales also includes freight expenses incurred to deliver products to customers as well as credits for rebates earned from suppliers.

SG&A expenses primarily reflect the costs of operations dedicated to generating sales, maintaining existing customer relationships, enhancing technology capabilities, receiving and processing customer orders and maintaining our distribution center facilities. SG&A expenses also include depreciation and amortization.

Basis of Financial Statement Presentation

Until June 29, 2007, we were controlled by Clayton, Dublier, & Rice (CD&R). As a result of the Merger, affiliates of Madison Dearborn acquired control of the Company on June 29, 2007. Accordingly, the consolidated financial statements reflect the results of operations, cash flows, and statements of stockholders’ equity and other comprehensive income (loss) using predecessor and successor time periods. In order to provide a meaningful basis of comparing our results of operations and cash flows for the nine months ended September 30, 2007, the results of operations for the “Predecessor” period (January 1, 2007 through June 29, 2007) have been combined with the results of operations for the “Successor” period (June 30, 2007 through September 30, 2007). All intercompany accounts and transactions have been eliminated.

The financial information set forth herein for the period April 7 to December 31, 2004, the years ended December 31, 2005 and 2006 and the nine months ended September 30, 2006 include the accounts of CDRV Investors, Inc. and its subsidiaries prior to giving effect to the Transactions.

On April 7, 2004 our business was acquired by affiliates of CD&R, (the “CD&R Acquistion”). The financial information set forth herein for the period January 1 to April 6, 2004 include the accounts of our accounting predecessor, VWR International Corporation and its subsidiaries. In order to provide a meaningful basis of comparing our results of operations for the year ended December 31, 2004, the results of operations for the “Prior Predecessor” period (January 1 to April 6, 2004) have been combined with the results of operations for the “Predecessor” period (April 7 to December 31, 2004). All intercompany accounts and transactions have been eliminated.

These presentations are not consistent with U.S. GAAP, and may yield results that are not strictly comparable on a period-to period basis primarily due to (i) the impact of required purchase accounting adjustments, (ii) the impact of changes in our capital structure associated with the CD&R Acquisition and the Transaction and (iii) prior to the CD&R Acquistion we operated as a subsidiary of Merck KGaA and not as a stand-alone company.

Three Months Ended September 30, 2007 and Nine Months Ended September 30, 2007 (Combined) Compared to Three and Nine Months Ended September 30, 2006

Net Sales

The following table presents net sales and changes in net sales by reportable segment for the three and nine months ended September 30, 2007 and 2006 (dollars in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	% Change	2006	2007	% Change	2006
North American Lab	$499.9	1.5%	$492.5	$1,503.6	1.3%	$1,485.0
European Lab	326.0	20.5%	270.6	956.4	16.5%	821.1
Science Education	68.6	25.9%	54.5	133.8	9.4%	122.3
Total	$894.5	9.4%	$817.6	$2,593.8	6.8%	$2,428.4

Net sales for the three and nine months ended September 30, 2007 increased $76.9 million and $165.4 million, respectively, over the comparable periods of 2006. Foreign currency and the acquisition of KMF in April 2007 and B&B in July 2007 increased net sales by $41.8 million and

$99.8 million for the three and nine months ended September 30, 2007, respectively. Net sales increased by $35.1 million or 4.3% and $65.6 million or 2.7% for the three and nine months ended September 30, 2007, respectively, over the comparable periods of 2006, related to ongoing comparable operations.

Net sales in our North American Lab segment for the three and nine months ended September 30, 2007 increased $7.4 million and $18.6 million, respectively, over the comparable periods of 2006. Foreign currency increased net sales by $3.4 million and $3.8 million for the three and nine months ended September 30, 2007, respectively. Net sales increased by $4.0 million or 0.8% and $14.8 million or 1.0% for the three and nine months ended September 30, 2007, respectively, over the comparable periods of 2006, related to ongoing comparable operations. Revenue growth in our North American Lab segment reflects the impact of favorable pricing. However, product sales were negatively affected due to lower demand for production supplies as a result of certain customer facility closures and cost reduction actions in some of our large accounts.

Net sales in our European Lab segment for the three and nine months ended September 30, 2007 increased $55.4 million and $135.3 million, respectively, over the comparable periods of 2006. Foreign currency and the acquisition of KMF in April 2007 and B&B in July 2007 increased net sales by $38.4 million and $96.0 million for the three and nine months ended September 30, 2007, respectively. Net sales increased by $17.0 million or 6.3% and $39.3 million or 4.8% for the three and nine months ended September 30, 2007, respectively, over the comparable periods of 2006, related to ongoing comparable operations. Our favorable revenue trends in our European Lab segment reflect favorable pricing, increases in product demand across virtually all product lines and geographies and improved recovery in freight costs.

Net sales in our Science Education segment for the three and nine months ended September 30, 2007 increased $14.1 million and $11.5 million, respectively, over the comparable periods of 2006. These increases were primarily a result of strong performance in our publisher business, as compared to the 2006 periods. The Science Education segment’s publisher business tends to follow a five to six year business cycle based on certain large states’ adoption rates for new text books. We believe that 2007 represents the height of the current business cycle.

Gross Profit

The following table presents gross profit and gross profit as a percentage of net sales for the three and nine months ended September 30, 2007 and 2006 (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Gross profit	$252.9	$223.6	$722.1	$657.1
Percentage of net sales (gross margin)	28.3%	27.3%	27.8%	27.1%

Gross profit for the three and nine months ended September 30, 2007 increased $29.3 million and $65.0 million, respectively, over the comparable periods of 2006. Foreign currency and the acquisition of KMF in April 2007 and B&B in July 2007 increased gross profit by $12.3 million and $30.2 million for the three and nine months ended September 30, 2007, respectively. Gross profit increased $17.0 million or 7.6% and $34.8 million or 5.3% for the three and nine months ended September 30, 2007, respectively, over the comparable periods of 2006, related to ongoing comparable operations. The increase in gross profit in our North American Lab segment is primarily a result of favorable pricing and improved product mix. The increase in gross profit in our European Lab segment is primarily a result of favorable pricing, improved product mix, as well as improvement in recovery of freight costs.

Selling, General, and Administrative Expenses

The following table presents SG&A expenses and SG&A expenses as a percentage of net sales for the three and nine months ended September 30, 2007 and 2006 (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Selling, general and administrative expenses	$199.4	$168.9	$570.9	$511.8
Percentage of net sales	22.3%	20.7%	22.0%	21.1%

SG&A expenses for the three and nine months ended September 30, 2007 increased $30.5 million and $59.1 million, respectively, over the comparable periods of 2006. Foreign currency and the acquisition of KMF in April 2007 and B&B in July 2007 increased SG&A expenses by $10.1 million and $25.2 million for the three and nine months ended September 30, 2007, respectively. The increases in SG&A expenses are primarily a result of incremental depreciation and amortization expense associated with the Merger of $16.0 million and $16.2 million during the three and nine months ended September 30, 2007, respectively. Excluding the effects of foreign currency, the acquisitions of KMF and B&B and the incremental increase in depreciation and amortization expense associated with the Merger, SG&A expenses increased $4.4 million or 2.6% and $17.7 million or 3.5% for the three and nine months ended September 30, 2007, respectively, over the comparable periods of 2006, related to comparable operations. Inflation and increased costs related to our global sourcing/category management initiatives and on-going expansion in Asia Pacific contributed to the increases in SG&A expenses. In addition, the Company has incurred costs in the expanded and on-going training of its general and specialist sales force. Also, the increase in SG&A expenses during the nine month period is attributable to $6.5 million of compensation expense recorded in the second quarter of 2007 related to the acceleration of unvested options and restricted stock units due to the Merger. Partially offsetting these increases are cost savings derived from improved efficiencies in our service and distribution centers, particularly in our North American Lab segment.

Merger Expenses

Predecessor expenses associated with the Merger amounted to $36.8 million for the nine months ended September 30, 2007. These expenses consist of investment banking, legal, accounting and other advisory fees. There were no merger expenses incurred during the three months ended September 30, 2007 nor during any period in 2006.

Operating Income

The following table presents operating income and operating income as a percentage of net sales by reportable segment for the three and nine months ended September 30, 2007 and 2006 (dollars in millions):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007	% of Net Sales	2006	% of Net Sales	2007	% of Net Sales	2006	% of Net Sales
North American Lab	$23.5	4.7%	$27.8	5.6%	$38.4	2.6%	$84.4	5.7%
European Lab	16.4	5.0%	14.6	5.4%	58.1	6.1%	43.3	5.3%
Science Education	13.6	19.8%	12.3	22.6%	17.9	13.4%	18.6	15.2%
Total	$53.5	6.0%	$54.7	6.7%	$114.4	4.4%	$146.3	6.0%

Operating income decreased $1.2 million and $31.9 million for the three and nine months ended September 30, 2007, respectively, over the comparable periods of 2006. Foreign currency and the acquisition of KMF in April 2007 and B&B in July 2007 increased operating income by $2.2 million and

$5.0 million for the three and nine months ended September 30, 2007. Operating income was adversely impacted in 2007 by Merger expenses of $36.8 million for the nine months ended September 30, 2007 and by incremental depreciation and amortization expense associated with the Merger of $16.0 million and $16.2 million during the three and nine months ended September 30, 2007, respectively. During the nine months ended September 30, 2006, the Company recorded a $1.0 million restructuring credit. Operating income increased $12.6 million or 23.0% and $17.1 million or 11.8% for the three and nine months ended September 30, 2007, respectively, over the comparable periods of 2006, related to ongoing comparable operations. The increase for the three months ended September 30, 2007 was primarily the result of a gross profit increase of $17.0 million, offset by an SG&A expense increase of $4.4 million. The increase for the nine months ended September 30, 2007 was primarily the result of a gross profit increase of $34.8 million, partially offset by an SG&A expense increase of $17.7 million.

Operating income in our North American Lab segment for the three and nine months ended September 30, 2007 decreased $4.3 million and $46.0 million, respectively, over the comparable periods of 2006. Foreign currency increased operating income by $0.3 million and $0.2 million for the three and nine months ended September 30, 2007, respectively. Operating income was adversely impacted in 2007 by Merger expenses of $36.8 million for the nine months ended September 30, 2007 and by incremental depreciation and amortization expense associated with the Merger of $8.0 million and $8.1 million during the three and nine months ended September 30, 2007, respectively. During the nine months ended September 30, 2006, the Company recorded a $1.0 million restructuring credit. Operating income increased $3.5 million or 12.6% for the three months ended September 30, 2007 and decreased $0.4 million or 0.5% during the nine months ended September 30, 2007, from the comparable periods of 2006, related to ongoing comparable operations. The increase for the three months ended September 30, 2007 was primarily the result of a gross profit increase of $2.9 million and an SG&A expense decrease of $0.6 million. The decrease for the nine months ended September 30, 2007 was primarily the result of an SG&A expense increase of $8.2 million, offset by a gross profit increase of $7.8 million.

Operating income in our European Lab segment for the three and nine months ended September 30, 2007 increased $1.8 million and $14.8 million, respectively, over the comparable periods of 2006. Foreign currency and the acquisition of KMF in April 2007 and B&B in July 2007 increased operating income by $1.9 million and $4.8 million for the three and nine months ended September 30, 2007, respectively. Operating income was adversely impacted in 2007 by incremental depreciation and amortization expense associated with the Merger of $6.0 million and $8.0 million during the three and nine months ended September 30, 2007, respectively. Operating income increased $5.9 million or 40.4% and $18.0 million or 41.6% for the three and nine months ended September 30, 2007, from the comparable period in 2006, related to ongoing operations. The increase for the three months ended September 30, 2007 was primarily the result of a gross profit increase of $8.4 million, partially offset by an SG&A expense increase of $2.5 million. The increase for the nine months ended September 30, 2007 was primarily the result of a gross profit increase of $23.0 million, partially offset by an SG&A expense increase of $5.0 million.

Operating income in our Science Education segment increased $1.3 million for the three months ended September 30, 2007, and decreased $0.7 million for the nine months ended September 30, 2007, from the comparable periods of 2006. The increase for the three months ended September 30, 2007 was the result of a gross profit increase of $5.7 million, partially offset by an SG&A expense increase of $2.5 million. The decrease for the nine months ended September 30, 2007 was the result of an SG&A expense increase of $4.5 million, partially offset by a gross profit increase of $4.0 million.

Interest Expense, Net of Interest Income

Interest expense, net of interest income, for the three and nine months ended September 30, 2007 increased to $60.4 million and $163.5 million, respectively, from $27.9 million and $82.0 million for the comparable periods of 2006. The increase is due to (1) the write-off of unamortized deferred financing costs of $27.8 million related to the debt obligations of the Company that were refinanced in connection with the Merger, (2) a commitment fee for the bridge loan of $3.4 million, (3) interest on the new debt issued in connection with the Merger of $62.3 million, (4) interest on the Predecessor Senior Floating Rate Notes issued in December 2006 of $17.1 million, and (5) higher variable interest rates on the Predecessor Senior Secured Credit Facility in 2007, partially offset by decreased amounts outstanding under the Predecessor Senior Secured Credit Facility due to prepayments made in 2007.

Other Income (Expense), Net

Other income (expense), net was ($42.9) million for the three months ended September 30, 2007 compared to $0.1 million for the comparable period of 2006. Other income (expense), net was ($39.4) million for the nine months ended September 30, 2007 compared to ($0.3) million for the comparable period of 2006. Other expense, net for the three and nine months ended September 30, 2007 primarily relates to net unrealized exchange losses of ($42.9) million and ($39.8) million, respectively. Other expense, net for the nine months ended September 30, 2006 includes net exchange losses of $0.7 million. Due to the significant amount of foreign-denominated debt outstanding that is recorded on the Company’s U.S. dollar-denominated balance sheet as of September 30, 2007, our other income (expense), net may continue to experience significant fluctuations.

Income Taxes

During the three and nine months ended September 30, 2007, we recognized an income tax benefit of $50.0 million and $60.2 million, on losses of $49.8 million and $88.5 million, respectively. During the three and nine months ended September 30, 2006, we recognized an income tax provision of $11.3 million and $24.0 million, on earnings of $26.9 million and $64.0 million, respectively. The benefits recognized in the 2007 periods are primarily a result of a net income tax benefit of $35.2 million related to a change in tax rates used to provide deferred taxes on European intangible assets, as a result of a reduction in the German income tax rate. The Company recognized the impact of these future rate changes, consistent with the date of enactment of the legislation. Partially offsetting the tax benefit of tax rate changes, the Company, during the third quarter of 2007, recorded a valuation allowance of $3.1 million on foreign tax credits that will be generated as the result of a $10.3 million partial payment of accrued yield on certain intercompany debt with one of its European subsidiaries paid in the fourth quarter of 2007. The payment will be treated as a taxable dividend for U.S. income tax purposes.

Comparison of Years Ended December 31 2006, 2005 and 2004 (Combined)

Net Sales

The following table presents net sales and net sales growth by reportable segment for the years ended December 31, 2006, 2005 and 2004 (dollars in millions):

	Year Ended December 31,
	2006	% Change	2005	% Change	2004
North American Lab	$1,966.0	3.3%	$1,902.4	3.5%	$1,837.2
European Lab	1,137.6	4.4%	1,089.8	5.3%	1,035.3
Science Education	154.0	5.5%	146.0	9.9%	132.9
Total	$3,257.6	3.8%	$3,138.2	4.4%	$3,005.4

Net sales for 2006 increased $119.4 million or 3.8%. Foreign currency and the acquisitions of AGB, AI and TSL favorably impacted net sales by $36.8 million. Excluding these effects, net sales increased 2.6% from 2005. Net sales for 2005 increased $132.8 million or 4.4% over 2004. Foreign currency and the acquisitions of AGB, AI and TSL accounted for $50.6 million of the increase. Excluding these effects, net sales increased 2.7% from 2004.

Net sales in our North American Lab segment for 2006 increased $63.6 million or 3.3%. Foreign currency and the acquisition of AI favorably impacted net sales by $16.1 million. Excluding these effects, net sales increased $47.5 million or 2.5% from 2005. During 2006, our net sales to customers in the pharmaceutical and biotechnology industries experienced low-single digit growth and our net sales to customers in industrial markets achieved mid-single digit growth. These increases were partially offset by declines in net sales to our education customers. Net sales for 2005 increased $65.2 million or 3.5%. Foreign currency and the acquisition of AI accounted for $26.9 million of the increase. Excluding these effects, net sales increased 2.1% from 2004. During 2005, our net sales to bio-pharmaceutical customers were relatively flat and our net sales to education and industrial customers achieved low single-digit growth.

Net sales in our European Lab segment for 2006 increased $47.8 million or 4.4%. Foreign currency and the acquisitions of AGB and TSL favorably impacted net sales by $20.7 million. Excluding these effects, net sales increased $27.1 million or 2.5% from 2005. For 2006, our net sales to our bio-pharmaceutical and industrial customers experienced mid-single digit growth. These increases were partially offset by declines in net sales to our education, reseller and clinical customers. Net sales for 2005 increased $54.5 million or 5.3%. Foreign currency and the acquisitions of AGB and TSL favorably impacted net sales by $23.7 million. Excluding these effects, net sales increased 3.0% from 2004. Our 2005 growth was primarily driven by our bio-pharmaceutical and industrial markets and was partially offset by a decline in net sales to our reseller customers.

Net sales in our Science Education segment for 2006 increased $8.0 million or 5.5%. This increase was primarily a result of growth in net sales to our publisher customers and partially due to growth in net sales to our consumer customers. Net sales for 2005 increased $13.1 million or 9.9%. This increase was primarily driven by increased sales to our education and publishers customers. In addition, the first half of 2004 was unfavorably impacted by budget constraints by certain state and local governments, which limit the amount of funds available for the purchase of scientific supplies for school laboratories.

Gross Profit

The following table presents gross profit for the years ended December 31, 2006, 2005 and 2004 (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
Gross profit	$883.3	$803.7	$764.7
Percentage of net sales (gross margin)	27.1%	25.6%	25.4%

Gross profit for 2006 increased $79.6 million or 9.9%. Foreign currency and the acquisitions of AGB, AI and TSL favorably impacted gross profit by $11.1 million. Excluding these effects, gross profit increased $68.5 million or 8.5% from 2005. Our gross margin percentages improved in each of our segments over the comparable periods of 2005. The increases in North American Lab and European Lab are primarily a result of favorable pricing, better mix and improved recovery of freight costs. The increases in Science Education are primarily a result of improved pricing, partially offset by increased international net sales, which generate somewhat lower margins.

Gross profit for 2005 increased $39.0 million or 5.1%. Foreign currency and the acquisitions of AGB, AI and TSL accounted for $16.6 million of the increase. Excluding these effects, gross profit increased 2.9% from 2004. During 2005, our North American Lab margins improved slightly while both the European Lab and Science Education margins declined. The European Lab gross margin percentages decreased slightly as a result of product mix and pricing pressures. Science Education gross margin percentages decreased as a result of product mix, pricing pressures and a shift in customer buying patterns to open bid or auction purchasing.

Selling, General and Administrative Expenses

The following table presents SG&A expenses, for the years ended December 31, 2006, 2005 and 2004 (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
Selling, general and administrative expenses	$693.3	$640.0	$619.3
Percentage of net sales	21.3%	20.4%	20.6%

Since the acquisition in April 2004, we made significant investments in sales, marketing, and sourcing personnel to support our strategic growth plans and expanded our finance, legal and administrative capabilities to support the Company as a stand-alone entity. In addition, we have incurred significant costs to comply with the requirements of Sarbanes-Oxley during 2005 and especially in 2006. At the same time, we also implemented various restructuring and cost reduction programs to partially offset the costs of these investments, while redirecting resources to align with our strategy and improve operating effectiveness.

SG&A expenses for 2006 increased $53.3 million or 8.3%. Foreign currency and the acquisitions of AGB, AI and TSL increased SG&A by $9.1 million. Excluding these effects, SG&A expenses increased $44.2 million or 6.9% from 2005 primarily as a result of increases in bonuses of $13.3 million; increased information technology spending of $6.0 million, which includes spending to improve our application security; increased external assistance related to our Sarbanes-Oxley program of $4.1 million; increased depreciation and amortization expense of $7.5 million reflecting additional charges due to capital investments, acquisitions and the impact of accounting errors of $2.8 million, increased investments in our sourcing function and BioSciences business of $7.1 million and increased stock-based compensation charges of $3.7 million, resulting from the expensing of stock options in 2006 pursuant to SFAS 123R.

SG&A expenses for 2005 increased $20.7 million or 3.3%. Foreign currency and the acquisitions of AGB, AI and TSL accounted for $12.7 million of the increase. Excluding these effects, SG&A expenses increased $8.0 million or 1.3% from 2004. This increase primarily reflects our aforementioned investments in personnel, inflation, and costs incurred related to our compliance with the Sarbanes-Oxley Act. Partially offsetting the increase are savings from our restructuring programs and lower provisions for bonus of approximately $7.1 million in North America, due to shortfalls from the 2005 Management Incentive Plan.

Restructuring Charges

During 2005, we initiated several cost reduction programs in response to relatively static market conditions and implemented reductions in force and other cost containment measures and recorded pre-tax charges of $20.6 million. In connection with these actions, we recorded restructuring charges of $5.8 million, primarily severance, for North American Lab; $13.8 million, primarily related to the closing of a facility and the consolidation of administrative operations in the UK and severances and related costs for personnel in our UK, German, French, Nordic and Italian operations, for European Lab; and $1.0 million, primarily severance, for Science Education. During 2006, we reversed $1.0 million of excess accruals and credited operations primarily as a result of the re-deployment of certain personnel originally included in the 2005 programs for North American Lab.

Operating Income

The following table presents operating income and operating income as a percentage of net sales by reportable segment for the years ended December 31, 2006, 2005 and 2004 (dollars in millions):

	Year Ended December 31,
	2006	% of Net Sales	2005	% of Net Sales	2004	% of Net Sales
North American Lab	$112.2	5.7%	$91.0	4.8%	$93.6	5.1%
European Lab	59.4	5.2%	38.1	3.5%	37.2	3.6%
Science Education	19.4	12.6%	14.0	9.6%	14.6	11.0%
Total	$191.0	5.9%	$143.1	4.6%	$145.4	4.8%

Operating income for 2006 increased $47.9 million or 33.5%. Excluding the effects of foreign currency, the acquisitions of AGB, AI and TSL, due to the timing of the acquisitions, and the restructuring activities discussed above, operating income increased $24.3 million or 14.8% from 2005. This increase was the result of an increase in gross profit of $68.5 million partially offset by an SG&A increase of $44.2 million. Operating income for 2005 decreased $2.3 million or 1.6% from 2004. Excluding the effects of foreign currency, the acquisitions of AGB, AI and TSL, and the restructuring programs discussed above, operating income increased $14.4 million or 9.9% over 2004. This increase was the result of improvement in gross profit of $22.4 million, primarily attributable to sales increases, partially offset by an SG&A increase of $8.0 million.

Operating income in our North American Lab segment for 2006 increased $21.2 million or 23.3%. Excluding the effects of foreign currency, the acquisition of AI, due to the timing of the acquisition, and the restructuring activities discussed above, operating income increased $13.7 million or 14.1% from 2005. This increase was the result of an increase in gross profit of $43.7 million, primarily attributable to pricing initiatives. This gross profit increase was offset by an SG&A increase of $30.0 million, due primarily to increases in bonuses of $12.7 million; increased information technology spending of $6.0 million; increased external assistance related to our Sarbanes-Oxley program of $4.1 million; increased investments in our sourcing function and BioSciences business of $7.1 million and increased stock-based compensation charges of $3.0 million. Operating income for 2005 decreased $2.6 million or 2.8% from 2004. Excluding the effects of foreign currency, the acquisition of AI, and the restructuring activities discussed above, operating income increased $0.7 million or 0.7% over 2004. This increase was a result of a gross profit increase of $19.3 million offset by an SG&A increase of $18.6 million. The increase in SG&A reflects the investments in personnel and costs incurred related to our compliance with the Sarbanes-Oxley Act, partially offset by the lower provisions for bonus, discussed in SG&A above.

Operating income in our European Lab segment for 2006 increased $21.3 million or 55.9%. Excluding the effects of foreign currency, the acquisitions of AGB and TSL, due to the timing of the acquisitions, and the restructuring activities discussed above, operating income increased $6.2 million or 11.9% from 2005. This increase was the result of an increase in gross profit of $19.5 million, primarily attributable to pricing initiatives, partially offset by an SG&A increase of $13.3 million, due primarily to inflation. Operating income of our French operations improved significantly in 2006, reflecting improved pricing discipline and cost control. Our Ireland operations offset the aforementioned improvement due to escalating operating costs, integration costs, and lower than anticipated revenue growth in 2006. Operating income for 2005 increased $0.9 million or 2.4% over 2004. Excluding the effects of foreign currency, the acquisitions of AGB and TSL, and the restructuring activities discussed above, operating income increased $13.3 million or 35.8% over 2004. This increase was a result of a gross profit increase of $0.2 million and an SG&A decrease of $13.1 million reflecting savings from both 2004 and 2005 restructuring initiatives. Included in this increase is an improvement in operating results in France of $5.1 million from 2004.

Operating income in our Science Education segment for 2006 increased $5.4 million or 38.6%. Excluding restructuring charges of $1.0 million in 2005, operating income for Science Education increased $4.4 million or 29.3% over 2005. This increase is a result of a gross profit increase of $5.3 million, partially offset by an increase in SG&A of $0.9 million. Operating income for 2005 decreased $0.6 million, or 4.1% from 2004. Excluding restructuring charges of $1.0 million in 2005, operating income for Science Education increased $0.4 million or 2.7% over 2004. This increase is a result of a gross profit increase of $2.9 million attributable to sales volume, partially offset by an unfavorable mix of business and more aggressive buying patterns of customers, and an increase in SG&A of $2.5 million.

Interest Expense, net of Interest Income

Interest expense, net of interest income was $110.4 million, $104.0 million and $57.5 million for 2006, 2005 and 2004, respectively. The 2006 increase was due to higher variable interest rates on the senior secured credit facility term loans, interest on the new senior floating rate notes since December 14, 2006, and increased accretion on the senior discount notes, partially offset by decreased amounts outstanding under the senior secured credit facility term loans as a result of $104.5 million of prepayments made in 2006 and increased interest income earned on our cash and cash equivalents due to higher interest rates. The 2005 increase was due to the new capital structure from the April 7, 2004 acquisition being in place for the entire year, interest expense on the senior discount notes and higher variable interest rates on the senior secured credit facility during 2005 than 2004.

Other (Income) Expense, net

Other (income) expense, net was $1.5 million, ($3.8) million and ($2.0) million for 2006, 2005 and 2004, respectively. Other expense, net in 2006 included net exchange losses of $2.0 million offset by equity income of ($0.5) million. Other income, net in 2005 included net exchange gains of ($2.8) million and equity income of ($0.5) million. Other income, net in 2004 included net exchange gains of ($1.5) million and equity income of ($0.5) million.

Income Tax Provision

The effective income tax rate was 41.3%, 48.7% and 42.4% for 2006, 2005 and 2004, respectively. Our 2006 effective tax rate declined as a result of a $1.3 million reduction in deferred tax liabilities due to reduced future tax rates in Canada and lower charges related to valuation allowances of approximately $3.0 million due to improved French operations, partially offset by increased valuation allowances of approximately $1.0 million in Ireland where the statutory tax is significantly lower.

Historical Cash Flows

Nine months ended September 30, 2007 (Combined) and 2006

The following table presents cash flow from operations before investing and financing activities related to operations and working capital (dollars in millions):

	Nine Months Ended September 30,
	2007	2006
Cash flow from operations, excluding working capital	$40.6	$105.0
Cash flow from working capital changes, net	15.5	30.2
Cash flow from operations	$56.1	$135.2

Cash flow from operations declined $79.1 million during the nine months ended September 30, 2007 from the comparable period of 2006. The primary reason for the decline is lower earnings due to charges from the Merger as well as higher cash paid for interest of $33.6 million due to interest payments on the Senior Secured Credit Facility, Senior Notes and Senior Subordinated Notes, on the Predecessor Senior Floating Rate Notes that were issued in December 2006 and a bridge loan commitment fee incurred in connection with the Merger, partially offset by lower interest due to decreased amounts outstanding under the Predecessor Senior Secured Credit Facility due to ongoing principal prepayments. Further, we generated less cash from working capital during the 2007 period in comparison to 2006 as we significantly reduced inventories in the 2006 period as a result of a focused inventory reduction program.

Net cash used in investing activities was $3,866.4 million for the nine months ended September 30, 2007 compared to $10.7 million for the comparable period of 2006. This increase is primarily the result of the Merger and the KMF and B&B acquisitions.

Net cash provided by financing activities was $3,846.6 million for the nine months ended September 30, 2007 primarily as a result of the Merger and the new capital structure. Net cash used in financing activities was $147.8 million for the nine months ended September 30, 2006 primarily as a result of net debt payments of $105.9 million and net change in bank overdrafts and compensating cash balances of $44.7 million.

As of September 30, 2007, we had outstanding indebtedness of $2,736.0 million, which consists primarily of $675.0 million of Senior Notes, $531.1 million of Senior Subordinated Notes, $615.0 million U.S. dollar-denominated term loans, and $853.1 million Euro-denominated term loans.

As of September 30, 2007, we had $10.1 million of outstanding but undrawn letters of credit and our remaining borrowing availability under the $250.0 million multi-currency revolving loan facility forming part of the Senior Secured Credit Facility was $239.9 million. Undrawn amounts under the multi-currency revolving loan facility will be available to meet future working capital and our business needs. Any potential borrowings under the multi-currency revolving loan facility bear interest at variable rates, interest expense for any such borrowings would fluctuate as well.

Based upon current operating levels and expectations as to future growth, we believe that cash on hand, cash generated from operations and amounts available under our $250.0 million multi-currency revolving loan facility will be adequate to permit us to meet our debt service obligations, capital expenditure requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the global economy, demand for our products, and our ability to successfully implement our overall business and profitability strategies. As of September 30, 2007, we had $43.4 million of cash and cash equivalents on hand and our compensating cash balance totaled $53.8 million.

Years Ended December 31, 2006, 2005 and 2004 (Combined)

Cash Flows from Operating Activities

The following table presents cash flow from operations related to operations and working capital (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
Cash flow from operations, excluding working capital	$140.7	$107.7	$100.9
Cash flow from working capital changes, net	32.5	(37.6)	84.5
Cash flow from operations	$173.2	$70.1	$185.4

We generated $173.2 million of cash flow from operations during 2006 compared to $70.1 million during 2005. The increase in cash flow from operations is primarily the result of increased net income, improved management of inventories, reduced cash payments for restructuring charges, increased taxes payable due to increased income and related commercial taxes, and increased accrued bonuses. These increases are partially offset by higher cash usage due to the growth of our accounts receivable discussed below.

We generated $70.1 million of cash flow from operations during 2005 compared to $185.4 million during 2004. The decrease in cash from operations is a result of increased levels of working capital in 2005 as compared to 2004. In 2005, cash flow from working capital changes used cash primarily for cash payments for restructuring charges of $34.9 million and increases in inventories of $29.0 million. These cash usages were partially offset by an increase in our accounts payable of $32.4 million.

Trade Accounts Receivable.   Days sales outstanding in accounts receivable were 50.2, 48.2 and 49.0 days as of December 31, 2006, 2005 and 2004, respectively. Days sales outstanding are higher in Europe due to the extended payment practices in the countries in which we operate. The increase in 2006 reflects a general slow down in the timing of customer payments attributable to rising interest rates in 2006.

Inventories.   Days supply in inventory were 39.8, 43.1 and 39.1 days as of December 31, 2006, 2005 and 2004, respectively. The 2006 improvement is a result of focused efforts to reduce our inventories on hand. The 2005 increase is a result of changes in our supplier network and the stocking of products from new suppliers.

Accounts Payable.   Days payable outstanding were 58.1, 59.1 and 52.5 days as of December 31, 2006, 2005 and 2004, respectively. Trade accounts payable are primarily with suppliers whose products we distribute. Payment terms are negotiated and in cases where economic early payment discounts are offered, we typically time our payments to earn the discounts. Days payable outstanding are generally higher in Europe due to the extended payment practices in certain countries in which we operate. Depending on the timing of payments and inventory purchases, trade accounts payable can vary each quarter and from year to year.

Cash Flows from Investing Activities

Net cash used in investing activities was $24.1 million, $62.2 million and $1,577.1 million for the years ended December 31, 2006, 2005 and 2004, respectively. The 2006 usage primarily related to capital expenditures of $23.6 million. The 2005 usage primarily related to investments to acquire businesses of $46.0 million and capital expenditures of $18.4 million. The 2004 usage primarily related to our acquisition by CDRV Holdings, Inc. and capital expenditures of $16.4 million.

Our capital expenditures consist of two principal components: expenditures for facilities and expenditures for technology to support the business. The timing of warehouse expansions may cause a variance in year-to-year capital expenditures. We anticipate 2007 capital expenditures to approximate $30.0 million.

Cash Flows from Financing Activities

Net cash (used in) provided by financing activities was ($139.1) million, $3.4 million and $1,607.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. Cash utilization in 2006 is primarily related to debt principal prepayments of ($104.5) million on the senior secured credit facility, a decrease in bank checks outstanding of ($33.4) million due primarily to the timing of vendor payments, proceeds of $350.0 million from the issuance of the senior floating rate notes in December 2006, partially offset by a distribution to the holders of our common stock of ($343.5) million. The 2005 cash provided is comprised of a net increase in our bank checks outstanding of $15.0 million, net debt payments of ($10.7) million, cash paid for debt issuance costs of ($0.8) million and net stock activities of ($0.1) million. The net cash provided in 2004 was primarily a result of the April 7, 2004 acquisition, the new capital structure we established, a net increase in our bank checks outstanding and proceeds from the CDRV Investors, Inc. Stock Incentive Plan.

Liquidity and Capital Resources

We broadly define liquidity as our ability to generate sufficient funds from both internal and external sources to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range objectives and meeting debt service commitments.

As a result of the Merger, our debt obligations have increased significantly. Based on the terms and conditions of these debt obligations, and of our current operations and expectations for future growth, we believe that cash generated from operations, together with amounts available under our $250.0 million multi-currency revolving loan facility, which is a component of our Senior Secured Credit Facility, and our ability to make certain non-cash PIK Interest payments under each of our Senior Notes and Senior Subordinated Notes if necessary, will be adequate to permit us to meet our current and expected operating, capital investment and debt service obligations, although no assurance can be given in this regard.

Working capital, excluding cash and cash equivalents, compensating cash balance and the current portion of debt and capital lease obligations; was $256.8 million and $212.3 million at September 30, 2007 and December 31, 2006, respectively. Trade receivables, inventories and accounts payable, three important elements of working capital, are discussed below.

Trade Accounts Receivable.   Days sales outstanding in accounts receivable were 52.7 days and 50.2 days for the quarterly periods ended September 30, 2007 and December 31, 2006, respectively. The increase in days sales outstanding reflects a seasonal build up of accounts receivable during the third quarter, which are collected during the fourth quarter.

Inventories.   Days supply of inventory were 42.2 days and 39.8 days for the quarterly periods ended September 30, 2007 and December 31, 2006, respectively. This increase primarily reflects the seasonal increase in inventory by our Science Education segment in preparation for the seasonal sales associated with the third and fourth quarter.

Accounts Payable.   Days payables outstanding were 55.2 days and 58.1 days for the quarterly periods ended September 30, 2007 and December 31, 2006, respectively. Trade accounts payable are primarily with suppliers whose products we distribute. Days payables outstanding are generally higher in Europe due to the extended payment practices in certain countries in which we operate. Depending on the timing of payments and inventory purchases, trade accounts payable can vary each quarter and from year to year.

Schedule of Contractual Obligations

The following table details the payment schedule for debt, capital leases and operating leases as of September 30, 2007 (dollars in millions):

	< 1 year	1-3 years	4-5 years	> 5 years	Total
Senior Secured Credit Facility	$—	$33.0	$29.4	$1,405.7	$1,468.1
10.25%/11.25% Unsecured Senior Notes due 2015	—	—	—	675.0	675.0
10.75% Unsecured Senior Subordinated Notes due 2017	—	—	—	531.1	531.1
8% Unsecured Senior Subordinated Notes due 2014	—	—	—	1.0	1.0
Interest	245.1	708.3	467.3	484.0	1,904.7
Other debt	55.3	—	—	—	55.3
Capital leases	1.0	1.5	1.4	1.6	5.5
Operating leases	27.9	41.0	25.4	31.7	126.0
Total	$329.3	$783.8	$523.5	$3,130.1	$4,766.7

For purposes of calculating interest above, interest rates and effects of foreign currency on the senior secured credit facility were assumed unchanged from September 30, 2007 and we assumed cash interest will be paid on the senior notes and senior subordinated notes until maturity.

The Company has excluded from the table above uncertain tax liabilities as defined in FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48) due to the uncertainty of the amount and period of payment. The Company had uncertain tax liabilities of $11.2 million at September 30, 2007. See “—New Accounting Standards” for additional information.

In connection with the Merger, the Board of Directors of the Company approved new employment agreements for certain members of our senior management. These agreements include certain non-compete, non-solicit and non-hire covenants as well as severance provisions. In general, if the executive is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in the respective employment agreements) the executive is entitled to one and a half times (two times in the case of our President and Chief Executive Officer) the sum of base salary plus the target bonus for the year in which such termination or resignation occurs and continued health benefits for the 12-month period (18-month period in the case of our President and Chief Executive Officer) following termination or resignation. Salary and bonus payments are payable in equal installments over the 12-month period following such termination or resignation. The aggregate potential payments under these employment agreements for terminations without Cause and resignations for Good Reason, including estimated costs associated with continued health benefits, is approximately $12.7 million as of September 30, 2007.

Indebtedness

In connection with the Merger, substantially all of the outstanding indebtedness prior to the Merger was redeemed, including various debt securities issued by our predecessor and indebtedness under our predecessor’s senior secured credit facility. These debt obligations were refinanced primarily with the new senior secured credit facility, the outstanding notes and the senior subordinated notes. See “Description of Certain Other Indebtedness” and “Description of Notes” for more information.

Senior Secured Credit Facility.   The new senior secured credit facility provides for aggregate maximum borrowings consisting of (1) term loans denominated in Euros in an aggregate principal amount currently outstanding of €600.0 million ($853.1 million on a U.S. dollar equivalent basis as of September 30, 2007), (2) term loans denominated in U.S. dollars in an aggregate principal amount currently outstanding of $615.0 million, and (3) a multi-currency revolving loan facility, providing for an equivalent in U.S. dollars of up to $250.0 million in multi-currency revolving loans (including, without limitation, swingline borrowings and letters of credit, in each case, subject to certain sublimits).

Borrowings under the new senior secured credit facility are a key source of our liquidity. The Company’s ability to borrow under the senior secured credit facility is dependent upon, among other things, the Company’s compliance with covenants that limit the ability of the Company and its restricted subsidiaries to incur or create certain additional indebtedness, issue certain types of common and preferred stock, create liens on assets of the Company and its restricted subsidiaries, make certain restricted payments, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, enter into certain types of restrictive agreements, materially change the lines of business of the Company and its restricted subsidiaries taken as a whole, modify securities junior to the senior secured credit facility in any manner materially adverse to the interests of the lenders and make a change to our fiscal year.

The new senior secured credit facility does not contain any financial maintenance covenants that require the Company to comply with specified financial ratios or tests, such as a minimum interest expense coverage ratio or a maximum leverage ratio, unless the Company wishes to incur additional indebtedness associated with acquisitions or make certain restricted payments.

On June 20, 2007, Merger Sub entered into two interest rate swaps that became effective on June 29, 2007, and the obligations thereunder were assumed by the Company following the Merger. The interest rate swaps mature on December 31, 2012 with notional principal amounts of $425.0 million (the “U.S. Dollar Swap”) and €300.0 million ($426.6 million on a U.S. dollar equivalent basis as of September 30, 2007) (the “Euro Swap”), respectively. Beginning on December 31, 2007, the notional value of the U.S. Dollar Swap declines over its term in annual decrements of $25.0 million through December 29, 2011 and is set at $160.0 million for the period from December 30, 2011 through December 30, 2012, in which the Company will receive interest at a variable rate equal to three-month U.S. Libor and pay interest at a fixed rate of 5.45%. Beginning on December 31, 2007, the notional value of the Euro Swap declines over its term in annual decrements of €20.0 million through December 29, 2011 and is set at €110.0 million for the period from December 30, 2011 through December 30, 2012, during which the Company will receive interest at a variable rate equal to three-month Euribor and pay interest at a fixed rate of 4.68%.

The aforementioned interest rate swaps are accounted for as cash flow hedges with the effective portions of changes in the fair value reflected in other comprehensive income. The interest rate swaps result in a fixed rate of interest for approximately 69% of US dollar-denominated borrowings and 50% of Euro-denominated borrowings under the new senior secured credit facility as of September 30, 2007. Accordingly, approximately 31% and 50% of our US dollar-denominated borrowings and Euro-denominated borrowings, respectively, under the senior secured credit facility will be subject to interest at variable rates.

The Notes and Senior Subordinated Notes.   The notes will mature on July 15, 2015 in aggregate principal amount of $675.0 million. The senior subordinated notes will mature on June 30, 2017 and consist of a tranche denominated in Euros in an aggregate principal amount currently outstanding of €125.0 million ($177.7 million on a U.S. dollar equivalent basis as of September 30,

2007) and a tranche denominated in U.S. dollars in an aggregate principal amount currently outstanding of $353.3 million.

The indentures governing the notes and the senior subordinated notes contain covenants that, among other things, limit the Company’s ability and that of its restricted subsidiaries to make restricted payments, pay dividends, incur or create additional indebtedness, issue certain types of common and preferred stock, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, create liens on assets of the Company and restricted subsidiaries, and materially change our lines of business.

Foreign Subsidiaries.   Our foreign subsidiaries operate from time to time with and without formal lines of credit with local banks or with access to liquidity from our global cash pooling arrangement. The borrowings available to and drawn from time to time by our foreign subsidiaries from local banks are limited in aggregate by certain covenants contained within the new senior secured credit facility, notes and senior subordinated notes. The borrowings available to our foreign subsidiaries under the global cash pooling arrangement are limited in aggregate by the amount of compensating cash balances supporting the global pooling arrangement.

Critical Accounting Policies

The policies discussed below are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast, and such estimates routinely require adjustment.

Accounts Receivable and Reserves.   The carrying amount of accounts receivable reflects a reserve representing our estimate of the amounts that will not be collected for losses due to uncollectibility and for estimated sales returns and allowances. In addition to reviewing delinquent accounts receivable, we consider many factors in estimating our reserve, including historical data, experience, customer types, credit worthiness, and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collectibility.

Inventories.   Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out (“LIFO”) method for the U.S. subsidiaries and the average cost or the first-in, first-out method for all other subsidiaries. During the year, estimates of the impact of LIFO are based upon full year estimates of the impact of LIFO and such estimates may change during the course of the year based upon various factors such as price increases and inventory turnover. We review our inventory realization based upon several factors, including customer demand, supply of inventory and competitive activity and record reserves for obsolescence based upon those and other factors. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors.

Rebates from Suppliers.   We earn rebates from certain of our suppliers from the achievement of certain sales growth and/or purchase volume thresholds. To the extent that rebates relate to inventory on hand, the inventory cost is reduced to reflect the lower cost. During the course of the year, estimates made concerning the achievement of these goals or milestones can vary from quarter to quarter. Generally, a proportionally larger amount of rebates are earned in the fourth quarter of each year.

Agreements with Customers.   We have agreements with several of our customers, which contain provisions related to pricing, volume purchase incentives and other contractual provisions. During the course of the year, estimates are made concerning customer contracts and changes in estimates related to these contracts may vary from quarter to quarter and are recorded as a reduction to sales.

Goodwill and Intangible Assets.   In accordance with SFAS 142, goodwill is no longer amortized, but rather, is evaluated for impairment on an annual basis or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amounts. To accomplish this, we were required to identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. We are required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. Fair value of the reporting unit is determined using a combination of discounted cash flows and multiple of earnings valuation techniques. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, we would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired.

As a result of the Acquisition, we have recognized significant intangible assets. In accordance with the provisions of SFAS 142, we reevaluate the estimated useful lives of our intangible assets annually. Those intangible assets considered to have indefinite useful lives are not amortized but are evaluated for impairment on an annual basis, by comparing the fair value of the intangible asset to its carrying value. In addition, whenever events or changes in circumstances indicate that the carrying value of intangible assets might be less than the fair value, we perform an impairment review. Fair value of intangible assets is determined using a discounted cash flow approach. We have determined that our trademarks and trade names have indefinite lives because they do not have legal, regulatory, contractual, competitive, or economic limitations and are expected to contribute to the generation of cash flows indefinitely. Intangible assets with finite useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

Our estimates are based upon historical trends, management’s knowledge and experience and overall economic factors including projections of future earnings potential. While we believe our estimates are reasonable, different assumptions regarding items such as future earnings potential and volatility in the markets we serve could affect our evaluations and result in write-downs to the carrying amount of our goodwill and our intangible assets.

Product Liability.   We are subject to product liability and other claims in the ordinary course of business. Our business involves a risk of product liability and other claims in the ordinary course of business, and from time to time we are named as a defendant in cases as a result of our distribution of scientific supplies. While the impact on us of this litigation has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition and results of operations in the future.

Environmental Liabilities.   We record accruals for environmental liabilities based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount can be reasonably estimated. Our estimates are based upon several factors, including reports prepared by environmental specialists and management’s knowledge and experience with these environmental matters. Inherent uncertainties exist in these estimates due to unknown conditions, changing laws and regulations and changes in the manner or method of enforcement of such laws and regulations. Accrued liabilities and payments related to environmental liabilities have not been material. Although management uses its best estimates when establishing accruals for environmental liabilities, if interpretations of applicable laws and regulations, cleanup methods or the extent of our responsibility change from our current estimates, revisions to our estimated environmental liabilities may be required.

Pension Plans.   We have defined benefit pension plans covering a significant number of domestic and international employees. Accounting for these plans requires the use of assumptions, including estimates on the expected long-term rate of return on assets, discount rates and the average rate of increase in employee compensation. In order to make informed assumptions, management consults with actuaries and reviews public market data and general economic information. We periodically assess these assumptions based on market conditions, and if those conditions change, our pension cost and pension obligation may be adjusted accordingly.

Stock Options.   Prior to January 1, 2006, we measured compensation expense for our stock-based compensation plans using the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). Under the intrinsic value method, compensation cost is the excess, if any, of the fair market value of our common stock at the grant date over the amount an employee must pay to acquire the stock. While our consolidated financial statements have used the above measure, SFAS 123R also requires that we present pro-forma amounts as if a fair value method of accounting for a stock option or similar equity instrument were applied. Effective January 1, 2006, we adopted SFAS 123R. Under SFAS 123R, the fair value of the stock option is determined using an option-pricing model that takes into account the fair value of the stock at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and its expected dividends, and the risk-free interest rate over the expected life of the option. These assumptions are highly subjective and changes in them could significantly impact the value of the option and future compensation charges as well as pro-forma compensation cost.

Estimates and Other Accounting Policies.   The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management evaluates its estimates and judgments, including those related to product returns, intangible assets, income taxes, restructuring costs, insurance-related retained losses, and contingencies and litigation. While actual results could differ from those estimates, management believes that the estimates are reasonable.

New Accounting Standards

The following accounting standards were adopted during 2006 and the nine months ended September 30, 2007. The impact, if any, of these accounting standards is included in our financial statements.

We adopted SFAS 123R, effective January 1, 2006, which requires companies to recognize in the income statement, the grant date value of stock options and other forms of equity-based compensation issued to employees. The Company previously accounted for stock options granted to our employees using the intrinsic value method of APB 25. Under APB 25, the Company did not recognize compensation expense for options granted to our employees because such options had an exercise price equal to their fair market value on the date of grant.

During September 2006, the FASB issued SFAS 158. This Statement requires balance sheet recognition of the funded status for all pension and postretirement benefit plans. The Company adopted the provisions of SFAS 158 as of December 31, 2006.

During September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 was issued in order to eliminate the diversity in practice surrounding how registrants quantify financial statement misstatements. SAB 108 requires that registrants quantify the impact on the current year’s financial statements of correcting all misstatements, including the carryover and reversing effects of prior years’ misstatements, as well as the effects of errors arising in the current year. SAB 108 is effective for fiscal years ending after November 15, 2006. The implementation of SAB 108 did not have a material effect on our financial position or results of operations.

We adopted FIN 48 effective January 1, 2007. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109. FIN 48 requires us to recognize in our consolidated financial statements, the impact of a tax position if that tax position is more likely than not to be sustained upon examination, based on technical merits. At the date of adoption, we increased deferred tax assets by $1.3 million, decreased goodwill by $1.6 million and decreased our reserves for uncertain tax positions by $0.3 million.

During July 2006, the FASB issued Emerging Issues Task Force Issue (“EITF”) No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-3”), which discusses the presentation of certain taxes in the income statement on either a gross or net basis. We have historically recorded such taxes within the scope of EITF 06-3 on a net basis. The adoption of EITF 06-3 on January 1, 2007 did not result in a change in our accounting policy.

During December 2006, the FASB issued Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“EITF 00-19-2”), which addresses an issuer’s accounting for registration payment arrangements. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. EITF 00-19-2 was effective immediately for new and modified registration payment arrangements. In connection with the Merger, the Company entered into certain registration rights agreements with respect to the Senior Notes and Senior Subordinated Notes (Note 7(b)). If we determine a registration payment arrangement is probable and can be reasonably estimated, a liability will be recorded. As of September 30, 2007, we concluded the likelihood of having to make any payments under the arrangements was remote, and therefore did not record a contingent liability. The adoption of EITF 00-19-2 did not have any impact on our consolidated financial statements.

The following accounting standard will be adopted prospectively.

During September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact this Statement will have on our consolidated financial statements.

During February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities including an Amendment of SFAS No. 115 (“SFAS 159”). This Statement permits entities to choose, at specified election dates, to measure eligible items at fair value and its objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact this Statement will have on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk.

As a result of the Merger and related increase in the Company’s debt obligations, we will incur significant increases in our interest costs. Our Senior Secured Credit Facility contains variable interest rates, which exposes the Company to fluctuating rates of interest. In order to partially mitigate such potential variations in interest rates, the Company has entered into certain interest rate swaps. An instantaneous 100 basis point (or 1.00%) change in the variable rates for the Senior Secured Credit Facility would, on an annualized basis, decrease net income by approximately $3.7 million.

Foreign Currency Exchange Rate Risk.

While we report our consolidated financial results in U.S. dollars, we derive a significant portion of our sales and incur costs in foreign currencies (principally the Euro, the British pound sterling and the Canadian dollar) from our operations outside the United States. During the nine months ended September 30, 2007, approximately 44% of our net sales came from our operations outside the United States, primarily from our operations in Europe and Canada. Fluctuations in the relative values of currencies occur from time to time and could adversely affect our operating results. Specifically, during times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. A 100 basis point (or 1.00%) change in foreign currency exchange rates would not have a material impact on our operating income. However, net sales and costs tend to be incurred in the same currency, and therefore, mitigate local currency risks.

Effective with the Merger, we have a significant amount of foreign-denominated debt outstanding that is recorded on the Company’s U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations that are recorded on the Company’s U.S. dollar-denominated balance sheet is recorded as on unrealized exchange gain or loss each period. As a result, our foreign-denominated debt obligations are exposed to foreign currency translation risk based on fluctuations in foreign currency exchange rates, principally with respect to the Euro. During the three and nine months ended September 30, 2007, we recorded net unrealized exchange losses of ($42.9) million and ($39.8) million, respectively, primarily due to the strengthening of the Euro against the U.S. dollar during such time periods. A 100 basis point (or 1.00%) change in foreign currency exchange rates associated primarily with €725.0 million foreign-denominated debt outstanding as of September 30, 2007 would have impacted our unrealized exchange loss by approximately $8.5 million.

BUSINESS

Overview

We are a leader in the global laboratory supply industry. We provide distribution services to a highly fragmented supply chain by offering products from a wide range of manufacturers to a large number of customers. Our business is highly diversified across products and services, geographic regions and customer segments.

Products we distribute include chemicals, glassware, instruments, protective clothing and other assorted laboratory products. The vast majority of our products cost less than $1,000. Many of our products, including chemicals, laboratory consumables, production supplies and science education products, are consumable in nature. These products are basic and essential supplies required by research laboratories and represented approximately 75% of our net sales in each of 2004, 2005 and 2006. We also provide certain services to some of our customers, which are primarily comprised of technical services, on-site store room services, warehousing and furniture design, supply and installation. We maintain operations in more than 20 countries and process an average of 52,000 order lines daily from 20 strategically located distribution centers.

We market to customers through our global sales force of approximately 1,100 salespeople, our library of catalogs, which are produced in 11 different languages, and our web site. In addition to offering comprehensive product selection, we support our customers by providing customized services, including laboratory design and installation, technical services and site services, such as storeroom management, product delivery and order replenishment. This value-added support is provided by approximately 475 of our employees on a full time basis at customer locations. We have been a leader both in integrating customer procurement systems with our systems, as well as integrating our systems with electronic marketplaces. We believe that these types of services expand our traditional distribution role and enhance long term customer relationships. In 2006, our largest customer accounted for less than 3% of our net sales.

We report financial results on the basis of the following three business segments: North American Lab, European Lab, and Science Education. Asia Pacific operations are embedded within the North American Lab and European Lab segments. Both the North American Lab and European Lab segments are comprised of the distribution of laboratory supplies to customers in the pharmaceutical, biotechnology, chemical, food processing, consumer products and technology industries. Science Education is comprised of the manufacture and distribution of scientific supplies and specialized kits principally to primary and secondary schools in North America.

Industry trade associations estimate that the 2006 industry-wide revenues of the global laboratory supply industry in which our North American Lab and European Lab segments operate were approximately $27 billion. Management estimates that the industry has grown over the last several years at low to mid-single digit rates, driven by increasing research and development spending from a diversified collection of end-users, including those in the pharmaceutical, biotechnology, chemical, education, medical research, government and environmental industries. Our net sales are influenced by, but not directly correlated with, the growth of research and development spending, and we expect that results may vary by type of end-user.

We estimate that the 2006 industry-wide sales of scientific supplies to primary and secondary schools in North America, the primary customers of our Science Education segment, were approximately $600 million. Industry sales levels are subject to fluctuations driven by changes in state and local government funding, the timing of the state-by-state new textbook adoption cycle and population changes.

We maintain a diverse and stable customer base. Our customers include major pharmaceutical, biotechnology, chemical, technology, food processing and consumer products companies. They also include universities and research institutes, governmental agencies, environmental organizations and primary and secondary schools. We serve our customers in North America, Europe, Central America, South America, British Commonwealth countries, Africa, the Middle East and the Pacific Rim through our operations in North America and in 15 European countries. We established a presence in Asia Pacific in 2006 and plan to further expand in this region to respond to the needs of our global customers who are expanding operations there.

We seek to be the principal provider of scientific supplies to our customer base. We are a principal provider of laboratory supplies to a majority of the world’s 20 largest pharmaceutical companies, as well as three of the largest North American biotechnology buying consortia. Pharmaceutical and biotechnology companies represented approximately 35% of our 2006 net sales and, together with universities and colleges, accounted for approximately 47% of our 2006 net sales.

We seek to develop long-term relationships with our customers. We provide an array of value-added services that integrate us with our customers. Our customized service offerings include outsourcing of customers’ purchasing, delivery, receiving and inventory management functions.

Industry Overview

The laboratory supply industry is a large, global industry that generated an estimated $50 billion in worldwide revenues in 2006. The global laboratory supply market is comprised of three primary market segments: global laboratory supply, U.S. clinical laboratory and global biopharma production. We participate in the global laboratory supply segment, which we estimate accounted for approximately 54%, or approximately $27 billion, of the total laboratory supply market in 2006.

The global laboratory supply market segment has grown over the last several years at low to mid-single digit rates. This growth was primarily the result of increases in general research and development spending. Research and development spending in the United States has grown at a CAGR of 7.4% from 1960 to 2004 and global pharmaceutical research and development spending has grown at a faster rate of 12.7% per annum from 1970 to 2005. The principal reasons for the historical and projected growth in research and development spending include the following:

•          overall increases in general industry research and development spending;

•          increases in pharmaceutical and biotechnology spending due to the shift to genomics and proteomics;

•          demographic trends, including an aging population in North America; and

•          increases in governmental spending on safety initiatives such as bio-defense and Homeland Security.

Research and development spending in the pharmaceutical and biotechnology industries has grown steadily since 1960.

The global laboratory supply market segment is fragmented throughout the supply chain, with a diversified and growing customer base being served. Customers include major pharmaceutical, biotechnology, chemical, technology, food processing, and consumer product companies; universities and research institutes; governmental agencies; environmental organizations; and primary and secondary schools.

Company History

The origins of our business date back to 1852. Following a series of business combinations, we became part of Univar Corporation. In 1986, we became a publicly-traded company following a spin-off from Univar and embarked on a substantial expansion program, which included internal growth initiatives as well as acquisitions. Our most significant acquisition occurred in 1995 when we purchased Baxter International’s industrial distribution business, more than doubling our revenue base. In connection with this acquisition, Merck KGaA acquired 49.9% of our outstanding shares and, in 1999, Merck KGaA took us private by acquiring the remainder. During the period from 1995 through 1999, Merck KGaA actively built its scientific supplies distribution business in Europe through a series of acquisitions. In 2001, Merck KGaA combined the operations of the two businesses, and in 2002, consolidated them under a common U.S. parent company, creating a leader in the global laboratory supply industry. On April 7, 2004, we were acquired from Merck KGaA by CDRV Holdings, Inc., and on June 29, 2007, we were acquired by Holdings. See “Summary—The Transactions.”

In 2004 and 2005, we executed restructuring programs in Europe and North America. In Europe, operations primarily in France, Germany and the UK were rationalized, and in North America, certain parts of our headquarters and field operations functions were restructured. A significant portion of our realized cost savings from these programs has been re-invested in the business in three primary areas: (1) corporate functions, including finance, internal audit and legal, (2) category management, including global sourcing and (3) sales force / specialist additions. In addition, we have made strategic acquisitions in Ireland, Puerto Rico and Singapore.

Customers and Markets

Industry trade associations estimate that the 2006 industry-wide revenues of the global laboratory supply industry in which our North American Lab and European Lab segments primarily operate were approximately $27 billion. Our net sales in these segments are influenced by, but not directly correlated with, the growth of research and development spending from a diversified collection of end-users, and we expect that results may vary by type of end-user.

In relation to our Science Education segment, we estimate that the 2006 industry-wide sales of scientific supplies to primary and secondary schools in North America, the primary customers of our Science Education segment, were approximately $600 million. Industry sales levels are subject to fluctuations driven by changes in state and local government funding, the timing of the state-by-state new textbook adoption cycle and population changes. Accordingly, our Science Education segment is seasonal, with increased net sales and operating income in the third quarter, in connection with school purchases of supplies in preparation for the beginning of the new school year.

We maintain a fragmented and stable customer base across a diversified array of end-users and geographies. Our customers include major pharmaceutical, biotechnology, chemical, technology, food processing and consumer products companies. They also include universities and research institutes, governmental agencies, environmental organizations and primary and secondary schools. While we serve our customers locally through our operations in North America, Europe and Asia Pacific, we also export products from these locations to customers in Central America, South America, British Commonwealth countries, Africa, the Middle East and the Pacific Rim.

We seek to be the principal provider of scientific supplies to our customer base. We are a principal provider of scientific supplies to a majority of the world’s 20 largest pharmaceutical companies, as well as three of the largest North American biotechnology buying consortia. Pharmaceutical and biotechnology companies represented approximately 35% of our 2006 net sales, and together with universities and colleges, accounted for approximately 47% of our 2006 net sales. In 2006, our top 20 customers accounted for approximately 22% of our net sales, with no single customer representing more than 3% of our net sales.

We also provide certain services to some of our customers, which are primarily comprised of technical services, on-site storeroom services, warehousing and furniture design, supply and installation. Service revenues represent only a small part of our business.

Products

We offer a wide range of products, including chemicals, glassware, plasticware, instruments and other laboratory equipment, protective clothing, laboratory furniture and scientific educational materials for primary and secondary schools. Our average order size is less than $500. Many of our products, including chemicals, laboratory consumables, production supplies and science education products, are consumable in nature. These products are basic and essential supplies required by research laboratories and represented approximately 75% of our net sales in 2004, 2005 and 2006. We also offer durable products, including centrifuges, fume hoods and workstations, ovens, microscopes and cold storage equipment.

The following table summarizes our product lines:

Product Line	Products
General Laboratory Supplies

Disposable laboratory products, including plasticware, glassware, liquid handling products and general supplies. Products are primarily used in research and development and all areas of test and measurement. Examples are bottles, vials, petri dishes, multi-well plates, tubes, beakers, flasks, cylinders, pipettors, pipet tips, shippers, stir bars, timers, slides and various apparatus. Among other uses, general laboratory supplies are used to transport, store, grow, filter and observe cellular and microbiological products.

Chemicals

Includes acids, solvents, salts, bases, solutions, buffers, standards, dyes, stains, organics and inorganics that are used in customer research and development, analytical testing and pharma production applications. All products classified as chemicals have a chemical formula component per the American Chemical Society classification and have been designated by regulation as requiring Material Safety Data Sheets when shipped and sold.

Equipment/Instrumentation/ Furniture

Includes all storage and testing “capital goods purchased” products used in research and development and testing. Equipment includes electrically powered products such as freezers, refrigerators, incubators, ovens, hot plates, stirrers, shakers, pumps, water systems, circulators, chillers, heat blocks and autoclaves. Instruments include electrically powered test and measurement devices such as balances, pH meters, centrifuges, spectrophotometers, readers, titrators, refractometers and microscopes. Furniture includes cabinets, work stations, shelves, sinks, eye-wash stations and chairs.

Product Line	Products
Production Supplies and Safety

Disposable products that are used to protect products from being contaminated by employees in “cleanroom” operations and to protect employees’ health from the products that they use in laboratory research, testing and production operations. Production supplies and safety products include disposable apparel, gloves, face masks, eye protection, environmental monitoring and detecting products, ergonomic products, wipers, disinfectants and cleaners.

Life Science Supplies

Includes consumable biologicals such as microbiology media, molecular biology reagents, cell culture media, cell culture serum, electrophoresis reagents, PCR reagents, restriction enzymes and antibodies. All products classified as life science supplies are used by customers in biological research and development, QA/QC testing and biopharma production applications. Life sciences supplies are used to grow, stop the growth, preserve and separate cellular, molecular and microbiological items of interest.

Science Education	Includes educational supplies, products, specimens, specialized science kits and support products.
Other	Third-party procurement and distribution of other non-core products and technical and site services.

We distribute products sourced from a wide array of manufacturers and are a primary distributor for a variety of major manufacturers. We offer customers a large selection of products designed to meet their individual needs for a combination of premium, “value-for-money” and lower-cost products. Approximately 86% of our current global net sales consist of branded products, with the remainder comprised of private label products, primarily in the “value-for-money” category.

Services

We offer a variety of services to customers ranging from single-site laboratories and / or production facilities to large multinational corporations with multiple locations. These services cover a broad range of customer needs and include:

•          Technical Services — Validation and calibration services for various pieces of laboratory equipment and instrumentation;

•          Laboratory Design and Installation — Design, supply and installation of laboratory fixtures and furniture (cabinetry, workstations, fume hoods) for new laboratory construction and renovations; and

•          Site Services — Provision of various on-site services including storeroom management, product delivery, usage tracking, order replenishment and billing through use of VWR on-site personnel, storeroom management systems, hazardous materials tracking and third-party procurement services.

Recent acquisitions by the Company have had a strong service focus. In April 2005, we acquired both AGB Scientific Ltd. (“AGB”) in Ireland and Advanced Instruments Sales & Service, Inc. (“AI”) in Puerto Rico. Both of these businesses have the leading technical services platform in their respective geographies for laboratory equipment and instrumentation including calibration and validation services. In mid-2005, we also acquired Technical Service Lab B.V. (“TSL”) in the Netherlands. TSL is a leading service provider in the Netherlands and Belgium for the calibration of small pieces of laboratory equipment. Our services strategy is to augment our strong distribution platform with symbiotic services businesses to create profitable growth opportunities.

Properties

We own and lease office, warehouse and manufacturing space in North America, Europe and Asia Pacific. We maintain our corporate headquarters in West Chester, Pennsylvania for executive, financial, legal, information systems, marketing and other administrative activities. Our European executive, financial, legal, information systems, marketing and other administrative activities are in Darmstadt, Germany and Haasrode, Belgium. As of September 30, 2007, the following table sets forth information with respect to our significant distribution, manufacturing and other office facilities:

Location	Owned/Leased	Approximate Size	Type of Facility
Batavia, Illinois(1)	Owned	300,000 sq. ft.	Distribution Center
Briare, France(2)	Owned/Leased	358,675 sq. ft.	Distribution/Manufacturing Center
Bridgeport, New Jersey(1)	Owned/Leased	466,776 sq. ft.	Distribution Center
Brisbane, California(1)	Leased	248,280 sq. ft.	Distribution Center
Bruchsal, Germany(2)	Owned/Leased	108,339 sq. ft.	Distribution Center
Buffalo, New York(3)	Owned	127,000 sq. ft.	Distribution Center
Darmstadt, Germany(2)	Leased	45,348 sq. ft.	Offices
Denver, Colorado(1)	Leased	130,091 sq. ft.	Distribution Center
Dublin, Ireland(2)	Leased	77,067 sq. ft.	Distribution Center
Haasrode, Belgium(2)	Owned	201,447 sq. ft.	Offices/Distribution/Manufacturing
Karlskoga, Sweden(2)	Leased	129,167 sq. ft.	Distribution Center
Lutterworth, United Kingdom(2)	Leased	183,205 sq. ft.	Distribution Center
Manati, Puerto Rico(1)	Owned	100,000 sq. ft.	Distribution Center
Mexico City, Mexico(1)	Leased	63,948 sq. ft.	Distribution Center
Milan, Italy(2)	Leased	13,563 sq. ft.	Distribution Center
Mississauga, Ontario, Canada(1)	Leased	114,000 sq. ft.	Distribution Center
Mollet del Valles, Spain(2)	Leased	33,480 sq. ft.	Distribution Center
Rochester, New York(3)	Owned	286,260 sq. ft.	Distribution/Manufacturing Center
Singapore(1)	Leased	27,034 sq. ft.	Distribution Center
Suwanee, Georgia(1)	Leased	168,925 sq. ft.	Distribution Center
West Chester, Pennsylvania(1)(3)	Leased	97,516 sq. ft.	Offices

(1)                 — North American Lab; (2) — European Lab; (3) — Science Education

We also lease various regional service centers and “just-in-time” facilities in North America and Europe that support our sales and warehouse functions.

Distribution Network

Our distribution network consists of 20 strategically located distribution centers and various smaller regional service centers and “just-in-time” facilities for customer-specific requirements. The distribution centers receive products from manufacturers, manage inventory and fill and ship customer orders. Customer contact centers have responsibility for order entry and customer service. We also contract with Merck KGaA and other third parties to ship products directly to our customers based on our instructions.

The table below lists our 20 strategically located distribution centers:

North America	Europe & Asia Pacific
Batavia, Illinois	Briare, France
Bridgeport, New Jersey	Bruchsal, Germany
Brisbane, California	Darmstadt, Germany
Buffalo, New York	Dublin, Ireland
Denver, Colorado	Haasrode, Belgium
Manati, Puerto Rico	Karlskoga, Sweden
Mexico City, Mexico	Lutterworth, United Kingdom
Mississauga, Ontario, Canada	Milan, Italy
Rochester, New York	Mollet del Valles, Spain
Suwanee, Georgia	Singapore

Our distribution centers are operated with warehouse management systems, most of which are paperless. The paperless system uses radio frequency hand-held electronic devices and bar-coded labels that identify location, routing and inventory picking and replacement, allowing us to monitor inventory and track individual customer orders throughout our distribution system. These systems provide high levels of customer service while allowing us to operate the centers efficiently and economically.

Our regional service centers are adjacent to selected customer locations and are designed to supply a limited number of products to those customers that require this level of service. We also operate “just-in-time” facilities at or near customer sites to meet customer needs promptly.

Orders can be placed by a variety of means, including by telephone and the Internet. We employ sophisticated telephone and software technology to manage calls from customers. In many distribution centers, incoming calls are automatically routed to a customer contact center and the customer service representative that can most efficiently respond to a customer inquiry or order; detailed customer information is then automatically provided to the customer service representative taking the call.

We ship products primarily through third-party carriers, such as UPS, DHL, FedEx and others.

Sales and Marketing

We market to customers through our global sales force, our websites, and our library of catalogs. We have a global sales, sales support, customer service, marketing and category management force of over 2,900 employees around the world. Supporting the field sales organization are specialist groups for e-business integrations, customized services, laboratory furniture, safety, environment, microbiology, chromatography and life science.

The Internet has become an increasingly important tool for us. During 2006, approximately 30% of our net sales were derived from e-business sales and marketing channels. Our website features a fully indexed and searchable catalog covering our entire product line, is available in 11 languages and has been custom-designed for 20 countries. This electronic catalog includes product descriptions, technical specifications and cross-referenced data in a variety of different languages through individual country sites. This website allows customers to enter orders directly and enables us to communicate new product releases, promotions and other news to our customers.

In addition to our websites, we have, as part of our integrated business services capability, a growing e-business capability that covers order creation, authorization, status, billing and reporting. These capabilities provide direct data transfer to customers’ systems and integration with third-party marketplaces used by some of our customers.

We also provide printed catalogs and other printed materials. Our general catalogs are printed in 11 languages and include up to 47,000 products per issue. The general catalogs are supplemented by several specialty catalogs for specific product lines.

Suppliers

We distribute products from a wide range of manufacturers. This includes a majority of the major manufacturers of laboratory chemicals, glassware, plasticware, instruments and other laboratory equipment, protective clothing and laboratory furniture who sell through distributors. In many cases, we believe we are a principal distributor for these major manufacturers. We are also a key distributor of Merck KGaA’s chemical products in the laboratory field in many Western European countries. Merck KGaA supplied products accounted for approximately 13% of our net sales in 2006. This represents approximately 7% and 25% of our North American Lab and European Lab net sales, respectively. Our distribution arrangements with Merck KGaA were entered into at the time of our acquisition by the CD&R Acquisition and are summarized below.

Merck KGaA European Distribution Agreement.   We entered into a European distribution agreement with Merck KGaA to distribute certain chemical products in Europe. The purchase prices and purchase targets included in the distribution agreement are agreed upon annually, taking into account market, economic and regulatory developments or reasonably foreseeable extraordinary events that are likely to have an impact on the industry pricing or sales growth in relevant products and market segments.

The initial term of the agreement is five years. We may extend the agreement for a second five-year term if we satisfy certain conditions, including annual purchase targets which, to date, we have exceeded. Merck KGaA has the right to terminate the distribution agreement if certain events occur, including, among others, if we acquire a controlling interest in certain Merck KGaA competitors, or certain Merck KGaA competitors acquire a controlling interest in us. For information regarding certain legal matters in connection with this agreement, see below under “Legal Proceedings.”

Other Merck KGaA Distribution Agreements.   We entered into a five-year distribution agreement with Merck KGaA to distribute certain chemical products in North America. The agreement automatically extends for a second five-year term unless either party submits a termination notice at least 12 months prior to the expiration of the initial term. Merck KGaA may terminate the distribution agreement if certain events occur, including, among others, if we acquire a controlling interest in certain competitive manufacturers.

We also entered into other distribution agreements with Merck KGaA, including five-year distribution agreements with Merck KGaA to distribute its bioscience products in Europe and North America. In addition, we entered into a supply agreement with Merck KGaA, pursuant to which it agreed to continue to manufacture certain of our private label products for an initial period of three years from April 7, 2004, and thereafter to provide technical assistance in transitioning their manufacture to other manufacturers. During 2005, this agreement was extended through December 31, 2007. After its expiration, we expect to enter into a new agreement with Merck KGaA that will relate to only a small portion of the products covered by this original agreement.

Manufacturing

We have specialized manufacturing facilities in Briare, France; Haasrode, Belgium; Buffalo, New York and Rochester, New York. The Briare site repackages chemicals and a limited assortment of our branded glassware and also produces certain of our branded chemicals. The Haasrode site also produces our branded chemicals. Our facility in Buffalo, New York assembles specialized kits for our science education customers. The Rochester site is involved in the preparation of educational and natural science products. Products manufactured by us accounted for approximately 3% of our net sales in 2006.

Information Technology and Other Services

Prior to the CD&R Acquisition, we and Merck KGaA had historically performed certain information technology functions for each other. In order to maintain continuous and efficient operations, effective as of April 7, 2004, we entered into an information services master agreement with Merck KGaA to maintain these relationships following the acquisition until such time as these services can be obtained internally or from other sources. We and Merck KGaA have continued to provide certain information technology services to each other consistent with the arrangements in place prior to the acquisition, including Merck KGaA’s operation and support of the main enterprise resource planning and business warehouse software and databases for our European companies. This information services master agreement had an initial five-year term, but in 2007, we entered into a new information services master agreement with Merck KGaA that is similar to the original agreement with respect to the scope of services to be provided. The new agreement has a six-year term commencing January 1, 2007, although individual services may be terminated during the term following a notice period. The Company continues to depend on Merck KGaA to host certain enterprise systems, fulfill hardware support requirements and conduct related information technology functions, such as data archival.

Merck KGaA may terminate the information services master agreement if certain events occur including, among others, if we acquire a controlling interest in certain competitive manufacturers, or if certain Merck KGaA competitors acquire a controlling interest in us.

Under the terms of an agreement that expires on December 31, 2007, Merck KGaA continues to provide logistics services to certain of our subsidiaries. Unless earlier terminated following a notice period, such logistics service arrangements will be automatically renewed for an additional three years.

Certain subsidiaries of Merck KGaA and certain of our subsidiaries have continued to lease or sublease from one another, or otherwise share, space in various offices and warehouses in Europe since the CD&R Acquisition. The terms of these leasing and subleasing arrangements range from less than one year to up to six or more years and are generally at market rents and conditions. Certain other existing contracts with Merck KGaA have also remained in place since the acquisition.

Trademarks and Trade Names

We have more than 50 different registered and unregistered trademarks and service marks for our products and services. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks, subject only to the rights of third parties to seek cancellation of the marks.

A significant number of our marks were owned by Merck KGaA. In connection with the CD&R Acquisition, Merck KGaA agreed that it would transfer, and cause its affiliates to transfer, to us, the ownership of registrations and applications for marks owned by a Merck KGaA entity but used primarily in our business. Substantially all of such transfers have been made. We have not registered and in some cases do not own the existing applications and registrations for our material trademarks or service marks in every country in which we do business.

Our business is not dependent to a material degree on patents, copyrights or trade secrets although we consider our catalogs, websites and proprietary software integral to our operations. Although we believe we have adequate policies and procedures in place to protect our intellectual property, we have not sought patent protection for our processes nor have we registered the copyrights in any of our catalogues, websites or proprietary software. Other than licenses to commercially available third-party software, we have no licenses to intellectual property that are significant to the business.

Competition

We operate in a highly competitive environment. We compete in the laboratory supplies distribution business primarily with two other major distributors, Thermo Fisher Scientific Inc. and Sigma Aldrich Corporation. We also compete with many smaller regional, local and specialty distributors, as well as with manufacturers selling directly to their customers. Competitive factors include price, service and delivery, breadth of product line, customer support, e-business capabilities and the ability to meet the special requirements of customers. We believe we compete effectively on all of these factors.

Some of our competitors are increasing their manufacturing operations both internally and through acquisitions of manufacturers, including manufacturers that supply products to us. To date, we have not experienced an adverse impact on our ability to continue to source products from manufacturers that have been vertically integrated, although there is no assurance that we will not experience such an impact in the future.

Government Regulation

Some of the products we offer and our operations are subject to a number of complex and stringent laws and regulations governing the production, handling, transportation, import, export and distribution of chemicals, drugs and other similar products, including the operating and security standards of the United States Drug Enforcement Administration, the Bureau of Alcohol, Tobacco, Firearms and Explosives, the Food and Drug Administration, the Bureau of Industry and Security and various state boards of pharmacy as well as comparable state and foreign agencies. In addition, our logistics activities must comply with the rules and regulations of the Department of Transportation, the Federal Aviation Administration and similar foreign agencies. Any non-compliance with such laws and regulations could result in substantial fines or otherwise restrict our ability to provide competitive distribution services and thereby have an adverse impact on our financial condition. For information on environmental, health and safety matters, see below under “ — Environmental, Health and Safety Matters.”

Employees

As of September 30, 2007, we had approximately 6,600 employees, including approximately 3,700 employees in North America and approximately 2,900 employees in Europe. As of September 30, 2007, approximately 6% of our employees in North America are represented by unions, and virtually all of our employees in Europe are represented by workers’ councils and/or unions. While we believe our relations with our employees are good, there can be no assurance that further union expansion will not occur and cause increased future costs.

Environmental, Health and Safety Matters

We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination and otherwise relating to health and safety and the protection of the environment and natural resources. As our global operations involve and have involved the handling, transport and distribution of materials that are or could be classified as toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport and distribute. Our environmental, health and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health and safety laws and regulations. In addition, contamination resulting from our current or past operations may trigger investigation or remediation obligations, which may have a material impact on our business, financial condition and results of operations.

Based on current information, we believe that any costs we may incur relating to environmental matters will not be material. We cannot be certain, however, that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory authorities or other unanticipated events will not arise in the future and give rise to additional environmental liabilities, compliance costs or penalties which could have a material impact on our business, financial condition and results of operations. In addition, environmental laws and regulations are constantly evolving and it is not possible to predict accurately the effect they may have in future periods.

Legal Proceedings

We are involved in various environmental, contractual and product liability cases, claims and assessments which are considered routine to our business and from time to time we are named as a defendant in cases as a result of the distribution of scientific supplies, including litigation resulting from the alleged prior distribution of products containing asbestos by certain of our predecessors or acquired companies. While the impact of this litigation has typically been immaterial, there can be no assurance that the impact of pending cases, including those described below, and any future claims will not be material to our business, financial condition and results of operations in the future.

During 2005, the German Federal Cartel Office initiated an investigation with regard to our European Distribution Agreement with Merck KGaA. The purpose of the investigation is to determine whether this agreement violates or otherwise infringes the general prohibition of anti-competitive agreements under either German or EU rules. The Company submitted information to the German Federal Cartel Office in response to its initial request. During 2007, the German Federal Cartel Office requested additional information that we have provided. In December 2007, Merck KGaA received a letter from the German Federal Cartel Office, which asserted that the aforementioned agreement is contrary to applicable competitive regulations in Germany. Management, in consultation with counsel, is in the process of evaluating the German Federal Cartel Office statement and our potential responses, which could include an appeal of the findings contained therein. Accordingly, we cannot assess the likely outcome of the investigation or potential economic impact associated with an adverse ruling. In connection with the Merger, we recorded certain amortizable intangible assets related to our European Distribution Agreement with Merck KGaA. As of September 30, 2007, the unamortized net book value of these intangible assets was $55.8 million.

On March 28, 2006, the Company was served with a complaint filed in the United States District Court, Western District of New York, by Corning Incorporated (“Corning”) alleging a breach of contract and unliquidated damages. In April 2006, Corning amended its complaint to allege trademark and unfair competition claims. In November 2006, the Court dismissed Corning’s breach of contract claim, but in March 2007, reconsidered its ruling and has now permitted Corning to proceed with the claim. In January 2007, the Company filed counterclaims for breach of rebate obligation, unfair competition and tortious interference. The Company believes Corning’s claims are without merit and will vigorously defend itself against those claims and pursue its counterclaims.

MANAGEMENT

Listed below are the directors and executive officers of the Company as of September 30, 2007.*

Name	Age	Position
John M. Ballbach	47	President, Chief Executive Officer and Director
Jack L. Wyszomierski	51	Executive Vice President and Chief Financial Officer
Matthew Malenfant	45	Senior Vice President and President of North America, Lab Distribution and Services
Manuel Brocke-Benz	49	Senior Vice President & Managing Director of Europe, Lab Distribution and Services
George Van Kula	44	Senior Vice President, General Counsel and Secretary
Theodore C. Pulkownik	49	Senior Vice President, Corporate Development, Asia/Pacific and Export
Charles F. Canfield**	58	Former Senior Vice President, Human Resources
Paul A. Dumas**	41	Senior Vice President, Human Resources
Jon Michael Colyer	34	Vice President and General Manager of Science Education
Gregory L. Cowan	54	Vice President and Corporate Controller
Timothy P. Sullivan	49	Director
Nicholas W. Alexos	44	Director
Harry M. Jansen Kraemer, Jr.	52	Director
Robert L. Barchi	60	Director
Edward A. Blechschmidt	55	Director
Thompson Dean	49	Director
Robert P. DeCresce	58	Director
Carlos del Salto	64	Director
Robert J. Zollars	50	Director

*      Excludes Kevin P. Leak, who resigned as the Company’s Senior Vice President, Category Management, Marketing and Supply Chain Management effective November 23, 2007.

**                  Mr. Canfield retired from the Company effective December 31, 2007. Paul A. Dumas joined the Company as our new Senior Vice President, Human Resources in October 2007.

John M. Ballbach is our Chairman, President and Chief Executive Officer, as well as one of our directors, positions he has held since November 2005. He was appointed Chairman of the Board in June 2007. Before joining VWR, Mr. Ballbach was a private investor and President of Ballbach Consulting LLC. Prior to that, he was an officer of The Valspar Corporation, serving as its President and Chief Operating Officer from 2002 until 2004 and as the Senior Vice President of EPS, Color Corporation and Operations, from 2000 to 2002. He joined the Valspar Corporation in 1990 and was appointed Group Vice President, Packaging in 1998. Mr. Ballbach holds a bachelor of arts degree from Georgetown College and a Masters in Business Administration from the Harvard Business School.

Jack L. Wyszomierski is our Executive Vice President and Chief Financial Officer, a position he has held since June 2004. Prior to joining us in 2004, Mr. Wyszomierski spent over 20 years at Schering-Plough Corporation, a corporation that develops and markets prescription drugs, animal health products, over-the-counter drugs and personal care products. Mr. Wyszomierski held a variety of positions at Schering-Plough, most recently serving as Executive Vice President and Chief Financial Officer from 1996 until 2003. Mr. Wyszomierski is a member of the Board of Directors and the Chairman of the Audit Committee of Exelixis, Inc. Mr. Wyszomierski holds a Bachelor of Science and a Masters of Science from Carnegie Mellon University.

Matthew Malenfant is our Senior Vice President, and President of North America, Lab Distribution and Services, a position he has held since January 2006. Mr. Malenfant joined us in 1995 when we acquired Baxter International’s industrial distribution business, which was the successor to American Hospital Supply Corporation. Prior to assuming his present position with us, Mr. Malenfant served as our Senior Vice President of Sales for the Eastern Zone from 1997 to 1999, as our Senior Vice President Marketing and Global Sourcing from 1999 to 2004, as our Senior Vice President Global Marketing from 2004 to 2005, and as our Senior Vice President, Supplier Management and Services during 2005. Mr. Malenfant graduated from Arizona State University in 1985 with a Bachelor of Arts in Marketing and a Bachelor of Science in Communication.

Manuel Brocke-Benz is our Senior Vice President & Managing Director of Europe, Lab Distribution and Services, a position he has held since January 2006. Mr. Brocke-Benz joined the company in 1987. Prior to assuming his present position, Mr. Brocke-Benz served as our Senior Vice President and General Manager Continental Europe from 2003 to 2005 and as our Corporate Senior Vice President Process Excellence from 2001 to 2003. During the years 1996 to 2001 he served as General Manager Benelux countries, VP European Key Accounts, VP European Marketing and Corporate Senior VP Global E-business. Mr. Brocke-Benz holds a law degree from Albert-Ludwigs University in Freiburg, Germany.

George Van Kula is our Senior Vice President, General Counsel and Secretary, a position he has held since May 2006. Prior to joining us in 2006, Mr. Van Kula worked for Honeywell International Inc., where he spent approximately ten years and most recently was Vice President and General Counsel, Europe, Middle East and Africa, based in Brussels, Belgium. Prior to Honeywell, Mr. Van Kula began his legal career with Latham & Watkins in the Los Angeles and London offices. Mr. Van Kula received his law degree from the University of Michigan Law School and has a Bachelor of Arts degree from the University of Notre Dame.

Theodore C. Pulkownik is our Senior Vice President, Corporate Development, Asia/Pacific and Export, a position he has held since July 2004. Prior to joining us in 2004, Mr. Pulkownik held two positions with Standard & Poors, which is a division of the McGraw-Hill Companies. From 2002 until 2004, Mr. Pulkownik was a Managing Director of Standard & Poors Corporate Value Consulting, and from 2000 to 2002, Mr. Pulkownik was the Senior Vice President, Business Development, for Standard & Poors. Before joining Standard & Poors, Mr. Pulkownik was a Senior Vice President for Holberg Industries, a diversified private holding company located in Greenwich, Connecticut, from 1999 until 2000. From 1997 until 1999, Mr. Pulkownik was a Managing Director, Corporate Business and Development, for General Electric Capital Corporation. Prior to GE, Mr. Pulkownik spent five years at McKinsey and Co. and nine years at Procter and Gamble. Mr. Pulkownik holds a Bachelor of Business Administration from the University of Wisconsin and a Masters of Business Administration from the University of Michigan.

Charles F. Canfield is our former Senior Vice President, Human Resources, a position he held since July 2004. Mr. Canfield has retired from the Company effective December 31, 2007. Prior to joining us in 2004, Mr. Canfield was the Senior Vice President, Human Resources and Communications, of the Ondeo Nalco Company from 2001 until 2003. Before joining Ondeo Nalco, Mr. Canfield had a long tenure with Moore Corporation Limited, a company specializing in the manufacture of business forms. Mr. Canfield began his career at Moore in 1973, most recently serving as the President of Moore’s Canadian operating division from 1997 until 1998, and as Moore’s Vice President, Corporate Human Resources and Communications, from 1988 until 1997 and from 1998 until 2001. Mr. Canfield holds a Bachelor of Science from California State University and a Masters of Business Administration from the University of Toronto.

Paul A. Dumas, is our Senior Vice President, Human Resources, a position he has held since October 2007. Prior to joining us in 2007, Mr. Dumas served as the Executive Vice President, Human Resources & Administration with Agere Systems. Mr. Dumas joined Agere Systems in 2001 as the Vice President, Global Human Resources before being appointed to his most recent position in 2005. Prior to joining Agere Systems, Mr. Dumas served as the Senior Vice President of Human Resources with Excel Communications. Prior to joining Excel Communications, Mr. Dumas held numerous other Human Resources positions with Hyatt Hotels, Pepsi-Cola, Cole-Haan, Haagen-Dazs and Merck & Co, Inc. Mr. Dumas holds a Bachelor of Science from Johnson & Wales University and a Masters in Human Resources and Organization Development from the University of San Francisco.

Jon Michael Colyer is our Vice President and General Manager of Science Education, a position he has held since May 2005. Mr. Colyer joined us in 2004 as our Vice President North American Call Centers. Prior to joining us, Mr. Colyer worked for Textron, a large industrial conglomerate, as the Director for Enterprise Excellence and Director of Bell Helicopter’s Composite Manufacturing facility. Prior to Textron, Mr. Colyer spent five years with GE in various roles including Six Sigma Black Belt, E-commerce Program Manager, and Leadership Development Program Member. Mr. Colyer graduated from the University at Buffalo in 1996 with a Bachelor of Science in Civil Engineering and Masters of Business Administration in Corporate Finance.

Gregory L. Cowan is our Vice President and Corporate Controller, a position he has held since December 2004. Prior to joining us, Mr. Cowan spent approximately five years at CDI Corporation in various senior financial positions and most recently as Senior Vice President and Chief Accounting Officer. Prior to CDI Corporation, Mr. Cowan was Vice President of Internal Audit at Crown Cork and Seal Company Inc. for approximately six years and a senior manager at PricewaterhouseCoopers LLC, where he served in various audit capacities for eleven years. Mr. Cowan graduated from Rutgers University with a degree in Accounting. Mr. Cowan is also a Certified Public Accountant.

Timothy P. Sullivan, who serves on our Board, is a Managing Director of Madison Dearborn Partners, LLC. Prior to co-founding Madison Dearborn Partners, Mr. Sullivan was with First Chicago Venture Capital for three years after having served in the U.S. Navy. Mr. Sullivan concentrates on investments in the healthcare sector and currently also serves on the Boards of Directors of Sirona Dental Systems, Inc. and Valitas Health Services, Inc. In addition, he is on the Board of Trustee’s of Northwestern University; Stanford Business School Trust; Cristo Rey Jesuit High School; and Northlight Theatre. He holds a bachelor of science degree from the United States Naval Academy, a master of science degree from the University of Southern California, and a Masters in Business Administration from the Stanford University Graduate School of Business.

Nicholas W. Alexos, who serves on our Board, is the Managing Director of Madison Dearborn Partners, LLC. Prior to co-founding Madison Dearborn Partners, he was with First Chicago Venture Capital for four years. Before that he was with The First National Bank of Chicago. Mr. Alexos concentrates on investments in the healthcare sector and currently also serves on the Boards of Directors of Sirona Dental Systems Inc.; Valitas Health Services, Inc.; Pierre Holdings Corp.; Boys and Girls Clubs of Chicago; and Children’s Inner City Educational Fund. He is a Certified Public Accountant and holds a bachelor of business administration from Loyola University and a Masters in Business Administration from the University of Chicago.

Harry M. Jansen Kraemer, Jr., who serves on our Board, is an executive partner of Madison Dearborn Partners, LLC. Prior to joining MDP in 2005, Mr. Kraemer was the Chairman and Chief Executive Officer of Baxter International Inc. and now serves as clinical professor of management and strategy at the J.L. Kellogg School of Management at Northwestern University. He currently also serves on the Boards of Directors of Science Application International Corporation (SAIC) and Sirona Dental Systems, Inc.; on the Boards of Trustees of Northwestern University; Lawrence University; The Conference Board and Evanston Northwestern Healthcare; and on the Dean’s Advisory Boards of the J.L. Kellogg School of Management and the Johns Hopkins Bloomberg School of Public Health. He is a Certified Public Accountant and holds a bachelor of arts degree from Lawrence University and a Masters in Business Administration degree from Northwestern University’s J.L. Kellogg School of Management.

Dr. Robert L. Barchi, who serves on our Board, has been President of Thomas Jefferson University since 2004. He served as a director for VWR from May 2006 until the company was acquired in June 2007 by affiliates of Madison Dearborn Partners, LLC. Prior to his current position at Thomas Jefferson University, Dr. Barchi was Provost of the University of Pennsylvania, having served in various capacities for more than 30 years. He was the Chair of the University’s Department of Neurology and was founding Chair of its Department of Neuroscience. Dr. Barchi also served as the Director of the Mahoney Institute of Neurological Sciences for more than 12 years. In addition to his clinical and administrative responsibilities, Dr. Barchi has published extensively in the field of ion channel research, and has been elected to membership in the Institute of Medicine of the National Academy of Sciences. Dr. Barchi has been a member of the Board of Covance, Inc., a contract research organization, since October 2003 and is a trustee of Ursinus College. Dr. Barchi received bachelor and master of science degrees from Georgetown University, as well as doctor of philosophy and doctor of medicine degrees from the University of Pennsylvania.

Edward A. Blechschmidt, who serves on our Board, is also a director of HealthSouth Corporation, Lionbridge Technologies, Inc. and Columbia Laboratories, Inc. He previously has served as an executive officer of several companies, most recently as the Chief Executive Officer of Novelis, Inc. from December 2006 until its sale to the Birla Group in May 2007. He was Chairman, Chief Executive Officer and President of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services, from March 2000 to June 2002. Prior to that, Mr. Blechschmidt served as Chief Executive Officer and a director of Olsten Corporation, the conglomerate from which Gentiva Health Services was split off and taken public. He served as President of Olsten Corporation from October 1998 to March 1999. He also served as President and Chief Executive Officer of Siemens Nixdorf Americas and Siemens Pyramid Technologies from July 1996 to October 1998. Prior to Siemens, he spent more than 20 years with Unisys Corporation, including serving as its Chief Financial Officer. He holds an undergraduate degree from Arizona State University.

Thompson Dean, who serves on our Board, is a Co-Managing Partner and the Chief Executive Officer of Avista Capital Partners, LLC (“Avista”), a private equity firm. Prior to Avista, he headed DLJ Merchant Banking Partners for 10 years. Mr. Dean has served as Co-Managing Partner of DLJMB since 1995 and as Chairman of the Investment Committees of DLJMB I, DLJMB II, DLJMB III and DLJ Growth Capital Partners. Mr. Dean currently also serves on the Boards of Nycomed International Management GmbH; NextPharma Technologies; The Star Tribune Company; and IWCO Corporation. He received a bachelor of arts degree from the University of Virginia, and was an Echols Scholar. He earned an M.B.A. degree with high distinction from Harvard Business School in 1984, where he was a Baker Scholar.

Dr. Robert P. DeCresce, who serves on our Board, is the Harriet B. Borland Professor and Chair of the Department of Pathology at Rush Medical College in Chicago. He also serves as Associate Vice President for Ancillary Services at Rush University Medical Center. Prior to joining Rush in 1991, he was at Michael Reese Hospital and MetPath laboratories, also in Chicago. Dr. De Cresce has served on the Board of PathLab, Inc, a Madison Dearborn Portfolio Company and as a consultant to a number of in-vitro diagnostic companies over the past 20 years. Dr. DeCresce received a bachelor of science degree from Boston College as well as doctor of medicine, master of public health and master of business administration degrees from Columbia University.

Carlos del Salto, who serves on our Board, recently retired from Baxter Healthcare Corporation in March 2006, where he was he was a senior vice president responsible for Baxter’s Intercontinental and Asia Pacific operations. Mr. del Salto had been with Baxter since 1973, and held numerous positions including President of Baxter’s renal business, President of Baxter Latin America/Switzerland/Austria and General Manager of Mexico. He holds a bachelor’s degree from Juan de Velazco College in Ecuador and a master’s degree from Roosevelt University in Chicago.

Robert J. Zollars, who serves on our Board, has served as Chairman and Chief Executive Officer of Vocera Communications, Inc. since June 2007. He was a director for VWR from August 2004 until the company was acquired in June 2007 by affiliates of Madison Dearborn Partners, LLC. Prior to his current position at Vocera Communications, Mr. Zollars served as the President and Chief Executive Officer and a director of Wound Care Solutions, LLC, a private equity backed business serving the chronic wound care segment of healthcare. From 1999 until 2006, Mr. Zollars was the Chairman and CEO of Neoforma, Inc., a healthcare technology company focusing on the supply chain. Prior to joining Neoforma, Mr. Zollars was the Executive Vice President and Group President of Cardinal Health, Inc., where he was responsible for five of their subsidiaries. From 1992 until 1996, Mr. Zollars was the President of the Hospital Supply and Scientific Product distribution businesses at Baxter International. Mr. Zollars also serves as a director of Reliant Technologies, Inc. and Diamond Foods, Inc. Mr. Zollars is the Chairman of the Center for Services Leadership at Arizona State University, and is a member of the Young Presidents Organization. Mr. Zollars is a graduate of Arizona State University and holds a Master in Business Administration from John F. Kennedy University.

Code of Ethics

The Company has adopted the VWR International, LLC Code of Ethics and Conduct (the “Ethics Code”), a code of ethics as defined under Regulation S-K promulgated under the Securities Act of 1933, that applies to all of the Company’s employees including the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and all professionals in finance and finance-related departments. This Ethics Code is available on the Company’s website at www.vwr.com on the Investors portion of the site.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board is composed of ten directors, none of whom, with the exception of Mr. Ballbach, are executive officers of our Company.

Audit Committee

Our audit committee currently consists of Messrs. Alexos (Chairman), Blechschmidt, del Salto and Kraemer. Our board of directors has determined that Mr. Alexos is the current audit committee financial expert serving on the audit committee for purposes of the Securities and Exchange Act of 1934. We intend to make a determination regarding which of our audit committee members are independent within the meaning of the Securities and Exchange Act of 1934, but have not currently done so. Our audit committee has responsibility for, among other things, assisting our board of directors in monitoring:

•         the quality of our financial reporting and other internal control processes;

•         the quality and integrity of our financial statements;

•         the independent auditor's qualifications and independence;

•         the performance of our internal audit function and independent auditors, and

•         our compliance with legal and regulatory requirements and our code of conduct.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We are the direct parent company of VWR International, LLC (“VWR”). We do not have our own employees, and the same individuals serve on both VWR’s Board of Managers and our Board of Directors (and committees thereof) and senior management team. These individuals do not receive separate cash consideration from us.

The Compensation Committee of our Board of Directors that was in place prior to the consummation of the Transactions on June 29, 2007 was responsible for developing, implementing and administering our cash and equity compensation policies prior to the Transactions. See “Summary—The Transactions” for more information regarding the Transactions. Accordingly, our former Compensation Committee’s responsibilities included, among other things, determining the cash and equity compensation to be paid to our executive officers, establishing and administering incentive programs and reviewing all stock options or other awards pursuant to the CDRV Investors, Inc. Stock Incentive Plan, which was the equity compensation plan in place prior to the consummation of the Transactions (the “Prior Equity Plan”). Upon the consummation of the Transactions, the Board members who served on the Compensation Committee resigned from our Board pursuant to the terms of the Merger Agreement and new members of the Compensation Committee were not immediately elected.

In connection with the Transactions, Madison Dearborn negotiated new employment agreements with certain of our executive officers, which agreements were approved by VWR’s Board of Managers. The compensation to be paid under these agreements reflects negotiations between our executive officers and Madison Dearborn. See “New Employment Agreements” below for more information regarding these agreements. With respect to equity compensation, as a result of the Transactions, all outstanding awards under the Prior Equity Plan were cancelled and converted into the right to receive cash payments with respect to such awards as further described below under “ — Treatment of Stock Options, Restricted Stock Units and Retention Bonus Plan upon Completion of the Transactions.” In addition, each of our executive officers and certain other members of our management were given the opportunity to purchase equity in Holdings pursuant Holdings’ 2007 Securities Purchase Plan (the “New Equity Plan”) as further described under “Certain Relationships and Related Party Transactions” and “Security Ownership of Principal Shareholders and Management.” Madison Dearborn established this New Equity Plan to further align the interests of our executive officers and management investors with those of our other equity investors and to encourage our executive officers and management investors to operate the business in a manner that enhances its equity value.

In September 2007, we elected new members to the Compensation Committee. While we currently expect that several components of our former executive compensation program will remain largely unchanged in the near future, our new Compensation Committee is in the process of evaluating our long-term compensation program and philosophy in light of the Transactions. It is therefore too soon to comment extensively on the Company’s forward-looking compensation philosophy. However, it is not currently anticipated that additional incentive equity will be issued to our executive officers on an annual basis as part of future compensation arrangements. Future decisions with respect to Mr. Ballbach’s compensation will be made by our Board of Directors, and future decisions with respect to the compensation arrangements of the other executive officers will be made by the Compensation Committee, in consultation with our Chief Executive Officer, in each case to the extent not in conflict with the respective officer’s current employment agreement.

The discussion below primarily addresses the compensation of the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table (collectively, the “named executive officers”). However, the types of compensation and benefits provided to our named executive officers have been, and we expect them to continue to be, similar to those provided to other executive officers.

Compensation Philosophy and Objectives

Our overall philosophy is to create value for our equity holders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings, the achievement of certain longer-term strategic goals and objectives, and specific individual performance measures. The objectives of our compensation policies are (i) to provide a level of compensation that will allow us to attract, motivate, retain and reward talented executives who have the ability to contribute to our success, (ii) to link executive compensation to our success through the use of bonus payments based in whole or in part upon our performance (or that of a particular business unit), (iii) to align the interests of the executives and management investors with those of our equity holders thereby providing incentive for, and rewarding, the attainment of objectives that inure to the benefit of our equity holders, and (iv) to motivate and reward high levels of performance or achievement. In fiscal 2006, the alignment of our executives’ interests with those of our former stockholders was fostered through equity participation, including the use of stock awards or option grants. As discussed above, this alignment of interests will be fostered in the future through management’s investment in the equity of Holdings.

Prior to the Transactions, we reviewed and evaluated both performance and compensation at least annually to ensure that we maintained our ability to attract and retain highly qualified executive officers. As part of this evaluation process, we engaged an outside global human resources consulting firm to conduct an annual review of the compensation program for all executive officers. Going forward, we anticipate continuing to use the services of a consulting firm on an as-needed basis in order to assist in providing benchmarking data and to ensure that our actual compensation practices remain competitive and consistent with our stated goals and compensation philosophies.

Among other things, the consulting firm provided us with relevant market data, including information regarding the compensation programs implemented by a peer group of companies for comparison purposes. In connection with our 2006 review of the compensation program, we considered the following peer group of companies:

Agilent Technologies, Inc.	Owens & Minor, Inc.
Amgen, Inc.	Patterson Companies Inc.
Applied Industrial Technologies, Inc.	PSS World Medical Inc.
Becton Dickinson & Co.	Henry Schein, Inc
Cintas Corp.	Sigma-Aldrich Corp.
Genentech, Inc.	Thermo Fisher Scientific Inc.
Grainger (W.W.) Inc.	Waters Corp.
Hospira Inc.	Wesco International
Omnicare, Inc.

We believe that these companies are an appropriate peer group for comparison purposes because they have business models similar to ours and/or they represent an appropriate cross-section of the industries in which we are engaged or serve (i.e., they include companies in the biotech, distribution, medical instrument, medical supply and pharmaceutical industries). Using the benchmark market information, for fiscal 2006, our former Compensation Committee adjusted the compensation information concerning these companies, as appropriate, to reflect the relative size of each company versus our size (in terms of annual revenues), so that a proper comparison of compensation programs was made.

When setting total compensation for each of the executive officers, our former Compensation Committee reviewed summary sheets that reflected the executive officer’s then current compensation, including incentive compensation. We targeted base salaries at or near the median, or 50th percentile, of our peer group in order to retain the executives or, when necessary, attract new executives. We set performance-based cash incentive compensation at or near the 75th percentile of our peer group because we believed that a substantial piece of the overall annual cash compensation should be dependent on meeting or exceeding the annual performance targets related to key business objectives for that year.

Components of Compensation

Our compensation program was structured to expressly tie a significant portion of our executives’ overall compensation to the performance of the Company and/or specific business units through the use of performance-based reward elements such as annual and long-term incentives. For 2006, the principal components of compensation for our named executive officers were:

•       base salary;

•       performance-based cash incentive compensation;

•       a special bonus payment and a retention bonus plan that was instituted as a result of our December 2006 recapitalization;

•       investment opportunities and equity incentive compensation;

•       retirement and other benefits; and

•       perquisites and other personal benefits.

Our former Compensation Committee did not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Rather, the committee reviewed information provided by the outside consulting firm to determine the appropriate level and mix of incentive compensation, with the goals noted above. We believe that management’s investment pursuant to the New Equity Plan will provide the appropriate long-term equity incentive to grow equityholder value. It is therefore currently anticipated that additional long-term equity incentive grants or investment opportunities will not be made on an annual basis to existing management investors, and that future investment opportunities will generally be limited to incoming members of management. Incentive compensation will likely continue to consist of annual cash bonuses based upon Company and individual performance.

Actual levels of compensation received by participants prior to the Transactions were determined based upon individual skill and contribution, Company and/or business unit performance and individual performance. All compensation arrangements, grants and awards relating to our executive officers were established and approved by our former Compensation Committee, based upon input from management.

The following summary of our compensation plans should be read in conjunction with the narrative disclosure contained in below in “Executive Compensation Tables.”

Base Salary

As is customary, we provide a base salary to our named executive officers. In 2006, we reviewed the base salaries of our named executive officers. During such review, we took into account the following:

•       market data provided by our outside consulting firm;

•       the executive officer’s position and responsibilities;

•       internal review of the executive officer’s compensation, both individually and relative to other officers; and

•       individual performance of the executive officer.

It had been our former Compensation Committee’s philosophy that most executives who were performing well would be provided salaries generally consistent with the market median based upon similarly situated executives of the companies comprising our peer group. Variations to this objective could occur as dictated by the experience level of the individual and market factors as well as our performance, retention concerns and other individual circumstances. Each year, the executive’s salary was reviewed and could be increased if warranted. In general, if a participant’s role and performance level had not changed significantly, and his or her salary was consistent with market levels of pay, the participant could typically expect a modest increase in base salary in that year.

Our named executive officers salaries for fiscal 2006 are included below under the “Summary Compensation Table.” As noted above, in connection with the consummation of the Transactions, our executive officers current base salaries were established through negotiations with Madison Dearborn and are reflected in new employment agreements. See “New Employment Agreements” below for more information regarding these agreements.

Performance-Based Cash Incentive Compensation

Our former Compensation Committee established an annual performance-based cash incentive compensation program referred to as the Management Incentive Plan (the “MIP”). Under the MIP, performance targets are established for the participants in February of each year. Cash bonus payments under the MIP for a given year are then determined based on the achievement by us and the participants of predetermined performance measures. For 2006, our named executive officers’

target cash bonuses under the 2006 MIP, expressed as percentages of their respective base salaries, were as follows:

% of Base
Name	Salary
John M. Ballbach	100%
Jack L. Wyszomierski	85%
George Van Kula	75%
Theodore C. Pulkownik	75%
Charles F. Canfield	75%

For 2006, each of our named executive officer’s cash bonus award was based upon achievement of the following factors or criteria:

•       An internal performance-based metric similar to EBITDA, based on our operating plan (“Internal EBITDA”). Internal EBITDA is a financial measure that is used by our senior management to establish financial earnings targets in its annual operating plan, and differs from the term “EBITDA” as it is commonly used. Internal EBITDA is generally calculated as income before consolidated net interest expense, consolidated income taxes, consolidated depreciation and amortization, and includes adjustments for certain non-recurring items and the impacts resulting from changes in accounting principles. In addition, Internal EBITDA is calculated using fixed foreign currency exchange rates, which generally are established as of the beginning of each year. In 2006, Internal EBITDA necessary to achieve 100% of the potential payout attributable to this factor was $245 million.

•       Various working capital metrics, including days sales outstanding in accounts receivable, days sales in inventory and days payables outstanding.

•       Various strategic/cultural objectives, which include individual performance goals and our compliance efforts to address the requirements of Section 404 of the Sarbanes-Oxley Act prior to the mandatory compliance date of December 31, 2007.

In 2006, each of these factors accounted for 70%, 15% and 15%, respectively, of the total potential MIP award, and we were required to achieve a minimum internal EBITDA of $207.7 million in order for a payment to be made with respect to any factor.

Based on our performance during 2006, our named executive officers earned the annual incentive cash compensation reflected in the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

Preceding the Transactions, our former Compensation Committee had discretion to modify all or any portion of any award as it deemed necessary or appropriate. The MIP program will continue for fiscal 2007, and our new Compensation Committee will have similar discretion.

Special Bonus and Retention Bonus Plan

In December 2006, we used the net proceeds from the sale of $350 million aggregate principal amount of our then-outstanding senior floating rate notes to pay a distribution to the holders of CDRV Investors, Inc. common stock. Under the terms of the Prior Equity Plan, this distribution required an adjustment to the exercise price or other terms of then outstanding stock options to the extent necessary or appropriate to reflect the distribution. Accordingly, the exercise price of all stock options outstanding under the Prior Equity Plan was reduced, but, in consideration of applicable U.S. federal tax regulations, we were not able to reduce the exercise price of certain stock options to reflect the distribution to the full extent provided under the Prior Equity Plan. As a result, we made cash payments of approximately $13.5 million to certain holders of vested and unvested stock options, including certain of our named executive officers, to ensure that such holders maintained the same economic rights and benefits under such options after the distribution as they had before the distribution. Individual payments were equal to the difference, if any, between the per share amount of the distribution and the amount by which the option exercise price would otherwise have been reduced. The payments made to our named executive officers as a result of the foregoing are reflected in the column “Bonus” of the Summary Compensation Table.

In December 2006, we also adopted a Retention Bonus Plan (the “Retention Bonus Plan”) for certain executive officers and other employees who held restricted stock units. Under the Retention Bonus Plan, an aggregate payment of approximately $1.3 million was to be paid to holders of restricted stock units as of the date of adoption of the Retention Bonus Plan, including Messrs. Ballbach and Wyszomierski, in installments over approximately five years (subject to vesting). Amounts earned by these named executive officers related to the Retention Bonus Plan in 2006 are reflected in the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table. See “—Treatment of Stock Options, Restricted Stock Units and Retention Bonus Plan upon Completion of the Transactions,” for information regarding acceleration of vesting of these payments upon consummation of the Transactions.

Investment Opportunities and Equity Incentive Compensation

Investment Opportunities and related Option Grants.   Prior to the Transactions, we maintained the Prior Equity Plan, pursuant to which our Board of Directors provided from time to time our executive officers and certain other key employees, including our named executive officers, with the opportunity to purchase shares of CDRV Investors, Inc. common stock.

For each share of common stock purchased by a participant, we generally granted such participant two options (three options in the case of Mr. Ballbach) to purchase additional shares of common stock. The options granted to our named executive officers in 2006 are shown below on the Grants of Plan-Based Awards Table. The options were to vest in equal installments over the first five years of the ten-year option term. Prior to the exercise of an option, the holder had no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. See “—Treatment of Stock Options, Restricted Stock Units and Retention Bonus Plan upon Completion of the Transactions” for information regarding the treatment of such restricted stock units upon consummation of the Transactions.

Restricted Stock Unit Grants.   Prior to the Transactions, from time to time our Board of Directors granted to certain executive officers and other key employees, including certain of our named executive officers, restricted stock units under the Prior Equity Plan. No restricted stock units were granted to our named executive officers in 2006. In February 2007, our former Board of Directors granted 1,000 restricted stock units to each of Messrs. Van Kula, Pulkownik and Canfield. The restricted stock units represented a future right to receive shares of CDRV Investors, Inc. common stock. The restricted stock units were to vest in equal installments over the first five years following the grant date. See “—Treatment of Stock Options, Restricted Stock Units and Retention Bonus Plan upon Completion of the Merger” for information regarding acceleration of vesting of these securities upon consummation of the Transactions.

These investment opportunities and grants were designed to encourage participants to focus on our short-term and long-term performance, thereby aligning their interests with the interests of our other stockholders. The investment opportunities also provided an opportunity for executive officers and certain designated key employees to increase their stake in us by putting their own financial resources “at risk” based on our performance. In addition, by using a mix of long-term stock option and restricted stock unit grants, the executive officers were encouraged to focus on sustained increases in our share value. Specifically, the granting of stock options and restricted stock units assisted us to:

•       enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•       provide an opportunity for increased equity ownership by executives; and

•       maintain competitive levels of total compensation.

We believe that, on a going forward basis, our management’s investment in Holdings will provide many of these same benefits.

Retirement and other Benefits

Defined Benefit Plan.   VWR sponsors a defined benefit pension plan that was frozen on May 31, 2005. The pension plan covered substantially all of VWR’s full-time U.S. employees (except employees covered by collective bargaining agreements who participate in independently operated plans). Because the pension plan complies with ERISA and Internal Revenue Code maximum compensation and defined benefit limitations, certain of the annual retirement benefits will be paid pursuant to our Supplemental Pension Plan. None of our named executive officers are entitled to benefits under these defined benefit plans.

Savings Plan.   VWR sponsors the VWR International Retirement Savings 401(k) Plan (the “Savings Plan”), which is a tax-qualified retirement savings plan pursuant to which all U.S. based associates, including our named executive officers, are able to contribute the lesser of up to 25% of their earnings or the limit prescribed by the Internal Revenue Service to the Savings Plan, on a before-tax basis. VWR will match 100% of the first 4% of pay that is contributed to the Savings Plan, subject to earnings limitations under applicable federal income tax rules. In addition, VWR may make a supplemental contribution of up to 2% of pay to all eligible participants, including named executive officers, if we meet certain internal performance measures. This supplemental contribution also is subject to earnings limitations under applicable federal income tax rules. All contributions to the Savings Plan are fully-vested upon contribution. All of our named executive officers were eligible for benefits under the Savings Plan.

Nonqualified Deferred Compensation Plan.   Our named executive officers and certain other officers and key employees are eligible to participate in the VWR International Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan became effective May 1, 2007. Under the Deferred Compensation Plan, eligible participants are entitled to defer up to 50% of their base salaries and up to 100% of their annual bonus awards. Any deferred amounts will be credited to a deferral account of the applicable participant and become a liability of VWR to such participant.

In addition, the Deferred Compensation Plan provides for VWR to credit matching amounts to the account of each participant for each year, provided certain performance goals are satisfied. These matching amounts are provided to restore matching amounts to which the participant would otherwise be entitled under the Savings Plan but which are phased out due to applicable federal income tax rules. The maximum matching amount under the Deferred Compensation Plan is 4% of the participant’s cash compensation, offset by the maximum matching contributions that VWR could make into such participant’s Savings Plan account for such year.

Under the terms of the Deferred Compensation Plan, participants become entitled to distributions of their accounts upon (i) their death, disability or separation from service, (ii) a change in control of VWR, (iii) an unforeseeable emergency, or (iv) an in-service distribution date elected by the participant. Participants may elect deferred payment dates, and may elect to receive distributions in installments or a single sum.

In connection with the Transactions, participants in our Deferred Compensation Plan became entitled to distributions of their accounts as a result of the change in control of VWR. As a result, any amounts which were credited to a participant’s account from the Deferred Compensation Plan’s effective date of May 1, 2007 through June 29, 2007, as adjusted for earnings and losses, have been distributed to the participant. VWR has continued the Deferred Compensation Plan in effect and will continue to credit amounts to a participant’s account in accordance with the participant’s previous election.

None of our named executive officers have elected to participate in the Deferred Compensation Plan.

Perquisites and Other Personal Benefits

Prior to the Transactions, our former Compensation Committee periodically reviewed the levels of perquisites and other personal benefits provided to executive officers. Currently, the perquisites and other benefits provided to executive officers primarily include annual automobile allowances, financial planning assistance, relocation benefits under our relocation policy and, in the case of Mr. Pulkownik, a housing allowance and commuting reimbursements. In connection with Mr. Ballbach’s relocation, in December 2006, we agreed to an amendment to the terms of his prior employment agreement to require us to cause our provider of employee relocation services to purchase his former house at its current fair market value of $970,000. We agreed with the provider that the house would be resold and any difference in the resale price would be our responsibility. In recognition of the decrease in the fair market value of the house since his commencement of employment in November 2005, we also agreed to pay Mr. Ballbach a special one-time bonus of $92,500.

Attributed costs of the personal benefits described above for our named executive officers for 2006 are included in the column “All Other Compensation” of the Summary Compensation Table.

Welfare Benefits.   Our named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Tax and Accounting Considerations

Deductibility of Executive Compensation.   We generally structure our compensation programs so that they are deductible for federal income tax purposes.

Accounting for Stock-Based Compensation.   Beginning on January 1, 2006, we began accounting for stock-based awards in accordance with the requirements of SFAS 123R which requires companies to recognize in the income statement the grant date fair value of equity-based compensation issued to employees. We previously accounted for these awards using the intrinsic value method of APB 25. Under APB 25, we generally did not recognize compensation expense for the options granted because the options had an exercise price equal to their fair value on the date of grant.

Executive compensation disclosed in the Summary Compensation Table includes the full amount of the special bonus to our named executive officers in connection with our distribution in December 2006. The full amount of the distribution to VWR’s employees, including our named executive officers, was $13.5 million of which $1.4 million was recorded as a compensation charge and $12.1 million was charged to additional paid-in-capital.

Compensation Committee Report

Our current Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended that the Compensation Discussion and Analysis be included in this registration statement.

COMPENSATION COMMITTEE
Timothy P. Sullivan
Robert L. Barchi
Thompson Dean
Robert P. DeCresce
Robert J. Zollars

Compensation Committee Interlocks and Insider Participation

None of the former or current Compensation Committee members were or are officers or employees of the Company or its subsidiaries. No executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of another entity, one of whose executive officers served as a member of the Board of Directors or former or current Compensation Committee of the Company.

Treatment of Stock Options, Restricted Stock Units and Retention Bonus Plan upon Completion of the Transactions

All options to purchase CDRV Investors, Inc. common stock under the Prior Equity Plan that were outstanding immediately prior to the consummation of the Transactions (whether or not then vested or exercisable) were canceled at the consummation of the Transactions and each holder of an option received, for each share of common stock subject to such option, an amount in cash equal to the excess, if any, of the per share merger consideration (approximately $343 per share) over the per share exercise price of such option. In addition, all restricted stock units and director stock units granted by the Company under the Prior Equity Plan (whether or not vested), were converted into the right of the holders thereof to receive, for each such unit, an amount in cash equal to the per share merger consideration.

In addition, participants under our Retention Bonus Plan, including Messrs. Ballbach and Wyszomierski, collectively received an aggregate payment of approximately $1.3 million upon the consummation of the Transactions.

The following table sets forth the outstanding equity-based incentives held by, and the remaining balances under the Retention Bonus Plan due to, our named executive officers immediately prior to the consummation of the Transactions.

	Option Awards			Balances due
Name	Outstanding Common Stock Options (#)	Option Exercise Price ($)	Number of Restricted Stock Units (#)	Under the Retention Bonus Plan ($)(1)
John M. Ballbach	58,929	$ 24.66	6,667	$ 316,602
	12,603	59.64
Jack L. Wyszomierski	20,000	24.66	2,667	158,278
George Van Kula	13,340	59.64	1,000	—
Theodore C. Pulkownik	20,000	24.66	1,000	—
Charles F. Canfield	13,000	24.66	1,000	—

(1)                 Represents the amount of payments that became payable to Messrs. Ballbach and Wyszomierski under the Retention Bonus Plan as a result of the Transactions.

New Employment Agreements

Overview.   On June 29, 2007, in connection with the Transactions, Madison Dearborn negotiated new employment agreements with our named executive officers (other than Mr. Canfield, who has retired from the Company effective December 31,2007), and the agreements were approved by the Board of Managers of VWR International. The then-existing employment letters with such officers were terminated in connection therewith.

John M. Ballbach (Chairman, President & Chief Executive Officer).   Mr. Ballbach will receive a per annum base salary of $925,000 and an annual target base bonus of 100% of his base salary and a maximum bonus of 200% of his base salary. If Mr. Ballbach is terminated without “Cause” or if he resigns for “Good Reason” (as such terms are defined in Mr. Ballbach’s employment agreement), Mr. Ballbach will be entitled to (i) two times the sum of his base salary plus his target bonus for the year in which such termination or resignation occurs, payable in equal installments over the 12-month period following termination or resignation and (ii) continued health benefits for the 18-month period following termination or resignation.

Jack Wyszomierski (Chief Financial Officer).   Mr. Wyszomierski will receive a per annum base salary of $450,000 and an annual target bonus of 85% of his base salary. If Mr. Wyszomierski is terminated without “Cause”, if he resigns for “Good Reason” (as such terms are defined in Mr. Wyszomierski’s employment agreement) or if he resigns for any reason during the period from December 29, 2008 through June 29, 2010, Mr. Wyszomierski will be entitled to (i) one and a half times the sum of his base salary plus his target bonus for the year in which termination or resignation occurs, payable in equal installments over the 12-month period following termination or resignation and (ii) continued health benefits for the 12-month period following termination or resignation.

George Van Kula (Senior Vice President, General Counsel & Secretary).   Mr. Van Kula will receive a per annum base salary of $375,000 and an annual target bonus of 75% of his base salary. If Mr. Van Kula is terminated without “Cause” or if he resigns for “Good Reason” (as such terms are defined in Mr. Van Kula’s employment agreement), Mr. Van Kula will be entitled to (i) one and a half times the sum of his base salary plus his target bonus for the year in which termination or resignation occurs, payable in equal installments over the 12-month period following termination or resignation and (ii) continued health benefits for the 12-month period following termination or resignation.

Ted Pulkownik (Senior Vice President ,Corporate Development, Asia Pacific & Export).   Mr. Pulkownik will receive a per annum base salary of $325,000 and an annual target bonus of 75% of his base salary. If Mr. Pulkownik is terminated without “Cause” or if he resigns for “Good Reason” (as such terms are defined in Mr. Pulkownik’s employment agreement), Mr. Pulkownik will be entitled to (i) one and a half times the sum of his base salary plus his target bonus for the year in which termination or resignation occurs, payable in equal installments over the 12-month period following termination or resignation and (ii) continued health benefits for the 18-month period following termination or resignation.

“Cause” is defined in the named executive officers’ employment agreements as the executive’s (i) conviction of a felony or the commission of fraud with respect to VWR or any of its subsidiaries or affiliates or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties as reasonably directed by VWR’s Board of Managers or a supervisor or report, after providing him with 15 days’ prior written notice and a reasonable opportunity to remedy such failure or (iii) gross negligence or willful misconduct with respect to VWR or any of its subsidiaries or affiliates.

“Good reason” is defined in the named executive officers’ employment agreements as (i) a material change to the executive’s authority, titles, reporting rights or obligations, and/or duties in a manner inconsistent with the position the executive currently holds or as described in his employment agreement (ii) a failure by VWR to make any payment to the executive, or provide the executive with any benefit, required to be paid or provided to him pursuant to his employment agreement, (iii) a reduction in the executive’s base salary and/or bonus entitlement as described in his employment agreement, (iv) a relocation of the executive’s principal place of employment to a location that increases his commuting distance by more than 25 miles, except for travel by the executive on company business or (v) the failure by any successor to the business of VWR to assume VWR’s obligations under the executive’s employment agreement.

As partial consideration for the benefits provided under the severance arrangements in the new employment agreements, our executive officers are bound by a confidentiality agreement as well as customary non-compete and non-solicitation provisions. The non-compete provisions prohibit the executives from engaging in or being affiliated with any business which is competitive with the Company while employed by the Company and for a period of one year after the termination of such employment for any reason (except that Mr. Ballbach’s provision lasts 18 months). The non-solicitation provision prohibits the executive either alone or in association with others, from soliciting any employee of the Company to leave the employ of the Company unless such individual’s employment with the Company has been terminated for a period of 180 days or longer. The executive’s receipt of the severance benefits would be contingent upon the executive signing a release of claims against the Company.

Termination and Change of Control Arrangements

The following tables show potential payments to each of our named executive officers other than Mr. Canfield under existing contracts, agreements, plans or arrangements, whether written or unwritten, including the new employment agreements described above, for various scenarios involving a change in control of us or a termination of employment of such officer, assuming a September 30, 2007 effective date of such change of control or termination.

JOHN BALLBACH

Executive Payments upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary not for Cause Termination or resignation for Good Reason(1)	Involuntary for Cause Termination	Change in Control	Death(2)	Disability(3)
Severance or Lump Sum Payments	$ 0	$ 0	$ 0	$ 3,715,520	$ 0	$ 0	$ 693,750	$ 693,750
Founders Common Units (unvested and accelerated)(4)	—	—	—	—	—	—	—	—

JACK WYSZOMIERSKI

Executive Payments upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary not for Cause Termination or resignation for Good Reason(1)	Involuntary for Cause Termination	Change in Control	Death(2)	Disability(3)
Severance or Lump Sum Payments(5)	$ 0	$ 0	$ 0	$ 1,259,103	$ 0	$ 0	$ 286,875	$ 286,875
Founders Common Units (unvested and accelerated)(4)	—	—	—	—	—	—	—	—

GEORGE VAN KULA

Executive Payments upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary not for Cause Termination or resignation for Good Reason(1)	Involuntary for Cause Termination	Change in Control	Death(2)	Disability(3)
Severance or Lump Sum Payments	$ 0	$ 0	$ 0	$ 994,728	$ 0	$ 0	$ 210,937.50	$ 210,937.50
Founders Common Units (unvested and accelerated)(4)	—	—	—	—	—	—	—	—

THEODORE PULKOWNIK

Executive Payments upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary not for Cause Termination or resignation for Good Reason(1)	Involuntary for Cause Termination	Change in Control	Death(2)	Disability(3)
Severance or Lump Sum Payments	$ 0	$ 0	$ 0	$ 863,478	$ 0	$ 0	$ 182,812.50	$ 182,812.50
Founders Common Units (unvested and accelerated)(4)	—	—	—	—	—	—	—	—

(1)                     Upon termination without “cause” or resignation for “good reason,” our named executive officers are generally entitled to (i) one and a half times (two times in the case of Mr. Ballbach) the sum of the executive’s then current base salary plus his target bonus for the year in which termination or resignation occurs, payable in equal installments over the 12-month period following termination and (ii) continued health benefits for the 12-month period (18-month period in the case of Mr. Ballbach) following termination. See “New Employment Agreements” for additional information regarding Messrs. Ballbach’s, Wyszomierski’s, Van Kula’s and Pulkownik’s employment agreements.

(2)                     Upon termination by reason of death, the named executive officer’s beneficiary or estate, as applicable, will be entitled to receive a lump sum payment in an amount equal to the target bonus for the year in which such termination occurs, prorated for the portion of such year prior to the death. Accordingly, the amount shown reflects the pro rated portion (9 months) of the named executive’s target bonus for 2007.

(3)                     Upon termination by reason of disability, the named executive officer will be entitled to receive a lump sum payment in an amount equal to the target bonus for the year in which such termination occurs, prorated for the portion of such year prior to the termination. Accordingly, the amount shown includes the pro rated portion (9 months) of the named executive's target bonus for 2007. In addition, the named executive officer will be entitled to receive payments of base salary until payments to him under VWR’s long-term disability plan commence but in any event for a period not to exceed 18 months from the date of termination.

(4)                     See “Certain Relationships and Related Party Transactions—Management Equity Arrangements” for a description of the founders common units of Holdings. All founders common units will vest upon the sale of substantially all of Holdings or our assets or upon certain other change of control events. Upon an initial public offering of our stock or of Holdings’ units, or if the named executive officer becomes permanently disabled or dies, the founders common units that would have vested in the next 12 months will vest immediately. If the named executive officer’s employment terminates for any reason other than for “cause”, vested founders common units can be repurchased or sold to Holdings at fair market value, as calculated in accordance with the relevant transaction documents, and unvested units can be repurchased or sold to Holdings at the lower of original cost or fair market value. Upon a termination for “cause”, both vested and unvested founders common units can be repurchased or sold to Holdings at the lower of original cost or fair market value.

(5)                     Mr. Wyszomierski is also entitled to the severance arrangements described in Note (1) above if he resigns for any reason during the period from December 29, 2008 through June 29, 2010.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for 2006.

Name	Year	Salary (2)($)	Bonus (3)($)	Stock Awards (4)($)	Option Awards (5)($)	Non-Equity Incentive Plan Compensation (6)($)	All Other Compensation (7)($)	Total ($)
John M. Ballbach	2006	$ 650,004	$ 1,651,191	$ 100,000	$ 360,224	$ 548,096	$ 173,476	$ 3,482,991
Director, President and Chief Executive Officer
Jack L. Wyszomierski	2006	379,180	670,000	49,180	61,084	272,202	25,032	1,456,678
Executive Vice President and Chief Financial Officer
George Van Kula(1)	2006	210,594	586,960	—	253,766	114,665	162,986	1,328,971
Senior Vice President, General Counsel and Secretary
Theodore C. Pulkownik	2006	275,010	670,000	—	61,084	148,886	89,664	1,244,644
Senior Vice President of Strategy Corporate Development and Emerging Markets
Charles F. Canfield	2006	275,010	435,500	—	39,704	148,886	38,903	938,003
Senior Vice President, Human Resources

(1)                     Mr. Van Kula joined us in his current position in May 2006.

(2)                     We entered into new employment agreements with certain of our named executive officers in connection with the Transactions. These new employment arrangements include new salary terms. See “—New Employment Agreements.”

(3)                     This column represents the payments made in connection with the one-time payments made to holders of stock options described in the Compensation Discussion and Analysis under “Special Bonus and Retention Bonus Plan” and, in the cases of Messrs. Ballbach and Van Kula, one-time bonus payments relating to option grants, as described below.

In connection with Mr. Ballbach’s purchase of shares in March 2006, he was granted 58,929 options with an exercise price of $75 per share, which exceeded the exercise price of $56 per share included in Mr. Ballbach’s October 2005 employment agreement. Accordingly, we paid Mr. Ballbach a one-time bonus of $1,119,651, reflecting this increased exercise price.

Pursuant to his March 2006 employment agreement, Mr. Van Kula was granted the right to purchase 6,670 shares and the right to acquire two options at an exercise price of $75 per share for each share that he purchased. He purchased 6,670 shares in June 2006. The related options were not granted until September 2006, and they were granted at an exercise price of $119 per share, which was the per share fair value at the time of this grant. Accordingly, we paid Mr. Van Kula a one-time bonus of $586,960, reflecting this increased exercise price.

(4)                     This column represents the compensation cost recognized for financial statement reporting purposes in 2006 for restricted stock units that vested during 2006. The value of each unit was determined as of the grant date.

(5)                     This column represents the compensation cost recognized for financial statement reporting purposes in 2006 for the fair value of stock options granted to each of our named executive officers, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized.

For accounting purposes, Mr. Van Kula’s right to purchase 6,670 shares described in note (3) above was treated as an option. Accordingly, we recognized compensation cost of $217,242 related to this option in accordance with SFAS 123R, and this compensation cost is included in the total for Mr. Van Kula.

(6)                     This column represents amounts earned under the MIP and, in the cases of Messrs. Ballbach and Wyszomierski, amounts earned under the Retention Bonus Plan of $79,151 and $39,569, respectively.

(7)                     This column represents the attributed costs to us of the perquisites and other personal benefits listed in the table below. The partial tax gross up reflected in the table below relates to our payment of Mr. Ballbach’s portion of the FICA tax associated with his purchase of shares in March 2006 (and described in the Option Exercises and Stock Vested Table).

	Relocation Benefits				Financial	Annual	Company Contributions	Partial Tax
Name	Relocation Expenses	Reimbursement — Residence	Housing Allowance	Commuting Reimbursements	Planning Assistance	Automobile Allowance	to Savings Plan	Gross Up	Total
John M. Ballbach	$ 36,752	$ 92,500	$ —	$ —	$ 13,355	$ 14,032	$ 11,000	$ 5,837	$ 173,476
Jack L. Wyszomierski	—	—	—	—	—	14,032	11,000	—	25,032
George Van Kula	118,442	—	—	—	24,470	9,074	11,000	—	162,986
Theodore C. Pulkownik	—	—	36,000	6,886	21,889	13,889	11,000	—	89,664
Charles F. Canfield	—	—	—	—	13,871	14,032	11,000	—	38,903

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to our named executive officers in 2006. See “—Treatment of Stock Options, Restricted Stock Units and Retention Bonus Plan upon Completion of the Transactions” for information regarding the treatment of certain of these awards upon consummation of the Transactions.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/sh)	Awards ($)
John M. Ballbach	2/15/2006	$ —	$ 650,004	$ 650,004	—	—	—	—	—	$ —	$ —
	12/7/2006	395,753	395,753	395,753	—	—	—	—	—	—	—
	3/10/2006	—	—	—	—	—	—	—	58,929	75.00	1,980,604
	9/6/2006	—	—	—	—	—	—	—	12,603	119.00	661,027
Jack L. Wyszomierski	2/15/2006	—	322,303	322,303	—	—	—	—	—	—	—
	12/7/2006	197,847	197,847	197,847	—	—	—	—	—	—	—
George Van Kula(2)	5/8/2006	—	157,946	157,946	—	—	—	—	6,670	75.00	217,242
	9/29/2006	—	—	—	—	—	—	—	13,340	119.00	693,947
Theodore C. Pulkownik	2/15/2006	—	206,258	206,258	—	—	—	—	—	—	—
Charles F. Canfield	2/15/2006	—	206,258	206,258	—	—	—	—	—	—	—

(1)                      These columns represent (i) the potential payment under the MIP for 2006 performance, as set by our former Compensation Committee on February 15, 2006, and (ii) in the cases of Messrs. Ballbach and Wyszomierski, the total potential bonus relating to the grants made to them on December 7, 2006 under the Retention Bonus Plan. The potential payments under the MIP are performance-driven and are completely at risk. The criteria and factors and the MIP percentages of base salary are described in the Compensation Discussion and Analysis under “Performance-Based Cash Incentive Compensation.” Mr. Van Kula’s MIP amounts were pro-rated due to his May 8, 2006 employment commencement date.

(2)                      Pursuant to Mr. Van Kula’s employment agreement, he was granted the right to purchase 6,670 shares at $75 per share, which for accounting purposes was treated as an option, and is reflected in the table as an option. The fair value per share at the time of this grant was $107.

Outstanding Equity Awards at Fiscal Year-end

The following table summarizes the outstanding equity awards held by our named executive officers at the end of fiscal 2006. This table includes unexercised vested and unvested stock options and unvested restricted stock units held at the end of fiscal 2006. Each equity grant is shown separately for each named executive officer. As of the end of fiscal 2006, each equity grant was to vest and, in the case of stock options, become exercisable, ratably in five equal annual installments, beginning one year after the grant date. The market value of the restricted stock units was based on the fair value of CDRV Investors, Inc. common stock as of December 31, 2006 (as determined by the CDRV Investors, Inc. Board of Directors), which was $98.64. Additional information about the stock option and restricted stock unit grants is provided in the Compensation Discussion and Analysis under “Investment Opportunities and related Option Grants under Prior Equity Plan” and “Restricted Stock Unit Grants under Prior Equity Plan.” See “—Treatment of Stock Options, Restricted Stock Units and Retention Bonus Plan upon Completion of the Transactions” for information regarding the treatment of such equity awards upon consummation of the Transactions. For information regarding the current equity arrangements between our named executive officers and Holdings see “Certain Relationships and Related Party Transactions—Management Equity Arrangements”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John M. Ballbach	—	58,929	—	$ 24.66	3/10/2016	5,334	$ 526,146	—	—
	—	12,603	—	59.64	9/6/2016			—	—
Jack L. Wyszomierski	8,000	12,000	—	24.66	9/30/2014	2,667	263,073	—	—
George Van Kula	—	13,340	—	59.64	6/27/2016	—	—	—	—
Theodore C. Pulkownik	8,000	12,000	—	24.66	9/30/2014	—	—	—	—
Charles F. Canfied	5,200	7,800	—	24.66	9/30/2014

(1)                      These exercise prices reflect the reductions to the exercise prices of outstanding stock options as a result of the December 2006 distribution to holders of CDRV Investors, Inc. common stock described in the Compensation Discussion and Analysis under “Special Bonus and Retention Bonus Plan.”

Option Exercises and Stock Vested

The following table summarizes the number of options exercised and shares of stock vested in 2006 for each of our named executive officers. See “—Treatment of Stock Options, Restricted Stock Units and Retention Bonus Plan upon Completion of the Transactions” for information regarding the treatment of stock options upon consummation of the Transactions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John M. Ballbach(1)	19,643	$ 373,217	$ —	$ —
	4,201	—	—	—
Jack L. Wyszomierski	—	—	—	—
George Van Kula(2)	6,670	213,440	—	—
Theodore C. Pulkownik	—	—	—	—
Charles F. Canfield	—	—	—	—

(1)                 Pursuant to his original employment letter, Mr. Ballbach was granted the right to purchase shares at $56 per share. Prior to his purchase of shares pursuant to this right, this employment letter was amended to require any purchases after March 15, 2006 to be made at a per share purchase price equal to fair value on the purchase date. On March 10, 2006, he purchased 19,643 shares when the fair value per share was $75. In September 2006, Mr. Ballbach purchased 4,201 shares at a purchase price equal to the fair value per share. For accounting purposes, his right to purchase these shares is considered an option, and his purchases are reflected as exercises in the table.

(2)                 Pursuant to his original employment letter, Mr. Van Kula was granted the right to purchase 6,670 shares at $75 per share. In June 2006, he purchased 6,670 shares when the fair value per share was $107. For accounting purposes, his right to purchase these shares is considered an option, and his purchase is reflected as an exercise in the table.

Director Compensation

Prior to the Transactions, our directors who were not also employees of VWR or employees or principals of CD&R (“Outside Directors”) were compensated pursuant to VWR’s Directors Compensation Policy for their service on both VWR’s and our Board of Directors (and any committees thereof). Under this policy, such directors received an annualized fee of $70,000 for their service on both Boards, at least 50% of which was payable in shares (or rights to acquire shares) of CDRV Investors, Inc. common stock granted under Prior Equity Plan. Directors had the option to elect to receive up to 100% of their annual fee in shares or rights to acquire shares granted under the Prior Equity Plan. Any Outside Director serving as the chair of any of the committees of VWR’s and our Board of Directors received an additional $10,000 annual cash fee, $15,000 in the case of the chair of the audit committee. All cash fees were paid by VWR, and the directors did not receive separate cash consideration from us. We did not pay any remuneration to any of our directors who were also employees of VWR or who were employees or principals of CD&R, however all such directors were reimbursed for reasonable travel and lodging expenses incurred to attend Board and committee meetings.

The table below summarizes the compensation earned by Outside Directors for 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert L. Barchi(1)	$ 26,250	$ 26,250	$ —	$ —	$ —	$ 52,500
Alan W. Dunton(1)	26,250	26,250	—	—	—	52,500
Joseph F. Eckroth, Jr.	35,000	35,000	—	—	—	70,000
Lewis S. Edelheit	35,000	35,000	—	—	—	70,000
Brian P. Kelley	—	70,000	—	—	—	70,000
Axel Ruckert(1)	—	52,500	—	—	—	52,500
Carl T. Stocker	50,000	35,000	—	—	—	85,000
Robert J. Zollars	—	70,000	—	—	—	70,000

(1)                 Messrs. Barchi and Dunton became directors in May 2006 and Mr. Ruckert resigned in September 2006.

(2)                 This column represents the compensation cost recognized for financial statement reporting purposes in 2006 for restricted stock units that vested during 2006. The value of each unit was determined as of the grant date.

Director Compensation Following the Transactions

In September 2007, the Board of Directors approved a new Board Compensation Policy. Under this new policy, all directors (“Eligible Directors”) who are not also (i) officers or employees of us or (ii) Managing Directors or Managing Partners of Madison Dearborn, will receive annual cash compensation of $100,000 for their service on the Board. No separate compensation will be paid to Eligible Directors for their service on the Board committees. In addition, at the discretion of the Board of Managers of Holdings, Eligible Directors may be granted the right to receive or purchase equity interests in Holdings in accordance with the New Equity Plan. See “Security Ownership of Principal Shareholders and Management” for a listing of the equity interests beneficially owned by Eligible Directors as of September 30, 2007; in connection with the purchases of these securities by the applicable Eligible Directors, we recognized non-cash compensation expense of $0.9 million in the third quarter of 2007, in accordance with SFAS 123R. Non-Eligible Directors will not be entitled to separate cash compensation or rights under the New Equity Plan in connection with their service on the Board or Board committees. All Board members, other than those affiliated with Madison Dearborn, will be entitled to be reimbursed for reasonable travel, lodging and other expenses incurred in connection with their service on the Board and Board committees.

Description of Equity Capital of Holdings

Holdings is a Delaware limited liability company. Holdings has two outstanding classes of equity securities designated as Class A Preferred Units (“preferred units”) and Class A Common Units (“common units”). The terms of such securities were established pursuant to the Limited Liability Company Agreement of Holdings (the “LLC Agreement”). Set forth below is a discussion of the material terms of such equity securities.

Class A Preferred Units

Yield.   Each preferred unit accrues a daily yield at the rate of 8% per annum, compounded on the last day of each calendar quarter, on the unreturned capital contributions made in respect of such preferred unit plus all unpaid yield for all prior quarterly periods. Such yield is payable in cash only when and to the extent the board of managers of Holdings makes a distribution in accordance with the terms outlined below.

Redemptions; Distributions.   There are no scheduled redemptions of the preferred units, and there is no maturity date or other scheduled date on which Holdings must redeem or otherwise make distributions in respect of the preferred units. Instead, the board of managers of Holdings may, in its sole discretion, make distributions from time to time in accordance with the LLC Agreement and the Delaware Limited Liability Company Act (as amended, the “LLC Act”).

Each distribution declared by the board of managers will be made in the following order and priority, with no payments made in respect of any tranche of the waterfall (other than the first tranche) until all amounts payable in respect of all prior tranches have been distributed in full:

First, in respect of all accrued and unpaid yield on the preferred units;

Second, in respect of all unreturned capital on the preferred units; and

Third, all remaining amounts to the holders of vested common units and Class B Common Units.

So long as Holdings is treated as a partnership for federal and state income tax purposes, Holdings will distribute, after each fiscal quarter, a “tax distribution” to its members (including the holders of preferred units) in an amount sufficient to cover the tax liabilities, if any, of its members for such quarter, but only to the extent that funds are legally available therefor under the LLC Act and such tax distribution would not be prohibited under any credit facility to which Holdings or any of its subsidiaries is a party.

Voting Rights.   Except as otherwise expressly provided for in the LLC Agreement or under the LLC Act, the holders of the preferred units do not have any voting rights.

Class A Common Units

Redemptions; Distributions.   There are no scheduled redemptions of the common units, and there is no maturity date or other scheduled date on which Holdings must redeem or otherwise make distributions in respect of the common units. Instead, the board of managers of Holdings may, in its sole discretion, make distributions from time to time in accordance with the LLC Agreement and the LLC Act with respect to the common units subject to the waterfall outlined above.

Voting Rights.   Each outstanding common unit is entitled to one vote on all matters to be voted on by the members of Holdings pursuant to the LLC Agreement. Except as otherwise set forth in LLC Agreement, all matters to be voted on by the members of  Holdings will require the affirmative vote of the holders of a majority of the common units then outstanding.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

All of our capital stock is owned by Parent, which in turn is owned by Holdings. Holdings was capitalized in connection with the Transactions with approximately $1,425.0 million of equity capital in the form of preferred units and common units. As of September 30, 2007, Holdings had 1,411,113.80 preferred units outstanding and 14,024,935.74 common units outstanding.

The following table sets forth certain information regarding the beneficial ownership of the common units and preferred units of Holdings as of September 30, 2007 by:

•       each person who is the beneficial owner of more than 5% of outstanding common units and preferred units;

•       each of our directors and our named executive officers; and

•       our directors and executive officers as a group.

To our knowledge, each such holder has sole voting and investment power as to such common units and preferred units shown unless otherwise noted. Beneficial ownership of the common units and preferred units listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Class A Common Units(1)		Class A Preferred Units(1)
	Number	Percent of Class	Number	Percent of Class
Principal Stockholders:
Madison Dearborn(2)	10,572,738.12	75.39%	1,175,259.51	83.29%
Avista Capital Partners, LLC(3)	1,076,259.68	7.67%	117,685.69	8.34%
Directors and Named Executive Officers:
John M. Ballbach	298,679.81	2.13%	6,000.60	*
Jack L. Wyszomierski	83,923.28	*	2,060.73	*
George Van Kula	70,436.46	*	1,729.56	*
Theodore C. Pulkownik	97,828.42	*	2,402.17	*
Charles F. Canfield	0.00	*	0.00	*
Timothy P. Sullivan(2)	10,572,738.12	75.39%	1,175,259.51	83.29%
Nicholas W. Alexos(2)	10,572,738.12	75.39%	1,175,259.51	83.29%
Harry M. Jansen Kraemer, Jr.(4).	10,656,350.16	75.99%	1,179,375.90	83.58%
Dr. Robert L. Barchi	8,000.00	*	0.00	*
Edward A. Blechschmidt	8,000.00	*	0.00	*
Thompson Dean(3)	1,076,259.68	7.67%	117,685.69	8.34%
Dr. Robert P. DeCresce	12,249.55	*	170.75	*
Carlos del Salto	0.00	*	0.00	*
Robert J. Zollars(5)	9,722.02	*	190.28	*
All Directors and Executive Officers as a group (18 persons)(6)	790,394.23	5.64%	19,566.56	1.39%

*       Denotes less than one percent.

(1)                 For information regarding the voting rights of Holdings’ common units and preferred units, see “Description of Equity Capital of Holdings.”

(2)                 Madison Dearborn Capital Partners V – A, L.P. (“MDP V – A”) is the indirect beneficial owner of 6,981,954.31 common units and 776,351.14 preferred units, Madison Dearborn Capital Partners V – C, L.P. (“MDP V – C”) is the indirect beneficial owner of 1,852,188.31 common units and 205,952.53 preferred units, Madison Dearborn Capital Partners V Executive – A, L.P. (“MDP Executive”) is the indirect beneficial owner of 70,157.42 common units and 7,800.77 preferred units MDCP Co-Investors (Varietal), L.P. (“Varietal”) is the indirect beneficial owner of 1,534,497.98 common units and 170,289.01 preferred units and MDCP Co-Investors (Varietal-2), L.P. (“Varietal-2” and together with MDP V – A, MDP V – C, MDP Executive, Varietal and Varietal-2, the “MDP Funds”) is the indirect beneficial owner of 133,940.10 common units and 14,866.06 preferred units. Madison Dearborn Partners V – A&C, L.P. (“MDP A&C”) is the general partner of each of the MDP Funds, and Madison Dearborn Partners, LLC (“MDP LLC”) is the general partner of MDP A&C. John A. Canning, Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP A&C that have the power, acting by majority vote, to vote or dispose of the units directly held by MDP V – A, MDP V – C and MDP Executive. Messrs. Canning, Finnegan and Mencoff and MDP LLC each hereby disclaims any beneficial ownership of any shares directly held by the MDP Funds. Each of Messrs. Sullivan, Alexos and Kraemer, Jr. are employed by MDP LLC and disclaim beneficial ownership of the units held by the MDP Funds except to the extent of his pecuniary interest therein. The address for MDP LLC and Messrs. Alexos, Sullivan, Kraemer, Finnegan and Mencoff is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

(3)                 Avista Capital Partners, L.P. (“ACP”) is the indirect beneficial owner of 851,679.43 common units and 93,128.53 preferred units and ACP-VWR Holdings LLC (“ACP-VWR”) is the indirect beneficial owner of 224,580.25 common units and 24,557.16 preferred units. Avista Capital Partners GP, LLC (“Avista GP”) is the general partner of ACP and Avista Capital Partners (Offshore), L.P., the managing member of ACP-VWR. Mr. Dean and Steven Webster are Co-Managing Partners of Avista Capital Managing Member, LLC, the managing member of Avista GP. Accordingly, Messrs. Dean and Webster have the power, acting by majority vote, to vote or dispose of the units held by ACP and ACP-VWR. Messrs. Dean and Webster each disclaim beneficial ownership of the units held by ACP and ACP-VWR, except to the extent of his pecuniary interest therein. The address for Avista Capital Partners, LLC and Messrs. Dean and Webster is c/o Avista Capital Holdings, LP, 65 East 55th Street, 18th Floor, New York, New York 10022.

(4)                 Includes units referenced in note (2) and 83,612.04 and 4,116.39 Class A common units and Class A preferred units, respectively, held by Mr. Kraemer.

(5)                 Units are held by Zoco L.P., a Nevada limited partnership. Mr. Zollars and his wife are the sole general and limited partners of Zoco, L.P.

(6)                 Excludes Paul A. Dumas, who joined the Company in October 2007, and Kevin P. Leak, who resigned from the Company effective November 23, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Transactions

On June 29, 2007, Holdings acquired all of the outstanding capital stock of CDRV Investors, Inc. for approximately $2,196.0 million. In connection with the Transactions, options to purchase our common stock under our existing equity incentive plans that were outstanding immediately prior to the consummation of the Transactions (whether or not then vested or exercisable) were canceled at the consummation of the Transactions and each holder of an option became entitled to receive, for each share of common stock subject to such option, an amount in cash equal to the excess, if any, of approximately $343 over the per share exercise price of such option. In addition, each restricted stock unit granted by the Company under our then-existing stock plan that was outstanding immediately prior to the consummation of the Transactions vested and became free of any restrictions upon consummation of the Transactions and was converted into the right to receive an amount in cash equal to approximately $343. In addition, certain of our named executive officers received payments under our retention benefits plan. See “Management—Treatment of Stock Options, Restricted Stock Units and Retention Bonus Plan upon Completion of the Transactions” for a description of the payments made to our current executive officers and directors.

Payments to Madison Dearborn and Avista

Upon closing of the Transactions, we entered a management services agreement with an affiliate of Madison Dearborn pursuant to which they will provide us with management and consulting services and financial and other advisory services. Pursuant to such agreement, at the closing of the Transactions, they received a fee of $35.6 million plus out-of-pocket expenses incurred in connection with the Transactions. On August 20, 2007, the management services agreement was amended and restated to include an affiliate of Avista as an additional party. As of September 30, 2007, Madison Dearborn and Avista are the beneficial owners of approximately 75.4% and 7.7% of our common stock, respectively, through their ownership interests in Holdings. Pursuant to the amended management services agreement, Madison Dearborn and Avista will receive an aggregate annual management fee of $2.0 million and reimbursement of out-of-pocket expenses incurred in connection with the provision of the aforementioned services as well as board level services. In addition, Madison Dearborn and Avista also will receive a placement fee of 2.5% of any equity financing that they provide to us prior to a public offering of our common stock. The management services agreement includes customary indemnification provisions in favor of the affiliates of Madison Dearborn and Avista.

Management Equity Arrangements

In connection with the Transactions, we entered into equity arrangements and new employment agreements with certain members of senior management of the Company. Upon closing of the Transactions, the Management Investors each purchased a strip of securities comprised of preferred and common units of Holdings. The purchase price paid by Management Investors was $1,000 for the preferred units and $1.00 for the common units, the same as that paid by Madison Dearborn for the purchase of preferred units and common units issued in connection with the consummation of the Transactions. Common units purchased pursuant to this strip of securities are 100% vested.

The Management Investors also purchased additional common units of Holdings, which we refer to as founders common units. Such founders common units represent approximately 8.8% of our common units. Such founders common units will vest on a daily pro rata basis over four years from the date of issuance. If any holder of such unvested founders common units dies or becomes permanently disabled, such investor will be credited with an additional 12 months worth of vesting for his or her founders common units. All unvested founders common units will vest upon a sale of all or substantially all of our business to an independent third party so long as the employee holding such units continues to be an employee of the Company at the closing of the sale, and upon an initial public offering of Holdings, the founders common units that would have vested in the year immediately following the initial public offering will immediately vest and the remaining portion of the unvested founders common units will continue to vest on a daily pro rata basis through the third anniversary of the date of issuance so long as the employee holding such units continues to be an employee of the Company.

Both the preferred unit/common unit strip and the founders common units are subject to restrictions on transfer, and all units purchased by the Management Investors are subject to the right of Holdings or, if not exercised by Holdings, the right of Madison Dearborn, to repurchase the units held by such Management Investor following a termination of his or her employment over a specified period of time. If neither Holdings nor Madison Dearborn elects to repurchase the units held by such Management Investor, he or she will have the right to sell such units to Holdings following the termination of his or her employment over a specified period of time. If an employee’s employment with us terminates for any reason other than for cause, vested units can be repurchased or sold to Holdings at fair market value and unvested units can be repurchased or sold to Holdings at the lower of original cost or fair market value. Upon a termination for cause, both vested and unvested common units can be repurchased or sold to Holdings at the lower of original cost or fair market value.

If Madison Dearborn seeks to sell all or substantially all of the Company, the Management Investors must consent to the sale and cooperate with Madison Dearborn, which may include selling their securities to the buyer on the terms and at the price negotiated by Madison Dearborn and signing whatever documents are reasonably necessary to consummate the sale.

Prior to an initial public offering, if Madison Dearborn sells a significant portion of its ownership interest in Holdings to a third party (disregarding sales in the public market, transfers to its affiliates and certain other exceptions), the Management Investors will have the option (but will not be required to, except in the case of a sale of the entire Company) to participate in the sale and sell alongside Madison Dearborn on a pro rata basis.

In connection with the Transactions, certain of the Management Investors, Madison Dearborn and certain other co-investors entered into a securityholders agreement with Holdings under which Madison Dearborn has the right to require Holdings to register any or all of its securities under the Securities Act on Form S-1 or Form S-3, at Holding’s expense. Additionally, the Management Investors will be entitled to request the inclusion of their registrable securities in any registration statement at Holdings’ expense whenever Holdings proposes to register any offering of its securities.

In connection with the Transactions, the Management Investors, Madison Dearborn and certain other co-investors entered into the LLC Agreement, which specifies the rights and obligations of the members of Holdings and the rights of the various classes of limited liability company interests therein.  Pursuant to the limited liability company agreement, the preferred units will be entitled to a return of capital after which the common units will share in future distributions on a pro rata basis.  In addition, prior to an initial public offering or a sale of all or substantially all of the Company, each Management Investor will be required to vote his or her units in favor of a board of managers consisting of such representatives as Madison Dearborn designates and the Company’s Chief Executive Officer.

The following table sets forth the number of common units and preferred units of Holdings purchased by our named executive officers in connection with the Transactions and beneficially owned as of September 30, 2007. Each officer paid $1.00 for each common unit and $1,000 for each preferred unit.

Name	Number of Class A Common Units	Number of Class A Preferred Units
John M. Ballbach	298,679.81	6,000.60
Jack L. Wyszomierski	83,923.28	2,060.73
George Van Kula	70,436.46	1,729.56
Charles F. Canfield	0.00	0.00
Theodore C. Pulkownik	97,828.42	2,402.17
All other Executive Officers as a group (4 persons)(1)	117,942.65	2,896.08

(1)                 Excludes Paul A. Dumas, who joined the Company in October 2007, and Kevin P. Leak, who resigned from the Company effective November 23, 2007.

Transactions With Goldman, Sachs & Co.

Affiliates of Goldman, Sachs & Co. (“Goldman”) own 4.32% of the total outstanding common units, as of September 30, 2007. Goldman and its affiliates have provided from time to time in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates. In connection with the Merger, Goldman provided financial advisory services to the Company as well as a bridge loan commitment to the Company to secure financing. Goldman was also a joint lead arranger, joint bookrunner, and syndication agent for the Company’s new senior secured credit facility, and was an initial purchaser of the outstanding notes and sole purchaser of the senior subordinated notes. For their services, financing commitments and participation in connection with the senior secured credit facility, outstanding notes and senior subordinated notes, Goldman was paid approximately $59.2 million. In addition, Goldman was and currently is a lender under the senior secured credit facility for which it receives fees and earns interest according to the terms and conditions of the credit agreement relating to the senior secured credit facility.

Miscellaneous

Dr. Barchi currently is the President of Thomas Jefferson University. The Company, through its subsidiaries, sells certain products to Thomas Jefferson University. In 2006, the Company had less than $200,000 of net sales to Thomas Jefferson University.

Mr. del Salto’s sister-in-law joined the Company in August 2007 as the manager of the Company’s operations in Mexico. Her base salary is within the salary band established by the Company for this position but exceeds the $120,000 amount requiring disclosure of her employment arrangement under Item 404(a) of Regulation S-K.

Review and Approval of Transactions with Related Persons

The Company’s Board of Directors has not formally adopted a written policy and procedure for approval of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). However, the Board believes that any such transactions have in the past been, and will continue to be, appropriately reviewed, approved and monitored.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

New Senior Secured Credit Facility

Overview

In connection with the Transactions, we entered into a new senior secured credit facility with a syndicate of lenders, led by Bank of America, N.A., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and JPMorgan Chase Bank, N.A. and Deutsche Bank Securities Inc., as co-documentation agents. The following summary is a description of the principal terms of the senior secured credit agreement and the related documents governing the new senior secured credit facility, which we refer to as the credit documentation.

The new senior secured credit facility consists of (1) a term loan facility providing for a loan denominated in Euro in an aggregate principal amount of €600.0 million, (2) a term loan facility providing for a term loan denominated in U.S. dollars in an aggregate principal amount of $615.0 million, and (3) a multi-currency revolving credit facility, providing for up to $250.0 million in multi-currency revolving loans to the borrowers (including letters of credit) outstanding at any time. Undrawn amounts under the revolving credit facility are available on a revolving credit basis for working capital and general corporate purposes of the borrower and its subsidiaries. The new senior secured credit facility permits one or more of our foreign subsidiaries to become foreign borrowers under the revolving credit facility upon the satisfaction of certain conditions.

Maturity; Prepayments

The multi-currency revolving credit facility will mature in 2013. The term loan facility will mature in 2014. The principal amount of the Euro term loans and the U.S. dollar term loans will be amortized commencing on September 30, 2009 in annual installments equal to 1% of their respective outstanding principal amounts with the remainder due at maturity.

Subject to certain exceptions, the new senior secured credit facility is subject to mandatory prepayment and reduction in an amount equal to:

•          100% of the net cash proceeds of (1) certain asset sales by the borrower and its restricted subsidiaries and (2) certain insurance recovery and condemnation events, with that percentage being reduced to 50% and 0% if certain net leverage ratios are met;

•       the net cash proceeds from the incurrence of certain additional indebtedness by the borrower and its restricted subsidiaries; and

•       beginning with the fiscal year 2008, 50% of excess operating cash flow of the borrower and its domestic subsidiaries, together with dividends and repayments of intercompany debt from foreign subsidiaries (other than to repay revolving loans made on the closing date), net of operating cash used (or to be used) to finance permitted acquisitions and other investments for which a binding agreement (or binding commitment) then exists, for capital expenditures, for certain restricted payments and for any voluntary and certain mandatory principal payments (as defined) for any fiscal year, with that percentage being to reduced to 25% and 0% if certain net leverage ratios are met.

Security; Guarantees

The obligations of the borrower under the new senior secured credit facility are guaranteed by each of the borrower’s direct and indirect wholly owned domestic restricted subsidiaries (other than (i) unrestricted subsidiaries, (ii) immaterial subsidiaries to be agreed upon, (iii) any direct or indirect U.S. subsidiary of a direct or indirect foreign subsidiary, (iv) captive insurance subsidiaries, if any, (v) non-profit subsidiaries, if any, (vi) joint ventures, if any, (vii) special purposes entities, if any), (viii) subsidiaries prohibited by law or contract from guaranteeing the new senior secured credit facility, (ix) certain subsidiaries acquired after the closing date and (x) other subsidiaries for which the costs and consequences of providing a guarantee are excessive in relation to the benefits to be obtained by the lenders). In addition, the new senior secured credit facility and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all of the tangible and intangible assets of the borrower and the guarantors, including pledges of all the capital stock of all direct or indirect U.S. subsidiaries of the borrower and of up to 65% of the capital stock of each material first-tier foreign subsidiary or foreign subsidiary holding company.

In the event that any foreign subsidiary of the borrower borrows under the new senior secured credit facility, its borrowings would be guaranteed by the borrower and the guarantors. The obligations of a foreign subsidiary borrower would be secured by substantially all of the tangible and intangible assets of such foreign subsidiary borrower, including the capital stock of certain subsidiaries of the foreign subsidiary borrower. The guarantees of the borrower and the guarantors of the foreign subsidiary borrower’s obligations would be secured by the same collateral described in the previoius paragraph, but would include 100% of the capital stock of certain foreign subsidiaries of the borrower and the guarantors.

Interest

At the borrower’s election, the interest rates per annum applicable to the loans under the new senior secured credit facility are based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or LIBOR, plus a borrowing margin, or (2) an alternate base rate, or ABR, plus a borrowing margin for the relevant currency.

Fees

The borrower pays certain fees with respect to the new senior secured credit facility, including (1) fees equal to 0.50% (subject to 2 step downs if certain net leverage ratios are met) per year, payable quarterly, on the unused commitments of the lenders under the $250.0 million revolving credit facility, (2) letter of credit fees equal to the then applicable spread over adjusted LIBOR in effect from time to time under the revolving credit facility on the aggregate amount available to be drawn under outstanding letters of credit, payable quarterly, plus a fronting bank fee to the letter of credit issuing bank in an amount equal to 0.125% on the aggregate amount available to be drawn under each issued letter of credit, payable quarterly, and (3) customary issuance and administration fees.

Covenants

Our new senior secured credit facility contains a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of the borrower and the guarantors to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, change their lines of business, change their fiscal year, or engage in certain transactions with affiliates.

The new senior secured credit facility does not contain any financial maintenance covenants that require us to comply with specified financial ratios and tests, such as a minimum interest expense coverage ratio or a maximum leverage ratio.

Events of Default

Our new senior secured credit facility contains customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, impairment of security interests in collateral or invalidity of guarantees or security documents, material judgments, change of ownership or control, and certain bankruptcy or insolvency events.

Senior Subordinated Notes

Overview

In connection with the Transactions, we issued in a private placement our senior subordinated notes in an aggregate principal amount of $353.3 million and €125.0 million denominated in Euros. Holders of the senior subordinated notes purchased approximately 5% of our outstanding preferred and common units upon closing of the Transactions. The senior subordinated notes will mature on the tenth anniversary of their issue date.

Interest

Interest on the senior subordinated notes accrues at a rate of 10.75% per annum. Prior to June 30, 2010, we have the option to pay interest on the senior subordinated notes at the rate of up to 3% per annum payable on such date, either in cash or by capitalizing such interest and adding it to the then outstanding principal amount of the senior subordinated notes, with the balance payable in cash. On or after June 30, 2010, all of the interest on the senior subordinated notes will be payable in cash.

Ranking

The senior subordinated notes are general unsecured obligations of VWR Funding, subordinated in right of payment to all existing and future senior debt of the issuer and pari passu in right of payment with any future senior subordinated indebtedness of the issuer. The senior subordinated notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

We may redeem the senior subordinated notes, in whole or in part, at our option, at any time before June 30, 2012, at a redemption price equal to 100% of their current accretion amount plus the greater of (1) 1.0% of the then outstanding current accretion amount of the senior subordinated notes and, (2) the excess of (a) the present value at the redemption date of (i) the redemption price of the senior subordinated notes on the first redemption date, as set forth in the table below, plus (ii) all required interest payments due through the first redemption date, excluding accrued but unpaid interest, computed using a discount rate equal to the interest rate on treasury securities (or, with respect to any senior subordinated notes denominated in euros, the “bund rate”) with a maturity nearest to the first redemption date plus 50 basis points; over (b) the then outstanding current accretion amount of the senior subordinated notes. The current accretion amount of the senior subordinated notes will be computed by adding to the principal amount of the senior subordinated notes an amount of accrued and unpaid interest thereon that is permitted to be capitalized on the next interest payment date equal to the portion of interest that was capitalized on the next preceding interest payment date. The redemption price will also include any accrued and unpaid interest to the date of redemption that is not included in the current accretion amount of the senior subordinated notes. On or after June 30, 2012, we may redeem the senior subordinated notes, in whole or in part, and from time to time, at our option, at the redemption prices (expressed as percentages of the current accretion amount) listed below (together, in each case, with any accrued and unpaid interest to the date of redemption that is not included in the current accretion amount of the senior subordinated notes).

Redemption Period	Price
2012	105.3750%
2013	102.6875%
2014 and thereafter	100.000%

In addition, on or before June 30, 2012, we may, on one or more occasions, at our option, redeem up to 40% of the senior subordinated notes at a redemption price equal to 110.75% of the current accretion amount of the senior subordinated notes, plus accrued and unpaid interest to the redemption date that is not included in the current accretion amount of the senior subordinated notes, with the net proceeds of specified equity offerings, provided that at least 60% of the original aggregate principal amount of the senior subordinated notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days after the closing of such equity offering.

Change of Control

In the event of a change of control, which is defined in the indenture governing our senior subordinated notes, each holder of the senior subordinated notes will have the right to require the issuer to repurchase all or any part of such holder’s notes of the applicable series at a purchase price in cash equal to 101% of the current accretion amount thereof, plus accrued and unpaid interest that is not included in the current accretion amount of the senior subordinated notes to the date of purchase.

Covenants

The indenture governing the senior subordinated notes contains certain covenants that, among other things, limit our ability and the ability of some of our subsidiaries to:

•          incur more debt;

•       pay dividends or distributions, redeem stock or make other restricted payments;

•       make investments;

•       create liens securing pari passu or subordinated indebtedness;

•       transfer or sell assets;

•       merge or consolidate; and

•       enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications. The covenants applicable to the senior subordinated notes and the exceptions and qualifications are substantially similar, but not necessarily identical, to those applicable to the senior notes. The covenants applicable to the senior notes are described under “Description of Notes—Certain Covenants.”

Events of Default

The indenture governing the senior subordinated notes provides for customary events of default including non-payment of principal or interest, failure to comply with covenants, cross-acceleration to certain other indebtedness, material judgments and certain bankruptcy or insolvency events.

Foreign Subsidiary Indebtedness

Our foreign subsidiaries operate from time to time with and without formal lines of credit with local banks. The borrowings available to and drawn from time to time by our foreign subsidiaries will be limited in aggregate by certain covenants contained in our new senior secured credit facility. As of September 30, 2007, our foreign subsidiaries had approximately $1.5 million of outstanding indebtedness under these arrangements.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this “Description of Notes” under the subheading “—Certain Definitions.” In this description, the term “Company” refers only to VWR Funding, Inc. Unless the context otherwise requires, references in this “Description of Notes” to the “Senior Notes” include the outstanding notes and the exchange notes.

The Company issued the outstanding notes under an indenture (as it may be amended and supplemented from time to time, the “Indenture”) among itself, the Guarantors and Law Debenture Trust Company of New York, as trustee (the “Trustee”). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture; all material information regarding the Senior Notes and the rights of the holders of the Senior Notes is summarized herein. The following description does not restate the Indenture in its entirety. We urge you to read the Indenture because it defines your rights as holders of the Senior Notes. Copies of the Indenture may be obtained from the Company upon request. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of any Senior Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Senior Notes and the Guarantees

The Senior Notes:

•              are general unsecured obligations of the Company;

•               are senior in right of payment with any future Subordinated Indebtedness of the Company;

•               are pari passu in right of payment to all existing and future unsecured Indebtedness of the Company that is not subordinated in right of payment to the Senior Notes;

•               are effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness (including the Credit Agreement); and

•               are structurally subordinated to all liabilities of each Subsidiary of the Company that is not a Guarantor of the Senior Notes.

The Guarantees of the Senior Notes:

•               are general unsecured obligations of each Guarantor of the Senior Notes;

•               are senior in right of payment with any existing and future Subordinated Indebtedness of such Guarantor of the Senior Notes, including its guarantee of the Senior Subordinated Notes;

•               are pari passu in right of payment to all existing and future Indebtedness of such Guarantor of the Senior Notes that is not subordinated in right of payment to the Guarantees of the Senior Notes; and

•               are effectively subordinated to any Secured Indebtedness of any Guarantor of the Senior Notes as to the assets securing such Indebtedness.

As of September 30, 2007, the Company and the Guarantors had $2,736.0 million of outstanding Indebtedness, including approximately $1,468.1 million of indebtedness under our new senior secured facility (excluding unused availability of $239.9 million and $10.1 million of outstanding letters of credit). The Senior Notes are unsecured. In the event of a bankruptcy or insolvency, any secured lenders will have a prior secured claim to any collateral securing the debt owed to them. The Company’s obligations under the Credit Agreement are secured by a security interest in certain of its assets, including the capital stock of certain of its subsidiaries.

The Indenture permits the Company to incur additional Indebtedness, subject to compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

As of September 30, 2007 all of the Subsidiaries of the Company were “Restricted Subsidiaries.” Under the circumstances described under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Senior Notes. In addition, certain of our Restricted Subsidiaries (including Foreign Subsidiaries) will not guarantee the Senior Notes. As of September 30, 2007, the aggregate amount of liabilities of our non-guarantor subsidiaries was approximately $732.1 million. Our non-guarantor subsidiaries held approximately 43% of our total assets as of September 30, 2007 and generated approximately 45% of our net sales and approximately 41% of our operating income for the periods included in the nine months ended September 30, 2007.

Principal, Maturity and Interest

The Company issued Senior Notes in an aggregate principal amount of $675.0 million. The Indenture governing the Senior Notes provides for the issuance of additional Senior Notes having identical terms and conditions to the Senior Notes (the “Additional Senior Notes”), subject to compliance with the covenants contained in the Indenture. In addition, in connection with the payment of PIK Interest (as defined in the next paragraph), the Company is entitled to, without the consent of the holders, increase the outstanding principal amount of the Senior Notes or issue Additional Senior Notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the Senior Notes (in each case, the “PIK Payment”). The Senior Notes, any Additional Senior Notes subsequently issued under the Indenture and any PIK Notes will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Senior Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Senior Notes, PIK Notes that are actually issued and any increase in the principal amount of the outstanding Senior Notes as a result of a PIK Payment and references to “principal amount” of the Senior Notes include any increase in the principal amount of the outstanding Senior Notes as a result of a PIK Payment.

For any interest payment period through July 15, 2011, the Company may, at its option, elect to pay interest on the Senior Notes:

•               entirely in cash (“Cash Interest”),

•               entirely by increasing the principal amount of the outstanding Senior Notes or by issuing PIK Notes (“PIK Interest”), or

•               50% as Cash Interest and 50% as PIK Interest.

The Company must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee at least 10 Business Days prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the holders. In the absence of such an election, interest on the Senior Notes will be payable entirely in cash. Interest for the first interest period commencing on the Issue Date shall be payable entirely in cash. After July 15, 2011, the Company will make all interest payments on the Senior Notes entirely in cash.

Cash Interest on the Senior Notes accrues at the rate of 10.25% per annum and be payable in cash. PIK Interest on the Senior Notes accrues at the rate of 11.25% per annum and be payable (x) with respect to Senior Notes represented by one or more global notes registered in the name of, or held by, the Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Senior Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1) and (y) with respect to Senior Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the Register. Following an increase in the principal amount of the outstanding global Senior Notes as a result of a PIK Payment, the global Senior Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Senior Notes issued pursuant to a PIK Payment will mature on July 15, 2015 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Senior Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Interest on the Senior Notes is payable semi-annually in arrears on each January 15 and  July 15, commencing on January 15, 2008. The Company will make each interest payment to the holders of record of the Senior Notes on the immediately preceding July 1 and January 1. Interest on the Senior Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Notes will mature on July 15, 2015.

The Senior Notes were issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000, subject to the issuance of certificated PIK Notes as indicated above.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least three Business Days prior to the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium and Additional Interest (as described under “Exchange Offer; Registration Rights”), if any, on that holder’s Senior Notes in accordance with those instructions. All other payments on the Senior Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Company maintains one or more paying agents (each, a “paying agent”) for the Senior Notes within the City and State of New York.

The Company also maintains one or more registrars (each, a “registrar”) and a transfer agent. Deutsche Bank Trust Company Americas will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Senior Notes outstanding from time to time and will make payments on and facilitate transfer of Senior Notes on behalf of the Company at the office or agency of the registrar within the City and State of New York.

The Company may change the paying agents, the registrars or the transfer agents without prior notice to the holders. The Company or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Senior Notes in accordance with the Indenture. The registrar and the Company may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

Optional Redemption

On or after July 15, 2011, the Company may redeem all or a part of the Senior Notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Senior Notes to be redeemed to the applicable redemption date if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2011	105.1250%
2012	102.5625%
2013 and thereafter	100.0000%

In addition, at any time prior to July 15, 2011, the Company may on one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of the Senior Notes issued under the Indenture with the net cash proceeds of one or more Equity Offerings, at a redemption price of 110.25% of the principal amount of the Senior Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (provided that if the Equity Offering is an offering by Parent or any of its direct or indirect parent companies, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Senior Notes is contributed to the equity capital of the Company); provided, however, that:

(1)    at least 65% of the aggregate principal amount of the Senior Notes originally issued under the Indenture must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation Senior Notes held by Parent and its Affiliates); and

(2)    the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Senior Notes may also be redeemed, in whole or in part, at any time prior to July 15, 2011, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date.

Notice of any redemption, including, without limitation, upon an Equity Offering, may at our discretion be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

In addition, the Company may acquire Senior Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Any and all interest payable upon any redemption shall be payable in cash.

Guarantees

The Guarantors of the Senior Notes jointly and severally guarantee the Company’s obligations under the Indenture and the Senior Notes on a senior unsecured basis. The obligations of each Guarantor (other than a company that is a direct or indirect parent of the Company) under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Notes—Fraudulent conveyance laws may adversely affect the validity and enforceability of the guarantees.”

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will automatically be released in the event that:

(a)    the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor if after such sale, disposition or other transfer such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of the applicable Guarantor, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(b)    the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(c)    in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Senior Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness (other than the Senior Subordinated Notes (to the extent the Senior Subordinated Notes are outstanding)) of the Company or any Restricted Subsidiary or the repayment of all of the Indebtedness which resulted in the obligation to guarantee the Senior Notes;

(d)    the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e)    such Guarantor is also a guarantor or borrower under the Credit Agreement as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement (which may be conditioned on the concurrent release hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (6), (7), (8), (9), (11), (16) or (19) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of the Company or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Mandatory Redemption

Except as set forth below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes. However, under certain circumstances, the Company may be required to offer to purchase Senior Notes as described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Company may at any time and from time to time purchase Senior Notes in the open market or otherwise.

If the Senior Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of the first accrual period ending after the fifth anniversary of the Senior Notes’ issuance (the “AHYDO redemption date”), the Company will be required to redeem for cash a portion of each Senior Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Senior Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Senior Note required to be redeemed to prevent such Senior Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Senior Notes prior to the AHYDO redemption date pursuant to any other provision of the Indenture will alter the Company’s obligation to make the Mandatory Principal Redemption with respect to any Senior Notes that remain outstanding on the AHYDO redemption date.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Company at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Senior Notes, each holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that holder’s Senior Notes pursuant to a Change of Control Offer on the terms set forth in the Senior Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Senior Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Senior Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Senior Notes, or, at the Company’s option, in advance of a Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule l4e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)    accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee the Senior Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Senior Notes properly tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each new Senior Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company is not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Credit Agreement restricts the Company from purchasing Senior Notes, and also provides that the occurrence of certain change of control events with respect to Parent or the Company would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Senior Notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant, the Company will either repay all outstanding Indebtedness under the Credit Agreement or other Indebtedness ranking pari passu with the Senior Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If the Company does not repay such Indebtedness or obtain such consents, the Company will remain prohibited from purchasing Senior Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the Credit Agreement.

Future indebtedness that the Company or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase their Senior Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company or its Subsidiaries. Finally, the Company’s ability to pay cash to the holders of Senior Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to purchase the notes upon a change of control, which would result in a default in the indenture governing the notes and would adversely affect our business and financial condition.”

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company or its Subsidiaries and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Senior Notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or its credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”  Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Senior Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require the Company to repurchase its Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)    at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities other than contingent liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any assets described in clauses (2) or (3) below, and (iv) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) an amount equal to 2% of Total Assets of the Company on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash

Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

(1)    (i) to reduce Obligations under Secured Indebtedness of the Company or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary), (iii) to reduce Obligations under any Indebtedness outstanding under the Credit Facilities (other than Subordinated Indebtedness) or (iv) to reduce Indebtedness of the Company that ranks pari passu with the Senior Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Senior Notes (provided that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu with the Senior Notes (other than Indebtedness specified in clauses (i) through (iii) above), it will equally and ratably reduce Obligations under the Senior Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by causing the Company to make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Senior Notes), in each case other than Indebtedness owed to Parent or any Restricted Subsidiary;

(2)    to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3)    to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 540th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all holders of Senior Notes and Indebtedness that ranks pari passu with the Senior Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Senior Notes and such other Indebtedness that ranks pari passu with the Senior Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Senior Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Registrar will select the Senior Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Senior Indenture by virtue of such conflict.

Because the Credit Agreement is secured by substantially all of our properties and assets, and since the definition of “Net Proceeds” excludes all amounts in respect of any Asset Sale that are used to repay any Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, it is unlikely that any meaningful amount of Net Proceeds will be generated from any Asset Sale so long as the Credit Agreement remains outstanding.

Selection and Notice

If less than all of the Senior Notes are to be redeemed at any time, the Registrar will select Senior Notes for redemption as follows:

(1)    if the Senior Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Senior Notes are listed; or

(2)    if the Senior Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable or in accordance with customary prodecures of DTC.

No Senior Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Indenture. Except for a redemption to be effected pursuant to the heading “Optional Redemption,” notices of redemption may not be conditional.

If any Senior Note is to be redeemed in part only, the notice of redemption that relates to that Senior Note will state the portion of the principal amount of that Senior Note that is to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion of the original Senior Note will be issued in the name of the holder of that Senior Note upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants Upon Change in Ratings

If the Senior Notes, on any date following the date of the Indenture are rated an Investment Grade Rating by both Rating Agencies; and no Default or Event of Default shall have occurred and be continuing (the foregoing conditions being referred to collectively as the “Suspension Condition”), then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended as to the Senior Notes:

•  “—Repurchase at the Option of Holders—Asset Sales”;

•  “—Certain Covenants—Restricted Payments”;

•  “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

•  “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

•  “—Certain Covenants—Transactions with Affiliates”; and

•  clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets” (collectively, the “Suspended Covenants”).

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while the Company meets the Suspension Condition, the Senior Notes will be entitled to substantially less covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Senior Notes for any period of time as a result of the foregoing and, subsequently, one or both Rating Agencies withdraw their Investment Grade Rating or downgrade the Investment Grade Rating assigned to the Senior Notes such that the Senior Notes are no longer rated Investment Grade Rating by both Rating Agencies, then the Company and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under “Certain Covenants — Restricted Payments” as if such covenant had been in effect during the entire period of time from the date of the Indenture; provided, further, that no Default, Event of Default or breach of any kind will be deemed to exist under the Indenture for the Senior Notes or the related Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries will bear any liability for, any actions taken or events occurring after the Senior Notes attain the required ratings and before any reinstatement of the Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligations arising prior to the reinstatement of the Suspended Covenants, regardless of whether those actions or events would have been permitted if the applicable covenant had remained in effect during such period.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)    declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the

Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b)    purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d)    make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “ — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (13), (14), (15), (16), (17) and (18) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a)    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2007 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)    100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below)

but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of any direct or indirect parent company of the Company to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Subsidiaries of the Company after the Issue Date, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities or Disqualified Stock of the Company that have been converted into or exchanged for Equity Interests of the Company (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c)    100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d)    to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or interest, return, profits, distribution, income or similar amounts in respect of, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)    the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Indenture;

(2)    (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)    the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “ — Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) such new Indebtedness is subordinated to the Senior Notes and any Guarantees thereof at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)    a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit agreement, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year (x) on or prior to December 31, 2008, $15.0 million and (y) thereafter, $25.0 million, with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years subject to a maximum of $50.0 million in any calendar year; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “ — Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)    repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity interests represent a portion of the exercise price of such options or warrants;

(8)    the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)    Investments that are made with Excluded Contributions;

(10)   other Restricted Payments after the Issue Date in an aggregate amount not to exceed $25.0 million;

(11)   distributions or payments of Receivables Fees and purchase of any assets in connection with a Receivables Facility;

(12)   the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under “ — Repurchase at the Option of Holders — Change of Control” and “ — Repurchase at the Option of Holders — Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Senior Notes tendered by holders of the Senior Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13)   the declaration and payment of dividends or the payment of other distributions by the Company to, or the making of loans or advances to, any of their respective direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(i)     franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(ii)     federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided, that, in each fiscal year, the amount of such payments shall be equal to the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(iii)    customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent company of the Company and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(iv)    general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(v)     amounts payable to the Sponsor pursuant to the Management Agreement as in effect on the Issue Date;

(vi)    fees and expenses other than to Affiliates of the Company related to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described in under the section “Merger, Consolidation or Sale of Assets”;

(vii)   cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent;

(viii)  amounts to finance Investments otherwise permitted to be made pursuant to the Indenture; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by covenant entitled “Merger, Consolidation or Sale of Assets”) in order to consummate such Investment; (3) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of the covenant contained under “ — Certain Covenants — Restricted Payments” and (5) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary by another paragraph of this paragraph (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (11) thereof);

(ix)    [reserved];

(x)     reasonable and customary fees payable to any directors of any direct or indirect parent of the Company and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(xi)    reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of the Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(14)   cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

(15)   distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16)   cash dividends or other distributions on the Company’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including any severance and indemnification obligations or deferred compensation, incurred in connection with the Transactions or this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under “ — Transactions with Affiliates”;

(17)   payments or distributions in connection with an AHYDO “catch-up” payment with respect to the Senior Subordinated Notes;

(18)   any Restricted Payment used to fund the Transactions and the fees and expenses related thereto (including any repurchase of the Existing Notes on the Issue Date or thereafter);

(19)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, without giving effect to any distribution pursuant to clause (15) of this paragraph or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1.5% of Total Net Tangible Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(20)   payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indenture, including the covenant described under “Merger, Consolidation or Sale of Assets”; and

(21)   the Foreign Subsidiary Reorganization and payments or distributions in connection therewith;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12), (13)(v) and (vi) and (19) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Notwithstanding anything to the contrary herein, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any (i) Restricted Payment covered in clauses (a) through (c) of the definition of Restricted Payments (including, without limitation, any payment, dividend or distribution) to the holders of Equity Interests of the Company or any of its direct or indirect parent companies (which shall include the Sponsor and its Affiliates) (other than (x) to the Company and its Restricted Subsidiaries, future, present or former employees, directors, managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies with respect to Equity Interests held by them in such capacities pursuant to clause (4) and (y) a Restricted Payment made pursuant to clause (13)(i)-(iv), (x) or (xi) of the second paragraph of this covenant) or (ii) Investment in the Sponsor, any Permitted Holders who are members of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) with the Sponsor and its Affiliates (other than to the Company and its Restricted Subsidiaries and members of management of the Company (or its direct parent)), in each case during any period beginning on the date on which the Company makes an election to pay PIK Interest with respect to any interest period and ending on the first date after such interest period on which the Company makes a payment of Cash Interest with respect to a subsequent interest period.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries (on a consolidated basis) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph is subject to the limitations of set forth in the sixth paragraph of this covenant.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)    the incurrence by the Company or a Restricted Subsidiary of Indebtedness under Credit Facilities together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to (A) $1,815 million minus (B) the aggregate principal amount of Indebtedness incurred by a Receivables Subsidiary and then outstanding pursuant to clause (18) of this paragraph or by a Foreign Subsidiary and then outstanding pursuant to clause (27)(C) of this paragraph that was used to permanently reduce commitments under a Credit Facility, minus (C) the amount of all mandatory principal payments actually made by the borrower thereunder in respect if Indebtedness thereunder with Net Proceeds from Asset Sales;

(2)    the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Notes (including any Guarantee thereof and any PIK Notes issued from time to time pursuant to the Indenture) on the Issue Date and any Senior Notes and related exchange guarantees to be issued in exchange for the Senior Notes (including any Guarantee thereof) pursuant to the Registration Rights Agreement;

(3)    the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Subordinated Notes (including any guarantee thereof) on the Issue Date; and any Senior Subordinated Notes and related exchange guarantees to be issued in exchange for the Senior Subordinated Notes (including any guarantees thereof) pursuant to the registration rights agreement in connection therewith;

(4)    any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2) or (3) above or (23) below);

(5)    Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5) does not exceed $50.0 million;

(6)    Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(7)    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Issue Date) of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8)    Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (8) and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Senior Notes;

(9)    shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10)   Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(11)   obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(12)   Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (12) does not at any one time outstanding exceed $100.0 million; provided, that any Indebtedness or Preferred Stock incurred pursuant to this clause (12) shall cease to be deemed incurred or outstanding for purposes of this clause (12) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12);

(13)   (x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or the Guarantee of such Restricted Subsidiary or the Company, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Senior Notes substantially to the same extent as such Indebtedness is subordinated to the Senior Notes or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company incurred in accordance with the terms of the Indenture;

(14)   the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (14) and clauses (15) and (20) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Indebtedness pari passu to the Senior Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Senior Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, deemed interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced;

(15)   (i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Senior Indenture or (ii) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that after giving effect to such incurrence of Indebtedness either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be at least equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

(16)   Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(17)   Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(18)   Indebtedness incurred by a Receivables Subsidiary in connection with a Receivables Facility;

(19)   Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors, consultants and employees, their respective estates, spouses, former spouses, heirs or family members to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent companies permitted by the covenant described under “ — Restricted Payments”;

(20)   Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (20) shall cease to be deemed incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Contribution Indebtedness under the first paragraph of this covenant without reliance on this clause (20));

(21)   Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Senior Notes as described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”;

(22)   Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(23)   Indebtedness evidenced by the Existing Notes not tendered in the tender offer described elsewhere in this prospectus;

(24)   cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(25)   Indebtedness of the Company or any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions;

(26)   Indebtedness representing deferred compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business; and

(27)   Indebtedness or Preferred Stock of any Foreign Subsidiary: (A) incurred under local credit facilities for general corporate purposes not exceeding, as to all such Foreign Subsidiaries, $50.0 million in the aggregate at any one time outstanding, (B) incurred to finance or assumed in connection with the Foreign Subsidiary Reorganization or (C) which serves to refund or refinance any Indebtedness incurred under clause (1), (2) or (3) of this paragraph or the payment of any dividend to the Company or any Restricted Subsidiary in a principal amount not to exceed $200.0 million in the aggregate at any one time outstanding; provided that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this clause (27)(B) is subject to the sixth paragraph of this covenant.

For purposes of determining compliance with this “ — Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (27) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant and the covenant described under “ — Liens.”  Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and any such Indebtedness that was outstanding under the Credit Agreement as of the Issue Date may not later be re-classified. Additionally, all or any portion of any other item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (27) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Indenture governing the Senior Notes will provide that the Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Senior Notes to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor’s Guarantee of the Senior Notes. Indebtedness shall not be considered subordinate or junior in right of payment by virtue of being secured to a greater or lesser extent or with different priority.

Notwithstanding anything to the contrary contained in the first paragraph of this covenant or in  the definition of Permitted Debt, no Restricted Subsidiary of the Company that is not a Guarantor shall incur any Indebtedness or issue any Preferred Stock in reliance on the first paragraph of this covenant or clause (15) or (27)(B) of the definition of Permitted Debt (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness or Preferred Stock, when aggregated with the amount of all other Indebtedness or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed $100.0 million; provided, that in no event shall any Indebtedness or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (x) existing at the time it became a Restricted Subsidiary or (y) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly Owned Subsidiary (and in the case of clauses (x) and (y), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this paragraph.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Senior Notes or, if applicable, any related Guarantee on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)    in the case of Liens securing Subordinated Indebtedness, the Senior Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)    in all other cases, the Senior Notes and any related Guarantees are equally and ratably secured, except that the foregoing shall not apply to:

(i)     Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii)     (A) Liens securing the Senior Notes and the related Guarantees and any Senior Notes issued in exchange therefor pursuant to the Registration Rights Agreement (including Senior Notes issued in exchange for Additional Senior Notes) and secured by a Lien (in each case in accordance with the terms of the Senior Indenture) and the related Guarantees, (B) Liens securing Indebtedness permitted to be incurred pursuant to clauses (1) and (5) of the definition of “Permitted Debt” and (C) Liens securing Indebtedness permitted to be incurred pursuant to the covenant described under “ — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that with respect to clause (C), at the time of incurrence such secured Indebtedness does not exceed the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 5.0 to 1.0; or

(iii)    Permitted Liens.

Any Lien created for the benefit of the holders of the Senior Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)    make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)    sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)    contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2)    the Indenture, the Senior Notes and Guarantees (including any exchange notes with respect to the Senior Notes and related Guarantees);

(3)    the Senior Subordinated Notes and related guarantees thereof;

(4)    purchase money obligations or other obligations described in clause (5) of the second paragraph of “ — Incurrence of Indebtedness and Issuance of Preferred Stock” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(5)    applicable law or any applicable rule, regulation or order;

(6)    any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition or at the time a Restricted Subsidiary is first designated as a Restricted Subsidiary (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(7)    contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(8)    Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “ — Incurrence of Indebtedness and Issuance of Preferred Stock” and “ — Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(9)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10)   other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date pursuant to the covenant described under “ — Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to the covenant described under “ — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)   customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12)   customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(13)   restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility;

(14)   negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under the Indenture; and

(15)   any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially less favorable to the holders of the Senior Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Senior Notes, in each case as and when due; provided, further, however, that with respect to agreements existing on the Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the holders of the Senior Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)    (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2)    the Successor Company (if other than the Company) assumes all the obligations of the Company under the Senior Notes, the Senior Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(7)    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Issue Date) of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(3)    immediately after such transaction, no Event of Default exists;

(4)    immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “ — Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5)    each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Senior Notes, the Senior Indenture and the Registration Rights Agreement.

The predecessor company will be released from its obligations under the Indenture and the Senior Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Senior Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Senior Notes.

Notwithstanding the foregoing, clauses (3) , (4) and (5) above will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Guarantor; (b) the Company merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction; (c) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of the Indenture; (d) the Foreign Subsidiary Reorganization; (e) CDRV Holdings, Inc. may consolidate or merge with or into or wind up into CDRV Investment Holdings Corporation; and (f) CDRV Investment Holdings Corporation may consolidate or merge with or into or wind up into the Company.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and the Company will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)    (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2)    the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)    immediately after such transaction, no Event of Default exists; and

(4)    the transaction is made in compliance with the covenant described under “ — Repurchase at the Option of Holders — Asset Sales.”

The predecessor company will be released from its obligations under the Indenture and its Guarantee and the Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the Indenture and such Guarantee, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligation under such Guarantee.

Notwithstanding the foregoing, any Guarantor (A) may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Guarantor or (B) dissolve, liquidate or wind up its affairs if at that time it does not hold any material assets.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1)    the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

(2)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)    any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2)    Restricted Payments and Permitted Investments permitted by the Indenture;

(3)    the payment to the Sponsor and any of its officers or Affiliates by the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination or indemnification payments and related expenses pursuant to the Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment (x) does not increase the amount of fees payable to the Sponsor and (y) is not less advantageous to the holders of the Senior Notes in any material respect than the Management Agreement) (including, without limitation, the $35.0 million payment to the Sponsor as contemplated under “Certain Relationships and Related Party Transactions — Payments to Madison Dearborn Partners” in connection with the Transactions);

(4)    payments in respect of employment, severance and any other compensation arrangements with, and fees and expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies, or any Restricted Subsidiary, in the ordinary course of business;

(5)    payments made by the Company or any Restricted Subsidiary to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of the Company (and, if any,

a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) in good faith;

(6)    transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(7)    payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of the Company in good faith and which are otherwise permitted under the Indenture;

(8)    payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement (which are permitted under clause (3)), but including, without limitation, each of the other agreements entered into in connection with the Transactions) that are disclosed in this  prospectus, including with additional parties that may be added subsequent to the Issue Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the holders of the Senior Notes in any material respect;

(9)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10)   if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

(11)   any transaction permitted by the covenant “ — Merger, Consolidation or Sale of Assets”;

(12)   any transaction with a Receivable Subsidiary effected as part of a Receivables Facility;

(13)   the Transactions and the payment of the Transaction Expenses;

(14)   payments by the Company and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives); and

(15)   transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid and is paid to all holders of the

Senior Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Guarantees

After the Issue Date, the Company will cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $25.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (6), (7), (8), (9), (10), (11) and (16) of the second paragraph of the covenant described under “ — Incurrence of Indebtedness and Issuance of Preferred Stock”) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within 10 business days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Senior Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Senior Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall automatically be released in accordance with the provisions of the Indenture described under “ — Guarantees.”

Reports

Whether or not required by the Commission, so long as any Senior Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the holders of Senior Notes, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1)    substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)    substantially the same current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the exchange offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is not an “accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, the Company has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the holders of the Senior Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company becomes a Guarantor (there being no obligation of any such parent company to do so), and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Senior Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent company rather than the Company; provided that the same is accompanied by consolidating information as required by Rule 3-10 of Regulation S-X that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, the requirement to provide the information and reports referred to in clause (1) above shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of a shelf registration statement relating to the registration of the Senior Notes under the Securities Act by the filing with the Commission of a registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act within the timeframes required by the Registration Rights Agreement.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1)    the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Senior Notes;

(2)    the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Senior Notes and such default continues for a period of 30 days;

(3)    the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “ — Reports”;

(4)    a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)    certain events of bankruptcy affecting the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary);

(6)    the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (other than any judgments covered by indemnities or insurance policies as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable; or

(7)    the Guarantee of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee acting at the written direction of the holders or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes under the Indenture may declare the principal of and accrued interest on the Senior Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Senior Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Senior Notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Senior Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Senior Notes may rescind and cancel such declaration and its consequences:

(1)    if the rescission would not conflict with any judgment or decree;

(2)    if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)    to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)    if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)    in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Senior Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except a default in the payment of the principal of or interest on such Senior Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Senior Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Senior Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Senior Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Senior Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to promptly deliver to the Trustee a statement specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, has any liability for any obligations of the Company or any Guarantor under the Senior Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

The Indenture, the Senior Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Company may, concurrently and only concurrently, at its option and at any time, elect to have all of its obligations and the obligations of the applicable Guarantors discharged with respect to the outstanding Senior Notes issued under the Indenture (“Legal Defeasance”) except for:

(1)    the rights of holders of outstanding Senior Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Senior Notes when such payments are due from the trust referred to below;

(2)    the Company’s obligations with respect to the Senior Notes issued thereunder concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed,

lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)    the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Senior Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but including such events with respect to any Significant Subsidiary) described under “ — Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes issued under the Senior Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Senior Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date;

(2)    in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Senior Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Event of Default has occurred and is continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor are a party or by which the Company or any Guarantor is bound;

(6)    the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(7)    the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel (which may be subject to certain qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance need not be complied with if all Senior Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Senior Notes) with the consent of the holders of a majority in aggregate principal amount of the then outstanding Senior Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes).

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Senior Notes held by a non-consenting holder):

(1)    reduce the principal amount of Senior Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2)    reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes issued thereunder (other than provisions relating to the covenants described above under “ — Repurchase at the Option of Holders” except as set forth in item (10) below);

(3)    reduce the rate of or change the time for payment of interest on any Senior Note issued thereunder;

(4)    waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Senior Notes issued thereunder (except a rescission of acceleration of the Senior Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Senior Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)    make any Senior Note payable in money other than that stated in the Senior Notes;

(6)    make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Senior Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Senior Notes issued thereunder or impair the right of any holder of Senior Notes to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Notes;

(7)    waive a redemption payment with respect to any Senior Note issued thereunder (other than a payment required by one of the covenants described above under “ — Repurchase at the Option of Holders” except as set forth in item (10) below);

(8)    make any change in the ranking or priority of any Senior Note that would adversely affect the holders of the Senior Notes;

(9)    modify the Guarantees in any manner adverse to the holders of the Senior Notes;

(10)   amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11)   make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Senior Notes, the Company, the Guarantors and the Trustee upon receipt of an officer’s certificate of no material adverse effect to the holders and opinion of counsel may amend or supplement the Indenture or the Senior Notes issued thereunder:

(1)    to cure any ambiguity, mistake, defect or inconsistency;

(2)    to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

(3)    to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under the Senior Indenture, the Senior Notes or any Guarantee;

(4)    to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)    to secure the Senior Notes;

(6)    to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(7)    to add a Guarantee of the Senior Notes;

(8)    to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture;

(9)    to conform the text of the Indenture, Senior Notes or Guarantees to any provision of this “Description of Notes.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

(1) either:

(a)    all Senior Notes that have been authenticated, except lost, stolen or destroyed Senior Notes that have been replaced or paid and Senior Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)    all Senior Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)    no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3)    the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4)    the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Senior Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel (which may be subject to certain qualifications) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

The holders of a majority in principal amount of the then outstanding Senior Notes issued under the Senior Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)    Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain agreement and plan of merger dated as of May 2, 2007 between the Varietal Distribution Merger Sub Inc., Holdings and CDRV Investors, Inc., a Delaware corporation, as amended, modified and/or supplemented from time to time in accordance with the terms thereof, pursuant to which Varietal Distribution Merger Sub Inc. will merge with and into CDRV Investors, Inc., with CDRV Investors, Inc. surviving such merger and changing its name to VWR Funding, Inc.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Note on any applicable redemption date, the excess of:

(a)    the present value at such redemption date of (i) the redemption price at                   , 2011 (such redemption price being set forth under “ — Optional Redemption”) plus (ii) all required interest payments due on the Senior Notes through July 15, 2011 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)    the then outstanding principal amount of the Senior Notes.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1)    a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2)    the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under “Certain Covenants — Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Senior Indenture;

(3)    the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under “Certain Covenants — Restricted Payments” or the granting of a Lien permitted by the covenant contained under “Certain Covenants — Liens”;

(4)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(5)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6)    the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8)    foreclosures on assets or transfers by reason of eminent domain;

(9)    disposition of an account receivable in connection with the collection or compromise thereof;

(10)   sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11)   the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described under the caption “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12)   any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and Receivables Facility financings permitted under the Indenture;

(13)   transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(14)   the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company or a Restricted Subsidiary are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(15)   voluntary terminations of Hedging Obligations;

(16)   Dispositions permitted under the Indenture (including Sale and Lease-Back Transactions) by a Foreign Subsidiary designed to generate foreign distributable reserves;

(17)   any Permitted Asset Swap; and

(18)   Sale and Lease-Back Transactions involving (i) real property owned on the Issue Date, (ii) property acquired not more than 180 days prior to such Sale and Lease-Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as an Asset Sale.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors of the corporation;

(2)    with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1)    in the case of a corporation, capital stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a Sale and Lease-Back Transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” shall mean:

(1)    U. S. dollars;

(2)    (i)     Sterling, Singapore Dollars, Swedish Kroner, Canadian Dollars, euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii)     in the case of the Company or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the Credit Agrement or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)    investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)   Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(11)   Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A- (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(12)   shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (11) above; and

(13)   in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (12) or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, the Company and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Company and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1)    the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2)    the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities, including, without limitation, Parent; or

(3)    the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of Continuing Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)    interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, integration costs, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(b)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(e)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Company or a Restricted Subsidiary in respect of such period,

(f)     solely for the purpose of determining the amount available under clause (3) of the first paragraph of “Certain Covenants — Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(i)     any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off,  write-up or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising  (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(j)     any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(k)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Disposition, dividend or similar Restricted Payments, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(l)     accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under “ — Certain Covenants — Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under “ — Certain Covenants — Restricted Payments.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (iv) as an account party with respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election, (y) appointed, approved or recommended by a majority of the then Continuing Directors or (z) designated or appointed by a Permitted Holder.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than two times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Guarantor after the Issue Date; provided that:

(1)    if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of the Company or such Guarantor, as applicable, the amount of such excess shall be (A) Subordinated Indebtedness (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Senior Notes, and

(2)    such cash contribution amount is not applied to make Restricted Payments.

“Credit Agreement” means that certain credit agreement, to be dated as of the Issue Date, among the Company, Bank of America, N.A. as Administrative Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, the agents and lenders party thereto and certain other parties specified therein, providing for $615 million of U.S. dollar and €600 million of euro term loans and $250 million of revolving credit borrowings (including the issuance of letters of credit), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Credit Facilities” means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or Debt Issuances, in each case, with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory) or letters of credit or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced, supplemented or refinanced, including refinancing with Debt Issuances, in whole or in part and without limitation as to amounts, terms, conditions, covenants and other provisions, from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Senior Notes are first issued and authenticated under the Senior Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of the covenant described under “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock of the Company), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “ — Certain Covenants — Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Senior Notes or the date the Senior Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidairy.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a)    increased (without duplication) by:

(i)     provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among the Company, its Restricted Subsidiaries and any direct or indirect parent company of the Company (so long as such tax sharing payments are attributable to the operations of the Company and its Restricted Subsidiaries); plus

(ii)     Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)    Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)    any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Permitted Investment,

acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under this Indenture (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the Senior Notes, the Senior Subordinated Notes and the Credit Facilities, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Existing Notes, the Senior Notes, the Subordinated Notes and the Credit Facilities and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)     the amount of any business optimization expense and restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Issue Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a standalone entity or public company incurred in connection with any of the foregoing; provided that the aggregate amount of expenses added pursuant to this clause (v) shall not exceed an amount equal to 10% of EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (v) or clause (xii) below); plus

(vi)    any other non-cash charges, expenses or losses including any write-offs or write-downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii)   the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(viii)  the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsor pursuant to the Management Agreement (as in effect on the Issue Date) deducted (and not added back) in computing Consolidated Net Income; plus

(ix)    the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(x)     costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants — Restricted Payments”; plus

(xi)    for the year ended December 31, 2006, $11.5 million relating to prior cost-reduction actions, acquisitions and signed agreements, recorded on a quarterly basis; plus

(xii)   the amount of net cost savings and acquisition synergies projected by the Company in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with the Transactions or any acquisition or disposition by the Company or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable as evidenced in an Officers Certificate, (B) such actions are taken within 18 months after the Issue Date or the date of such acquisition or disposition and (C) the aggregate amount of cost savings added pursuant to this clause (xii) shall not exceed an amount equal to the greater of (x) $35 million and (y) 10% of EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to clause (v) above or this clause (xii)); plus

(xiii)  any net after-tax non-recurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xiv)  to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xv)   expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Company or a Restricted Subsidiary and actually paid or refunded, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xvi)  any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or (B) due to purchase accounting associated with the Transactions;

(b)    decreased by (without duplication) (i) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (ii) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and

(c)    increased or decreased by (without duplication):

(i)     any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii)     any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(1)    contributions to its common equity capital; and

(2)    the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under “ — Certain Covenants — Restricted Payments.”

“Existing Notes” shall mean VWR International, Inc.’s 6 7/8% Senior Notes due 2012, VWR International, Inc.’s 8% Senior Subordinated Notes due 2014, CDRV Investment Holdings Corporation’s 9 5/8% Senior Discount Notes due 2015 and the Company’s Senior Floating Rate Notes due 2011.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18 month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in each case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Senior Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all non-cash interest expense and amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“Foreign Subsidiary Reorganization” shall mean the reorganization of the Company’s Foreign Subsidiaries (including the creation of a new holding company subsidiary to hold substantially all of the capital stock of the Company’s Foreign Subsidiaries).

“GAAP” means generally accepted accounting principles in the United States in effect on the date of the Indenture, except for any reports required to be delivered under the covenant
“—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof. For purposes of this description of the Senior Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under the Indenture and the Senior Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Senior Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be each Domestic Subsidiary of the Company that is a Restricted Subsidiary and a guarantor under the Credit Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)    other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“Holdings” means VWR Investors, Inc. and any successor.

“Indebtedness” means, with respect to any Person,

(a)    any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)     in respect of borrowed money,

(ii)     evidenced by bonds, notes, debentures or similar instruments;

(iii)    evidenced by  letters of credit (or, without duplication, reimbursement agreements in respect thereof);

(iv)    Capitalized Lease Obligations;

(v)     representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed, or

(vi)    representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)    to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c)    Disqualified Stock of such Person, and

(d)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A)  Contingent Obligations incurred in the ordinary course of business  (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” and (C) obligations with respect to Receivables Facilities. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant  of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(a)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c)    investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under “ — Certain Covenants — Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under “ — Certain Covenants — Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

“Issue Date” means June 29, 2007.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give a security interest in such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means, collectively, (a) the Management Services Agreement dated as of the Issue Date, by and among certain management companies associated with the Sponsor and the Company and any direct or indirect parent company and (b) the MDP Unit Purchase Agreement, in each case, as in effect on the Issue Date or otherwise amended, modified or supplemented.

“MDP Unit Purchase Agreement” means the MDP Unit Purchase Agreement dated as of the Issue Date among Varietal Distribution Holdings, LLC, Madison Dearborn Capital Partners Y-A, L.P., Madison Dearborn Capital Partners Y-C, L.P. & Madison Dearborn Partners V Executive-A, L.P.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” shall mean  with respect to any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by the Company and its Restricted Subsidiaries in connection therewith), and the Company’s good faith estimate of taxes paid or payable (including payments under any tax sharing agreement or arrangement), in connection with such Asset Sale (including, in the case of any such Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by the Company or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold and (iv) in the case of any such Asset Sale by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly Owned Restricted Subsidiary as a result thereof.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Senior Indenture.

“Parent” means Varietal Distribution Holdings, LLC and any successor.

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between the Company or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) the Sponsor, (ii) any Person making an Investment in Parent concurrently with Sponsor on or following the Issue Date, (iii) any Person who is an Officer or otherwise a member of management of the Company or any of its Subsidiaries on the Issue Date, provided that if such Officers and members of management beneficially own more shares of Voting Stock of either of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iv) any Related Party of any of the foregoing Persons and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clause (i), (ii), (iii) or (iv) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group,” and provided further, that, in no event shall the Sponsor own a lesser percentage of the Voting Stock than any other person or group referred to in clauses (ii), (iii) or (iv).

“Permitted Investments” means

(1)    any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary;

(2)    any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)    any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)    any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described above under “ — Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)    any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Senior Indenture;

(6)    loans and advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15.0 million outstanding at any one time, in the aggregate;

(7)    any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)    Hedging Obligations permitted under clause (10) of the definition of “Permitted Debt”;

(9)    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10)   any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed $100.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11)   Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph under the covenant described under “ — Certain Covenants — Limitation on Restricted Payments”;

(12)   guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice, and the creation of liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants — Liens”;

(13)   Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)   Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect a Receivables Facility;

(15)   Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(16)   any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants — Transactions with Affiliates”, except transactions permitted by clauses (2), (6), (8), (10), (12) or (13);

(17)   Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(18)   Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(19)   additional Investments in joint ventures in an aggregate amount not to exceed $20.0 million at any time outstanding;

(20)   loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise permitted under “Certain Covenants — Transactions with Affiliates”;

(21)   Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(22)   Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Company or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Company or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(23)   deposits made by the Company and Foreign Subsidiaries in Cash Pooling Arrangements;

(24)   Investments made in connection with the Foreign Subsidiary Reorganization;

(25)   Investments in (i) new offshore finance companies, including, without limitation, non-Wholly-Owned Subsidiaries and (ii) new Foreign Subsidiaries that would engage in transactions with other Foreign Subsidiaries to maximize tax efficiency and dividend capacity; and

(26)   extensions of trade credit in the ordinary course of business.

“Permitted Liens” means the following types of Liens:

(1)    deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)    Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4)    Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5)    Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Senior Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;

(7)    Liens in favor of the Company or any Restricted Subsidiary;

(8)    Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (l9)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Senior Notes taken as a whole and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)    Liens on accounts receivable and related assets incurred in connection with a Receivable Facility incurred pursuant to clause (18) of the definition of “Permitted Debt”;

(10)   Liens for taxes, assessments or other governmental charges or levies not overdue by more than forty-five (45) days or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11)   judgment liens in respect of judgments that do not constitute an Event of Default;

(12)   pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings and (B) the Company or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14)   minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15)   leases, licenses, subleases or sublicenses (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not  interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16)   the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17)   banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18)   Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19)   (A) other Liens securing Indebtedness for borrowed money or other obligations with a principal amount not exceeding $35.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20)   Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-oft) and which are within the general parameters customary in the banking industry;

(21)   Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22)   Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(23)   Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Senior Indenture;

(24)   Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(25)   Liens to secure Indebtedness incurred pursuant to clauses (21) and (27) of the definition of “Permitted Debt”;

(26)   Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27)   security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28)   landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29)   Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings and (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(30)   Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(31)   Liens on the Capital Stock of Unrestricted Subsidiaries;

(32)   Liens on inventory or equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(33)   pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (22) of the definition of “Permitted Debt”;

(34)   Liens on cash deposits of the Company and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Company and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Company and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35)   any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36)   Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto; and

(37)   Liens consisting of customary contractual restrictions on cash and Cash Equivalents.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2) under the Exchange Act, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” shall mean any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refunding Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “ — Certain Covenants — Restricted Payments.”

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date between the Company, the Guarantors and Goldman, Sachs & Co., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as representatives of the initial purchasers relating to the Senior Notes.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon a receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Company or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “ — Certain Covenants — Restricted Payments.”

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness secured by a Lien permitted to be incurred under the Senior Indenture.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period. The Secured Indebtedness Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Subordinated Notes” means up to $353.3 million and €125.0 million aggregate principal amount of the Senior Subordinated Notes due 2017 of the Company to be issued on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsor” means Madison Dearborn Partners, LLC and its Affiliates (other than any portfolio company thereof).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Senior Notes and (b) with respect to any Guarantor of the Senior Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Senior Notes.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” shall mean total assets of the Company and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Company and its Restricted Subsidiaries as may be expressly stated.

“Total Net Tangible Assets” shall mean total assets of the Company and its Restricted Subsidiaries, less all goodwill, trade names, trademarks, patents and any other like intangibles, all on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Company and its Restricted Subsidiaries as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or other equity interests.

“Transactions” means (i) the transactions contemplated by the Acquisition Agreement, (ii) the entry into the Credit Agreement and incurrence of Indebtedness thereunder on the Issue Date by the Company and the guarantors thereunder, (iii) (A) the issuance of the Senior Notes and the provision of Guarantees by the Guarantors and (B) the issuance of the Senior Subordinated Notes and the provision of guarantees by the guarantors thereof, (iv) the refinancing of certain existing indebtedness of CDRV Investors, Inc. as contemplated in this prospectus, (v) the payment of fees and expenses related to each of the foregoing and (vi) all other transactions relating to any of the foregoing in each case, as contemplated as of the Issue Date pursuant to the terms of the Acquisition Agreement.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 15, 2011; provided, however, that if the period from such redemption date to July 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under “ — Certain Covenants — Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by the Company pursuant to the covenant described under “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”  Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with such Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

Except as described under “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether the Company has complied with any covenant in the Senior Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK ENTRY; DELIVERY AND FORM

The certificates representing the outstanding notes have been, and the certificates representing the exchange notes will be, issued in fully registered form without interest coupons (the “Global Notes”). The Global Notes will be deposited with the relevant trustee as a custodian for DTC, as depositary, and registered in the name of a nominee of such depositary.

Those who participate in this exchange offer may elect to take physical delivery of their certificates (each a “Certificated Security”) instead of holding their interests through the Global Notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the “Non-Global Purchasers”). Upon the transfer of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for Certificate Securities, be exchanged for an interest in the Global Notes.

Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchaser and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes’ under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof None of the issuer, the trustee or any paying (agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers. registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

Cross-market transfers between the DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under an indenture, DTC will exchange the applicable Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows:  DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers or interests in the global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•          DTC notifies the Company that it is unwilling or unable to continue as depositary for the global note and the Company fails to appoint a successor depositary within 90 days of such notice, or

•       there shall have occurred and be continuing an Event of Default with respect to the notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

CIRCULAR 230 DISCLOSURE — TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, YOU ARE ADVISED THAT (A) THE FOLLOWING DISCUSSION OF MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTERS ADDRESSED IN THIS PROSPECTUS, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON SUCH TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general discussion of certain material U.S. federal income tax considerations and, in the case of a Non-United States Holder (as defined below), certain U.S. federal estate tax considerations, relating to the purchase, ownership and disposition of the notes. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or in existence on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion only addresses tax considerations for beneficial owners of the notes that acquire the notes at their original issuance at their issue price (the first price at which a substantial amount of the notes is sold for money to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that will hold the notes as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special treatment under U.S. federal income tax laws (such as certain banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, real estate investment trusts, regulated investment companies, persons holding the notes as part of a “straddle,” “hedge,” “conversion” or other integrated transaction, partnerships or other pass-through entities or investors in such entities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States and holders who mark securities to market for U.S. federal tax purposes). This discussion does not address any state, local or foreign tax consequences or any U.S. federal estate (except with respect to Non-United States Holders), gift or alternative minimum tax consequences.

No statutory or judicial authority directly addresses the treatment of all aspects of the notes for United States federal income or estate tax (except with respect to Non-United States Holders) purposes. No ruling has been or is expected to be sought from the U.S. Internal Revenue Service (the “IRS”) with respect to the notes. As a result, no assurance can be given that the IRS or a court will agree with all of the tax characterizations and tax consequences described below.

This discussion is for general information only. Any discussion of U.S. federal tax issues in this prospectus is not intended to be, and should not be construed to be, legal or tax advice to any particular investors who purchase the notes. We urge prospective investors to consult their own independent tax advisers with respect to the tax consequences to them of the purchase, ownership and disposition of the notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws. The discussion under “ — U.S. Holders — The Exchange Offer” represents the opinion of Kirkland & Ellis LLP, counsel to the registrant.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•          an individual who is a citizen or resident of the United States;

•          a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•          an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•          a trust if either (1) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (2) the trust was in existence on August 20, 1996, was treated as a United States person prior to such date, and has made a valid election to continue to be treated as a United States person.

For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate and is not a “United States Holder.”

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of the partnership and its partners will generally depend on the status and activities of the partnership and its partners. A partnership holding notes should consult its own tax adviser about the tax consequences of purchasing, holding and disposing of the notes.

United States Holders

Interest on the Notes

Because interest on the notes is not unconditionally payable in cash at least annually, the notes will be considered to be issued with “original issue discount” (“OID”). Under the rules governing OID, regardless of a United States Holder’s method of accounting, a United States Holder will be required to accrue its pro rata share of OID on the notes on a constant yield basis and include such accruals in gross income, whether or not such United States Holder receives a cash payment of interest on the notes on the scheduled interest payment dates. The amount of OID on the notes is the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the notes other than “qualified stated interest”) and their “issue price.”  The “issue price” of each note is the first price at which a substantial amount of the notes is sold, ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Because we have the option in any interest payment period prior to July 15, 2011 (other than the first interest period) to make interest payments in PIK interest instead of paying cash, none of the stated interest payments on the notes prior to July 15, 2011 (other than the first interest period) will constitute qualified stated interest.

To determine the amount of OID that a United States Holder must include in income, we will assume, as provided in the Treasury regulations, that we will make or not make elections to call the notes and to accrue, rather than pay, interest in a manner that minimizes the yield on the notes. These assumptions are made solely for United States federal income tax purposes and do not constitute a representation by us regarding the actual amounts, or the timing of amounts, that will be paid on the notes. If the assumptions we make are contrary to actual circumstances (a “change in circumstances”), then solely for purposes of determining the amount of OID on the notes, the notes will be treated as retired and reissued on the date of the change in circumstances for an amount equal to the “adjusted issue price” of the notes (as defined below).

The amount of OID that a United States Holder is required to include in income is the sum of the “daily portions” of OID with respect to the notes for each day during the taxable year in which the United States Holder is the beneficial owner of the notes. The “daily portions” of OID in respect of the notes are determined by allocating to each day in an “accrual period” the ratable portion of interest on the notes that accrues in the “accrual period.” The “accrual period” for the notes may be of any length and may vary in length over the term of the notes, provided that each “accrual period” is no longer than one year and that each scheduled payment of interest or principal occurs on the first or final day of an “accrual period.”

The amount of OID on the notes that accrues in an “accrual period” is the product of the “yield to maturity” on the notes (adjusted to reflect the length of the “accrual period”) and the “adjusted issue price” of the notes at the beginning of such accrual period. The “yield to maturity” on the notes is the discount rate that, when used in computing the present value of all payments to be made under the notes, produces an amount equal to their issue price. The “adjusted issue price” of the notes at the beginning of the first “accrual period” will equal its “issue price” (as described above) and for any “accrual periods” thereafter will be (x) the sum of the “issue price” of the notes and any OID previously accrued thereon minus (y) the amount of any payments previously made on the notes.

If we in fact pay interest in cash on the notes, a United State Holder will not be required to adjust its OID inclusions. Each payment made in cash under a note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. A United States Holder generally will not be required to include separately in income cash payments received on the notes to the extent such payments constitute payments of previously accrued OID.

Sale, Exchange or Retirement of the Notes

Subject to the discussion below regarding the Mandatory Principal Redemption, upon a sale, exchange or retirement of a note, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will generally be equal to the United States Holder’s purchase price for the note, increased by any OID previously accrued by the United States Holder and decreased by the amount of any cash payments previously made on the notes to the United States Holder. Although not free from doubt, a United States Holder’s adjusted tax basis in a note should be allocated between the original note and any PIK note received in respect of PIK interest thereon in proportion to their relative principal amounts. A United States Holder’s holding period in any PIK note received in respect of PIK Interest would likely to be identical to its holding period for the original note with respect to which the PIK note was received.

Payments received by a United States Holder upon the Mandatory Principal Redemption of a portion of a note will be treated as tax free payments of a portion of the then accrued OID with respect to such note in its entirety (including the portion of the note not redeemed).

Except as noted above regarding the Mandatory Principal Redemption, any gain or loss that a United States Holder recognizes upon the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the United States Holder’s holding period for the note is more than one year, except to the extent attributable to accrued market discount as discussed below. Long-term capital gains recognized by an individual or other non-corporate United States Holder are generally subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

A U.S. Holder who purchases a note at a “market discount” that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. A U.S. Holder who purchases a note at a premium will be subject to the bond premium amortization rules of the Code.

In general, “market discount” is calculated as the excess of the note’s stated redemption or revised issue price, within the meaning of Sections 1273 and 1278 of the Code, over its purchase price. If a U.S. Holder purchases a note at a “market discount,” any gain on sale of that note attributable to the U.S. Holder’s unrecognized accrued market discount generally will be treated as ordinary income to the U.S. Holder. In addition, a U.S. Holder who acquires a debt instrument at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the debt instrument until the U.S. Holder disposes of the debt instrument in a taxable transaction. Instead of recognizing any market discount upon a disposition of a note and being required to defer any applicable interest expense, a U.S. Holder may elect to include market discount in income currently as the discount accrues. The current income inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

In the event that a note is treated as purchased at a premium, that premium will be amortizable by a U.S. Holder as an offset to interest income (with a corresponding reduction in the U.S. Holder’s tax basis) on a consent yield basis if the U.S. Holder elects to do so. This election will also apply to all other debt instruments held by the U.S. Holder during the year in which the election is made and to all debt instruments acquired after that year.

Exchange Offer

The exchange of the outstanding notes for exchange notes pursuant to the registered exchange offer will not constitute a significant modification of the terms of the notes, and accordingly, such exchange will not constitute a taxable exchange for U.S. federal income tax purposes. Therefore, a U.S. Holder will not recognize gain or loss upon receipt of an exchange note in the registered exchange offer; such U.S. holder’s holding period for the exchange note received in the exchange will include the holding period of the outstanding note surrendered; and such U.S. Holder’s adjusted tax basis in the exchange note received will be the same as such U.S. Holder’s tax basis in the outstanding note surrendered. In addition, each U.S. Holder of exchange notes will continue to be required to include interest on the notes in its gross income in accordance with such each such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Certain Additional Payments

It is possible that the IRS could assert that the Special Interest that we would be obligated to pay upon a Registration Default, as described under the section “Exchange Offer; Registration Rights”, is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of our making any payments of Special Interest is remote and/or that the payment, if any, is incidental, and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our determination will be binding on all holders except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge such determination, a holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income recognized on the taxable disposition of a note. In the event a contingency actually occurs, it would affect the amount and timing (and possibly character) of the income that a holder will recognize. This discussion assumes that our determination that these contingencies are remote and/or incidental is correct and assumes that the notes will not be treated as contingent payment debt instruments.

Non-United States Holders

Payments on the Notes

All payments on the notes made to a Non-United States Holder, and any gain realized by a Non-United States Holder on the sale, exchange or retirement of a note, will be exempt from U.S. federal income and withholding tax, provided that:

•          in the case of interest payments (including with respect to OID)

•       the Non-United States Holder does not own directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•       the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to us through sufficient stock ownership and is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•       the certification requirement described below has been fulfilled with respect to the Non-United States Holder;

•          in the case of interest payments and any gain, such interest payments or gain is not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States; and

•          in the case of any gain, such Non-United States Holder is not an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition and certain other requirements are met.

The certification requirement referred to above will generally be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN (or suitable substitute form), under penalties of perjury, that it is not a U.S. person and provides its name and address.

If the requirements described above are not satisfied with respect to interest payments (including with respect to OID) to a Non-United States Holder, a 30% U.S. federal withholding tax will apply, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-United States Holder claiming the benefit of such treaty generally must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute form). In addition, an exemption from U.S. federal withholding tax applies if amounts treated as interest on the notes are effectively connected with the conduct of a trade or business in the United States of the Non-United States Holder (“U.S. trade or business income”) and the Non-United States Holder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute form) or IRS Form W-8BEN (or suitable substitute form).

If any interest on a note or gain realized on the disposition of a note is treated as effectively connected with the conduct of a U.S. trade or business, such Non-United States Holder generally will be subject to U.S. federal income tax with respect to such interest (including OID) or gain in the same manner as United States Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-United States Holders that are corporations could be subject to a branch profits tax with respect to earnings and profits attributable to any U.S. trade or business income at a rate of 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain realized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the U.S.

Certain Additional Payments

We believe that the possibility of our making any payments of Special Interest is remote and/or that the payment, if any, is incidental, and, accordingly, we do not intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. This discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. See “—United States Holders—Certain Additional Payments.”

Treatment of Notes for U.S. Federal Estate Tax Purposes

A note held by an individual non-United States holder (specifically defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax, provided that such individual non-United States holder does not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of our stock and payments of interest (including with respect to OID) on such note would not have been considered U.S. trade or business income.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States information reporting and backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedure required of Non-United States Holders to claim the exemption from withholding tax on interest payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States Holder or a Non-United States Holder generally will be allowed as a refund or a credit against such holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

To the extent the notes are purchased and held by an employee benefit plan subject to Title I of ERISA, or Section 4975 of the Code, the following considerations should be taken into account. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of a note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code, must also determine that its purchase and holding of notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code. To address the above concerns, the notes may not be purchased by or transferred to any investor unless the investment complies with the representations contained in paragraph 6 of the “Notice to Investors,” which are designed to ensure that the acquisition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code.

Similar state and/or local laws may apply to plans and entities holding plan assets that are not subject to Title I of ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

The validity of the exchange notes, the related guarantees and certain other legal matters, including the tax-free nature of the exchange, will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership which includes professional corporations). Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn Partners, LLC and some of its affiliates in connection with various legal matters. Some of the partners of Kirkland & Ellis LLP are partners in a partnership that is an investor in one or more of the investment funds affiliated with Madison Dearborn Partners, LLC. In addition, some of the partners of Kirkland & Ellis LLP are partners in a partnership that own less than 1% of the equity interests in Holdings.

EXPERTS

The consolidated financial statements and schedule of CDRV Investors, Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the two-year period ended December 31, 2006, for the period from April 7, 2004 to December 31, 2004 and from January 1, 2004 to April 6, 2004 have been included herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the December 31, 2006 consolidated financial statements and schedule contains explanatory paragraphs that state: effective April 7, 2004, CDRV Acquisition Corporation acquired all of the outstanding stock of VWR International Corporation in a business combination accounted for as a purchase and as a result of the acquisition, the consolidated financial information for the periods after the acquisition are presented on a different cost basis than that for the periods before the acquisition and, therefore, are not comparable; CDRV Investors, Inc.’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the modified prospective transition method, effective January 1, 2006; adoption of the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006; and, adoption of Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in 2005.

WHERE YOU CAN FIND OTHER INFORMATION

The Company has filed with the SEC a registration statement on Form S-4 (Reg. No. 333-      ) with respect to the exchange notes. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the notes. As described below, the registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

We will provide you without charge a copy of the notes, the indenture or certain other agreements that we have entered or will enter into in connection with the exchange offer. You may request copies of these documents by contacting us at: VWR Funding, Inc., Investor Relations, 1310 Goshen Parkway, P.O. Box 2656, West Chester, Pennsylvania 19380; (610) 431-1700.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-3
Consolidated Statements of Operations for the years ended December 31, 2006 and 2005 and the periods included in the year ended December 31, 2004	F-4
Consolidated Statements of Stockholders’ Equity and Other Comprehensive Income for the years ended December 31, 2006 and 2005 and the periods included in the year ended December 31, 2004	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005 and the periods included in the year ended December 31, 2004	F-7
Notes to Consolidated Financial Statements	F-8
Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2006 and 2005 and the periods included in the year ended December 31, 2004	F-71
Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheets as of September 30, 2007 and December 31, 2006	F-73
Consolidated Statements of Operations for the three months ended September 30, 2007 and 2006	F-74
Consolidated Statement of Operations for the periods included in the nine months ended September 30, 2007 and the nine months ended September 30, 2006	F-75
Consolidated Statement of Stockholders’ Equity and Other Comprehensive Income (Loss) for the period January 1, 2007 through June 29, 2007 (Predecessor)	F-76
Consolidated Statement of Stockholders’ Equity and Other Comprehensive Income (Loss) for the period June 30, 2007 through September 30, 2007 (Successor)	F-77
Consolidated Statements of Cash Flows for the periods included in the nine months ended September 30, 2007 and the nine months ended September 30, 2006	F-78
Notes to Consolidated Financial Statements	F-79

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CDRV Investors, Inc.:

We have audited the accompanying consolidated balance sheets of CDRV Investors, Inc. and subsidiaries (Successor) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income, and cash flows for the years ended December 31, 2006 and 2005 and for the period from April 7, 2004 to December 31, 2004 (Successor periods) and from January 1, 2004 to April 6, 2004 (Predecessor period). In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule for the Successor and Predecessor periods. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned Successor consolidated financial statements referred to above present fairly, in all material respects, the financial position of CDRV Investors, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the Successor periods in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of VWR International Corporation and subsidiaries for the Predecessor periods, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, effective April 7, 2004, CDRV Acquisition Corporation acquired all of the outstanding stock of VWR International Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition are presented on a different cost basis than that for the periods before the acquisition and, therefore, are not comparable.

As discussed in Notes 2 and 15 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the modified prospective transition method, effective January 1, 2006. Also, as discussed in Notes 2 and 14, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006. As discussed in Note 3, the Company adopted Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in 2005.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 30, 2007, except for Notes 22, 23, and 24 as of December 21, 2007

CDRV INVESTORS, INC.
Consolidated Balance Sheets
(Dollars in millions, except share data)

	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$139.4	$126.1
Compensating cash balance	36.1	58.4
Trade accounts receivable, less reserves of $9.8 and $6.6, respectively	452.7	407.3
Other receivables	30.1	31.0
Inventories	260.6	270.4
Other current assets	20.5	13.9
Total current assets	939.4	907.1
Property and equipment, net	156.9	156.8
Investments	8.3	7.8
Goodwill	933.1	910.0
Other intangible assets, net	552.3	552.7
Deferred income taxes	13.1	11.5
Other assets	43.1	45.9
Total assets	$2,646.2	$2,591.8
Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term portion of debt and current portion of capital lease obligations	$57.9	$103.9
Accounts payable	380.8	370.3
Accrued expenses	170.8	139.5
Total current liabilities	609.5	613.7
Long-term debt	1,661.0	1,342.9
Capital lease obligations	4.8	5.0
Other long-term liabilities	80.5	87.1
Deferred income taxes	227.0	219.2
Total liabilities	2,582.8	2,267.9
Common stock purchase subject to guarantee agreement (Note 15)	0.5	2.6
Commitments and contingences (Note 16)
Stockholders’ equity:
Common stock, $0.01 par value; 7,000,000 shares authorized; 5,862,892 shares issued and 5,803,412 outstanding at December 31, 2006; 5,779,178 shares issued and 5,753,428 outstanding at December 31, 2005	0.1	0.1
Additional paid-in capital	14.5	268.0
Retained earnings	1.7	43.6
Unamortized value of restricted stock issued	—	(1.6)
Accumulated other comprehensive income	50.8	12.7
Treasury stock, at cost, 59,480 shares at December 31, 2006 and 25,750 shares at December 31, 2005	(4.2)	(1.5)
Total stockholders’ equity	62.9	321.3
Total liabilities and stockholders’ equity	$2,646.2	$2,591.8

See accompanying notes to consolidated financial statements.

CDRV INVESTORS, INC.
Consolidated Statements of Operations
(Dollars in millions)

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Net sales	$3,257.6	$3,138.2	$2,212.2	$793.2
Cost of goods sold	2,374.3	2,334.5	1,652.7	588.0
Gross profit	883.3	803.7	559.5	205.2
Selling, general and administrative expenses	693.3	640.0	455.6	163.7
Restructuring (credits) charges (Note 4)	(1.0)	20.6	—	—
Operating income	191.0	143.1	103.9	41.5
Interest income	(6.7)	(2.7)	(0.8)	(0.2)
Interest expense	117.1	106.7	52.7	5.8
Other expense (income), net	1.5	(3.8)	(2.1)	0.1
Income before income taxes and cumulative effect of a change in accounting principle	79.1	42.9	54.1	35.8
Income tax provision	32.7	20.9	23.0	15.1
Income before cumulative effect of a change in accounting principle	46.4	22.0	31.1	20.7
Cumulative effect of a change in accounting principle, net of taxes of $0.3 (Note 3)	—	(0.5)	—	—
Net income	$46.4	$21.5	$31.1	$20.7

See accompanying notes to consolidated financial statements.

CDRV INVESTORS, INC.
Consolidated Statements of Stockholders’ Equity and
Other Comprehensive Income
(Dollars in millions)
For the Period January 1, 2004—April 6, 2004 (Predecessor)

				Unamortized	Accumulated
		Additional		value of	other
	Common	paid-in	Retained	restricted	comprehensive
	stock	capital	earnings	stock issued	income (loss)	Total
Balance at January 1, 2004	$—	$224.8	$65.1	$—	$(24.5)	$265.4
Comprehensive income (loss):
Net income	—	—	20.7	—	—	20.7
Foreign currency translation adjustment	—	—	—	—	(3.7)	(3.7)
Unrealized gain on derivatives, net of tax	—	—	—	—	0.2	0.2
Total comprehensive income						17.2
Capital contribution for interest expense on push down debt, net of tax	—	2.5	—	—	—	2.5
Balance at April 6, 2004	$—	$227.3	$85.8	$—	$(28.0)	$285.1

For the Period April 7, 2004—December 31, 2004 (Successor)

	Common Stock		Additional paid-in	Retained	Unamortized value of restricted	Accumulated other comprehensive	Treasury Stock, at cost
	Shares	Amount	capital	earnings	stock issued	income	Shares	Amount	Total
Balance at April 7, 2004	—	$—	$—	$—	$—	$—	—	$—	$—
Issuance of common stock, net	5,500,000	0.1	531.2	—	—	—	—	—	531.3
Issuance of common stock in connection with our stock incentive plan (Note 15(b))	241,217	—	20.8	—	—	—	—	—	20.8
Issuance of restricted common stock, net (Note 15(c))	—	—	0.3	—	(0.3)	—	—	—	—
Dividends paid	—	—	(288.9)	(9.0)	—	—	—	—	(297.9)
Acquisition of treasury stock	—	—	—	—	—	—	700	(0.1)	(0.1)
Comprehensive income (loss):
Net income	—	—	—	31.1	—	—	—	—	31.1
Foreign currency translation adjustment	—	—	—	—	—	54.1	—	—	54.1
Unrealized loss on derivatives, net of tax	—	—	—	—	—	(0.7)	—	—	(0.7)
Total comprehensive income									84.5
Balance at December 31, 2004	5,741,217	$0.1	$263.4	$22.1	$(0.3)	$53.4	700	$(0.1)	$338.6

See accompanying notes to consolidated financial statements.

CDRV INVESTORS, INC.
Consolidated Statements of Stockholders’ Equity and
Other Comprehensive Income
(Dollars in millions)
For the Period January 1, 2005—December 31, 2006 (Successor)

					Unamortized	Accumulated
	Common Stock		Additional paid-in	Retained	value of restricted	other comprehensive	Treasury Stock, at cost
	Shares	Amount	capital	earnings	stock issued	income	Shares	Amount	Total
Balance at January 1, 2005	5,741,217	$0.1	$263.4	$22.1	$(0.3)	$53.4	700	$(0.1)	$338.6
Issuance of common stock in connection with our stock incentive plan (Note 15(b))	29,032	—	1.6	—	—	—	—	—	1.6
Issuance of restricted common stock, net (Note 15(c))	—	—	1.3	—	(1.3)	—	—	—	—
Issuance of common stock in connection with acquisition (Notes 5(b) and 15(c))	8,929	—	0.5	—	—	—	—	—	0.5
Stock-based compensation	—	—	0.9	—	—	—	—	—	0.9
Reduction of common stock purchase subject to guarantee agreement	—	—	0.3	—	—	—	—	—	0.3
Acquisition of treasury stock	—	—	—	—	—	—	25,050	(1.4)	(1.4)
Comprehensive income (loss):
Net income	—	—	—	21.5	—	—	—	—	21.5
Minimum pension liability, net of taxes of $7.6	—	—	—	—	—	(11.9)	—	—	(11.9)
Foreign currency translation adjustment	—	—	—	—	—	(29.2)	—	—	(29.2)
Unrealized gain on derivatives, net of tax	—	—	—	—	—	0.4	—	—	0.4
Total comprehensive (loss)									(19.2)
Balance at December 31, 2005	5,779,178	0.1	268.0	43.6	(1.6)	12.7	25,750	(1.5)	321.3
Equity reclassification (Note 15(c))	—	—	(1.6)	—	1.6	—	—	—	—
Issuance of common stock in connection with our stock incentive plan (Note 15(b))	52,287	—	3.8	—	—	—	—	—	3.8
Exercise of stock options	25,660	—	1.3	—	—	—	—	—	1.3
Stock-based compensation	—	—	3.4	—	—	—	—	—	3.4
Tax benefit related to stock options	—	—	0.1	—	—	—	—	—	0.1
Make whole option payment recorded as a reduction to equity, net of taxes of $4.7 (Note 15(b))	—	—	(7.4)	—	—	—	—	—	(7.4)
Reduction of common stock purchase subject to guarantee agreement	—	—	2.1	—	—	—	—	—	2.1
Cash distribution	—	—	(255.2)	(88.3)	—	—	—	—	(343.5)
Stock dividend	5,767	—	—	—	—	—	—	—	—
Acquisition of treasury stock	—	—	—	—	—	—	33,730	(2.7)	(2.7)
Comprehensive income:
Net income	—	—	—	46.4	—	—	—	—	46.4
Minimum pension liability, net of taxes of $4.9	—	—	—	—	—	7.4	—	—	7.4
Foreign currency translation adjustment	—	—	—	—	—	32.5	—	—	32.5
Unrealized gain on derivatives, net of tax	—	—	—	—	—	0.5	—	—	0.5
Total comprehensive income									86.8
Impact of initially applying SFAS 158, net of taxes of $1.5	—	—	—	—	—	(2.3)	—	—	(2.3)
Balance at December 31, 2006	5,862,892	$0.1	$14.5	$1.7	$—	$50.8	59,480	$(4.2)	$62.9

See accompanying notes to consolidated financial statements.

CDRV INVESTORS, INC.
Consolidated Statements of Cash Flows
(Dollars in millions)

	Successor			Predecessor
	Year Ended December 31,		April 7 - December 31,	January 1 - April 6,
	2006	2005	2004	2004
Cash flows from operating activities:
Net income	$46.4	$21.5	$31.1	$20.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41.4	33.9	25.8	8.9
Loss (gain) on sale of assets	0.6	(0.5)	—	—
Cumulative effect of a change in accounting principle	—	0.5	—	—
Non-cash interest accretion	32.6	29.6	1.2	—
Non-cash equity compensation expense	3.4	0.9	—	—
Interest on push down debt, net of tax	—	—	—	2.5
Non-cash (credit) provision for restructuring	(1.0)	11.5	—	—
Amortization of debt issuance costs	5.9	5.4	3.7	—
Deferred income tax expense	5.4	1.7	3.0	0.9
Provision for doubtful accounts	6.0	3.2	2.5	0.6
Changes in working capital, net of effect of business acquisitions:
Trade accounts receivable	(27.3)	(14.6)	4.9	(26.8)
Other receivables	(10.3)	(11.3)	(7.0)	8.7
Inventories	20.3	(29.0)	20.5	17.5
Other assets	0.2	(2.0)	(1.1)	1.9
Accounts payable	27.9	32.4	0.2	61.7
Accrued expenses and other long-term liabilities	21.7	(13.1)	3.1	0.9
Net cash provided by operating activities	173.2	70.1	87.9	97.5
Cash flows from investing activities:
Payment to Merck KGaA and affiliates to acquire business, net of cash acquired of $130.8	—	—	(1,539.1)	—
Transaction costs	(0.2)	(1.5)	(20.5)	—
Acquisitions of businesses and other intangible assets	(5.7)	(44.5)	(2.7)	—
Capital expenditures	(23.6)	(18.4)	(13.1)	(3.3)
Proceeds from sales of property and equipment	5.4	2.2	1.2	0.4
Net cash used in investing activities	(24.1)	(62.2)	(1,574.2)	(2.9)
Cash flows from financing activities:
Proceeds from debt	354.4	3.2	1,466.9	13.3
Repayment of debt	(106.1)	(13.9)	(111.1)	(6.8)
Decrease in notes receivable from Merck KGaA and affiliates	—	—	—	4.1
Net change in bank overdrafts	(55.7)	73.4	25.0	(2.1)
Net change in compensating cash balance	22.3	(58.4)	—	—
Issuance of 100 shares of common stock, net of expenses	—	—	531.3	—
Proceeds from stock incentive plan	4.8	1.3	23.8	—
Make whole option payment recorded as a reduction to additional paid-in capital (Note 15(b))	(7.4)	—	—	—
Cash paid for debt issuance costs	(5.2)	(0.8)	(38.8)	—
Distributions	(343.5)	—	(297.9)	—
Acquisition of treasury stock	(2.7)	(1.4)	(0.1)	—
Net cash (used in) provided by financing activities	(139.1)	3.4	1,599.1	8.5
Effect of exchange rate changes on cash	3.3	(2.1)	4.1	(0.6)
Net increase in cash and cash equivalents	13.3	9.2	116.9	102.5
Cash and cash equivalents beginning of period	126.1	116.9	—	28.3
Cash and cash equivalents end of period	$139.4	$126.1	$116.9	$130.8
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$77.4	$70.4	$33.9	$1.3
Income taxes paid, net	$13.4	$12.6	$29.1	$4.2

See accompanying notes to consolidated financial statements.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(1)   Background and Nature of Operations

CDRV Investors, Inc. (“CDRV”, the “Company,” “us”, “we” or “our”) was incorporated in Delaware on February 9, 2004 by Clayton, Dubilier & Rice Fund VI Limited Partnership. CDRV through its indirect wholly-owned subsidiary, VWR International, Inc. (“VWR”), distributes scientific supplies, chemicals, and equipment and provide services, primarily in North America and Europe. The business is diversified across products, geographic regions and customer segments. Our principal customers are major pharmaceutical, biotechnology, chemical, technology, food processing and consumer product companies, universities and research institutes, governmental agencies, environmental organizations, and primary and secondary schools.

The Company’s North American business was formerly the VWR Scientific Products Corporation (“VWRSP”). In 1995, Merck KGaA, VWR International Corporation’s (VWR’s predecessor) ultimate parent company until April 7, 2004, headquartered in Darmstadt, Germany, agreed to acquire approximately 49.9% of the then-outstanding shares of VWRSP. In 1999, following a tender offer for the remaining shares, VWRSP became a wholly-owned subsidiary of Merck KGaA (collectively, the “VWRSP Acquisition”) (See Note 5(c)).

As more fully discussed in Note 5(a), on April 7, 2004, Merck KGaA sold all of the outstanding shares of capital stock of VWR International Corporation to CDRV Acquisition Corporation (“CDRVA”), a wholly-owned subsidiary of CDRV Holdings, Inc., a wholly-owned subsidiary of the Company, for a purchase price of approximately $1,684.2, consisting of approximately $1,669.9 in cash and approximately $14.3 of assumed debt (the “Acquisition”). In addition, direct acquisition costs of approximately $77.5 were incurred. CDRVA financed the Acquisition through a $550.0 equity investment, approximately $1,110.5 in various debt instruments, acquired cash of $70.1 and accrued expenses of $16.8.

In connection with the Acquisition, CDRVA issued $200.0 of 6 7/8% Unsecured Senior Notes due 2012 and $320.0 of 8% Unsecured Senior Subordinated Notes due 2014  (“VWR Notes”) and obtained financing under a new senior secured credit facility (the “Senior Secured Credit Facility”). Following the completion of the Acquisition, there were a series of internal reorganizations, pursuant to which, among other things, (i) VWR International Corporation merged with and into VWR International, Inc., with VWR International, Inc. surviving, and (ii) thereafter, CDRVA merged with and into VWR International, Inc., with VWR International, Inc. surviving and assuming the obligations of CDRVA.

On December 16, 2004, we issued $481.0 of 9 5/8% senior discount notes due 2015 (“Senior Discount Notes”). Prior to this issuance, we had not had any significant operating, investing or financing activities other than being the holding company of CDRV Holdings, Inc., which in turn, had not had any significant operating, investing or financing activities other than being the holding company of VWR and the indirect holder of approximately 6% equity ownership in VWR International Immobilien GmbH that VWR did not hold. The net proceeds from the issuance of the Senior Discount Notes of approximately $297.9 were used to pay a cash dividend to the holders of our common stock.

On December 14, 2006, we issued $350.0 aggregate principal amount of senior floating rate notes due 2011 (“Senior Floating Rate Notes”). The net proceeds from this issuance were used to pay a distribution to the holders of our common stock. In connection with various transactions involving the issuance of the Senior Floating Rate Notes, we formed a new wholly owned subsidiary, CDRV Investment Holdings Corporation (“Holdings Corp’’), which assumed the obligations under the Senior

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Discount Notes in December 2006. We guarantee the Senior Discount Notes on an unsecured senior subordinated basis.

The term “successor” refers to CDRV following the Acquisition. The term “predecessor” refers to VWR International Corporation prior to the change in control on April 7, 2004. CDRVA had no operations prior to the Acquisition.

The financial statements, for the period presented prior to the Acquisition, do not include allocations of Merck KGaA general corporate expenses or charges for financial reporting, tax, and treasury services, as such costs were not charged to VWR International Corporation. Management does not believe that charges for such services would have been material. See Note 17 for a further discussion of transactions with Merck KGaA.

The financial statements, for the period presented prior to the Acquisition, reflect the push down of the purchase price paid by Merck KGaA for VWR International Corporation to the VWR International Corporation financial statements that resulted in the recognition of push down debt due Merck KGaA or a contribution to stockholders’ equity for cash consideration. For the period prior to the Acquisition, interest expense of $4.1 was recorded on this push down debt based upon Merck KGaA’s intercompany interest rates, which are not necessarily indicative of rates VWR International Corporation would have obtained if it were not an ultimate subsidiary of Merck KGaA. Interest expense, including tax effects on push down debt, has been included in the predecessor statement of operations, and presented as a non-cash item in the predecessor statement of cash flows and a capital contribution in the predecessor statement of stockholders’ equity and other comprehensive income, as this interest was not required to be paid to Merck KGaA.

(2)   Summary of Significant Accounting Policies

The accounting policies as described herein are applicable to both the predecessor and successor financial statements unless specifically noted therein.

(a) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of CDRV and its subsidiaries after elimination of all intercompany balances and transactions.

(b) Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid investments with insignificant interest rate risk and having original maturities of three months or less. The amount of restricted cash was $0.7 and $1.2 at December 31, 2006 and 2005, respectively.

(c) Trade Accounts Receivables Reserve

The carrying amount of accounts receivable reflects a reserve representing our estimate of the amounts that will not be collected and for estimated sales returns and allowances. In addition to reviewing delinquent accounts receivable, we consider many factors in estimating our reserve, including historical data, experience, customer types, credit worthiness, and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collectibility.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(d) Inventories

Inventories are valued at the lower of cost or market, cost being determined principally by the last-in, first-out (“LIFO”) method for our U.S. subsidiaries and the average cost or the first-in, first-out (“FIFO”) method for all other subsidiaries. The Company periodically reviews quantities of inventories on hand and compares these amounts to the expected use of each product or product line. The Company records a charge to cost of sales for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement and warehousing of inventories, such as inbound freight charges, purchasing and receiving costs, and internal transfer costs, are included in the cost of sales line item within the statement of operations.

(e) Property and Equipment

Property and equipment are recorded at cost. Property and equipment held under capital leases are stated at the present value of minimum lease payments. Depreciation is computed using the straight-line method as follows: buildings and improvements, 10 to 40 years; equipment and software, 3 to 15 years. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the remaining life of the lease or the useful lives of the improvements. Costs for repairs and maintenance that do not significantly increase the value or estimated lives of property and equipment are treated as expense as such expenses are incurred.

(f) Goodwill and Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment. We have determined that our trademarks and trade names have indefinite lives because they do not have legal, regulatory, contractual, competitive, or economic limitations and are expected to contribute to the generation of cash flows indefinitely. SFAS 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

SFAS 142 requires that goodwill be tested annually or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amounts. We have elected to perform its annual test for indications of goodwill impairment in the fourth quarter of each year. The test was performed and no impairment was identified.

Goodwill included in the financial statements primarily represents the excess of acquisition costs over the fair value of net assets acquired in connection with the Acquisition as discussed in Note 5(a).

(g) Impairment of Long-Lived Assets

We evaluate the recoverability of long-lived assets used in operations when events or circumstances indicate a possible inability to recover carrying amounts. Such evaluations are based on undiscounted cash flow and profitability projections. An impairment charge is recorded for the

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

difference between the fair value and carrying value of the asset. No impairment losses were recorded in 2006, 2005 or 2004.

(h) Advertising

We expense advertising costs as incurred, except for certain direct-response advertising, which is capitalized and amortized over its expected period of future benefit, generally from 12 to 48 months. Capitalized direct-response advertising, which is included in other current assets and other assets, consists of catalog production and mailing costs that are expensed over the estimated useful life from the date catalogs are mailed. Capitalized direct-response advertising as of December 31, 2006 and 2005 were $8.5 and $8.8, respectively. The table below shows total advertising expense for each of the reporting periods.

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Advertising expense	$21.5	$20.7	$16.4	$5.4

(i) Revenue Recognition

We record product revenue on a gross basis when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss have been transferred to the customer and collectibility of the resulting receivable is reasonably assured. Title and risk of loss is transferred at the time of shipment or upon delivery to customers, depending upon the terms of the arrangement with the customer. Products are delivered without significant post-sale obligations to the customer. Provisions for discounts, rebates to customers, sales returns, and other adjustments are provided for as a reduction of sales in the period the related sales are recorded.

Our service revenues, which represent a small part of our business, are primarily comprised of technical services, on-site storeroom services, warehousing and furniture design, supply and installation. Revenues related to technical services, on-site storeroom services and warehousing are recognized as the services are performed. Certain of our arrangements to provide on-site storeroom services contain multiple elements. We recognize revenue separately for each element based on the fair value of the element provided. The majority of contracts associated with our furniture design, supply and installation are recorded under the percentage-of-completion method of accounting. Profits recognized on contracts in process are based upon estimated contract revenue and cost to completion. Cost to completion is measured based on actual costs incurred to date compared to total estimated cost.

(j) Shipping and Handling

We record shipping and handling charges billed to customers in net sales and records shipping and handling costs in cost of goods sold for all periods presented.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(k) Income Taxes

Income taxes are accounted for under SFAS No. 109, Accounting for Income Taxes, which requires the asset and liability method under which deferred income taxes are recognized for the expected net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.

(l) Insurance

Certain insurable risks such as commercial general liability; property damage and business interruption; and workers’ compensation are insured by third parties. However, we self-insure certain components of these risk exposures at various deductible levels and subject to certain exclusions. Accruals for claims under our self-insurance programs are recorded on a claims-incurred basis.

(m) Pensions and Other Postretirement Plans

We have defined benefit plans covering certain of our employees. The benefits include pension, salary continuance, severance, life insurance, and health care. Benefits are accrued over the employee’s service period. As noted under Notes 2 (u) and 14 (a), during September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of SFAS No 87, 88, 106, and 132(R) (“SFAS 158”). This Statement requires balance sheet recognition of the funded status for all pension and postretirement benefit plans.

(n) Concentrations of Credit Risk

Trade receivables reflect a diverse customer base and our wide geographic dispersion of businesses. As a result, no significant concentrations of credit risk exist.

(o) Stock-Based Compensation

We adopted SFAS No. 123 Revised, Share-Based Payment (“SFAS 123R”), effective January 1, 2006, which requires companies to recognize in the income statement the grant date value of stock options and other forms of equity-based compensation issued to employees. The Company previously accounted for stock options granted to our employees using the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). Under APB 25, the Company did not recognize compensation expense for options granted to our employees because such options had an exercise price equal to their fair market value on the date of grant. See Note 15 for further discussion of stock-based compensation.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(p) Foreign Currency Translation

Assets and liabilities of our foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using period-end exchange rates, and income and expenses are translated using average exchange rates. Resulting translation adjustments are reported as a separate component of stockholders’ equity. Foreign currency translation adjustments for exchange gains and losses on transactions are included in other expense (income), net, and were as follows:

	Successor			Predecessor
	Year Ended December 31,		April 7 - December 31,	January 1 - April 6,
	2006	2005	2004	2004
Exchange (losses) gains, net	$(2.0)	$2.8	$1.1	$0.4

There have been no significant fluctuations in foreign currency exchange rates since December 31, 2006.

(q) Financial Instruments and Derivatives

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. All derivatives, whether designated for hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in the results of operations. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in accumulated other comprehensive income and are recognized in the results of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value cash flow hedges are recognized in the results of operations. For derivative instruments not designated as hedging instruments, changes in fair value are recognized in the results of operations in the current period.

We enter into foreign currency forward contracts primarily to hedge exposures to fluctuations in foreign currency rates that arise from purchasing of products that are denominated in foreign currencies. Gains and losses on the foreign currency forward contracts generally offset gains and losses on certain expected commitments. To the extent these foreign currency forward contracts are considered effective hedges, gains and losses on these positions are deferred and included in the basis of the transaction when it is completed. Cash flows from foreign currency forward contracts accounted for as hedges are classified in the statement of cash flows in the same category as the item being hedged or on a basis consistent with the nature of the instrument.

Beginning in July of 2004, the Company used an interest rate cap agreement to manage its exposure to interest rate risk. This interest rate cap was designated as a cash flow hedge of the Company’s variable rate debt. This agreement was for two years and was not renewed upon its expiration in July of 2006. Amounts accumulated in other comprehensive income were reclassified into earnings as interest was accrued on the hedge transactions. The amounts accumulated in other comprehensive income fluctuated based on changes in the fair value of the Company’s derivatives at each reporting period.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(r) Investments

We account for our 24% investment in KMF Laborchemie Handels GmbH (“KMF’’), an independent distribution company, using the equity method of accounting.

(s) Other Comprehensive Income

Components of other comprehensive income are cumulative foreign currency translation adjustments, pension and other postretirement benefit liability adjustments, and unrealized gain (loss) on derivatives. We report other comprehensive income in our consolidated statements of stockholders’ equity and other comprehensive income.

Accumulated other comprehensive income net of tax, consist of:

	December 31,
	2006	2005
Foreign currency translation adjustments	$57.4	$24.9
Unrealized gain (loss) on derivatives, net of taxes of $(0.1) and $0.2, respectively	0.2	(0.3)
Pension and other postretirement liability adjustments net of taxes of $4.2 and $7.6, respectively	(6.8)	(11.9)
	$50.8	$12.7

(t) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management believes that the estimates are reasonable.

(u) New Accounting Standards

The following accounting standards were adopted during 2006. The impact, if any, of these accounting standards is included in our financial statements.

We adopted SFAS 123R, effective January 1, 2006, which requires companies to recognize in the income statement, the grant date value of stock options and other forms of equity-based compensation issued to employees. The Company previously accounted for stock options granted to our employees using the intrinsic value method of APB 25. See Note 15 for further discussion of stock-based compensation.

During September 2006, the FASB issued SFAS 158, which requires balance sheet recognition of the funded status for all pension and postretirement benefit plans. The Company adopted the provisions of SFAS 158 as of December 31, 2006. See Note 14 for further discussion on the impact of SFAS 158.

During September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 was issued in order to eliminate the diversity in practice surrounding how registrants quantify financial statement misstatements. SAB 108 requires that registrants quantify the impact on the current year’s financial statements of correcting all

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

misstatements, including the carryover and reversing effects of prior years’ misstatements, as well as the effects of errors arising in the current year. SAB 108 is effective for fiscal years ending after November 15, 2006. The implementation of SAB 108 did not have a material effect on our financial position or results of operations.

The following accounting standards will be adopted prospectively.

During July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Based on our current assessment, we do not expect that the adoption of FIN 48 will be material.

During September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact this Statement will have on our consolidated financial statements.

(v) Reclassifications

Certain amounts from prior periods have been reclassified to conform to the current presentation.

(3)               Accounting for Asset Retirement Obligations

SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”) addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires recognition of a liability at fair value and an increase to the carrying value of the related asset for any retirement obligation. This amount is depreciated over the life of the asset. The liability is adjusted to reflect the passage of time and changes in the estimated future cash flows. SFAS 143 was effective for the Company as of January 1, 2003.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). FIN 47 clarifies that the term conditional asset retirement obligation, as used in SFAS 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. FIN 47 requires that a liability for the fair value of a conditional asset retirement obligation be recognized if the fair value of the liability can be reasonably estimated.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

We adopted FIN 47 effective December 31, 2005. Our conditional asset retirement obligations primarily relate to restoration costs for leased facilities including the removal of certain leasehold improvements. As a result of the adoption of FIN 47, we recorded the following amounts in our financial statements as of and for the year ended December 31, 2005:

Consolidated Statement of Operations:
Charge for cumulative effect of a change in accounting principle, net of taxes of $0.3	$0.5
Consolidated Balance Sheet:
Property and equipment, net of accumulated depreciation of $0.5	1.5
Deferred income tax asset	0.3
Long-term liabilities for asset retirement obligations	2.3

The cumulative effect of the adoption of FIN 47 of $0.5 reflects charges since the Acquisition. Asset retirement obligations were adjusted to reflect the cumulative accretion of all related liabilities to December 31, 2005. Had we adopted FIN 47 at the beginning of 2004, the pro-forma consolidated statements of operations would not have been materially different from the amounts reported.

Effective January 1, 2006, the liabilities for asset retirement obligations are adjusted on an ongoing basis due to the passage of time, new laws and regulations and revisions to either the timing or amount of the original estimates. These liabilities are accreted to their full estimated settlement amounts through the estimated ultimate settlement dates of the underlying obligations. This accretion charge is reflected as a component of selling, general and administrative expense in our consolidated statement of operations. Net asset retirement costs are depreciated over the remaining lease terms or lives of the related assets. This charge is recorded as depreciation expense in our consolidated statement of operations. Costs related to FIN 47 were not material for 2006.

(4)               Restructuring

(a) Restructuring as a Result of the Acquisition

Subsequent to the Acquisition, we completed restructuring activities to reduce operating costs and improve the operating and administrative capabilities of the Company. The initial focus was on the Company’s European operations and organizational structure and, to a lesser extent, the operations in North America. In connection with this initial focus, we recorded restructuring accruals of $29.7 in 2004. These charges primarily related to reductions in headcount in Europe due to the reorganization of the Company’s European sales and marketing functions.

In early 2005, we implemented various restructuring plans that were formulated in 2004 and were in the planning and evaluation stages. Accordingly, we recorded additional restructuring accruals of approximately $24.5 in the first half of 2005. These charges primarily reflect severance and other exit costs including estimates for environmental remediation associated with cessation of manufacturing operations at a plant in France and severance costs associated with the consolidation of certain sales and marketing personnel in our German and UK operations.

These charges have been recorded as adjustments to acquisition costs (increases to goodwill) pursuant to the provisions of Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-3”).

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The charge for environmental remediation in France was initially estimated at $6.4 based on a preliminary study conducted by an environmental engineering firm. In 2005, we updated these estimates in coordination with the environmental engineering firm and determined that our estimate for remediation costs should have been $3.9. Accordingly, we reduced the reserve and goodwill by $2.5 at December 31, 2005. In addition, we also reduced our severance accruals, primarily in France and the UK, by $1.7 with a corresponding reduction to goodwill, at December 31, 2005.

The following table sets forth the activity associated with the Company’s liabilities for restructuring as a result of the Acquisition.

	Severance and termination benefits	Facilities related	Other	Total
Balance as of April 7, 2004	$—	$—	$—	$—
Accruals charged to goodwill	28.2	0.6	0.9	29.7
Cash payments/other	(7.9)	(0.1)	(0.6)	(8.6)
Currency translation changes	0.7	—	—	0.7
Balance as of December 31, 2004	21.0	0.5	0.3	21.8
Accruals charged to goodwill	13.4	10.9	0.2	24.5
Cash payments/other	(24.7)	(0.6)	(0.5)	(25.8)
Revisions to estimates	—	(4.2)	—	(4.2)
Currency translation changes	(2.1)	(1.0)	—	(3.1)
Balance as of December 31, 2005	7.6	5.6	—	13.2
Cash payments/other	(4.2)	(1.4)	—	(5.6)
Currency translation changes	0.2	0.5	—	0.7
Balance as of December 31, 2006	$3.6	$4.7	$—	$8.3

(b) Other restructuring activities

In addition, we initiated several cost reduction programs in response to relatively static market conditions and implemented reductions in force and other cost containment measures during 2005. In connection with these actions, we recorded accruals and charges to operations related to severance and facility exit costs of $20.6 and incurred approximately $2.1 for duplicate expenditures incurred in our UK operations related to the transition and consolidation of certain administrative functions for the year ended December 31, 2005. These duplicate expenditures are included in selling, general and administrative expenses in the statement of operations for the year ended December 31, 2005.

For the year ended December 31, 2006, we reversed $1.0 of excess accruals and credited operations primarily as a result of the re-deployment of certain personnel originally included in the 2005 programs.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The following table sets forth the activity associated with the Company’s liabilities for these cost reduction programs.

	Severance and termination benefits	Facilities related	Total
Balance as of January 1, 2005	$—	$—	$—
Accruals charged to earnings
North American Lab	5.7	0.1	5.8
European Lab	11.2	2.6	13.8
Science Education	1.0	—	1.0
Cash payments/other	(8.1)	(2.4)	(10.5)
Balance as of December 31, 2005	9.8	0.3	10.1
Reversal of excess accruals credited to earnings
North American Lab	(1.0)	—	(1.0)
Cash payments/other	(7.3)	(0.3)	(7.6)
Currency translation changes	0.1	—	0.1
Balance as of December 31, 2006	$1.6	$—	$1.6

At December 31, 2006, $4.1 of our aggregate restructuring liabilities are included in accrued expenses and $5.8 are included in other long-term liabilities. At December 31, 2005, $16.6 of our aggregate restructuring liabilities are included in accrued expenses and $6.7 are included in other long-term liabilities.

(5)               Business Combinations and Acquisitions

(a) Acquisition of VWR International Corporation by CDRVA

On February 15, 2004, Merck KGaA and CDRVA entered into a Stock Purchase Agreement, which was consummated on April 7, 2004. The Acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed have been recorded at their respective fair values based on third party valuations. The purchase accounting adjustments made in connection with the Acquisition were finalized during 2005.

The excess investment made by CDRVA over the estimates of the fair market value of the identifiable assets and liabilities of VWR as of April 7, 2004 was approximately $859.6 and is summarized below.

Purchase price	$1,669.9
Transaction costs	20.5
Net tangible assets acquired	(268.8)
Intangible assets acquired	(562.0)
Goodwill	$859.6

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The following unaudited pro-forma financial information presents a summary of consolidated results of operations of the Company for the year ended December 31, 2004 presented as if the Acquisition and the issuance of the Senior Discount Notes had occurred as of January 1, 2004:

Net sales	$3,005.4
Income before income taxes	47.2
Net income	24.7

These unaudited pro-forma results have been prepared for comparative purposes only and primarily include adjustments for a consulting advisory fee, interest expense, depreciation, amortization and income taxes. These results do not purport to be indicative of the results of operations which actually would have resulted had the Acquisition occurred at the beginning of 2004, or of the future results of operations of the successor Company.

(b) Successor’s Acquisitions

On October 2, 2006, the Company acquired Sino Chemical Company (Pte.) Limited (“Sino”) for initial cash consideration of approximately $4.2. Sino is located in Singapore and distributes laboratory chemicals, equipment and consumables. The results of Sino have been included in the North American Lab segment from the date of acquisition. Had this acquisition occurred at the beginning of 2005, the pro-forma consolidated statements of operations would not have been materially different from the amounts reported.

On July 1, 2005, the Company acquired Technical Service Lab B.V. (“TSL”) for cash consideration of approximately $3.1. TSL performs technical services on laboratory equipment in the Netherlands, Germany, Belgium and France. The results of TSL have been included in the European Lab segment from the date of acquisition.

On April 1, 2005, the Company acquired AGB Scientific Ltd. (“AGB”) for initial cash consideration of approximately $23.8. During 2006, additional consideration of $0.9 was recorded related to the AGB acquisition. AGB distributes scientific supplies and is headquartered in Dublin, Ireland. The results of AGB have been included in the European Lab segment from the date of acquisition.

On April 1, 2005, the Company acquired Advanced Instruments Sales & Services, Inc. (“AI”) for cash consideration of approximately $16.8 and common stock of approximately $0.5. AI performs services and distributes scientific supplies in Puerto Rico and is headquartered in San Juan, Puerto Rico. The results of AI have been included in the North American Lab segment from the date of acquisition.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The excess investment made by the Company in 2005 over the estimates of the fair market value of the identifiable assets and liabilities for the three acquisitions discussed above and one other minor acquisition was $23.3 and is summarized below.

Purchase price, including $0.5 of common stock	$45.0
Transaction costs	1.5
Net tangible assets acquired	(9.3)
Intangible assets acquired	(13.9)
Goodwill	$23.3

Had these acquisitions occurred at the beginning of 2004, the pro-forma consolidated statements of operations would not have been materially different from the amounts reported.

On June 1, 2004, our Science Education segment acquired certain assets of a business that focuses on providing math kits and supplies primarily to the publisher textbook market for approximately $2.7.

Cash consideration for these acquisitions was funded from cash and cash equivalents on hand.

(c) Predecessor’s Acquisition of VWRSP in 1995 and 1999

The Company’s North American business was formerly VWRSP. In 1995, Merck KGaA, agreed to acquire approximately 49.9% of the then outstanding shares of VWRSP. In July 1999, affiliates of Merck KGaA acquired through a public tender offer the remaining 50.1% of the issued and outstanding common shares of VWRSP for $584.0 to increase its beneficial ownership to 100%. The total cumulative purchase price paid by Merck KGaA for the 100% ownership was $792.0.

The 1999 acquisition has been accounted for under the purchase method in the financial statements following the push down basis of accounting through April 7, 2004. After recording the purchase price in the VWR statements, VWR had recorded $778.8 of goodwill, $17.5 of intangible assets, and $773.3 of push down debt in addition to recording other assets and liabilities at their fair values.

Interest expense was recorded on pushdown debt based upon Merck KGaA’s intercompany interest rates, which were not necessarily indicative of rates VWR International Corporation would have obtained if it were not an ultimate subsidiary of Merck KGaA. Interest expense of $4.1, before tax effects, on pushdown debt, has been included in the predecessor statement of operations and presented as a non-cash item in the predecessor statement of cash flows and a capital contribution in the predecessor statement of stockholders’ equity, as this interest was not required to be paid to Merck KGaA.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(d) Goodwill and Other Intangible Assets

The following table provides a summary of goodwill established as of the Acquisition and a roll forward of goodwill to December 31, 2006 as reflected in the accompanying consolidated balance sheets.

	North	European	Science
	American Lab	Lab	Education	Total
Balance as of April 7, 2004 from Acquisition	$627.0	$164.3	$68.3	$859.6
Changes as a result of purchase accounting adjustments for the Acquisition	4.5	8.9	0.9	14.3
Currency translation changes	13.5	19.6	—	33.1
Balance as of December 31, 2004	645.0	192.8	69.2	907.0
Changes as a result of purchase accounting adjustments for the Acquisition:
Restructuring charges, net of tax	1.1	19.2	0.2	20.5
Curtailment of benefit plans, net of tax(1)	(12.1)	—	—	(12.1)
Other adjustments, net(2)	0.8	(4.9)	(1.6)	(5.7)
2005 acquisitions	7.3	16.0	—	23.3
Currency translation changes	5.2	(28.1)	(0.1)	(23.0)
Balance as of December 31, 2005	647.3	195.0	67.7	910.0
Finalization of purchase accounting for TSL	—	(1.0)	—	(1.0)
Additional consideration for AGB	—	0.9	—	0.9
Preliminary allocation for Sino	1.4	—	—	1.4
Pre-Acquisition net operating and other tax loss benefits(3)	(0.1)	(1.5)	—	(1.6)
Currency translation changes	—	23.4	—	23.4
Balance as of December 31, 2006	$648.6	$216.8	$67.7	$933.1

(1)                  During the first quarter of 2005, the Company finalized its plans with regard to the curtailment of certain U.S. benefit plans. In accordance with EITF 95-3, the curtailment gains of $12.1, net of tax, were recorded as reductions to goodwill. See Note 14 for further information.

(2)                  Other adjustments, net include the favorable resolution of certain pre-Acquisition tax contingencies of $3.6 and a charge of $4.5 that represents an adjustment to deferred taxes originally established in North American Lab; reductions to restructuring liabilities for environmental remediation and severances (See Note 4(a)) of $4.2 as well as a reduction to retirement benefit liabilities of $0.6 in European Lab; and other minor adjustments to purchase price allocation.

(3)                  The Company recognized a benefit for pre-Acquisition net operating tax losses that carried valuation allowances.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Other intangible assets, net for each of the reporting periods is shown in the table below:

	Weighted
	Average
	Amortization
	Period	December 31,
	(Years)	2006	2005
Amortizable intangible assets:
Customer relationships in North America (net of accumulated amortization of $20.5 and $13.2, respectively)	32.8	$225.4	$232.7
Customer relationships in Europe (net of accumulated amortization of $11.4 and $6.3, respectively)	20.3	74.6	69.5
Chemical supply agreements (net of accumulated amortization of $9.1 and $5.2, respectively)	10.0	23.6	24.2
Other (net of accumulated amortization of $1.0 and $0.4, respectively)	4.3	0.2	0.8
Total amortizable intangible assets (net of accumulated amortization of $42.0 and $25.1, respectively)		323.8	327.2
Indefinite-lived intangible assets:
Trademarks and tradenames		228.5	225.5
Total intangible assets, net		$552.3	$552.7

Amortization expense for each of the reporting periods is shown in the table below:

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Amortization expense	$15.5	$14.8	$10.6	$0.4

The estimated amortization expense for each of the five succeeding years and thereafter is as follows:

Years ended December 31:
2007	$15.3
2008	15.3
2009	15.3
2010	15.2
2011	15.2
Thereafter	247.5
$323.8

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(6)               Investments

The carrying amount of our 24% investment in KMF, accounted for under the equity method, was $8.1 and $7.4 as of December 31, 2006 and December 31, 2005, respectively. Equity income, included in other (income) expense, net for each of the reporting periods is shown in the table below:

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Equity income	$0.5	$0.5	$0.4	$0.1

The Company believes that its equity investment does not qualify as a variable interest entity, as defined in December 2003 by the FASB with its issuance of revised Interpretation No. 46, Consolidation of Variable Interest Entities.

(7)               Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents held at financial institutions, accounts receivables, accounts payable, short- and long-term debt and foreign currency forward contracts.

The carrying amounts for cash and cash equivalents, accounts receivables, accounts payable and short-term debt approximate fair value due to the short-term nature of these instruments.

The table below shows the carrying amounts and estimated fair values of our fixed rate long-term note debt instruments. The fair values of these instruments were estimated based on quotes from a bond trader making a market in these debt instruments.

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Unsecured Senior Notes - 6.875%	$200.0	$201.3	$200.0	$198.5
Unsecured Senior Subordinated Notes - 8%	320.0	329.6	320.0	318.4
Senior Discount Notes - 9.625%	362.8	372.8	330.2	294.6
Senior Floating Rate Notes	350.0	350.0	—	—
	$1,232.8	$1,253.7	$850.2	$811.5

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The tables below show our outstanding foreign currency forward contracts, fair value of the outstanding contracts and pre-tax loss from settled contracts included in cost of goods sold for each of the reporting periods. The fair value of the foreign currency forward contracts was estimated based on period-end spot rates.

	December 31,
	2006	2005
Outstanding contracts (notional value)	$55.0	$47.0
Fair value of contracts	0.2	(0.7)

	Successor			Predecessor
	Year Ended December 31,		April 7 - December 31,	January 1 - April 6,
	2006	2005	2004	2004
Pretax loss	$(2.0)	$(1.5)	$(0.4)	$(0.1)

The fair value of the Company’s interest rate cap was not material as of December 31, 2005.

Our financial instruments are spread across a number of financial institutions whose credit ratings we monitor and believe do not currently carry any risk of non-performance. None of the off-balance-sheet financial instruments would result in a significant loss to the Company if the other party failed to perform according to the terms of its agreement, as any such loss would generally be limited to the extent of unrealized gain on any contract.

(8)               Inventories

Inventories consist of purchased goods for sale and are valued at the lower of cost or market. The table below shows the percentage determined using the LIFO method and amount that LIFO cost is less than current cost for each period.

	December 31,
	2006	2005
Percent using LIFO method	58%	61%
Amount less than current cost	$3.3	$1.4

The cost of the remaining inventories is determined using the average cost or FIFO methods.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(9)               Property and Equipment

Property and equipment, net, for each of the reporting periods is shown in the table below:

	December 31,
	2006	2005
Land	$13.6	$13.0
Buildings and improvements	96.8	78.3
Equipment and computer software	101.4	94.4
Capital additions in process	4.8	6.0
	216.6	191.7
Less accumulated depreciation	(59.7)	(34.9)
Net property and equipment	$156.9	$156.8

Depreciation expense for each of the reporting periods is shown in the table below:

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Depreciation expense	$25.9	$19.1	$15.2	$8.5

(10)        Accounts Payable

The Company maintains a centralized cash management system for certain U.S. accounts payable functions. Accordingly, included in accounts payable at December 31, 2006 and 2005 are approximately $15.5 and $48.9, respectively, of uncleared payments.

(11)        Accrued Expenses

The components of accrued expenses for each of the reporting periods is shown in the table below:

	December 31,
	2006	2005
Other accrued expenses	$61.7	$46.4
Employee-related accruals	49.4	33.3
Income taxes payable	23.9	11.5
Accrued interest	16.1	14.9
Deferred income taxes	14.2	6.7
Restructuring-related accruals	4.1	16.6
Current portion of pension liabilities	1.4	10.1
	$170.8	$139.5

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(12)        Debt

The following is a summary of our debt obligations:

	December 31,
	2006	2005
Senior Secured Credit Facility	$448.7	$537.1
6.875% Unsecured Senior Notes due 2012	200.0	200.0
8% Unsecured Senior Subordinated Notes due 2014	320.0	320.0
9.625% Senior Discount Notes due 2015	362.8	330.2
Senior Floating Rate Notes due 2011	350.0	—
Capital leases	5.8	5.8
Other	36.4	58.7
Total debt	1,723.7	1,451.8
Less short-term portion	(57.9)	(103.9)
Total long term-portion	$1,665.8	$1,347.9

The following table summarizes the maturities of our debt obligations as of December 31, 2006:

	2007	2008	2009	2010	2011	Thereafter	Total
Senior Secured Credit Facility	$20.5	$4.7	$4.7	$221.9	$196.9	$—	$448.7
6.875% Unsecured Senior Notes due 2012	—	—	—	—	—	200.0	200.0
8% Unsecured Senior Subordinated Notes due 2014	—	—	—	—	—	320.0	320.0
9.625% Senior Discount Notes due 2015 (accreted value)	—	—	—	—	—	481.0	481.0
Senior Floating Rate Notes due 2011	—	—	—	—	350.0	—	350.0
Capital leases	1.0	0.8	0.6	0.7	0.7	2.0	5.8
Other	36.4	—	—	—	—	—	36.4
Total	$57.9	$5.5	$5.3	$222.6	$547.6	$1,003.0	$1,841.9

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(a) Senior Secured Credit Facility

The Senior Secured Credit Facility provides for aggregate maximum borrowings of approximately $598.7 under (1) a term loan facility providing for a loan denominated in Euros in an aggregate principal amount currently outstanding of $141.6 as of December 31, 2006, (2) a term loan facility providing for a term loan denominated in U.S. dollars in an aggregate principal amount currently outstanding at $307.1, and (3) a multi-currency revolving credit facility, providing for up to $150.0 in multi-currency revolving loans (reduced by the amount of any standby and commercial letters of credit drawn under that facility) outstanding at any time. As of December 31, 2006, no amount was outstanding under the multi-currency revolving credit facility, and we had $9.5 in undrawn letters of credit and up to $140.5 of additional debt that could be incurred as revolving loans or under standby and commercial letters of credit. Undrawn amounts under the multi-currency revolving credit facility are available on a revolving credit basis for general corporate purposes. The Senior Secured Credit Facility permits one or more of our foreign subsidiaries to become borrowers under the facility upon the satisfaction of certain conditions. In August of 2006, the Senior Secured Credit Facility was amended to allow for $60.0 to be spent on acquisitions going forward, subject to annual increases.

The term loan facilities will mature in 2011 and the multi-currency revolving credit facility will mature in 2009. The principal amount of the term loans are amortized in annual installments for the first six years and quarterly installments during the seventh year, subject to adjustment if VWR makes optional or mandatory prepayments on the term loans.

Subject to certain exceptions, the Senior Secured Credit Facility is subject to mandatory prepayment and reduction in an amount equal to:

•  The net proceeds of (1) any permitted receivables securitization program, (2) certain debt offerings, (3) certain asset sales and (4) certain insurance recovery and condemnation events; and

•  50% of VWR’s excess cash flow net of any voluntary principal prepayments (as defined) for any fiscal year unless certain leverage ratio targets are met.

A $44.5 mandatory principal prepayment was made in March 2006 based on VWR’s excess cash flow (as defined) generated in 2005. A payment of $20.5 is due in March 2007 based on VWR’s excess cash flow generated in 2006. These amounts are included in short-term debt in our consolidated balance sheets as of December 31, 2006 and 2005, respectively. In September 2006, a $60.0 voluntary principal prepayment was made.

Security; Guarantees

The obligations under the Senior Secured Credit Facility are guaranteed by VWR’s parent, CDRV Holdings, Inc., and certain of VWR’s domestic subsidiaries, as that term is defined in the credit agreement. The Senior Secured Credit Facility and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all of the tangible and intangible domestic assets of VWR.

The Senior Secured Credit Facility and the guarantees thereunder are also secured by a pledge of 65% of the capital stock of the foreign subsidiary holding companies of CDRV Holdings, Inc. and VWR, which in turn hold the capital stock of certain of our foreign subsidiaries.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Interest

At our election, the interest rates applicable to the U.S. dollar-denominated term loan can be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or LIBOR, plus a borrowing margin or (2) an alternate base rate, or ABR, plus a borrowing margin. The interest rate applicable to the Euro-denominated term loan is based on a fluctuating rate of interest measured by reference to an adjusted EURIBOR plus a borrowing margin. As of December 31, 2006, the interest rates on the U.S. dollar-denominated and Euro-denominated term loans were 7.63% and 6.28%, respectively.

Covenants

The Senior Secured Credit Facility contains a number of covenants that, among other things, limit or restrict VWR’s ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make acquisitions, engage in mergers or consolidations, change the business conducted taken as a whole, make capital expenditures, or engage in certain transactions with affiliates. In addition, the Senior Secured Credit facility requires VWR to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio, a maximum leverage ratio and a maximum capital expenditures test. As of December 31, 2006, VWR was in compliance with all covenants.

Subsequent Amendment

The terms of the Senior Secured Credit Facility and the indentures governing the VWR Notes significantly restrict VWR from making distributions and otherwise transferring assets to its direct or indirect parent companies. In January 2007, VWR amended provisions in the credit agreement of the Senior Secured Credit Facility to provide VWR with more flexibility to make dividends or other payments to enable the Company to pay Cash Interest with respect to the Senior Floating Rate Notes and decreased the interest margin it pays on the Euro-denominated term loan by 50 basis points. On March 1, 2007, VWR paid a dividend of $7.4 that enabled the Company to make a Cash Interest payment with respect to the Senior Floating Rate Notes.

(b) VWR Notes

The 6 7/8% unsecured senior notes mature on April 15, 2012 and the 8% unsecured senior subordinated notes mature on April 15, 2014. The VWR Notes require semiannual cash interest payments on April 15 and October 15 to holders of record at the close of business as of the preceding April 1 and October 1. The senior subordinated notes are subordinated in right of payment to all secured debt of VWR and the senior notes.

The senior notes are required to be guaranteed on a senior basis by any significant domestic subsidiary of VWR. The senior subordinated notes are required to be guaranteed on a senior subordinated basis by any significant domestic subsidiary of VWR. As of December 31, 2006, neither of the VWR Notes are guaranteed by any of VWR’s subsidiaries because none constitutes a significant domestic subsidiary as defined in the indentures for these notes.

These VWR Notes contain a number of covenants which, among other things, limit VWR’s ability to incur additional indebtedness, make distributions of cash or property, make acquisitions, engage in

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

transactions with affiliates and incur liens on assets. As of December 31, 2006, VWR was in compliance with all covenants. Upon a change of control, holders of these notes have the right to require VWR to repurchase these notes at a purchase price equal to 101% of principal plus accrued and unpaid interest through the date of repurchase. Subject to specific terms and conditions contained in the indentures for these notes, the senior notes and senior subordinated notes are redeemable at the VWR’s option prior to maturity.

(c)  Senior Discount Notes

On December 16, 2004, CDRV issued $481.0 aggregate principal amount at maturity ($299.4 gross proceeds) of Senior Discount Notes. The proceeds, net of $1.5 of debt issuance costs, were used to pay a cash dividend to holders of our common stock in December 2004. In connection with various transactions involving the issuance of the Senior Floating Rate Notes, on December 6, 2006, Holdings Corp assumed the obligations under the Senior Discount Notes. We guarantee the Senior Discount Notes on an unsecured senior subordinated basis. The Senior Discount Notes are senior unsecured obligations of Holdings Corp and are structurally subordinated to all obligations and other liabilities of Holdings Corp’s existing and future subsidiaries. No cash interest will accrue on the Senior Discount Notes prior to January 1, 2010. Thereafter, cash interest will accrue and be payable semiannually in arrears on January 1, and July 1 of each year, commencing on July 1, 2010, at the rate of 9 5/8% per annum, provided that on any interest payment date, interest will be payable only to the extent of funds actually available for distribution by our subsidiaries to Holdings Corp under specified provisions of the indentures governing the VWR Notes and the Senior Secured Credit Facility covenants.

(d)  Senior Floating Rate Notes

On December 14, 2006, CDRV issued $350.0 aggregate principal amount of Senior Floating Rate Notes. The proceeds from the issuance, net of related expenses, were used to pay a distribution to the holders of our common stock. The Senior Floating Rate Notes are senior unsecured obligations of the Company and are structurally subordinated to all obligations and other liabilities of the Company’s existing and future subsidiaries. Interest will accrue and be payable quarterly, commencing March 1, 2007. Interest on the Senior Floating Rate Notes may be paid (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior Floating Rate Notes (“PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest. Cash Interest will accrue on the Senior Floating Rate Notes at a rate per annum equal to the applicable LIBOR rate plus the Applicable Spread (as defined in the agreement) (“Cash Interest Rate”). PIK Interest will accrue on the Senior Floating Rate Notes at a rate per annum equal to the Cash Interest Rate plus 75 basis points.

VWR does not guarantee the obligations under the Senior Discount Notes or the Senior Floating Rate Notes.

(e)  Bank Loans

Bank loans consist of amounts owed by certain foreign subsidiaries that are operating from time to time with and without formal lines of credit with local banks to fund short-term needs. The bank loans had an average interest rate of 4.3% and 5.4% as of December 31, 2006 and December 31,

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

2005, respectively. The borrowings available to and drawn from time to time by our foreign subsidiaries are limited in aggregate by certain covenants contained within the Senior Secured Credit Facility, as noted above.

(f) Interest on Push Down Debt

The push down debt reflected the debt incurred by Merck KGaA as a result of its acquisition of VWRSP. The push down debt was classified as long-term because Merck KGaA had represented it would not require payment on the debt before 12 months. The average interest rate on the push down debt was 2.0% for the period January 1, 2004 to April 6, 2004. This interest rate reflects the rate charged by Merck KGaA related to intercompany borrowing. This debt was extinguished in connection with the Acquisition.

(g) Interest on Loans from Merck KGaA and Affiliates

Prior to the Acquisition, VWR International Corporation had various loans with Merck KGaA and its affiliates. Interest expense and average interest rate on these loans was $1.4 and 2.6% for the period January 1, 2004 to April 6, 2004. This debt was extinguished in connection with the Acquisition.

(13)   Income Taxes

Taxes on income before cumulative effect of a change in accounting principle are based on income before income taxes as follows:

	Successor			Predecessor
	Year Ended December 31,		April 7 - December 31,	January 1 - April 6,
	2006	2005	2004	2004
United States	$19.0	$2.3	$25.4	$20.0
Foreign	60.1	40.6	28.7	15.8
Total	$79.1	$42.9	$54.1	$35.8

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The provision for income taxes is as follows:

	Successor			Predecessor
	Year Ended December 31,		April 7 - December 31,	January 1 - April 6,
	2006	2005	2004	2004
Current:
Federal	$2.9	$(2.6)	$4.1	$10.1
State	2.0	0.6	1.6	0.5
Foreign	22.4	21.2	14.3	5.2
	27.3	19.2	20.0	15.8
Deferred:
Federal	5.1	7.4	4.5	0.3
State	1.0	2.6	0.2	—
Foreign	(0.7)	(8.3)	(1.7)	0.6
	5.4	1.7	3.0	0.9
Tax benefit on push down debt interest	—	—	—	(1.6)
Total tax provision	$32.7	$20.9	$23.0	$15.1

The tax benefit on push down debt interest is a non-cash benefit, which is recorded in the statements of stockholders’ equity.

The reconciliation of tax computed at the U.S. federal statutory tax rate of 35% on income before income taxes and cumulative effect of a change in accounting principle to the actual income tax provision is as follows:

	Successor			Predecessor
	Year Ended December 31,		April 7 - December 31,	January 1 - April 6,
	2006	2006	2004	2004
Statutory tax expense	35.0%	35.0%	35.0%	35.0%
State income taxes net of federal tax benefit	2.5%	4.7%	1.9%	0.1%
Foreign rate differential	0.8%	(1.9)%	(3.6)%	—
Nondeductible expenses	0.7%	2.3%	4.0%	1.1%
Change in valuation allowance	0.4%	6.3%	5.1%	6.1%
Other, net	1.9%	2.3%	—	(0.1)%
Total tax provision	41.3%	48.7%	42.4%	42.2%

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Deferred tax liabilities and assets are comprised of the following:

	December 31,
	2006	2005
Deferred tax assets:
Pensions	$16.6	$25.0
Other compensation benefits	6.4	5.1
Net operating loss carryforwards	43.1	24.9
Foreign tax credit and alternative minimum tax carryforwards	4.0	3.7
Inventory overhead capitalization	2.5	3.0
Accrued expenses	6.7	5.5
Receivables	3.7	1.9
Other, net	—	0.5
	83.0	69.6
Valuation allowances	(39.5)	(21.8)
Total deferred tax assets, net of valuation allowances	43.5	47.8
Deferred tax liabilities:
Depreciation	12.6	14.1
Goodwill amortization	32.0	20.8
Intangibles	203.9	207.3
Inventory valuation	19.0	18.6
Total deferred tax liabilities	267.5	260.8
Net deferred tax liabilities	$224.0	$213.0

Deferred income taxes have been classified in the consolidated balance sheets as follows:

	December 31,
	2006	2005
Deferred tax asset — current (included in other current assets)	$(4.1)	$(1.4)
Deferred tax asset — noncurrent	(13.1)	(11.5)
Deferred tax liability — current (included in accrued expenses)	14.2	6.7
Deferred tax liability — noncurrent	227.0	219.2
Net deferred tax liability	$224.0	$213.0

The Company evaluates the realizability of deferred tax assets taking into consideration such factors as the future reversals of existing taxable temporary differences, projected future operating results, the available carryforward period, and other circumstances. Valuation allowances have been recorded for deferred tax assets related to foreign net operating loss carryforwards, foreign tax credit carryforwards and other deferred tax assets that are not expected to be realized. As of December 31, 2006, the Company had valuation allowances of $12.4 related to pre-Acquisition foreign operating losses and tax credit carryforwards. Should such losses ultimately be recovered, the resultant reduction in the valuation allowance will be recorded as a reduction to goodwill. During 2006, certain tax benefits amounting to $1.4 reduced goodwill. With respect to the remaining deferred tax assets, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Neither income taxes nor foreign withholding taxes have been provided on approximately $121.7 of cumulative undistributed earnings of foreign subsidiaries at December 31, 2006. These earnings are considered permanently invested in the business and, under the tax laws, are not subject to such taxes until distributed.

As of December 31, 2006, the Company has a federal net operating loss carryforward of $15.7 that begins to expire in 2025 and U.S. state net operating loss carryforwards of approximately $12.9 that expire at various times through 2025. In addition, the Company has foreign net operating loss carryforwards of approximately $127.0, $2.0 that begin to expire in 2013 and another $125.0 that have indefinite expirations. Of these foreign losses, approximately $57.0 arose from certain financing arrangements. These losses have full valuation allowances. In the past, these amounts were presented net of the related valuation allowance. Further, as of December 31, 2006, there are U.S. foreign tax credit carryforwards of $3.6 that will expire at various times through 2016.

The Company files a consolidated federal and certain state combined income tax returns with its domestic subsidiaries.

(14)   Benefit Programs

VWR sponsors various retirement plans for most full-time employees. During 2004, we launched a comprehensive study of our U.S. employee benefit programs. The study was designed to both benchmark our benefits from a competitive perspective and assess the balance of the program components in terms of employee needs. The Board of Directors approved a number of benefit changes during February 2005 that were implemented effective June 1, 2005. The most significant changes involved the curtailment of our U.S. defined benefit plan, improvements in the rate of employer matching contributions to our defined contribution plan, increased rates of employee contributions to fund ongoing medical benefits, and the elimination of carryover vacation days by the end of 2006. These changes are expected to modestly reduce our benefit costs prospectively.

(a) Adoption of SFAS 158

As discussed in Note 2 (u), the Company adopted the provisions of SFAS 158 as of December 31, 2006. The table below summarizes the incremental effects of the adoption of SFAS 158 on the individual line-items in our consolidated balance sheet at December 31, 2006:

	Pre SFAS 158 Adoption	SFAS 158 Adjustment	Post SFAS 158 Adoption
Assets:
Deferred income taxes — noncurrent	$11.6	$1.5	$13.1
Other assets — noncurrent	43.4	(0.3)	43.1
Liabilities:
Accrued expenses	178.0	(7.2)	170.8
Other long-term liabilities	69.8	10.7	80.5
Stockholders’ Equity:
Accumulated other comprehensive income	53.1	(2.3)	50.8

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

In accordance with SFAS 158, our accounting and related disclosures for previous periods were not affected by the adoption of this Standard. Subsequent changes in funded status will be recognized as a component of other comprehensive income to the extent they have not yet been recognized as a component of net periodic benefit cost.

(b) U.S. Defined Benefit Plan

Pension plan benefits for the defined benefit plan are based primarily on participants’ compensation and years of credited service. It has been VWR’s policy to fund the minimum amount required by local regulations.

As a result of the decision to curtail the plan discussed above, future benefits were frozen effective May 31, 2005 for most participants. Most participants will earn no further benefits under the plan after that date. As a result, there was a reduction in the plan’s projected benefit obligation of $19.4 that was recorded as a reduction to pension liabilities at December 31, 2005. Goodwill and deferred tax assets were also reduced by $11.9 and $7.5, respectively, at December 31, 2005.

VWR uses a December 31 measurement date for the plan. The change in benefit obligation, change in plan assets, and reconciliation of funded status of VWR’s defined benefit plan that previously covered substantially all of its U.S. employees, except for employees covered by independently operated collective bargaining plans, were as follows:

	Year Ended December 31,
	2006	2005
Change in benefit obligation:
Benefit obligation — beginning of period	$150.4	$151.9
Service cost	2.3	4.6
Interest cost	8.3	8.2
Actuarial loss (gain)	(7.7)	9.5
Benefits paid	(4.5)	(4.4)
Curtailment	(1.4)	(19.4)
Benefit obligation — end of period	147.4	150.4
Change in plan assets:
Fair value of plan assets — beginning of period	107.1	105.1
Actual gain on plan assets	14.3	6.4
Company contributions	12.4	—
Benefits paid	(4.5)	(4.4)
Fair value of plan assets — end of period	129.3	107.1
Funded status	$(18.1)	$(43.3)

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Amounts recognized in the consolidated balance sheet were as follows:

	December 31,
	2006	2005
Accrued expenses	$—	$(8.5)
Other long-term liabilities	(18.1)	(32.9)
Accumulated other comprehensive income — pretax	4.4	17.1

The amount in accumulated other comprehensive income that has not been recognized as net periodic pension cost at December 31, 2006 relates to an actuarial loss.

The accumulated benefit obligation was $147.4 and $148.5 at December 31, 2006 and 2005, respectively.

Net periodic pension cost includes the following components:

	Successor			Predecessor
	Year Ended December 31,		April 7 - December 31,	January 1 - April 6,
	2006	2005	2004	2004
Service cost	$2.3	$4.6	$5.0	$1.8
Interest cost	8.3	8.2	5.9	2.2
Expected return on plan assets	(9.1)	(8.5)	(5.6)	(2.5)
Recognized net actuarial loss	0.4	—	—	0.8
Net periodic pension cost	$1.9	$4.3	$5.3	$2.3

In addition to the net periodic cost above, the following (decreases)/increases in the liability included in other comprehensive income occurred:

	Successor			Predecessor
	Year Ended December 31,		April 7 - December 31,	January 1 - April 6,
	2006	2005	2004	2004
(Decrease) increase in liability included in other comprehensive income	$(12.7)	$17.1	$—	$—

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The net periodic pension cost and the projected benefit obligation were based on the following assumptions:

	Successor			Predecessor
	Year Ended December 31,		April 7 - December 31,	January 1 - April 6,
	2006	2005	2004	2004
Discount rate for benefit obligation	5.95%	5.65%	5.90%	6.25%
Discount rate for net periodic pension cost	5.65%	5.90%	6.25%	6.25%
Expected rate of return on plan assets for net periodic pension cost	8.25%	8.25%	8.25%	9.00%
Assumed annual rate of compensation increase for benefit obligation and net periodic pension cost	4.00%	4.00%	4.00%	4.00%

We select our discount rate by reviewing certain bond yield curves available as of year end with Moody’s or Standard & Poor’s ratings of “Aa” or “AA”, respectively. Based on our review, at December 31, 2006, we selected 5.95% to adjust for any differences between the terms of the bonds and the actual future benefit payments.

The table below shows the asset allocation target range and the December 31, 2006 and 2005 positions for each asset class:

	Target range at December 31,	December 31,
	2006	2006	2005
Domestic equity funds	40%-60%	59%	61%
Fixed income fund	20%-30%	21%	25%
International equity fund	0%-10%	12%	11%
Money market funds	0%-20%	8%	3%
		100%	100%

The principal investment objective is to obtain the highest return (defined as income plus realized and unrealized capital gains and losses) consistent with the long-term security of anticipated benefit payments. This is to be achieved by (a) investing a substantial portion of fund assets in equity investments; (b) investment costs and volatility will be limited by investing the fund’s core assets in passive or commingled funds that participate in a range of widely diversified equity and non-equity investments; (c) active managers will control no more than a third of the fund’s assets; (d) in order to increase the stability of fund performance while maintaining expected returns, non-callable bonds, annuities or guaranteed insurance contracts may be purchased to cover payments to retired participants whenever the rate of return offered by such contracts significantly exceeds the average returns projected for other fund assets and (e) fund contributions will be set to meet an asset funding target of 125% of the present value of accumulated pension benefits. The expected rate of return on plan assets was based on our historical returns.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The Company expects to make contributions to the plan of approximately $8.2 in 2007.

The following benefit payments, which reflect expected future service, are expected to be paid:

2007	$4.9
2008	5.3
2009	5.7
2010	6.1
2011	6.5
2012 - 2016	41.6

(c) Other U.S. Benefit Plans

VWR also sponsors defined contribution plans and a supplemental pension plan for certain senior officers. In addition, certain employees are covered under union-sponsored, collectively bargained plans. Expenses under these union-sponsored plans are determined in accordance with negotiated labor contracts. Expenses incurred under these plan were as follows:

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Defined contribution plans	$6.2	$3.5	$1.6	$0.6
Union-sponsored plans	0.7	0.8	0.6	0.1
Supplemental pension plan	0.4	0.3	0.4	0.2

VWR provides health benefits to certain retirees and a limited number of active employees and their spouses. These benefit plans are unfunded. Shown below are the accumulated postretirement benefit obligation and the weighted average discount rate used in determining the accumulated postretirement benefit obligation. The annual cost of these plans is not material.

	December 31,
	2006	2005
Postretirement benefit obligations	$2.6	$2.8
Weighted average discount rate	5.95%	5.65%
Health care cost trend rate assumed for next year	10.50%	11.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2014	2013

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would change our postretirement benefit obligation as of December 31, 2006 by approximately $0.5.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(d) Non-U.S. Benefit Plans

VWR has defined benefit pension plans at various foreign subsidiaries. Our significant Non-U.S. defined benefit plans are in Germany, the UK and France.

Our German subsidiary has an unfunded defined benefit pension plan for current employees and retirees. Prior to the Acquisition, our UK subsidiary had employees that participated in Merck KGaA sponsored defined benefit pension plans, which were treated as multiemployer plans. VWR’s contributions to these multiemployer plans were $0.2 for the period January 1, 2004 to April 6, 2004. In connection with the Acquisition, Merck KGaA agreed to deliver fully funded plans to VWR if VWR withdrew from Merck KGaA sponsored defined benefit pension plans. Effective April 7, 2004, VWR withdrew from the Merck KGaA sponsored plans and our UK subsidiary established two defined benefit plans to provide for the benefits previously covered under the Merck KGaA sponsored defined benefit plans. Our French subsidiary has a defined benefit pension plan for a certain group of employees that is closed to new participants.

In addition, VWR has several small defined benefit pension plans at other locations. VWR uses a December 31 measurement date for these plans. Combined information for the German, French and the UK plans’ change in benefit obligation, change in plan assets, and reconciliation of funded status were as follows:

	Year Ended December 31,
	2006	2005
Change in benefit obligation:
Benefit obligation — beginning of period	$88.9	$84.1
Service cost	2.9	3.4
Interest cost	4.3	4.0
Plan participants’ contributions	0.4	0.5
Actuarial loss	0.6	10.9
Benefits paid	(4.4)	(3.8)
Currency translation changes	11.9	(10.2)
Benefit obligation — end of period	104.6	88.9
Change in plan assets:
Fair value of plan assets — beginning of period	58.8	55.5
Actual gain on plan assets	5.0	9.5
Company contributions	2.4	3.4
Plan participants’ contributions	0.5	0.5
Benefits paid	(4.4)	(3.8)
Currency translation changes	8.4	(6.3)
Fair value of plan assets — end of period	70.7	58.8
Funded status	$(33.9)	$(30.1)

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Amounts recognized in the consolidated balance sheet were as follows:

	December 31,
	2006	2005
Other long-term assets	$—	$0.2
Accrued expenses	(0.9)	(1.6)
Other long-term liabilities	(33.0)	(24.8)
Accumulated other comprehensive income — pretax	5.8	2.0

The amount in accumulated other comprehensive income that has not been recognized as net periodic pension cost at December 31, 2006 relates to actuarial losses.

The combined accumulated benefit obligation was $97.4 and $81.7 at December 31, 2006 and 2005, respectively.

Combined net periodic pension cost includes the following components:

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Service cost	$2.9	$3.4	$1.7	$0.1
Interest cost	4.3	4.0	1.0	0.3
Expected return on plan assets	(3.9)	(3.5)	(0.1)	—
Recognized net actuarial loss	0.3	0.1	—	—
Net periodic pension cost	$3.6	$4.0	$2.6	$0.4

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The combined net periodic pension cost and the combined projected benefit obligation were based on the following weighted average assumptions:

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Discount rate for benefit obligation	4.83%	4.56%	5.05%	5.72%
Discount rate for net periodic pension cost	4.57%	5.05%	5.49%	5.83%
Expected rate of return on plan assets for net periodic pension cost (French and UK plans only)	6.17%	6.58%	6.49%	3.50%
Assumed annual rate of compensation increase for benefit obligation	3.37%	3.19%	3.36%	3.00%
Assumed annual rate of compensation increase for net periodic pension cost	3.20%	3.36%	3.54%	3.00%

The Company expects to make contributions to the French and UK plans of approximately $1.5 in 2007.

The table below shows the combined asset allocation target and the combined December 31, 2006 and 2005 positions for each asset class:

	Target at
	December 31,	December 31,
	2006	2006	2005
Equity securities	67%	68%	67%
Debt securities	33%	32%	33%
		100%	100%

The following combined benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2007	$3.1
2008	2.6
2009	2.7
2010	2.9
2011	3.6
2012 - 2016	19.9

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(e) Other Non-U.S. Postemployment Benefits

Certain of VWR’s European subsidiaries provide post employment benefits in the form of lump-sum cash payments to employees when they leave VWR, regardless of their reason for leaving. VWR estimates and accrues a liability for these benefits. The largest such plans are in France and Italy. The combined liability recorded for these plans was $1.5 and $1.6 at December 31, 2006 and 2005, respectively.

(15)   Stock-Based Compensation

(a) CDRV Investors, Inc. Stock Incentive Plan

Shortly after the Acquisition, we adopted the CDRV Investors, Inc. Stock Incentive Plan (the “Stock Plan”). Under the Stock Plan, our board of directors may grant rights to purchase shares of our common stock, options to purchase shares of our common stock, shares of our common stock, restricted stock units and other share-based awards to any of our executive officers or other employees and to our directors, who are not also our employees or associated with Clayton, Dubilier & Rice, Inc. (“CD&R” or “Outside Directors”). Options granted under the Stock Plan to date have provided for vesting in equal annual installments on each of the first five anniversaries of the grant date and expire ten years from the grant date. Restricted stock units granted under the Stock Plan represent a future right to receive shares of our common stock. Awards granted under the Stock Plan would all vest earlier if the Company has a change in control or in certain other situations.

As of December 31, 2006, there were 1,026,591 shares of our common stock authorized for all types of awards under the Stock Plan. Based on shares issued, options outstanding and restricted stock units granted under the Stock Plan as of December 31, 2006, there are 126,632 of such authorized shares available for future awards.

(b) Stock and Option Activities under the Stock Plan

2006 Activities

During the first quarter of 2006, our President and Chief Executive Officer purchased 19,643 shares at $56.00 per share. The offer to purchase the shares was issued in the fourth quarter of 2005 when the fair market value was $75.00 per share.

During the second quarter of 2006, we offered 85 of our officers and employees the opportunity to purchase 40,166 shares at $75.00 per share when the fair market value was $107.00 per share. Accordingly, $1.3 was charged to operations in the second quarter of 2006 for these purchase options, which were valued in accordance with the provisions of SFAS 123R. Fifty-one of our officers and employees ultimately purchased 25,070 shares in the second quarter of 2006. Coincident with these purchases, these officers and employees were to be granted two options, for each share purchased. These options were instead granted in the third quarter of 2006, as noted below. As a result of the delay in the issuance of the options, these officers and employees received a special bonus totaling $2.2 that was recorded as a compensation charge.

During the third quarter of 2006, our President and Chief Executive Officer purchased 4,201 shares for $119.00 per share. Coincident with this purchase, this executive was granted options to purchase 12,603 shares at an exercise price of $119.00 per share. Also during the third quarter of

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

2006, we granted options to purchase 49,140 shares at an exercise price of $119.00 per share to 50 of our officers and employees in connection with the second quarter of 2006 offering discussed above.

In December 2006, we used the net proceeds from the sale of the Senior Floating Rate Notes to pay a distribution to the holders of our common stock. Under the terms of the Stock Plan, this distribution required an adjustment to the exercise price or other terms of all stock options outstanding under the Stock Plan to the extent necessary or appropriate to reflect the distribution. Accordingly, the exercise price of all outstanding stock options was reduced, but, in consideration of applicable U.S. federal tax regulations, we were not able to sufficiently lower the exercise price of certain stock options. As a result, we made cash payments in the form of special payments of approximately $13.5 to certain holders of vested and unvested stock options, to ensure that such holders maintained the same rights and benefits under such options after the distribution as they had before the distribution. Individual payments were equal to the difference, if any, between the per share amount of the distribution and the amount by which the option exercise price would otherwise have been reduced. These payments constitute a partial settlement of certain outstanding stock options and, in accordance with the provisions of SFAS 123R, $1.4 of this payment was recorded as a compensation charge, which represents a portion of the unamortized grant date fair value of the unvested options that was accelerated as of the date of payment. In addition, we also charged $12.1 of the payment to additional paid-in capital in accordance with SFAS 123R, since there was no incremental value being provided in connection with the transaction.

Also during 2006, we issued 3,373 shares to Outside Directors for director compensation and issued 25,660 shares at $50.52 per share in connection with the exercise of vested stock options.

2005 Activities

During 2005, we offered certain of our officers and employees the opportunity to purchase shares of our common stock for a purchase price equal to $56.00 per share, which was the fair market value of a share on the offer date. Eighteen of our officers and employees, and one of our Outside Directors purchased a total of 23,407 shares and were granted options to purchase 45,920 shares at $56.00 per share. In connection with the acquisition of AI during 2005, discussed in Note 5(b), we issued 8,929 shares, as consideration (for value of $0.5), and granted options to purchase 17,858 shares. Because the option exercise prices equaled the fair market value per share of our common stock at the time of grants, under APB 25 no compensation expense related to these stock options is reflected in the Company’s 2005 income statement.

In November 2005, in connection with the hiring of our President and Chief Executive Officer, we offered this executive officer the opportunity to purchase 35,714 shares of our common stock for a purchase price of $56.00 per share when the fair market value was $75.00 per share. As a result of this discount we recorded a compensation charge of $0.7 using the intrinsic value guidance in APB 25.

Also during 2005, we issued 5,625 shares to Outside Directors for director compensation.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

2004 Activities

Shortly after the Acquisition, we made an initial offering of awards under the Stock Plan to certain of our officers and employees. Such participants were offered the opportunity to purchase shares of our common stock for a purchase price per share, which we believe was the fair market value of a share on the offer date and equal to the fair market value as of the acquisition date. As part of the offer, participants who elected to purchase a number of shares within the range of shares offered to them were granted options under the Stock Plan to purchase two additional shares of our common stock (certain of our named executive officers at that time were granted options to purchase three shares for each share they purchased). All options were granted with an exercise price per share, which we believe was equal to the fair market value of our common stock on the date of grant.

As part of this initial offering, Outside Directors were offered the opportunity to purchase up to 2,500 shares of our common stock. Such directors were not offered options.

We closed the initial offering in respect of 198 of our officers and employees, and 4 of our directors. In the initial offering, these officers, employees, and directors purchased a total of 239,835 shares and were granted options to purchase 485,990 shares under the Stock Plan. Because the option exercise price equaled the fair market value per share of our common stock at the time of grant, under APB 25 no compensation expense related to the stock options is reflected in the Company’s 2004 income statement.

In December 2004, we used the net proceeds from the sale of the Senior Discount Notes to pay a special dividend to the holders of our common stock and the original exercise price of $100.00 per share for each option was adjusted to $50.52 per share pursuant to the antidilution provision of the Stock Plan. As a result of the special dividend distribution, the Company recorded compensation expense of approximately $1.2.

Also during 2004, we issued 1,382 shares to Outside Directors for director compensation.

(c) Restricted Stock Unit Grants under the Stock Plan

In 2005, we granted 21,333 restricted stock units with a total fair market value of $1.6 to certain of our officers and other key executives that will vest in equal annual installments over a five-year period. The restricted units will vest earlier in certain circumstances if the Company has a change of control. The granting of these units was reflected in the December 31, 2005 financial statements by increasing additional paid-in capital by $1.6 and a contra-equity account of unamortized value of restricted stock issued of $1.6. In accordance with the provisions of SFAS 123R, the unamortized value of restricted stock issued of $1.6 as of the adoption date of January 1, 2006 was eliminated against additional paid-in capital. The unearned compensation is being recognized as compensation expense over the five-year vesting period of the restricted units granted. Compensation expense related to these restricted stock units was $0.3 for the year ended December 31, 2006.

In 2004, we granted 5,000 restricted stock units to one of our executive officers that would have vested on the seventh anniversary of his commencement of employment with the Company. The granting of these units has been reflected in the December 31, 2004 financial statements by increasing additional paid-in capital by $0.3 and a contra-equity account of unamortized value of restricted stock units issued of $0.3. The unearned compensation was being amortized as compensation expense over the seven-year vesting period of the restricted stock units granted. As a

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

result of this executive’s resignation in December 2005, the compensation expense previously recorded and the $0.3 increases to additional paid-in capital and the contra-equity account of unamortized value of restricted stock issued have been reversed in the December 31, 2005 financial statements.

(d) Adoption of SFAS 123R

As discussed in Note 2 (o) and (u), we adopted SFAS 123R effective January 1, 2006.

The Company adopted SFAS 123R using the modified prospective transition method. Accordingly, compensation cost includes the cost for all options granted prior to, but not yet vested as of January 1, 2006 and all prospective awards without restatement of prior periods. The impact of adopting SFAS 123R, including the second quarter charge for the stock purchase options of $1.3, the December charge of $1.4 discussed above and stock-based compensation associated with outstanding options of $1.9 for the year ended December 31, 2006 was an increase to selling, general and administrative expenses of $4.6, and a reduction to income tax provision of $1.8.

Had compensation expense for our stock options granted been determined based on the fair value at the grant date for awards under the plan, consistent with the provisions of SFAS 123R, the Company’s net income would have approximated the pro-forma amounts indicated below:

	Year Ended	April 7 -
	December 31,	December 31,
	2005	2004
Net income, as reported	$21.5	$31.1
Add: stock-based compensation expense in reported net income, net of tax	0.5	—
Deduct: stock-based compensation expense determined using fair value based method for all awards, net of tax	(1.4)	(0.3)
Pro-forma net income	$20.6	$30.8

The fair value of each option was estimated using the Black-Scholes option-pricing model. The weighted average fair value of options granted and the assumptions used for each of the reporting periods are as follows:

	Year Ended		April 7 -
	December 31,		December 31,
	2006	2005	2004
Fair value of options granted	$43.07	$25.56	$26.25
Risk-free interest rate	4.69%	4.11%	3.79%
Expected life of options	6.5 years	6.5 years	6.5 years
Volatility	34%	38%	20%
Expected dividend yield	0.0%	0.0%	0.0%

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The risk-free interest rate is based on the U.S. treasury yield curve in effect at the time of grant, the expected life is calculated using the “simplified” method allowable under SEC Staff Accounting Bulletin No. 107, and volatility is estimated based on historical peer group industry data.

We recognize compensation expense for our stock options granted to our employees that contain pro-rata vesting, on a straight-line basis.

Information regarding our stock options granted to our employees under the Stock Plan for each of the reporting periods are as follows:

		Weighted
	Number	Average
	of	Exercise
	Shares	Price
Outstanding at April 7, 2004	—	$—
Granted	485,990	50.52
Forfeited	(1,400)	50.52
Outstanding at December 31, 2004	484,590	50.52
Granted	63,778	56.00
Forfeited	(63,320)	50.52
Canceled	(1,320)	50.52
Outstanding at December 31, 2005	483,728	51.24
Granted	120,672	97.51
Forfeited	(57,485)	51.58
Canceled	(3,421)	52.17
Exercised	(25,660)	50.52
Outstanding prior to distribution	517,834	62.04
Repricing due to distribution (See Note 15(b))
Canceled	(517,834)	62.04
Granted	456,591	24.66
Granted	61,243	59.64
Forfeited	(2,100)	24.66
Outstanding at December 31, 2006	515,734	28.81
Vested and expected to vest rest at December 31, 2006	487,079	28.70
Exercisable at December 31, 2006	150,778	24.66

Cash received as a result of stock options exercised was $1.3 and the tax benefit realized was $0.1 for the year ended December 31, 2006. Total intrinsic value related to stock options exercised was $0.7 for the year ended December 31, 2006. No options were exercised prior to 2006.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Information regarding unvested stock options for the year ended December 31, 2006 is as follows:

		Weighted
	Number	Average
	of	Fair
	Shares	Value
Unvested options at January 1, 2006	398,330	$17.18
Granted	120,672	43.07
Forfeited	(59,585)	17.05
Vested	(94,461)	16.93
Unvested options at December 31, 2006	364,956	25.83

The following is a summary of outstanding stock options as of December 31, 2006. The exercise prices below reflect the reduction that occurred as a result of the distribution in December 2006, discussed in Note 15 (b).

	Weighted Average	Options Outstanding		Options Exercisable
Exercise Price	Remaining Contractual Life (Years)	Number of Shares	Aggregate Intrinsic Value	Number of Shares	Aggregate Intrinsic Value
$24.66	8.0	454,491	$33.6	150,778	$11.2
59.64	9.5	61,243	2.4	—	—
		515,734	$36.0	150,778	$11.2

As of December 31, 2006, the aggregate estimated future compensation expense related to unvested options outstanding and the unamortized value of restricted stock units issued is $8.0. This expense will be recognized over a weighted average period of 3.8 years.

It is the Company’s policy to issue new shares upon share option exercises, and it expects to issue new shares upon the settlement of restricted stock units.

(e) Guaranteed Loans

In connection with certain of the offerings discussed above for participants who are not also executive officers, we arranged through a third-party financial institution to help these participants purchase their shares. VWR has guaranteed an aggregate principal amount of $0.5 and $2.6 as of December 31, 2006 and 2005, respectively, borrowed by individuals under this arrangement. VWR would become liable for such amounts in the event that a participant would fail to repay the principal and interest when due. These loans mature on November 5, 2008 and bear interest at the one month LIBOR plus 2.05%. In accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, the Company has determined that the obligation for the fair value of the guarantee is immaterial. We recorded compensation expense and a corresponding increase in paid-in-capital of $0.1, for the period April 7, 2004 to December 31, 2004 for the favorable interest rate provided to individuals who have utilized the loan facility.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Given VWR’s guarantee of the loan balances, we have considered the proceeds received from the sale of the our common stock to represent an obligation that may be redeemable upon the occurrence of an event that is not within our control in accordance with Accounting Series Release No. 268 issued by the SEC. Therefore, to the extent the loans guaranteed by VWR are outstanding, we have presented the balance that may become due under the guarantee outside of stockholders’ equity. As loans are repaid by the employees, the amount classified outside of stockholders’ equity is reclassified to additional paid-in capital.

(16)   Commitments and Contingencies

The Company leases office and warehouse space and computer equipment under operating leases, certain of which extend up to 15 years, subject to renewal options. Rental expense is shown in the table below:

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Rental expense	$31.3	$33.4	$24.9	$9.1

Future minimum lease payments as of December 31, 2006, under noncancelable operating leases having initial lease terms of more than one year are as follows:

Years ended December 31:
2007	$28.5
2008	22.1
2009	17.8
2010	15.6
2011	11.7
Thereafter	37.3
Total minimum payments	$133.0

We are involved in various environmental, contractual and product liability cases and claims which are considered routine to our business and from time to time the Company is named as a defendant in cases as a result of our distribution of scientific supplies, including litigation resulting from the distribution of products containing asbestos by the Company and certain of its predecessors. While the impact of this litigation has typically been immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition and results of operations in the future.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

During 2005, the German Federal Cartel Office initiated an investigation with regard to our European Distribution Agreement with Merck KGaA. The purpose of the investigation is to determine whether this agreement violates or otherwise infringes the general prohibition of anti-competitive agreements under either German or EU rules. The Company submitted information to the German Federal Cartel Office in response to its initial request. In January 2007, the German Federal Cartel Office requested additional information which we have recently provided. At the current time, we cannot assess the likely outcome of the investigation or potential economic impact associated with an adverse ruling. In connection with the Acquisition, we recorded intangible assets related to our European Distribution Agreement with Merck KGaA. As of December 31, 2006, the unamortized net book value of these intangible assets is approximately  $23.6.

In March 2006, the Company was served with a complaint filed in the United States District Court, Western District of New York, by Corning Incorporated (“Corning”) alleging a breach of contract and unliquidated damages. In April 2006, Corning amended its complaint to allege trademark and unfair competition claims. In November 2006, the Court dismissed Corning’s breach of contract claim, but in March 2007, reconsidered its ruling and has now permitted Corning to proceed with the claim. In January 2007, the Company filed counterclaims for breach of rebate obligation, unfair competition and tortious interference. The Company believes Corning’s claims are without merit and will vigorously defend itself on those claims and pursue its counterclaims.

(17)        Transactions with Related Parties (Merck KGaA was a Related Party Prior to the Acquisition)

(a) Merck KGaA

Merck KGaA (Merck KGaA and/or affiliates) and the Company have entered into various transactions and agreements in the ordinary course of business. Prior to the entering into agreements with Merck KGaA, the Company and Merck KGaA conducted business with each other in a manner that was not materially different than those described below. In connection with the Acquisition, the Company entered into new agreements with Merck KGaA that are described below. The following summarizes significant transactions between the Company and Merck KGaA:

Sales to Merck KGaA

The Company sells products to Merck KGaA for which it is paid in the normal course of business.

Purchases from Merck KGaA

The Company purchases certain chemical products for resale from Merck KGaA for which it pays Merck KGaA in the normal course of business. The Company and Merck KGaA have entered into contracts that provide for the Company to be the distributor of certain Merck KGaA products in certain countries. These two contracts for North American and European territories expire on April 6, 2009 and may be extended for an additional five-year term subject to the occurrence of certain conditions.

In connection with the Acquisition, we also entered into other distribution agreements with Merck KGaA, including five-year distribution agreements with Merck KGaA to distribute its bioscience

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

products in Europe and North America. In addition, we have entered into a supply agreement with Merck KGaA, pursuant to which it agreed to continue to manufacture certain of our private label products for a period of three years from April 7, 2004, and thereafter to provide technical assistance in transitioning their manufacture to other manufacturers. During 2005, this supply agreement was extended through December 31, 2007.

Logistics Services in Europe

Under the terms of an agreement that expires on December 31, 2007, Merck KGaA continues to provide logistics services to certain of our subsidiaries. Unless earlier terminated following a notice period, such logistics service agreements will be automatically renewed for an additional three years.

Systems/Technology Services

Prior to the Acquisition, we and Merck KGaA had historically performed certain information technology functions for each other. In order to maintain continuous and efficient operations, effective as of April 7, 2004, we entered into an information services master agreement with Merck KGaA to maintain these relationships following the Acquisition until such time as these services can be obtained internally or from other sources. We and Merck KGaA have continued to provide certain information technology services to each other consistent with the arrangements in place prior to the Acquisition, including Merck KGaA’s operation and support of the main enterprise resource planning and business warehouse software and databases for our European companies. The information services master agreement has an initial five-year term and will expire in April 2009, although individual services may be terminated during this term following a notice period.

Other Services Provided by the Company and by Merck KGaA

Certain subsidiaries of Merck KGaA and certain of our subsidiaries have continued to lease or sublease from one another, or otherwise share, space in various offices and warehouses in Europe since the completion of the Acquisition. The terms of these leasing and subleasing arrangements range from less than one year to up to six or more years and are generally at market rents and conditions. Certain other existing contracts with Merck KGaA have also remained in place since the Acquisition.

The following table summarized the transactions between VWR International Corporation and Merck KGaA during the periods when VWR International Corporation was a wholly-owned subsidiary of Merck KGaA:

January 1 -
April 6,
2004
Sales to Merck KGaA, included in net sales	$8.4
Purchases from Merck KGaA, included in cost of goods sold and inventory	80.7
Services provided by Merck KGaA, included in selling, general and administrative expenses	3.3
Services provided to Merck KGaA, included in selling, general and administrative expenses	1.5

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Merck KGaA continues to be a significant supplier to the Company. Purchases from Merck KGaA, included in cost of goods sold and inventory, were approximately $283.3 for the year ended December 31, 2006, $288.7 for the year ended December 31, 2005 and $204.9 for the period April 7, 2004 to December 31, 2004.

(b) Transactions with CD&R

Under the terms of a consulting agreement between the Company and CD&R dated April 7, 2004 the Company paid CD&R $18.0 for transaction services rendered in connection with the Acquisition. In addition, the consulting agreement includes an annual consulting fee of $1.5 for financial advisory and management consulting services and a provision that CD&R would be paid an additional fee of $0.5 for any period CD&R provided the Company with an individual to be our Chief Executive Officer. In accordance with this provision, we paid $0.3 to CD&R in 2005. The consulting agreement terminates upon the earlier of (1) April 7, 2014; (2) the date on which an investment fund managed by CD&R no longer owns, directly or indirectly, any shares of common stock of the Company or its successor company; or (3) upon thirty days written notice of either party.

(c) Services performed by Debevoise & Plimpton LLP

The Company is provided legal services by Debevoise & Plimpton LLP. A senior member of that law firm is related to an individual that was a former member of our Board of Directors and a principal of CD&R. Total fees for services rendered during 2006, 2005 and 2004 were approximately $1.4, $0.3 and $7.4, respectively.

(d) Services performed by SIRVA, Inc.

The Company is provided with product transportation and relocation services by SIRVA, Inc. (“SIRVA”). Three members of the Company’s Board of Directors are also members of SIRVA’s Board of Directors. SIRVA is a related party because certain funds managed by CD&R, including Clayton, Dubilier & Rice Fund VI Limited Partnership that owns approximately 70% of our outstanding common stock as of December 31, 2006, have equity interests in SIRVA. Total expenses incurred with SIRVA during 2006, 2005 and 2004 were approximately $1.7, $1.7 and $1.0, respectively.

In December 2006, the Company and John Ballbach, our President and Chief Executive Officer, entered into an agreement, under which SIRVA would purchase Mr. Ballbach’s former house at its current fair market value of $1.0. As of December 31, 2006, the Company recorded an other current asset and an accrued expense of $1.0 to SIRVA under this agreement.

(18)        Segment and Geographical Financial Information

We report financial results on the basis of the following three business segments: North American laboratory distribution (“North American Lab”), European laboratory distribution (“European Lab”), and Science Education. Asia Pacific operations are embedded within the North American Lab and European Lab segments. Both the North American Lab and European Lab segments are comprised of the distribution of supplies to customers in major pharmaceutical, biotechnology, chemical, technology, food processing and consumer products industries, as well as governmental agencies, universities and research institutes and environmental organizations. Science Education is

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

comprised of the manufacture and distribution of scientific supplies and specialized kits principally to primary and secondary schools in North America.

The Company’s operating segments have been identified giving consideration to both geographic areas and the nature of products among businesses within its geographic area. North American Lab and European Lab are organized as distinct operating segments primarily because of geographic dispersion and the inherent differences in business models. The North American Lab segment is highly standardized and operated as an integrated business, whereas the European Lab business is more fragmented and its customer markets more localized. The Science Education operating segment has been differentiated from the North American Lab segment because of its unique and specialized product lines, concentration of customers in the educational sector and because it has higher gross margins. Operations within North America (excluding Science Education) have been aggregated due to the similarity of economic characteristics, product lines, customers and distribution methods. Similarly, operations within the European Lab segment have been aggregated because of common economic characteristics as well as the similarity among products, customers and distribution networks.

The Company allocates its centralized management of corporate costs to its operating segments as follows:

•  Corporate costs are allocated to its North American Lab and Science Education operating segments using allocation factors that management considers reasonable to distribute costs on the basis of usage.

•  Centralized costs related to the management of the European Lab operating segment are incurred within the segment structure and no inter-segment allocation is required.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Selected business segment financial information is presented below. Inter-segment activity has been eliminated. Therefore, revenues reported for each operating segment are substantially all from external customers.

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Net Sales
North American Lab	$1,966.0	$1,902.4	$1,350.7	$486.5
European Lab	1,137.6	1,089.8	752.3	283.0
Science Education	154.0	146.0	109.2	23.7
Total	$3,257.6	$3,138.2	$2,212.2	$793.2
Operating Income
North American Lab	$112.2	$91.0	$65.1	$28.5
European Lab	59.4	38.1	24.1	13.1
Science Education	19.4	14.0	14.7	(0.1)
Total	$191.0	$143.1	$103.9	$41.5
Capital Expenditures
North American Lab	$15.7	$10.8	$6.5	$1.2
European Lab	5.8	6.9	6.2	2.1
Science Education	2.1	0.7	0.4	—
Total	$23.6	$18.4	$13.1	$3.3
Depreciation and Amortization
North American Lab	$22.5	$19.8	$15.4	$5.1
European Lab	17.3	12.7	9.3	3.6
Science Education	1.6	1.4	1.1	0.2
Total	$41.4	$33.9	$25.8	$8.9

	December 31,
	2006	2005
Assets
North American Lab	$1,633.0	$1,686.6
European Lab	854.4	739.3
Science Education	158.8	165.9
Total	$2,646.2	$2,591.8

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

The following is a reconciliation of reported operating income by segment to income before income taxes and cumulative effect of a change in accounting principle:

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Operating income, as reported
North American Lab	$112.2	$91.0	$65.1	$28.5
European Lab	59.4	38.1	24.1	13.1
Science Education	19.4	14.0	14.7	(0.1)
Total	191.0	143.1	103.9	41.5
Interest income	(6.7)	(2.7)	(0.8)	(0.2)
Interest expense	117.1	106.7	52.7	5.8
Other expense (income), net	1.5	(3.8)	(2.1)	0.1
Income before income taxes and cumulative effect of a change in accounting principle	$79.1	$42.9	$54.1	$35.8

Net sales, long-lived assets and total assets by geographic area are as follows:

	Successor			Predecessor
	Year Ended		April 7 -	January 1 -
	December 31,		December 31,	April 6,
	2006	2005	2004	2004
Net Sales
United States	$1,871.7	$1,813.1	$1,322.6	$456.5
International	1,385.9	1,325.1	889.6	336.7
Total	$3,257.6	$3,138.2	$2,212.2	$793.2

	December 31,
	2006	2005
Long-lived Assets
United States	$1,062.3	$1,072.0
International	644.5	612.7
Total	$1,706.8	$1,684.7
Assets
United States	$1,506.4	$1,545.4
International	1,139.8	1,046.4
Total	$2,646.2	$2,591.8

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(19)                        Unaudited Quarterly Financial Information

	2006
	First	Second	Third	Fourth(1)
Net sales	$795.8	$815.0	$817.6	$829.2
Gross profit	214.4	219.1	223.6	226.2
Operating income(3)	46.1	45.5	54.7	44.7
Interest expense, net	27.4	26.7	27.9	28.4
Other expense (income), net	0.8	(0.4)	(0.1)	1.2
Income before income taxes and cumulative effect of a change in accounting principle	17.9	19.2	26.9	15.1
Net income	11.0	13.4	15.6	6.4

	2005
	First	Second	Third	Fourth(2)
Net sales	$754.1	$794.8	$812.0	$777.3
Gross profit	192.7	200.8	209.6	200.6
Operating income	25.0	32.8	47.3	38.0
Interest expense, net	25.1	25.6	26.3	27.0
Other expense (income), net	(1.0)	(0.8)	(1.3)	(0.7)
Income before income taxes and cumulative effect of a change in accounting principle	0.9	8.0	22.3	11.7
Cumulative effect of a change in accounting principle	—	—	—	(0.5)
Net income	0.5	4.8	12.3	3.9

(1)                 Operating income in the fourth quarter of 2006 includes net charges of $5.8 primarily to correct accounting errors related to the accounting for fixed assets as well as various accounting errors related to one of our European subsidiaries. Depreciation expense and loss on disposal of assets were increased by $6.0 and $0.4, respectively, due to accounting errors related to fixed assets acquired as part of the Acquisition, and selling, general and administrative expense was decreased by $2.4 due to the inadvertent expensing of certain portable assets since the Acquisition. Additionally, $1.7 of accounting errors related to one of our foreign subsidiaries were identified and corrected in connection with the conversion to a new accounting system during the fourth quarter of 2006, which resulted in increases to cost of goods sold; selling, general and administrative expenses; and other expense (income), net of $0.9, $0.2, and $0.6, respectively.

The effect of the adjustments on the cumulative results of operations were charges of $2.4 for the period from the Acquisition through December 31, 2005. The remaining charge of $3.4 would have (decreased)/increased the first, second and third quarter 2006 results by ($2.3), ($3.1), and $2.0, respectively. Management does not believe the errors are material to the current annual or previously reported annual and interim periods.

Operating income in the fourth quarter of 2006 also includes a reduction in 2006 accrued bonuses of approximately $2.5 resulting from a change in accounting estimate.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(2)                 Operating income in the fourth quarter of 2005 includes a reduction in 2005 accrued bonuses of approximately $4.1 and a charge of $1.7 to write-off deferred costs associated with the termination of a customer contract by the Company during the quarter.

(3)                 Operating income includes stock-based compensation expense related to our adoption of SFAS 123R of $0.4, $1.8, $0.4 and $2.0 for the first, second, third and fourth quarters of 2006, respectively.

(20)                        Condensed Consolidating Financial Information

Holdings Corp was incorporated on November 22, 2006 as a direct wholly owned subsidiary of CDRV. On December 6, 2006, Holdings Corp assumed the obligations under the Senior Discount Notes, and became the obligor on the Senior Discount Notes. CDRV has guaranteed the Senior Discount Notes on an unsecured senior subordinated basis. On December 14, 2006, CDRV issued the Senior Floating Rate Notes and paid a dividend to its stockholders in December 2006.

The following condensed consolidating financial information presents the balance sheet at December 31, 2006 and statements of operations and cash flows for the year ended December 31, 2006 (except in the case of Holdings Corp, where the statements of operations and cash flows are from its date of incorporation to December 31, 2006) of (1) CDRV, (2) Holdings Corp, the obligor on the Senior Discount Notes, (3) subsidiaries of the Company that are not guarantors (the “Non-Guarantor Subsidiaries”), (4) elimination entries necessary to consolidate CDRV, Holdings Corp and the Non-Guarantor Subsidiaries, and (5) the Company on a consolidated basis.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Balance Sheet

		Holdings	Non-Guarantor		Total
	CDRV	Corp	Subsidiaries	Eliminations	Company
Assets
Cash and cash equivalents	$1.3	$—	$138.1	$—	$139.4
Compensating cash balance	—	—	36.1	—	36.1
Trade accounts receivable, net	—	—	452.7	—	452.7
Inventories	—	—	260.6	—	260.6
Other current assets	17.1	—	56.6	(23.1)	50.6
Total current assets	18.4	—	944.1	(23.1)	939.4
Property and equipment, net	—	—	156.9	—	156.9
Goodwill	—	—	933.1	—	933.1
Other intangible assets, net	—	—	552.3	—	552.3
Deferred income taxes	5.1	0.8	7.2	—	13.1
Investment in subsidiaries, net	392.4	752.7	—	(1,145.1)	—
Other assets	5.8	1.2	44.4	—	51.4
Total assets	$421.7	$754.7	$2,638.0	$(1,168.2)	$2,646.2
Liabilities and Stockholders’ Equity
Short-term debt	$—	$—	$74.4	$(16.5)	$57.9
Accounts payable	—	—	380.8	—	380.8
Accrued expenses	8.3	—	169.1	(6.6)	170.8
Total current liabilities	8.3	—	624.3	(23.1)	609.5
Long-term debt	350.0	362.8	953.0	—	1,665.8
Other long-term liabilities	—	—	80.5	—	80.5
Deferred income taxes	—	—	227.0	—	227.0
Total liabilities	358.3	362.8	1,884.8	(23.1)	2,582.8
Common stock purchase subject to guarantee agreement	0.5	—	0.5	(0.5)	0.5
Stockholders’ equity	62.9	391.9	752.7	(1,144.6)	62.9
Total liabilities and stockholders’ equity	$421.7	$754.7	$2,638.0	$(1,168.2)	$2,646.2

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Statement of Operations

		Holdings	Non-Guarantor		Total
	CDRV	Corp	Subsidiaries	Eliminations	Company
Net sales	$—	$—	$3,257.6	$—	$3,257.6
Cost of goods sold	—	—	2,374.3	—	2,374.3
Gross profit	—	—	883.3	—	883.3
Selling, general and administrative expenses	0.1	—	693.2	—	693.3
Restructuring credits	—	—	(1.0)	—	(1.0)
Operating (loss) income	(0.1)	—	191.1	—	191.0
Interest, net of interest income	31.6	2.2	76.6	—	110.4
Other expense, net	—	—	1.5	—	1.5
(Loss) income before income taxes and equity in earnings of subsidiaries	(31.7)	(2.2)	113.0	—	79.1
Income tax benefit (provision)	10.8	0.8	(44.3)	—	(32.7)
Equity in earnings of subsidiaries, net of tax	67.3	3.5	—	(70.8)	—
Net income	$46.4	$2.1	$68.7	$(70.8)	$46.4

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Statement of Cash Flows

		Holdings	Non-Guarantor		Total
	CDRV	Corp	Subsidiaries	Eliminations	Company
Net cash provided by operating activities	$2.7	$—	$170.5	$—	$173.2
Cash flows from investing activities:
Capital expenditures	—	—	(23.6)	—	(23.6)
Other investing activities, net	—	—	(0.5)	—	(0.5)
Net cash used in investing activities	—	—	(24.1)	—	(24.1)
Cash flows from financing activities:
Proceeds from debt	350.0	—	4.4	—	354.4
Repayment of debt	—	—	(106.1)	—	(106.1)
Net change in bank checks outstanding	—	—	(55.7)	—	(55.7)
Net change in compensating cash balance	—	—	22.3	—	22.3
Dividends paid	(343.5)	—	—	—	(343.5)
Other financing activities, net	(7.9)	—	(2.6)	—	(10.5)
Net cash used in financing activities	(1.4)	—	(137.7)	—	(139.1)
Effect of exchange rate changes on cash	—	—	3.3	—	3.3
Net increase in cash and cash equivalents	1.3	—	12.0	—	13.3
Cash and cash equivalents beginning of period	—	—	126.1	—	126.1
Cash and cash equivalents end of period	$1.3	$—	$138.1	$—	$139.4

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(21)        Subsequent Events

On March 12, 2007, we announced that investment banks Goldman Sachs & Co. and Banc of America Securities LLC have been retained to explore strategic options for us.

During March 2007, we agreed to acquire the remaining 76% interest in KMF, an equity affiliate of the Company, effective April 1, 2007. KMF is a German-based scientific laboratory supply distribution firm that offers highly diversified chemicals and consumable products to the laboratory industry in Germany. The purchase price, including the assumption of debt, is approximately $21.0 and will be funded from our operating cash flows.

(22)        Cash Pooling Arrangement

We have reassessed our global cash pooling arrangement pursuant to the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, an interpretation of APB Opinion No. 10 and FASB Statement No. 105. While our cash pooling arrangement is with a single financial institution with specific provisions for the right to offset positive and negative cash balances, we believe it is unlikely that we would offset an underlying cash deficit with a cash surplus from another country.

Accordingly, we have increased our compensating cash balance by $36.1 and $58.4 and our short-term debt balance by $36.1 and $58.4 in the accompanying December 31, 2006 and 2005 consolidated balance sheet, respectively, to account for the global cash pooling arrangement on a gross basis. Our consolidated statement of cash flows for the year ended December 31, 2006 has been corrected to include a $22.3 net change in compensating cash balance and an additional ($22.3) net change in bank overdrafts. Our consolidated statement of cash flows for the year ended December 31, 2005 has been corrected to include a $(58.4) net change in compensating cash balance and an additional $58.4 net change in bank overdrafts. In no period did working capital, stockholders’ equity, operating cash flow, investing cash flow, financing cash flow or the income statement change as a result of these corrections. We believe that the effects of the above correction are not material to our financial position, results of operations or liquidity for any period presented.

Other debt primarily consists of bank overdrafts within our global cash pooling arrangement of $36.1 and $58.4 as of December 31, 2006 and 2005, respectively. Due to the nature of these overdrafts, all amounts have been classified within the short-term portion of debt at each period end.

(23)        Subsequent Event — Merger

On June 29, 2007, CDRV completed a merger (the “Merger”) pursuant to an Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated May 2, 2007, by and among CDRV, Varietal Distribution Holdings, LLC, a Delaware limited liability company (“Holdings”), VWR Investors, Inc., a Delaware corporation and subsidiary of Holdings, and Varietal Distribution Merger Sub, Inc., a Delaware corporation and indirect subsidiary of Holdings (“Merger Sub”). Pursuant to the Merger, Merger Sub merged with and into CDRV, with CDRV continuing as the surviving corporation and assuming all of the debt obligations of Merger Sub. In addition, in connection with the Merger, CDRV changed its name to VWR Funding, Inc. As used in Note 24 below, the “Company” refers to VWR Funding, Inc. and its consolidated subsidiaries before and/or after the Merger and the name change, as the context requires. As used in Note 24 below, the “Company” also refers to VWR International Corporation and its consolidated subsidiaries prior to the Acquisition.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

(24)        Condensed Consolidating Financial Information — Post Merger

The following tables set forth the condensed consolidating financial statements of the Company and have been prepared pursuant to Rule 3-10 of Regulation S-X. These financial statements are included as a result of the guarantee arrangements relating to the issuance of certain unsecured senior notes due 2015 issued in connection with the Merger (the “Senior Notes”). The Senior Notes are jointly and severally guaranteed on an unsecured basis by each of the Company’s direct and indirect wholly owned domestic restricted subsidiaries (collectively, the “Subsidiary Guarantors”). The guarantees are full and unconditional and each of the Subsidiary Guarantors is wholly-owned, directly or indirectly, by the Company. The condensed consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements.

The following condensed consolidated financial statements presents the balance sheet at December 31, 2006 and 2005 and statements of operations and cash flows for the years ended December 31, 2006 and 2005 and the periods included in the year ended December 31, 2004 of (1) the Company (“Parent”), (2) the Subsidiary Guarantors, (3) subsidiaries of the Company that are not guarantors (the “Non-Guarantor Subsidiaries”), (4) elimination entries necessary to consolidate the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries, and (5) the Company on a consolidated basis. The eliminating adjustments primarily reflect inter-company transactions, such as accounts receivable and payable, advances, royalties and profit in inventory eliminations. We have not presented separate notes and other disclosures concerning the Subsidiary Guarantors as we have determined that such material information is available in the notes to the Company’s consolidated financial statements.

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Balance Sheet
December 31, 2006 (Successor)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Assets
Cash and cash equivalents	$1.3	$66.8	$71.3	$—	$139.4
Compensating cash balance	—	—	36.1	—	36.1
Trade accounts receivable, net	—	188.9	263.8	—	452.7
Inventories	—	151.3	109.3	—	260.6
Other current assets	—	19.3	31.3	—	50.6
Intercompany receivables	17.1	15.0	2.8	(34.9)	—
Total current assets	18.4	441.3	514.6	(34.9)	939.4
Property and equipment, net	—	65.7	91.2	—	156.9
Goodwill	—	549.8	383.3	—	933.1
Other intangible assets, net	—	386.4	165.9	—	552.3
Deferred income taxes	5.1	—	8.0	—	13.1
Investment in subsidiaries	392.4	702.7	—	(1,095.1)	—
Other assets	5.8	35.0	10.6	—	51.4
Intercompany loans	—	37.2	11.7	(48.9)	—
Total assets	$421.7	$2,218.1	$1,185.3	$(1,178.9)	$2,646.2
Liabilities and Stockholders’ Equity
Short-term debt	$—	$20.7	$37.2	$—	$57.9
Accounts payable	—	193.0	187.8	—	380.8
Accrued expenses	2.3	71.0	97.5	—	170.8
Intercompany payables	6.0	19.9	9.0	(34.9)	—
Total current liabilities	8.3	304.6	331.5	(34.9)	609.5
Long-term debt	350.0	1,311.0	4.8	—	1,665.8
Other long-term liabilities	—	33.6	46.9	—	80.5
Deferred income taxes	—	165.6	61.4	—	227.0
Intercompany loans	—	11.7	37.2	(48.9)	—
Total liabilities	358.3	1,826.5	481.8	(83.8)	2,582.8
Common stock purchase subject to guarantee agreement	0.5	0.5	—	(0.5)	0.5
Total stockholders’ equity	62.9	391.1	703.5	(1,094.6)	62.9
Total liabilities and stockholders’ equity	$421.7	$2,218.1	$1,185.3	$(1,178.9)	$2,646.2

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Balance Sheet
December 31, 2005 (Successor)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Assets
Cash and cash equivalents	$—	$90.0	$36.1	$—	$126.1
Compensating cash balance	—	17.9	40.5	—	58.4
Trade accounts receivable, net	—	182.6	224.7	—	407.3
Inventories	—	166.1	104.3	—	270.4
Other current assets	3.0	17.7	24.2	—	44.9
Intercompany receivables	4.4	12.9	3.5	(20.8)	—
Total current assets	7.4	487.2	433.3	(20.8)	907.1
Property and equipment, net	—	72.2	84.6	—	156.8
Goodwill	—	547.4	362.6	—	910.0
Other intangible assets, net	—	394.1	158.6	—	552.7
Deferred income taxes	3.1	2.9	5.5	—	11.5
Investment in subsidiaries	645.2	618.8	—	(1,264.0)	—
Other assets	1.4	40.0	12.3	—	53.7
Intercompany loans	—	38.1	2.0	(40.1)	—
Total assets	$657.1	$2,200.7	$1,058.9	$(1,324.9)	$2,591.8
Liabilities and Stockholders’ Equity
Short-term debt	$—	$44.4	$59.5	$—	$103.9
Accounts payable	—	209.6	160.7	—	370.3
Accrued expenses	0.3	60.0	79.2	—	139.5
Intercompany payables	2.7	7.9	10.2	(20.8)	—
Total current liabilities	3.0	321.9	309.6	(20.8)	613.7
Long-term debt	330.2	1,012.7	5.0	—	1,347.9
Other long-term liabilities	—	46.1	41.0	—	87.1
Deferred income taxes	—	173.6	45.6	—	219.2
Intercompany loans	—	2.0	38.1	(40.1)	—
Total liabilities	333.2	1,556.3	439.3	(60.9)	2,267.9
Common stock purchase subject to guarantee agreement	2.6	2.6	—	(2.6)	2.6
Total stockholders’ equity	321.3	641.8	619.6	(1,261.4)	321.3
Total liabilities and stockholders’ equity	$657.1	$2,200.7	$1,058.9	$(1,324.9)	$2,591.8

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Statement of Operations
Year Ended December 31, 2006 (Successor)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net sales	$—	$1,874.5	$1,416.9	$(33.8)	$3,257.6
Cost of goods sold	—	1,412.2	995.9	(33.8)	2,374.3
Gross profit	—	462.3	421.0	—	883.3
Selling, general and administrative expenses	0.1	356.0	347.5	(10.3)	693.3
Restructuring credits	—	(1.0)	—	—	(1.0)
Operating (loss) income	(0.1)	107.3	73.5	10.3	191.0
Interest expense, net of interest income	31.6	76.0	2.8	—	110.4
Other expense (income), net	—	5.7	(14.5)	10.3	1.5
(Loss) income before income taxes and equity in earnings of subsidiaries	(31.7)	25.6	85.2	—	79.1
Income tax (benefit) provision	(10.8)	13.0	30.5	—	32.7
Equity in earnings of subsidiaries, net of tax	(67.3)	(54.7)	—	122.0	—
Net income (loss)	$46.4	$67.3	$54.7	$(122.0)	$46.4

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Statement of Operations
Year Ended December 31, 2005 (Successor)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net sales	$—	$1,853.0	$1,313.3	$(28.1)	$3,138.2
Cost of goods sold	—	1,433.7	928.9	(28.1)	2,334.5
Gross profit	—	419.3	384.4	—	803.7
Selling, general and administrative expenses	0.1	331.8	314.1	(6.0)	640.0
Restructuring charges	—	6.8	13.8	—	20.6
Operating (loss) income	(0.1)	80.7	56.5	6.0	143.1
Interest expense, net of interest income	29.7	71.7	2.6	—	104.0
Other expense (income), net	—	(29.3)	19.5	6.0	(3.8)
(Loss) income before income taxes, cumulative effect of a change in accounting principle and equity in earnings of subsidiaries	(29.8)	38.3	34.4	—	42.9
Income tax (benefit) provision	(10.0)	16.9	14.0	—	20.9
Cumulative effect of a change in accounting principle, net of tax	—	0.3	0.2	—	0.5
Equity in earnings of subsidiaries, net of tax	(41.3)	(20.2)	—	61.5	—
Net income (loss)	$21.5	$41.3	$20.2	$(61.5)	$21.5

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Statement of Operations
April 7 - December 31, 2004 (Successor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Net sales	$—	$1,337.7	$893.9	$(19.4)	$2,212.2
Cost of goods sold	—	1,042.9	629.2	(19.4)	1,652.7
Gross profit	—	294.8	264.7	—	559.5
Selling, general and administrative expenses	0.1	231.9	225.6	(2.0)	455.6
Operating (loss) income	(0.1)	62.9	39.1	2.0	103.9
Interest expense, net of interest income	1.2	48.9	1.8	—	51.9
Other expense (income), net	—	15.7	(19.8)	2.0	(2.1)
(Loss) income before income taxes and equity in earnings of subsidiaries	(1.3)	(1.7)	57.1	—	54.1
Income tax (benefit) provision	(0.4)	(0.8)	24.2	—	23.0
Equity in earnings of subsidiaries, net of tax	(32.0)	(32.9)	—	64.9	—
Net income (loss)	$31.1	$32.0	$32.9	$(64.9)	$31.1

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Statement of Operations
January 1 - April 6, 2004 (Predecessor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Net sales	$—	$464.6	$331.3	$(2.7)	$793.2
Cost of goods sold	—	363.5	227.2	(2.7)	588.0
Gross profit	—	101.1	104.1	—	205.2
Selling, general and administrative expenses	—	80.3	84.1	(0.7)	163.7
Operating income	—	20.8	20.0	0.7	41.5
Interest expense, net of interest income	4.1	—	1.5	—	5.6
Other expense (income), net	—	(0.2)	(0.4)	0.7	0.1
(Loss) income before income taxes and equity in earnings of subsidiaries	(4.1)	21.0	18.9	—	35.8
Income tax (benefit) provision	(1.6)	8.9	7.8	—	15.1
Equity in earnings of subsidiaries, net of tax	(23.2)	(4.3)	—	27.5	—
Net income (loss)	$20.7	$16.4	$11.1	$(27.5)	$20.7

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2006 (Successor)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net cash provided by operating activities	$—	$95.2	$78.0	$—	$173.2
Cash flows from investing activities:
Intercompany investing transactions	(2.1)	7.8	—	(5.7)	—
Capital expenditures	—	(9.9)	(13.7)	—	(23.6)
Sale of Puerto Rico branch	—	13.2	(13.2)	—	—
Other investing activities, net	—	—	(0.5)	—	(0.5)
Net cash provided by (used in) investing activities	(2.1)	11.1	(27.4)	(5.7)	(24.1)
Cash flows from financing activities:
Intercompany financing transactions	—	2.1	(7.8)	5.7	—
Proceeds from debt	350.0	—	4.4	—	354.4
Repayment of debt	—	(104.5)	(1.6)	—	(106.1)
Net change in bank overdrafts	—	(37.6)	(18.1)	—	(55.7)
Net change in compensating cash balance	—	17.9	4.4	—	22.3
Distributions	(343.5)	—	—	—	(343.5)
Other financing activities, net	(3.1)	(7.4)	—	—	(10.5)
Net cash provided by (used in) financing activities	3.4	(129.5)	(18.7)	5.7	(139.1)
Effect of exchange rate changes on cash	—	—	3.3	—	3.3
Net increase (decrease) in cash and cash equivalents	1.3	(23.2)	35.2	—	13.3
Cash and cash equivalents beginning of period	—	90.0	36.1	—	126.1
Cash and cash equivalents end of period	$1.3	$66.8	$71.3	$—	$139.4

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2005 (Successor)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net cash provided by operating activities	$—	$66.9	$3.2	$—	$70.1
Cash flows from investing activities:
Intercompany investing transactions	0.1	(6.6)	—	6.5	—
Acquisitions of businesses	—	—	(44.5)	—	(44.5)
Capital expenditures	—	(7.9)	(10.5)	—	(18.4)
Other investing activities, net	—	—	0.7	—	0.7
Net cash provided by (used in) investing activities	0.1	(14.5)	(54.3)	6.5	(62.2)
Cash flows from financing activities:
Intercompany financing transactions	—	(0.1)	6.6	(6.5)	—
Proceeds from debt	—	—	3.2	—	3.2
Repayment of debt	—	—	(13.9)	—	(13.9)
Net change in bank overdrafts	—	15.0	58.4	—	73.4
Net change in compensating cash balance	—	(17.9)	(40.5)	—	(58.4)
Other financing activities, net	(0.9)	—	—	—	(0.9)
Net cash provided by (used in) financing activities	(0.9)	(3.0)	13.8	(6.5)	3.4
Effect of exchange rate changes on cash	—	—	(2.1)	—	(2.1)
Net increase (decrease) in cash and cash equivalents	(0.8)	49.4	(39.4)	—	9.2
Cash and cash equivalents beginning of period	0.8	40.6	75.5	—	116.9
Cash and cash equivalents end of period	$—	$90.0	$36.1	$—	$126.1

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Statement of Cash Flows
April 7 - December 31, 2004 (Successor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Net cash provided by operating activities	$—	$7.3	$80.6	$—	$87.9
Cash flows from investing activities:
Intercompany investing transactions	(555.0)	(1.2)	—	556.2	—
Payment to Merck KGaA and affiliates to acquire business	—	(1,538.3)	(0.8)	—	(1,539.1)
Transaction costs	—	(20.5)	—	—	(20.5)
Capital expenditures	—	(6.1)	(7.0)	—	(13.1)
Other investing activities,net	—	(2.2)	0.7	—	(1.5)
Net cash provided by (used in) investing activities	(555.0)	(1,568.3)	(7.1)	556.2	(1,574.2)
Cash flows from financing activities:
Intercompany financing transactions	—	554.2	2.0	(556.2)	—
Proceeds from debt	299.4	1,156.6	10.9	—	1,466.9
Repayment of debt	—	(96.1)	(15.0)	—	(111.1)
Net change in bank overdrafts	—	25.0	—	—	25.0
Issuance of 100 shares of common stock, net of expenses	531.3	—	—	—	531.3
Proceeds from stock incentive plan	23.8	—	—	—	23.8
Cash paid for debt issuance costs	(0.7)	(38.1)	—	—	(38.8)
Distributions	(297.9)	—	—	—	(297.9)
Other financing activities, net	(0.1)	—	—	—	(0.1)
Net cash provided by (used in) financing activities	555.8	1,601.6	(2.1)	(556.2)	1,599.1
Effect of exchange rate changes on cash	—	—	4.1	—	4.1
Net increase in cash and cash equivalents	0.8	40.6	75.5	—	116.9
Cash and cash equivalents beginning of period	—	—	—	—	—
Cash and cash equivalents end of period	$0.8	$40.6	$75.5	$—	$116.9

CDRV INVESTORS, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2006, 2005 and 2004
(Dollars in millions, except share data)

Condensed Consolidating Statement of Cash Flows
January  1 - April 6, 2004 (Predecessor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Net cash provided by operating activities	$—	$55.6	$41.9	$—	$97.5
Cash flows from investing activities:
Intercompany investing transactions	—	31.9	—	(31.9)	—
Capital expenditures	—	(1.2)	(2.1)	—	(3.3)
Other investing activities, net	—	0.2	0.2	—	0.4
Net cash provided by (used in) investing activities	—	30.9	(1.9)	(31.9)	(2.9)
Cash flows from financing activities:
Intercompany financing transactions	—	—	(31.9)	31.9	—
Proceeds from debt	—	3.6	9.7	—	13.3
Repayment of debt	—	(3.6)	(3.2)	—	(6.8)
Other financing activities, net	(2.5)	(2.1)	6.6	—	2.0
Net cash provided by (used in) financing activities	(2.5)	(2.1)	(18.8)	31.9	8.5
Effect of exchange rate changes on cash	—	—	(0.6)	—	(0.6)
Net increase (decrease) in cash and cash equivalents	(2.5)	84.4	20.6	—	102.5
Cash and cash equivalents beginning of period	2.7	4.4	21.2	—	28.3
Cash and cash equivalents end of period	$0.2	$88.8	$41.8	$—	$130.8

Schedule II — Valuation of Qualifying Accounts

CDRV INVESTORS, INC.
Years ended December 31, 2006 and 2005 and for the period April 7 - December 31, 2004
(Dollars in millions)

	Balance at Beginning of Period	Charged to Income	Foreign Currency Translation Adjustments	Deductions From Reserves(1)	Balance at End of Period
Year ended December 31, 2006
Allowance for doubtful receivables	$6.6	$6.0	$0.4	$(3.2)	$9.8
Year ended December 31, 2005
Allowance for doubtful receivables	$6.0	$3.2	$(0.4)	$(2.2)	$6.6
April 7, 2004 - December 31, 2004
Allowance for doubtful receivables	$7.4	$2.5	$0.4	$(4.3)	$6.0

VWR INTERNATIONAL CORPORATION
For the period January 1 - April 6, 2004
(Dollars in millions)

	Balance at Beginning of Period	Charged to Income	Foreign Currency Translation Adjustments	Deductions From Reserves(1)	Balance at End of Period
January 1 - April 6, 2004
Allowance for doubtful receivables	$7.8	$0.6	$(0.1)	$(0.9)	$7.4

(1)                 Bad debts charged off, less recoveries.

VWR FUNDING, INC.
CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2007

FINANCIAL INFORMATION (Predecessor and Successor):

On June 29, 2007, CDRV Investors, Inc. (“CDRV”) completed a merger (the “Merger”) pursuant to an Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated May 2, 2007, by and among CDRV Investors, Inc., Varietal Distribution Holdings, LLC, a Delaware limited liability company (“Holdings”), VWR Investors, Inc., a Delaware corporation and subsidiary of Holdings, and Varietal Distribution Merger Sub, Inc., a Delaware corporation and indirect subsidiary of Holdings (“Merger Sub”). Pursuant to the Merger, Merger Sub merged with and into CDRV, with CDRV continuing as the surviving corporation and assuming all of the debt obligations of Merger Sub. In addition, in connection with the Merger, CDRV changed its name to VWR Funding, Inc. (as used herein, the “Company” refers to VWR Funding, Inc. and its consolidated subsidiaries before and/or after the Merger and the name change, as the context requires).

The term “Successor” refers to the Company after giving effect to the consummation of the Merger. The term “Predecessor” refers to the Company prior to giving effect to the consummation of the Merger. See “Basis of Presentation” in Note 1 to the Consolidated Financial Statements (unaudited) of VWR Funding, Inc. contained in this prospectus.

VWR FUNDING, INC.
Consolidated Balance Sheets
(Dollars in millions, except share data)
(Unaudited)

	Successor	Predecessor
	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$43.4	$139.4
Compensating cash balance	53.8	36.1
Trade accounts receivable, less reserves of $10.6 and $9.8, respectively	512.1	452.7
Other receivables	29.5	30.1
Inventories	294.2	260.6
Other current assets	25.7	20.5
Total current assets	958.7	939.4
Property and equipment, net	193.9	156.9
Investments	—	8.3
Goodwill	1,981.9	933.1
Other intangible assets, net	2,394.2	552.3
Deferred income taxes	11.5	13.1
Other assets	74.7	43.1
Total assets	$5,614.9	$2,646.2
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term portion of debt and current portion of capital lease obligations	$56.3	$57.9
Accounts payable	385.1	380.8
Accrued expenses	219.6	170.8
Total current liabilities	661.0	609.5
Long-term debt	2,675.2	1,661.0
Capital lease obligations	4.5	4.8
Other long-term liabilities	89.5	80.5
Deferred income taxes	741.8	227.0
Total liabilities	4,172.0	2,582.8
Predecessor common stock purchase subject to guarantee agreement	—	0.5
Redeemable equity units	41.5	—
Commitments and contingencies (Note 10)
Stockholders’ equity:
Common stock (Successor), $0.01 par value; 1,000 shares authorized, issued and outstanding at September 30, 2007	—	—
Common stock (Predecessor), $0.01 par value; 7,000,000 shares authorized, 5,862,892 shares issued and 5,803,412 shares outstanding at December 31, 2006	—	0.1
Additional paid-in capital	1,349.7	14.5
(Accumulated deficit) retained earnings	(2.7)	1.7
Accumulated other comprehensive income	54.4	50.8
Treasury stock, at cost, 59,480 shares at December 31, 2006	—	(4.2)
Total stockholders’ equity	1,401.4	62.9
Total liabilities and stockholders’ equity	$5,614.9	$2,646.2

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC.
Consolidated Statements of Operations
(Dollars in millions)
(unaudited)

	Three Months Ended September 30,
	Successor	Predecessor
	2007	2006
Net sales	$894.5	$817.6
Cost of goods sold	641.6	594.0
Gross profit	252.9	223.6
Selling, general and administrative expenses	199.4	168.9
Operating income	53.5	54.7
Interest income	1.2	2.1
Interest expense	(61.6)	(30.0)
Other income (expense), net	(42.9)	0.1
(Loss) income before income taxes	(49.8)	26.9
Income tax benefit (provision)	50.0	(11.3)
Net income	$0.2	$15.6

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC.
Consolidated Statements of Operations (Continued)
(Dollars in millions)
(unaudited)

	Nine Months Ended September 30, 2007		Predecessor
	Successor	Predecessor	Nine Months
	June 30 - September 30, 2007	January 1 - June 29, 2007	Ended September 30, 2006
Net sales	$894.5	$1,699.3	$2,428.4
Cost of goods sold	641.6	1,230.1	1,771.3
Gross profit	252.9	469.2	657.1
Selling, general and administrative expenses	199.6	371.3	511.8
Merger expenses	—	36.8	—
Restructuring credits	—	—	(1.0)
Operating income	53.3	61.1	146.3
Interest income	1.2	3.3	4.9
Interest expense	(66.2)	(101.8)	(86.9)
Other income (expense), net	(42.9)	3.5	(0.3)
(Loss) income before income taxes	(54.6)	(33.9)	64.0
Income tax benefit (provision)	51.9	8.3	(24.0)
Net (loss) income	$(2.7)	$(25.6)	$40.0

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC.
Consolidated Statement of Stockholders’ Equity and Other Comprehensive Income (Loss)
(Dollars in millions, except share data)
(Unaudited)

For the period January 1-June 29, 2007 (Predecessor)

	Common stock		Additional paid-in	Retained earnings/ (accumulated	Accumulated other comprehensive	Treasury stock, at cost
	Shares	Amount	capital	deficit)	income (loss)	Shares	Amount	Total
Balance at January 1, 2007	5,862,892	$0.1	$14.5	$1.7	$50.8	59,480	$(4.2)	$62.9
Issuance of common stock in connection with Predecessor stock plan	1,757	—	0.2	—	—	—	—	0.2
Exercise of stock options	5,900	—	0.2	—	—	—	—	0.2
Stock-based compensation	—	—	9.0	—	—	—	—	9.0
Tax benefit related to stock options	—	—	0.1	—	—	—	—	0.1
Acquisition of treasury stock	—	—	—	—	—	7,200	(0.7)	(0.7)
Comprehensive (loss) income:
Net loss	—	—	—	(25.6)	—	—	—	(25.6)
Unrealized loss on derivatives, net of tax	—	—	—	—	(1.1)	—	—	(1.1)
Foreign currency translation adjustment	—	—	—	—	25.8	—	—	25.8
Total comprehensive loss								(0.9)
Balance at June 29, 2007	5,870,549	$0.1	$24.0	$(23.9)	$75.5	66,680	$(4.9)	$70.8

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC.
Consolidated Statement of Stockholders’ Equity and Other Comprehensive Income (Loss)
(Dollars in millions, except share data)
(Unaudited)

For the period June 30-September 30, 2007 (Successor)

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive
	Shares	Amount	capital	deficit	income (loss)	Total
Opening balance at June 30, 2007	—	$—	$—	$—	$—	$—
Issuance of common stock, net of expenses and redeemable equity units	1,000	—	1,354.9	—	—	1,354.9
Capital contributions	—	—	0.1	—	—	0.1
Stock-based compensation expense associated with Successor equity plan	—	—	1.7	—	—	1.7
Reclassification of redeemable equity units	—	—	(7.0)	—	—	(7.0)
Comprehensive (loss) income:
Net loss	—	—	—	(2.7)	—	(2.7)
Realized loss on derivatives, net of tax	—	—	—	—	(7.3)	(7.3)
Amortization of realized loss on derivatives	—	—	—	—	0.4	0.4
Unrealized loss on derivatives, net of tax	—	—	—	—	(8.2)	(8.2)
Foreign currency translation adjustment	—	—	—	—	69.5	69.5
Total comprehensive income						51.7
Balance at September 30, 2007	1,000	$—	$1,349.7	$(2.7)	$54.4	$1,401.4

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC.
Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)

	Nine Months Ended September 30, 2007		Predecessor
	Successor	Predecessor	Nine Months
	June 30 - September 30, 2007	January 1 - June 29, 2007	Ended September 30, 2006
Cash flows from operating activities:
Net (loss) income	$(2.7)	$(25.6)	$40.0
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	26.3	19.4	25.5
Unrealized translation loss	42.9	—	—
Loss on sale or disposal of property and equipment	—	0.5	0.2
Non-cash interest accretion	—	17.5	24.2
Non-cash credit for restructuring	—	—	(1.0)
Non-cash equity compensation expense	1.7	9.0	2.9
Amortization and write-off of debt issuance costs	2.4	31.0	4.5
Deferred income tax (benefit) provision	(73.0)	(10.4)	3.1
Provision for doubtful accounts	0.6	1.0	4.6
Changes in working capital, net of effect of business acquisitions
Trade accounts receivable	(16.9)	(14.1)	(40.5)
Other receivables	(3.5)	6.0	6.7
Inventories	(5.1)	(9.7)	33.3
Other assets	(2.4)	0.9	(5.3)
Accounts payable	(17.5)	15.2	12.6
Accrued expenses and other long-term liabilities	46.3	16.3	24.4
Net cash (used in) provided by operating activities	(0.9)	57.0	135.2
Cash flows from investing activities:
Merger consideration, net of cash acquired of $135.8 (Note 3(a))	(3,802.9)	—	—
Capital expenditures	(9.0)	(15.7)	(15.1)
Acquisition of other businesses and transaction costs	(21.6)	(19.4)	(0.8)
Proceeds from sales of property and equipment	—	2.2	5.2
Net cash used in investing activities	(3,833.5)	(32.9)	(10.7)
Cash flows from financing activities:
Proceeds from debt	2,615.3	0.1	0.3
Repayment of debt	(25.7)	(21.4)	(105.9)
Issuance of common stock, net of expenses	1,353.8	—	—
Net change in bank overdrafts	4.8	0.5	(46.5)
Net change in compensating cash balance — financing	(9.9)	(7.8)	1.8
Proceeds from equity and stock incentive plans	0.1	0.2	4.7
Acquisition of treasury stock	—	(0.7)	(2.2)
Debt issuance costs	(62.1)	(0.6)	—
Net cash provided by (used in) financing activities	3,876.3	(29.7)	(147.8)
Effect of exchange rate changes on cash	1.5	2.0	1.9
Net increase (decrease) in cash and cash equivalents	43.4	(3.6)	(21.4)
Cash and cash equivalents beginning of period	—	139.4	126.1
Cash and cash equivalents end of period	$43.4	$135.8	$104.7
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$30.5	$51.8	$48.7
Income taxes paid, net	$14.1	$14.1	$6.2

See accompanying notes to consolidated financial statements.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements
(Dollars in millions, except share data)
(Unaudited)

(1)               The Merger, Nature of Operations and Basis of Presentation

(a)   The Merger

Until June 29, 2007, CDRV was controlled by a private equity fund managed by Clayton, Dubilier & Rice, Inc. (“CD&R”). On June 29, 2007, CDRV completed the Merger. Pursuant to the Merger, Merger Sub merged with and into CDRV, with CDRV continuing as the surviving corporation and assuming all of the debt obligations of Merger Sub. In addition, in connection with the Merger, CDRV changed its name to VWR Funding, Inc. (as used herein, the “Company,” “we,” “us” or “our” refers to VWR Funding, Inc. and its consolidated subsidiaries before and/or after the Merger and the name change, as the context requires).

After giving effect to the Merger and related transactions, the Company became a direct wholly owned subsidiary of VWR Investors, Inc. (“VWR Investors”), which is a direct wholly owned subsidiary of Holdings. Private equity funds managed by Madison Dearborn Partners, LLC (“Madison Dearborn”) owned approximately 85% of the ownership interests of Holdings as of June 30, 2007.

The Merger, including the redemption of previous debt and the payment of related fees and expenses, was financed by equity contributions of $1,425.0, the issuance of $675.0 aggregate principal amount of unsecured senior notes due 2015 (“Senior Notes”), the issuance of $353.3 and €125.0 million ($169.0 on a U.S. dollar equivalent basis as of June 30, 2007) aggregate principal amount of 10.75% unsecured senior subordinated notes due 2017 (“Senior Subordinated Notes”) and senior secured term loan borrowings under a senior secured credit facility of $615.0 and €600.0 million ($811.2 on a U.S. dollar equivalent basis as of June 30, 2007) (the “Senior Secured Credit Facility”).

For financial reporting purposes, the Merger has been reflected as of June 30, 2007. As a result of the Merger, the Successor periods are presented on a different cost basis than the Predecessor periods and, therefore, are not comparable.

As a result of the Merger, our assets and liabilities were adjusted to their respective preliminary estimated fair values at June 30, 2007. This resulted in a significant increase to the value of our identified intangible assets and goodwill. We revalued our pension obligations as of June 30, 2007 (Note 8); recorded significant deferred tax liabilities and certain deferred tax assets (Note 5(b)) and we incurred substantial additional indebtedness (Note 7).

(b)   Nature of Operations

We distribute scientific supplies, chemicals, and equipment and provide services, primarily in North America and Europe. The business is diversified across products, geographic regions and customer segments. We report financial results on the basis of the following three business segments: North American laboratory distribution (“North American Lab”), European laboratory distribution (“European Lab”) and Science Education. Both the North American Lab and European Lab segments are comprised of the distribution of supplies to customers in the pharmaceutical, biotechnology, chemical, technology, food processing and consumer products industries, as well as governmental agencies, universities and research institutes, and environmental organizations. Science Education is comprised of the manufacture and distribution of scientific supplies and specialized kits to primary and secondary schools.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

(c)   Basis of Presentation

The Company’s financial position at September 30, 2007 includes material impacts from the Merger as well as the application of purchase accounting determinations (Note 3(a)). The consolidated financial statements reflecting the results of operations and cash flows of the Company through the close of business on June 29, 2007 (prior to giving effect to the consummation of the Merger) are designated as “Predecessor” financial statements. The Merger has been reflected as of June 30, 2007 and the unaudited consolidated financial statements reflecting the financial position of the Company at September 30, 2007 and the results of operations and cash flows for the three months ended September 30, 2007 and for the period from June 30, 2007 through September 30, 2007 (after giving effect to the consummation of the Merger) are designated as “Successor” financial statements.

The accompanying consolidated financial statements include the accounts of the Company after elimination of all intercompany balances and transactions. The consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The December 31, 2006 balance sheet is the balance sheet included in the audited consolidated financial statements as shown in CDRV’s Annual Report on Form 10-K for the year ended December 31, 2006 (“Form 10-K”), except for a revision described below. The Company believes that the disclosures included herein are adequate to make the information presented not misleading in any material respect when read in conjunction with the consolidated financial statements, footnotes and related disclosures included in the Form 10-K.

The financial information presented herein reflects all adjustments (consisting only of normal-recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results for interim periods are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management believes that the estimates are reasonable.

The presentation of certain amounts from prior periods has been revised. We have reassessed our global cash pooling arrangement pursuant to the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts, an interpretation of APB Opinion No. 10 and FASB Statement No. 105. While our cash pooling arrangement is with a single financial institution with specific provisions for the right to offset positive and negative cash balances, we believe it is unlikely that we would offset an underlying cash deficit with a cash surplus from another country.

Accordingly, we have increased our compensating cash balance by $36.1 and our short-term debt balance by $36.1 in the accompanying December 31, 2006 consolidated balance sheet to

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

account for the global cash pooling arrangement on a gross basis. Our consolidated statement of cash flows for the nine months ended September 30, 2006 has been corrected to include a $1.8 net change in compensating cash balance — financing and a ($1.8) net change in bank overdrafts. In no period did working capital, stockholders’ equity, operating cash flow, investing cash flow, financing cash flow or the income statement change as a result of these corrections. These corrections will result in an increase in our compensating cash balance and our short-term debt balance in all quarterly and annual financial statements for the periods March 31, 2005 through March 31, 2007. We believe that the effects of the above correction are not material to our financial position, results of operations or liquidity for any period presented.

(d)   Reclassifications

Certain amounts from prior periods have been reclassified to conform to the current presentation.

(2)               New Accounting Standards

The following accounting standards were adopted during 2007:

During July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. We adopted FIN 48 effective January 1, 2007. See Note 5(a) for further information related to our adoption of FIN 48.

During July 2006, the FASB issued Emerging Issues Task Force Issue (“EITF”) No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-3”), which discusses the presentation of certain taxes in the income statement on either a gross or net basis. We have historically recorded such taxes within the scope of EITF 06-3 on a net basis. The adoption of EITF 06-3 on January 1, 2007 did not result in a change in our accounting policy.

During December 2006, the FASB issued Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“EITF 00-19-2”), which addresses an issuer’s accounting for registration payment arrangements. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. EITF 00-19-2 was effective immediately for new and modified registration payment arrangements. In connection with the Merger, the Company entered into certain registration rights agreements with respect to the Senior Notes and Senior Subordinated Notes (Note 7(b)). If we determine a registration payment arrangement is probable and can be reasonably estimated, a liability will be recorded. As of September 30, 2007, we concluded the likelihood of having to make any payments under the arrangements was remote, and therefore did not record a contingent liability. The adoption of EITF 00-19-2 did not have any impact on our consolidated financial statements.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

The following accounting standards will be adopted in the future:

During September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact SFAS 157 will have on our consolidated financial statements.

During February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose, at specified election dates, to measure eligible items at fair value and its objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact SFAS 159 will have on our consolidated financial statements.

(3)               Accounting for Goodwill and Other Intangible Assets

(a)   The Merger

The Merger was accounted for under the purchase method of accounting. Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their respective fair values. The excess purchase price over the estimates of the fair value of the identifiable tangible and intangible assets and liabilities of the Company is reflected as goodwill in the accompanying unaudited consolidated balance sheet as of September 30, 2007. The following table summarizes the preliminary allocation of the purchase price:

Merger consideration, including estimated transaction costs of $108.8	$ 4,002.0
Net current assets	(986.0)
Property and equipment	(185.1)
Intangible assets acquired	(2,370.0)
Other assets	(26.3)
Current liabilities	595.1
Non-current liabilities	86.1
Deferred taxes	805.8
Goodwill	$ 1,921.6

Merger consideration on the consolidated statement of cash flows of $3,802.9 excludes cash and cash equivalents acquired of $135.8, management equity in the Predecessor of $35.6 exchanged for equity in Holdings and payments made in July 2007 related to the repayment of debt and interest of $25.7 and other liabilities of $2.0. Included in Merger consideration are pre-payment penalties and tender offer premiums of $93.0 related to debt obligations of the Company that were redeemed in connection with the Merger.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

(b)   KMF Acquisition

We had a 24% investment in KMF Laborchemie Handels GmbH (“KMF”) which was accounted for using the equity method. On April 2, 2007, we acquired the remaining 76% interest in KMF (the “KMF Acquisition”). The purchase price was funded from cash and cash equivalents on hand. KMF is a German-based scientific laboratory supply distribution firm that offers highly diversified chemicals and consumable products to the laboratory industry in Germany. The results of KMF have been included in the European Lab segment from the date of acquisition on a consolidated basis.

(c)   B&B Acquisition

On July 2, 2007, we acquired Bie & Berntsen A-S (“B&B”), which is a Danish scientific laboratory supply distributor (the “B&B Acquisition”). The B&B Acquisition was funded from cash and cash equivalents on hand. The results of B&B have been included in the European Lab segment from the date of acquisition on a consolidated basis.

(d)   Pro Forma Financial Information

The following unaudited pro-forma financial information presents a summary of consolidated results of operations of the Company as if the Merger, the KMF Acquisition and the B&B Acquisition had occurred as of January 1, 2006:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006
Net sales	$ 2,616.0	$ 2,471.8	$ 3,317.1
Loss before income taxes	(90.6)	(74.6)	(101.4)
Net loss	(29.7)	(50.1)	(70.9)

These unaudited pro-forma results have been prepared for comparative purposes only and primarily include adjustments for interest expense including non-cash amortization of deferred financing costs, depreciation, amortization, income taxes, share-based compensation, management and board service fees. The unaudited pro-forma results also include an adjustment to remove the effect of the Company’s accounting for KMF as an equity method investment prior to April 1, 2007. In addition, the unaudited pro-forma results include adjustments to remove the effect of $36.8 ($23.9, net of tax) of Merger expenses and $27.8 ($18.1, net of tax) for the write-off of unamortized debt issuance costs in the 2007 period. The unaudited pro-forma results assume that certain effective interest rate swaps were established as of January 1, 2006, in the same notional amounts and with identical terms as the actual interest rate swaps entered into upon the Merger (Note 7(a)). These results do not purport to be indicative of the results of operations which actually would have resulted had the Merger, the KMF Acquisition and the B&B Acquisition occurred at the beginning of 2006, or of the future results of operations of the Company.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

(e)   Goodwill and Other Intangible Assets

The amounts assigned to goodwill in connection with the Merger, including allocations by segment, are preliminary as of September 30, 2007. Changes in the carrying amount of goodwill by segment for the periods presented are as follows:

Predecessor:	North American Lab	European Lab	Science Education	Total
Balance at January 1, 2007	$ 648.6	$ 216.8	$ 67.7	$ 933.1
Adjustment related to adoption of FIN 48 (See Note 5(a))	(1.6)	—	—	(1.6)
Initial KMF allocation	—	29.8	—	29.8
Other	(0.1)	(0.4)	0.1	(0.4)
Currency translation changes	16.0	5.5	—	21.5
Balance at June 29, 2007	$ 662.9	$ 251.7	$ 67.8	$ 982.4

Successor:	North American Lab	European Lab	Science Education	Total
Balance at June 30, 2007	$ 1,009.1	$ 744.0	$ 143.9	$ 1,897.0
Adjustments to initial Merger allocation	3.8	20.8	—	24.6
Initial B&B allocation	—	19.9	—	19.9
Restructuring charges, net of tax	0.1	1.8	—	1.9
Currency translation changes	—	38.5	—	38.5
Balance at September 30, 2007	$ 1,013.0	$ 825.0	$ 143.9	$ 1,981.9

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Other intangible assets, net for each of the reporting periods is shown in the table below:

	Successor		Predecessor
	September 30, 2007	Weighted Average Amortization Period (Years)	December 31, 2006	Weighted Average Amortization Period (Years)
Amortizable intangible assets:
Customer relationships in North America (net of accumulated amortization of $9.6 and $20.5)	$ 743.5	20.0	$ 225.4	32.8
Customer relationships in Europe (net of accumulated amortization of $5.8 and $11.4)	470.6	20.0	74.6	20.3
Customer relationships in Science Education (net of accumulated amortization of $2.0 as of September 30, 2007)	159.0	20.0	—	—
Chemical supply agreement (net of accumulated amortization of $2.0 and $9.1)	55.8	7.0	23.6	10.0
Other (net of accumulated amortization of $0.6 and $1.0)	12.7	5.9	0.2	4.3
Total amortizable intangible assets (net of accumulated amortization of $20.0 and $42.0)	1,441.6		323.8
Indefinite-lived intangible assets:
Trademarks and tradenames	952.6		228.5
Total intangible assets, net	$ 2,394.2		$ 552.3

Amortization expense for each of the reporting periods is shown in the table below:

Nine Months Ended September 30, 2007
Successor	Predecessor	Successor	Predecessor	Predecessor
Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	June 30 - September 30, 2007	January 1 - June 29, 2007	Nine Months Ended September 30, 2006
$19.8	$ 3.8	$ 20.0	$ 7.8	$ 11.6

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

The estimated amortization expense for each of the five succeeding years and thereafter is as follows:

Years ended December 31:
2007	$ 20.1
2008	79.1
2009	79.0
2010	78.9
2011	78.1
Thereafter	1,106.4
$ 1,441.6

The 2007 amount represents estimated amortization expense for the remaining three months ending December 31, 2007.

(4)               Share-Based Compensation

(a)   Predecessor Stock Plan

The Company had certain share-based compensation programs under the CDRV Investors, Inc. Stock Incentive Plan (the “Predecessor Stock Plan”), which included shares, options and restricted stock units. Refer to Note 15 in the Form 10-K for information on the valuation and accounting for these programs.

During the first quarter of 2006, we granted 58,929 options at $75.00 per share to our President and Chief Executive Officer. Also during the first quarter of 2006, we issued 1,050 shares to certain directors who were not also our employees or associated with CD&R for director compensation and issued 1,360 shares at $50.52 per share in connection with the exercise of vested stock options.

During the second quarter of 2006, we offered eighty-five of our officers and employees the option to purchase 40,166 shares at $75.00 per share. The fair value of this purchase option of $1.3 was charged to operations in the second quarter of 2006. Fifty-one of our officers and employees ultimately purchased 25,070 shares in the second quarter of 2006. In connection with these purchases, these officers and employees were to be granted two options, for each share purchased, at grant date fair value during the third quarter of 2006. As a result of the delay in the issuance of the options, these officers and employees received a special bonus totaling $2.2 that was recorded as a compensation charge, primarily in the third quarter of 2006. During the second quarter of 2006, we issued 900 shares to certain directors who were not also our employees or associated with CD&R for director compensation and issued 19,600 shares at $50.52 per share in connection with the exercise of vested stock options.

During the third quarter of 2006, we sold to our President and Chief Executive Officer 4,201 shares at $119.00 per share. Coincident with this purchase, this executive was granted options to purchase 12,603 shares at $119.00 per share. During the third quarter of 2006, we granted options to purchase 49,140 shares at $119.00 per share to fifty of our officers and employees in connection with the offering discussed above that occurred in the second quarter of 2006, issued 808 shares to certain directors who were not also our employees or associated with CD&R for director

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

compensation and issued 2,900 shares at $50.52 per share in connection with the exercise of vested stock options. No restricted stock units were issued during 2006.

During the first quarter of 2007, we granted 1,000 options to one of our employees and 3,500 restricted stock units to certain of our officers at a grant-date fair value of $98.64 per share. During the period April 1-June 29, 2007, no options or restricted stock units were granted.

The fair value of each option was estimated using the Black-Scholes option-pricing model. The weighted average fair value of options granted and the assumptions used for each of the reporting periods when options were granted are as follows:

	January 1 - June 29, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Fair value of options granted	$ 42.96	$ 52.11	$ 43.07
Risk-free interest rate	4.53%	4.63%	4.69%
Expected life of options	6.5 years	6.5 years	6.5 years
Volatility	34%	34%	34%
Expected dividend yield	0.0%	0.0%	0.0%

In accordance with the terms of the Predecessor Stock Plan, all unvested options and restricted stock units vested as a result of the change in control caused by the Merger. Therefore, we expensed the unamortized grant date fair value of $6.5 relating to all unvested options and restricted stock units in the period April 1-June 29, 2007.

Share-based compensation of $9.0 was recorded to selling, general and administrative (“SG&A”) expenses for the period January 1-June 29, 2007. Share-based compensation recorded to SG&A expenses, including the purchase option of $1.3 discussed above, was $0.5 and $2.9 for the three and nine months ended September 30, 2006, respectively.

(b)   Successor Equity Plan

Holdings has established the 2007 Securities Purchase Plan (“Equity Plan”) pursuant to which members of management, board members and consultants may be provided the opportunity to purchase equity units of Holdings. To date, the equity units issued by Holdings have consisted of Class A Preferred Units (“Preferred Units”), vested Class A Common Units (“Common Units”), and unvested Class A Common Units (“Founders Units”).

The Preferred Units, which are fully vested upon issuance, are non-voting units that have a liquidation value equal to the amount of any unreturned capital contributions with respect to such units plus the amount of any accrued and unpaid dividends. The dividend yield on the Preferred Units accrues at a rate of 8.0% per annum on a daily basis, compounded quarterly, on the amount of unreturned capital with respect to such Preferred Units.

The Common Units, which are fully vested upon issuance, each are entitled to one vote for all matters to be voted on by holders of equity units. The Common Units are subordinate to the Preferred Units, including the unpaid yield on the Preferred Units. Holders of Common Units will be entitled to

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

participate in distributions, if and when approved by Holdings’ Board of Managers, ratably on a per-unit basis.

The terms of the Founders Units are the same as the Common Units except that they are subject to vesting pro rata on a daily basis during the four-year period following issuance, subject to accelerated vesting upon the occurrence of certain events. The vesting of the Founders Units impacts the purchase price applicable to the repurchase and put options described below, but the Founders Units are owned upon issuance.

2007 Successor Activity and Accounting Model — Management Investors

On June 29, 2007 and in July 2007, certain members of management (“Management Investors”) acquired an aggregate of $36.4 and $4.5, respectively, in the equity units of Holdings. The investments were allocated to Preferred Units, Common Units and Founders Units in accordance with the related Management Unit Purchase Agreements (“Management Agreements”). The ratio of Preferred Units to Common Units acquired by the Management Investors was the same as the ratio of Preferred Units to Common Units acquired by Madison Dearborn and other institutional co-investors in connection with the Merger and related transactions described in Note 1(a) (the “Preferred/Common Ratio”). The Founders Units have only been issued to members of management.

As of June 30, 2007, the equity units purchased by the Management Investors had a “fair value,” for book accounting purposes, in excess of the original cost paid to purchase such units. The excess was attributed to the Founders Units. Since the Founders Units contain a vesting requirement predicated upon an employee’s future service with the Company, any such excess must be recognized under SFAS No. 123 Revised, Share Based Payment (“SFAS 123R”), as compensation expense through the vesting period. An independent appraisal of the fair value of the equity units purchased by the Management Investors indicated that, for SFAS 123R purposes, the fair value of the equity units issued in connection with the Merger and in July 2007 exceeded their original cost by $13.8. During the three months ended September 30, 2007, we recognized non-cash compensation expense relating to the Founders Units of $0.8, which was classified as selling, general and administrative expense. As of September 30, 2007, there was $13.0 of total unamortized compensation cost related to unvested Founders Units, which is being amortized to compensation expense over their four-year vesting period.

The Management Agreements entered into by the Management Investors regarding their investments in Holdings include certain repurchase and put options that are triggered if a Management Investors’ employment is terminated. Specifically, upon the termination of a Management Investors’ employment, Holdings and its affiliates would first have an option to repurchase the Management Investors’ equity units. If Holdings or its affiliates do not exercise such option, then the applicable Management Investor has the right to put the equity units to Holdings. Under the put option, Holdings’ payment to the Management Investor would be made in cash for the Preferred Units and via the issuance of a subordinated promissory note for the Common Units and Founders Units.

Under the repurchase option or put option discussed above, the purchase price for the Preferred Units would be their original cost upon issuance plus any accrued and unpaid dividends (the “Preferred Unit Redemption Value”). The purchase price for the Common Units and the vested Founders Units would be based on a calculation of value, in accordance with the relevant transaction

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

documents (the “Calculated Value”), which considers the enterprise value of Holdings, the Preferred Unit Redemption Value, and the number of outstanding Common Units and Founders Units. The purchase price for the unvested Founders Units would be the lower of the Calculated Value or their original cost upon — issuance. In the event a Management Investor has been terminated for “cause” (as defined in the Management Agreements), the purchase price for the vested and unvested Founders Units and Common Units would be the lower of the Calculated Value or their original cost upon issuance. Units repurchased by Holdings under the Equity Plan may require the Company to fund those repurchases.

As a result of the put option, the equity units issued to the Management Investors are subject to a repurchase obligation due to events outside of our control. For accounting purposes, we are therefore required to classify all equity units held by Management Investors outside of permanent equity on our consolidated balance sheet. Accordingly, as of September 30, 2007, we have $41.5 recorded as redeemable equity units on our consolidated balance sheet, which reflects the aggregate amount that would be paid to the Management Investors for the equity units pursuant to the put option as of the balance sheet date. On a quarterly basis, we will adjust the reported carrying value of redeemable equity units based on the Preferred Unit Redemption Value and Calculated Value as of that date, which will result in a corresponding adjustment to additional paid-in capital.

As of September 30, 2007, we adjusted the reported carrying value of redeemable equity units by $7.0 with a corresponding adjustment to additional paid-in capital related primarily to the additional equity units purchased by the Management Investors in July 2007.

2007 Successor Activity — Board Members and Consultants

Certain members of our Board of Directors (“Board Members”) and consultants (“Consultants”) acquired an aggregate of $4.8 in the equity units of Holdings. The investments made by Board Members and Consultants were allocated to the Preferred Units and Common Units consistent with the Preferred/Common Ratio, but certain of the Board Members and Consultants also were permitted to acquire additional Common Units, in accordance with their respective Unit Purchase Agreements.

During the three months ended September 30, 2007, we recognized non-cash compensation expense of $0.9 relating to the equity units acquired by the Board Members and Consultants, which was classified as SG&A expense. The non-cash compensation expense, which is equal to the fair value of the equity units issued to Board Members and Consultants in excess of their original cost, was immediately recognized due to the lack of a service or vesting condition.

(5)               Income Taxes

(a)   Adoption of FIN 48 and Uncertain Tax Positions

As of January 1, 2007, we had uncertain tax positions of $7.0. Of the total, $2.1 would affect our effective tax rate and the remaining $4.9 would result in an adjustment to goodwill. In addition, as of January 1, 2007, we had accrued interest related to our uncertain tax positions of $1.3. Interest and penalties related to uncertain tax positions are included in income tax expense.

We conduct business globally and, as a result, the Company or one or more of its subsidiaries, files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities mainly throughout

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

North America and Europe, including jurisdictions in which we have significant operations such as Germany, France, the UK, Belgium, Sweden and the U.S.

We have concluded all U.S. federal income tax matters for years through 2003. Our U.S. federal income tax returns for 2004 and 2005 are currently under examination. Substantially all income tax matters in the major foreign jurisdictions that we operate have been concluded for years through 2000. Examinations are currently in process in Belgium and Germany. Except for one uncertain tax position, that has been reserved, substantially all state and local income tax matters have been finalized through 2001. Based on the status of examinations, it is not reasonably possible that these examinations will be concluded in the next twelve months, and accordingly, it is not possible to estimate the impact through September 2008, if any, to the reserve for uncertain tax positions. There have been no significant changes to the status of the examinations during the nine months ended September 30, 2007.

At the date of adoption, we identified $2.2 relating to the recognition of the indirect tax effect of the federal benefit on tax uncertainties. This benefit was partially offset by other net tax uncertainties, primarily related to state taxes, of $0.6. These tax uncertainties relate to contingencies that existed prior to the acquisition by CD&R in April 2004; and, as such, the Company increased deferred tax assets by $1.3, decreased goodwill by $1.6 and decreased our reserves for uncertain tax positions by $0.3.

In connection with the Merger, the Company recognized an additional liability for uncertain tax positions of $4.2 that we believe are not more likely than not to be sustained solely on the merits of the tax position. The liability for these uncertain tax positions was recorded as an adjustment to goodwill in purchase accounting. As of September 30, 2007, the tax benefit of the total liability for uncertain tax positions of $11.2, if recognized, would result in adjustment to goodwill and would have no impact on the Company’s effective income tax rate.

(b)   Effects of the Merger

In connection with certain purchase accounting adjustments as a result of the Merger, we have recorded deferred tax liabilities and deferred tax assets. The establishment of the deferred taxes primarily results from the basis difference associated with property and equipment, intangible assets and net operating loss carryforwards primarily as a result of the Merger. At September 30, 2007, the deferred tax assets related to U.S. federal and state tax net operating loss carryforwards are related to the settlement of share-based compensation under the Predecessor Stock Plan and debt pre-payment penalties. We believe that it is more likely than not that these net operating loss carryforwards will be realized in the future. None of these adjustments impacted our effective tax rate.

During the three months ended September 30, 2007, we recognized a net income tax benefit of $35.2 related to a change in tax rates used to provide deferred taxes on European intangible assets as a result of a reduction in the German income tax rate. The Company recognized the impact of these future rate changes consistent with the date of enactment of the legislation. Partially offsetting the tax benefit of tax rate changes, the Company, during the third quarter of 2007, recorded a valuation allowance of $3.1 on foreign tax credits that will be generated as the result of a $10.3 partial payment of accrued yield on certain intercompany debt with one of its European subsidiaries paid in the fourth quarter of 2007. The payment will be treated as a dividend for U.S. income tax purposes.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

(6)               Restructuring Activities

The following table sets forth the activity during the period from January 1-June 29, 2007 associated with the Company’s liabilities for restructuring:

Predecessor:	Severance and termination benefits	Facilities related	Total
Balance at January 1, 2007	$ 5.2	$ 4.7	$ 9.9
Accruals charged to Goodwill	1.8	1.4	3.2
Cash payments/other	(1.3)	(0.4)	(1.7)
Currency translation changes	0.1	0.1	0.2
Balance at June 29, 2007	$ 5.8	$ 5.8	$ 11.6

The opening balance of $9.9 consists of accruals of $1.6 and $8.3 previously established through operations and goodwill, respectively. During the second quarter of 2007, we implemented a restructuring program to integrate KMF into our existing operations. Accordingly, we recorded restructuring accruals of $3.2, which have been recorded as adjustments to acquisition costs (increases to goodwill). These charges primarily reflect severance and facility closure costs. See Note 3(b) for further information regarding the acquisition of KMF.

Successor:	Severance and termination benefits	Facilities related	Total
Balance at June 30, 2007	$ 5.8	$ 5.8	$ 11.6
Accruals charged to Goodwill	2.2	—	2.2
Cash payments/other	(2.1)	(0.8)	(2.9)
Currency translation changes	0.2	0.5	0.7
Balance at September 30, 2007	$ 6.1	$ 5.5	$ 11.6

During the third quarter of 2007, we implemented certain components of our restructuring program with respect to the Merger. Accordingly, we recorded restructuring accruals of $2.2, which have been recorded as adjustments to acquisition costs (increases to goodwill). As of September 30, 2007, we are in the process of finalizing plans with respect to restructuring costs associated with the Merger. Subsequent determinations may affect the allocation of the acquisition cost, including adjustments to goodwill. As of September 30, 2007, $6.1 of our aggregate restructuring liabilities are included in accrued expenses and $5.5 are included in other long-term liabilities.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

(7)               Debt

The following is a summary of our debt and capital lease obligations:

	Successor	Predecessor
	September 30, 2007	December 31, 2006
Senior Secured Credit Facility	$1,468.1	$—
10.25%/11.25% Unsecured Senior Notes due 2015	675.0	—
10.75% Unsecured Senior Subordinated Notes due 2017	531.1	—
Prior Senior Secured Credit Facility	—	448.7
6.875% Unsecured Senior Notes due 2012	—	200.0
8% Unsecured Senior Subordinated Notes due 2014	1.0	320.0
9.625% Senior Discount Notes due 2015	—	362.8
Senior Floating Rate Notes due 2011	—	350.0
Capital leases	5.5	5.8
Other	55.3	36.4
Total debt	2,736.0	1,723.7
Less short-term portion	(56.3)	(57.9)
Total long term-portion	$2,679.7	$1,665.8

In connection with the financing of the Merger, Merger Sub incurred the following debt obligations: (1) the Senior Secured Credit Facility, (2) Senior Notes, and (3) the Senior Subordinated Notes. In connection with the Merger, the Company assumed all of these debt obligations pursuant to joinder agreements.

(a)   Senior Secured Credit Facility

The Senior Secured Credit Facility is with a syndicate of lenders and provides for aggregate maximum borrowings consisting of (1) term loans denominated in Euros in an aggregate principal amount currently outstanding of €600.0 million ($853.1 on a U.S. dollar equivalent basis as of September 30, 2007), (2) term loans denominated in U.S. dollars in an aggregate principal amount currently outstanding of $615.0, and (3) a multi-currency revolving loan facility, providing for an equivalent in U.S. dollars of up to $250.0 in multi-currency revolving loans (including, without limitation, swingline borrowings and letters of credit, in each case, subject to certain sublimits). The multi-currency revolving loan facility permits one or more of our foreign subsidiaries to become foreign borrowers under such facility upon the satisfaction of certain conditions.

The Company may at any time or from time to time request additional tranches of term loans or increases in the amount of commitments under the multi-currency revolving loan facility. The total amount outstanding under any additional tranches of term loans or increases in the amount of commitments under the multi-currency revolving loan facility may not exceed in aggregate the lesser of $300.0 or an amount which would cause the Company’s pro-forma total net leverage ratio (as defined in the credit agreement for the Senior Secured Credit Facility) to exceed 9.50:1.00. If any additional commitments are sought, the aggregate commitments under the multi-currency revolving

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

loan facility cannot exceed 1.00x the Company’s EBITDA (as defined in the credit agreement for the Senior Secured Credit Facility) as of the financial statement date.

As of September 30, 2007, no amounts were outstanding under the multi-currency revolving loan facility. We had $10.1 of undrawn letters of credit and up to $239.9 of borrowing capacity under the multi-currency revolving loan facility as of September 30, 2007.

Maturity; Prepayments

The term loans mature in 2014 and the multi-currency revolving loan facility matures in 2013. Subject to any mandatory or optional prepayments, the principal amounts of the term loans require quarterly amortization payments commencing on September 30, 2009 equal to 0.25% of their respective original principal amounts drawn, with the final amortization payments due at maturity.

Subject to certain exceptions, the term loans are subject to mandatory prepayment in an amount equal to:

•  100% of the net cash proceeds received by the Company or any of its restricted subsidiaries in connection with (1) certain asset sales or (2) insurance recoveries and/or condemnation awards greater than $25.0 in any fiscal year or greater than $50.0 during any five fiscal year period, with that percentage being reduced to 50% or to 0% if certain net leverage ratios are met, subject in each case to reinvestment rights if certain conditions are met; and

•  100% of the net cash proceeds received by the Company or any of its restricted subsidiaries in connection with the issuance of indebtedness other than certain permitted indebtedness; and

•  beginning with fiscal year 2008, 50% of the excess cash flow generated by the U.S. operations of the Company and its domestic subsidiaries, dividends (net of associated taxes payable upon the repatriation of any such amounts) from certain foreign subsidiaries and repayments (net of associated taxes payable upon the repatriation of any such amounts) of intercompany debt outstanding at closing of the Merger (but excluding repayment amounts which are used to repay revolving loans made on the closing date), minus certain capital expenditures, investments, restricted payments and mandatory repayments of term loans, with such percentage being to reduced to 25% or to 0% if certain net leverage ratios are met.

Security; Guarantees

The obligations under the Senior Secured Credit Facility are guaranteed by VWR Investors, the Company, and each of the Company’s direct and indirect wholly owned domestic restricted subsidiaries (other than (i) unrestricted subsidiaries, (ii) immaterial subsidiaries, (iii) any direct or indirect U.S. subsidiary of a direct or indirect foreign subsidiary, (iv) captive insurance subsidiaries, (v) non-profit subsidiaries, (vi) any receivables subsidiary, (vii) special purposes entities, (viii) subsidiaries prohibited by law or contract from guaranteeing the Senior Secured Credit Facility, (ix) certain subsidiaries acquired after the closing date of the Merger and (x) other subsidiaries for which the costs or other consequences of providing a guarantee are excessive in relation to the benefits to be obtained by the lenders) (collectively, the “Subsidiary Guarantors”). In addition, the Senior Secured Credit Facility and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all of the tangible and intangible assets of VWR Investors, the

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Company and the Subsidiary Guarantors, including pledges of all the capital stock of all direct and indirect U.S. subsidiaries of the Company and of up to 65% of the capital stock of each first-tier foreign subsidiary holding company (collectively, the “Collateral”).

In the event that any foreign subsidiary of the Company satisfies the conditions necessary to borrow under the multi-currency revolving loan facility, its borrowings would be guaranteed by VWR Investors, the Company and the Subsidiary Guarantors. The obligations of a foreign subsidiary borrower would be secured by substantially all of the tangible and intangible assets of such foreign subsidiary borrower, including the capital stock of certain subsidiaries of the foreign subsidiary borrower. The guarantees of VWR Investors, the Company and the Subsidiary Guarantors of the foreign subsidiary borrower’s obligations would be secured by the same collateral described in the previous paragraph, but would include 100% of the capital stock of certain foreign subsidiaries of the Company and the Subsidiary Guarantors.

Interest

At our election, the interest rates on all U.S. dollar loans other than swingline loans may generally be based on either (1) the then applicable British Bankers Association London Interbank Offered Rate (commonly known as U.S. Libor) plus a variable margin, or (2) the then applicable alternate base rate (defined as the greater of the U.S. Prime lending rate or the Federal Funds effective rate plus 0.5%) plus a variable margin. Swingline loans shall be denominated only in U.S. dollars and based on the alternate base rate plus a variable margin.

All loans denominated in Canadian dollars may generally be based on either (1) the then applicable Canadian prime interest rate plus a variable margin, or (2) the then applicable average offered interest rate for Canadian bankers’ acceptances plus a variable margin.

All loans denominated in Euros shall generally be based on the then applicable interest rate determined by the Banking Federation of the European Union (commonly known as the Euribor rate) plus a variable margin.

All loans denominated in currencies other than U.S. dollars, Canadian dollars and Euros shall generally be based on the then applicable London Interbank Offered Rate for each respective loan and currency of denomination plus a variable margin.

As of September 30, 2007, the interest rates on the U.S. dollar-denominated and Euro-denominated term loans were 7.70% and 7.23%, respectively, which includes a variable margin of 2.5%. As of September 30, 2007, there were no loans denominated in Canadian dollars outstanding.

On June 20, 2007, Merger Sub entered into two interest rate swaps that became effective on June 29, 2007, and the obligations thereunder were assumed by the Company following the Merger. The interest rate swaps mature on December 31, 2012 with notional principal amounts of $425.0 (the “U.S. Dollar Swap”) and €300.0 million ($426.6 on a U.S. dollar equivalent basis as of September 30, 2007) (the “Euro Swap”). Beginning on December 31, 2007, the notional value of the U.S. Dollar Swap declines over its term in annual decrements of $25.0 through December 29, 2011 and is set at $160.0 for the period from December 30, 2011 through December 30, 2012, in which the Company will receive interest at a variable rate equal to three-month U.S. Libor and pay interest at a fixed rate of 5.45%. Beginning on December 31, 2007, the notional value of the Euro Swap declines over its term in annual decrements of €20.0 million through December 29, 2011 and is set at €110.0 million for the

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

period from December 30, 2011 through December 30, 2012, during which the Company will receive interest at a variable rate equal to three-month Euribor and pay interest at a fixed rate of 4.68%.

The interest rate swaps are accounted for as cash flow hedges with the effective portions of changes in the fair value reflected in other comprehensive income. The interest rate swaps result in a fixed rate of interest for approximately 69% of US dollar-denominated borrowings and 50% of Euro-denominated borrowings under the Senior Secured Credit Facility as of September 30, 2007. Accordingly, approximately 31% and 50% of our US dollar-denominated borrowings and Euro-denominated borrowings, respectively, under the Senior Secured Credit Facility will be subject to interest at variable rates. The fair value of the interest rate swaps as of June 29, 2007 was a liability of $1.3, net of $0.8 in taxes, representing a realized loss on derivative transaction, with a corresponding adjustment to accumulated other comprehensive loss, which will be amortized to interest expense over the life of the swaps. The fair value of the interest rate swaps as of September 30, 2007 was a liability of $15.9 and is reflected in other long-term liabilities. The Company recorded an unrealized loss of $8.2, net of $5.5 in taxes, during the quarter ended September 30, 2007 related to these interest rate swap arrangements.

In June 2007, in connection with the anticipated issuance of Euro-denominated debt, Merger Sub entered into a series of foreign currency forward agreements with notional amounts totaling €621.4 million. These foreign currency forward agreements, designated as cash-flow hedges, were used to hedge exposure to possible changes in foreign exchange rates between the Euro and U.S dollar. These agreements were settled upon the issuance of the Euro-denominated debt with a corresponding realized loss on derivative transaction of $6.0, net of $3.8 in taxes, to accumulated other comprehensive loss, which will be amortized to interest expense over the life of the underlying Euro-denominated debt.

Interest expense incurred under the Senior Secured Credit Facility, net of the effect of interest rate swaps, during the three months ended September 30, 2007 was $28.8, including the amortization of realized derivative losses of $0.4 and deferred financing costs of $1.0.

Fees

The Company pays quarterly fees with respect to the Senior Secured Credit Facility, including (1) a commitment fee equal to 0.50% per year on the unused portion of the multi-currency revolving loan facility (subject to two step downs if certain net leverage ratios are met), and (2) letter of credit fees consisting of a participation fee (equal to the then applicable Eurodollar variable margin on the multi-currency revolving loan facility times any outstanding letters of credit), a fronting fee (equal to 0.125% on the outstanding undrawn letters of credit paid to the issuing bank) and administrative fees.

Covenants

The Senior Secured Credit Facility contains a number of customary affirmative and negative covenants that, among other things, limit or otherwise restrict the ability of the Company and its restricted subsidiaries to incur or create certain additional indebtedness, issue certain types of common and preferred stock, create liens on assets of the Company and its restricted subsidiaries, make certain restricted payments, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, enter into certain types of restrictive agreements, materially change the lines of business of the Company and its restricted subsidiaries taken as a whole, modify

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

securities junior to the Senior Secured Credit Facility in any manner materially adverse to the interests of the lenders and make a change to our fiscal year. As of September 30, 2007, the Company was in compliance with all covenants.

The Senior Secured Credit Facility does not contain any financial maintenance covenants that require the Company to comply with specified financial ratios or tests, such as a minimum interest expense coverage ratio or a maximum leverage ratio, unless the Company wishes to incur additional indebtedness associated with acquisitions or make certain restricted payments.

Events of Default

The Senior Secured Credit Facility contains customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, impairment of security interests in collateral or invalidity of guarantees or security documents, material judgments, change of ownership or control, and certain bankruptcy or insolvency events.

(b)   The Senior Notes and Senior Subordinated Notes

The Senior Notes and the Senior Subordinated Notes were issued pursuant to respective indentures, dated as of the closing date of the Merger, by and among Merger Sub, the Company and the Subsidiary Guarantors.

Ranking

The Senior Notes, and related guarantees, are unsecured obligations of the Company and are subordinate to all of the Company’s and the Subsidiary Guarantors’ obligations under all secured indebtedness, including any borrowings under the Senior Secured Credit Facility to the extent of the value of the assets securing such obligations, and are effectively subordinate to all obligations of each of the Company’s subsidiaries that is not a guarantor of the Senior Notes. The Senior Notes, and related guarantees, rank equally in right of payment with all of the Company’s and the Subsidiary Guarantors’ existing and future unsecured senior indebtedness and rank senior in right of payment to all of the Company’s and the Subsidiary Guarantors’ existing and future subordinated indebtedness, including the Senior Subordinated Notes.

The Senior Subordinated Notes, and related guarantees, are subordinate to all of the Company’s and the Subsidiary Guarantors’ existing and future secured indebtedness and senior indebtedness, including borrowings under the Senior Secured Credit Facility and the Senior Notes, and effectively subordinate to all obligations of each of the Company’s subsidiaries that is not a guarantor of the Senior Subordinated Notes. The Senior Subordinated Notes, and the related guarantees, rank equally in right of payment with all of the Company’s and the Subsidiary Guarantors’ future unsecured, senior subordinated indebtedness and senior in right of payment to all of the Company’s and the Subsidiary Guarantors’ future indebtedness that is expressly subordinated in right of payment to the Senior Subordinated Notes.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Maturity; Interest Payments

The Senior Notes will mature on July 15, 2015. Interest on the Senior Notes will be payable twice a year, on each January 15 and July 15, beginning January 15, 2008. Until July 15, 2011, the Company may elect to pay interest on the Senior Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the Senior Notes (“PIK Interest”) or (3) 50% as Cash Interest and 50% as PIK Interest. PIK Interest will accrue on the Senior Notes at a rate per annum equal to the cash interest rate of 10.25% plus 100 basis points. The Company is required to pay Cash Interest for the January 15, 2008 payment date.

The Senior Subordinated Notes are denominated in Euros in an aggregate principal amount currently outstanding of €125.0 million ($177.7 on a U.S. dollar equivalent basis as of September 30, 2007) and in U.S. dollars in an aggregate principal amount currently outstanding of $353.3. The Senior Subordinated Notes will mature on June 30, 2017. Interest on the Senior Subordinated Notes will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2007. On any interest payment date on or prior to the third anniversary of the issuance of the Senior Subordinated Notes, the Company will have the option to capitalize up to approximately 28% per annum of the interest payable on such date by capitalizing such interest and adding it to the then outstanding principal amount of the Senior Subordinated Notes.

Interest expense incurred under the Senior Notes and the Senior Subordinated Notes during the three months ended September 30, 2007 was $32.4, including the amortization of realized derivative losses and deferred financing costs of $1.0.

Guarantees

The obligations under the Senior Notes are guaranteed, jointly and severally and fully and unconditionally, on an unsubordinated basis by each of the Subsidiary Guarantors, and the obligations under the Senior Subordinated Notes are guaranteed, jointly and severally and fully and unconditionally, on a senior subordinated basis by each of the Subsidiary Guarantors. The Subsidiary Guarantors’ obligations under the guarantees of the Senior Notes and the Senior Subordinated Notes are not be secured by any of the Company’s assets or the Subsidiary Guarantors’ assets.

Redemption

The Company may redeem some or all of the Senior Notes at any time prior to July 15, 2011 at a price equal to 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption, plus a “make whole” premium. Before July 15, 2011, the Company may redeem up to 35% of the original aggregate principal amount of the Senior Notes at a redemption price equal to 110.250% of their aggregate principal amount, plus accrued interest, with the net cash proceeds of certain equity offerings. In addition, on or after July 15, 2011, the Company may redeem some or all of the Senior Notes at any time at redemption prices that start at 105.125% of their aggregate principal amount. The Company is required to offer to purchase the Senior Notes at 101% of their aggregate principal amount, plus accrued interest to the repurchase date, if it experiences specific kinds of changes in control.

The Company may redeem some or all of the Senior Subordinated Notes at any time prior to June 30, 2012 at a price equal to 100% of the principal amount, plus any accrued and unpaid interest

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

to the date of redemption, plus a “make whole” premium. Before June 30, 2012, the Company may redeem up to 40% of the original aggregate principal amount of the Senior Subordinated Notes at a redemption price equal to 110.750% of their aggregate principal amount, plus accrued interest, with the net cash proceeds of certain equity offerings. In addition, on or after June 30, 2012, the Company may redeem some or all of the Senior Subordinated Notes at any time at redemption prices that start at 105.375% of their aggregate principal amount. The Company is required to offer to purchase the Senior Subordinated Notes at 101% of their aggregate principal amount, plus accrued interest to the repurchase date, if it experiences specific kinds of changes in control.

Covenants

The indentures governing the Senior Notes and the Senior Subordinated Notes contain covenants that, among other things, limit the Company’s ability and that of its restricted subsidiaries to make restricted payments, pay dividends, incur or create additional indebtedness, issue certain types of common and preferred stock, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, create liens on assets of the Company and restricted subsidiaries, and materially change our lines of business. As of September 30, 2007, the Company was in compliance with the indenture covenants.

Events of Default

The indentures governing the Senior Notes and the Senior Subordinated Notes provide for customary events of default including non-payment of principal or interest, failure to comply with covenants, cross-acceleration to certain other indebtedness, material judgments and certain bankruptcy or insolvency events.

Registration Rights

The Company entered into a Registration Rights Agreement with respect to the Senior Notes (the “Senior Notes Registration Rights Agreement”). The Company is obligated to (1) file and use its commercially reasonable efforts to cause to become effective a registration statement with respect to an offer to exchange the Senior Notes for other freely tradable notes issued by the Company that have substantially identical terms, and (2) file with the SEC and use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to the resales of the Senior Notes if the Company is not able to effect the exchange offer. The Company will be obligated to pay additional interest on the Senior Notes in certain instances, including if it does not file the registration statement within 180 days following the Merger or complete the related exchange offer within 30 days of the effective date of the registration statement. If the Company fails to satisfy certain of the registration obligations under the Senior Notes Registration Rights Agreement, it will be subject to a registration default and the annual interest on the Senior Notes will increase by 0.25% and by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per annum. The Company intends to file the aforementioned registration statement within the time frame stipulated in the Senior Notes Registration Rights Agreement.

The Company entered into a Registration Rights Agreement with respect to the Senior Subordinated Notes (the “Subordinated Notes Registration Rights Agreement”). The Subordinated

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Notes Registration Rights Agreement contains substantially similar terms to the Senior Notes Registration Rights Agreement, except that the Company and the Subsidiary Guarantors are not obligated to file a registration statement with respect to an offer to exchange the Senior Subordinated Notes for other freely tradable securities until holders of a majority in principal amount of the Senior Subordinated Notes request that such a filing and offer be made. If such a request is made, the Company and the Subsidiary Guarantors must file such a registration statement within 90 days of the request.

(c)   Bridge Loan

The Company entered into a bridge loan commitment arrangement to secure funding for the Merger. This bridge loan was not utilized because the Company issued the Senior Notes. The bridge loan fee of $3.4 was paid at closing and recorded to interest expense in the Successor financial statements as of June 30, 2007.

(d)   Predecessor Debt

Substantially all of the debt obligations of the Company outstanding prior to the consummation of the Merger were redeemed through the tender offers and redemptions described below. These obligactions included a Senior Secured Credit Facility (the “Predecessor Senior Secured Credit Facility”), and the following notes: (i) senior floating rate notes due 2011 (the “Predecessor Senior Floating Rate Notes”), (ii) the 9.625% senior discount notes due 2015 (the “Predecessor Senior Discount Notes”), (iii) the 8% unsecured senior subordinated notes due 2014 (the “Predecessor Senior Subordinated Notes”), and (iv) the 6.875% unsecured senior notes due 2012 (the “Predecessor Senior Notes”) (collectively, the “Predecessor Notes”).

In connection with the Merger, on May 30, 2007, Merger Sub commenced tender offers and consent solicitations for any and all of the Predecessor Notes, in each case, on the terms and subject to the conditions set forth in Merger Sub’s Offer to Purchase and Consent Solicitation Statement. On the closing date of the Merger, Merger Sub accepted and paid for the following Predecessor Notes tendered into the tender offers, primarily with the proceeds of the debt obligations described in Note 7(a) and Note 7(b) above: (i) 100% of the outstanding Predecessor Senior Notes; (ii) approximately 99.69% of the outstanding Predecessor Senior Subordinated Notes; (iii) 100% of the outstanding Predecessor Senior Discount Notes; and (iv) approximately 92.72% of the outstanding Predecessor Senior Floating Rate Notes. On July 2, 2007, the Company redeemed the remaining outstanding Predecessor Senior Floating Rate Notes. Effective on the closing date of the Merger, the indenture relating to the Predecessor Senior Subordinated Notes was amended pursuant to a supplemental indenture, which eliminated substantially all of the restrictive covenants and certain events of default and related provisions in the indenture.

The unamortized deferred financing costs of $27.8 related to the debt obligations of the Company that were redeemed in connection with the Merger were written off and charged to interest expense in the Predecessor financial statements.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

(e)   Other Debt

Other debt primarily consists of bank overdrafts within our global cash pooling arrangement of $53.8 and $36.1 as of September 30, 2007 and December 31, 2006, respectively (Note 1(c)). Due to the nature of these overdrafts, all amounts have been classified within the short-term portion of debt at each period end.

(f)   Foreign Currency Exchange Rate Risk

Although a majority of our debt is denominated in U.S. dollars, subsequent to the Merger, we have a significant amount of foreign-denominated debt outstanding that is recorded on the Company’s U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations that are recorded on the Company’s U.S. dollar-denominated balance sheet is recorded as an unrealized exchange gain or loss each period. As a result, our operating results are exposed to foreign currency translation risk based on fluctuations in foreign currency exchange rates, principally with respect to the Euro. During the three and nine months ended September 30, 2007, we recorded net unrealized exchange losses of ($42.9) and ($39.8), respectively, primarily due to the strengthening of the Euro against the U.S. dollar during such time periods.

(8)               Defined Benefit Plans

The Company sponsors various retirement plans for most full-time employees. Pension plan benefits for the defined benefit plans are based primarily on participants’ compensation and years of credited service. It has been the Company’s policy to fund the minimum amount required by local regulations.

Effective June 1, 2005, the U.S. plan was curtailed and future benefits were frozen effective May 31, 2005 for most participants. Accordingly, most participants will earn no further benefits under the U.S. plan after that date.

We have remeasured the unfunded status of our pension obligations. As a result of preliminary changes to the projected benefit obligations and the assumed interest rate, our unfunded status has been decreased by $15.4. Other assumptions from the December 31, 2006 pension plan disclosures remain substantially the same at September 30, 2007.

Net periodic pension cost for our U.S. plan and our significant non-U.S. plans in Germany, France and the UK for each of the reporting periods include the following components:

	Three Months Ended September 30,
	U.S. Plan		German, French and UK Plans
	Successor	Predecessor	Successor	Predecessor
	2007	2006	2007	2006
Service cost	$0.5	$0.2	$0.9	$0.7
Interest cost	2.3	2.0	1.4	1.1
Expected return on plan assets	(2.7)	(2.2)	(1.3)	(1.0)
Recognized net actuarial loss	—	—	—	0.1
Net periodic pension cost	$0.1	$—	$1.0	$0.9

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

	U.S. Plan
	Nine Months Ended September 30, 2007
	Successor	Predecessor	Predecessor
	June 30 - September 30, 2007	January 1 - June 29, 2007	Nine Months Ended September 30, 2006
Service cost	$0.5	$1.0	$1.6
Interest cost	2.3	4.4	6.2
Expected return on plan assets	(2.7)	(5.4)	(6.7)
Recognized net actuarial loss	—	—	0.2
Net periodic pension cost	$0.1	$—	$1.3

	German, French and UK Plans
	Nine Months Ended September 30, 2007
	Successor	Predecessor	Predecessor
	June 30 - September 30, 2007	January 1 - June 29, 2007	Nine Months Ended September 30, 2006
Service cost	$0.9	$1.4	$2.1
Interest cost	1.4	2.5	3.1
Expected return on plan assets	(1.3)	(2.4)	(2.8)
Recognized net actuarial loss	—	0.2	0.3
Net periodic pension cost	$1.0	$1.7	$2.7

The Company made contributions to these plans of $6.5 for the nine months ended September 30, 2007, and expects to make additional contributions to these plans of approximately $0.4 during the remainder of 2007.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

(9)               Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss), foreign currency translation adjustments, amortization of prior realized derivative losses to interest expense and the unrealized gains or losses on the effective portion of cash flow hedges, net of tax, that are currently presented as a component of shareholders’ equity. Comprehensive income (loss) is determined as follows for each of the Predecessor and Successor periods included in this prospectus:

	Three Months Ended September 30,
	Successor	Predecessor
	2007	2006
Net income	$0.2	$15.6
Other comprehensive income (loss):
Foreign currency translation adjustments	69.5	(1.8)
Amortization of realized loss on derivatives	0.4	—
Unrealized gain (loss) on derivatives, net of tax	(8.2)	0.3
Comprehensive income	$61.9	$14.1

	Nine Months Ended September 30, 2007
	Successor	Predecessor	Predecessor
	June 30 - September 30, 2007	January 1 - June 29, 2007	Nine Months Ended September 30, 2006
Net income (loss)	$(2.7)	$(25.6)	$40.0
Other comprehensive income (loss):
Foreign currency translation adjustments	69.5	25.8	25.2
Realized loss on derivatives, net of tax	(7.3)	—	—
Amortization of realized loss on derivatives	0.4	—	—
Unrealized loss on derivatives, net of tax	(8.2)	(1.1)	(0.2)
Comprehensive income (loss)	$51.7	$(0.9)	$65.0

(10)        Commitments and Contingencies

The Company is involved in various environmental, contractual and product liability cases and claims and assessments which are considered routine to our business and from time to time we are named as a defendant in cases as a result of our distribution of scientific supplies, including litigation resulting from the alleged prior distribution of products containing asbestos by certain of our predecessors or acquired companies. While the impact of this litigation has typically been immaterial, there can be no assurance that the impact of pending cases, including those described below, and any future claims will not be material to our business, financial condition and results of operations in the future.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

During 2005, the German Federal Cartel Office initiated an investigation with regard to our European Distribution Agreement with Merck KGaA. The purpose of the investigation is to determine whether this agreement violates or otherwise infringes the general prohibition of anti-competitive agreements under either German or European Union rules. The Company submitted information to the German Federal Cartel Office in response to its initial request. During 2007, the German Federal Cartel Office requested additional information that we have provided. We cannot assess the likely outcome of the investigation or potential economic impact associated with an adverse ruling. In connection with the Merger, we recorded certain amortizable intangible assets related to our European Distribution Agreement with Merck KGaA. As of September 30, 2007, the unamortized net book value of these intangible assets was $55.8.

On March 28, 2006, the Company was served with a complaint filed in the United States District Court, Western District of New York, by Corning Incorporated (“Corning”) alleging a breach of contract and unliquidated damages. In April 2006, Corning amended its complaint to allege trademark and unfair competition claims. In November 2006, the Court dismissed Corning’s breach of contract claim, but in March 2007, reconsidered its ruling and has now permitted Corning to proceed with the claim. In January 2007, the Company filed counterclaims for breach of rebate obligation, unfair competition and tortious interference. The Company believes Corning’s claims are without merit and will vigorously defend itself against those claims and pursue its counterclaims.

In connection with the Merger, the Board of Directors of the Company approved new employment agreements for certain members of our senior management. These agreements include certain non-compete, non-solicit and non-hire covenants as well as severance provisions. In general, if the executive is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in the respective employment agreements) the executive is entitled to one and a half times (two times in the case of our President and Chief Executive Officer) the sum of base salary plus the target bonus for the year in which such termination or resignation occurs and continued health benefits for the 12-month period (18-month period in the case of our President and Chief Executive Officer) following termination or resignation. Salary and bonus payments are payable in equal installments over the 12-month period following such termination or resignation. The aggregate potential payments under these employment agreements for terminations without Cause and resignations for Good Reason, including estimated costs associated with continued health benefits, is approximately $12.7 as of September 30, 2007.

(11)        Transactions with Related Parties

(a)   Transactions With Debevoise & Plimpton LLP

The Company was provided legal services by Debevoise & Plimpton LLP related to the Merger. A senior member of that law firm is related to an individual that was a former member of our Board of Directors and a principal of CD&R. Fees for services rendered in connection with the Merger of $2.5 are included in Merger expenses.

(b)   Transactions With Madison Dearborn and Avista Capital Partners

Madison Dearborn and Avista Capital Partners, LLC (“Avista”), through certain of their respective investment funds, beneficially own approximately 76% and 8%, respectively, of the total outstanding Common Units and Founders Units of Holdings, as of September 30, 2007. On the closing date of the

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Merger, an affiliate of Madison Dearborn received a fee of $35.6 for transaction services rendered in connection with the Merger pursuant to an agreement entered into on the closing date of the Merger between the Company and this affiliate (the “Management Services Agreement”). This fee was recorded as a reduction to additional paid-in capital. The Management Services Agreement was amended in August 2007 to add an affiliate of Avista as a party. Pursuant to the Management Services Agreement, Madison Dearborn and Avista or their affiliate parties thereto will provide the Company with management and consulting services and financial and other advisory services and will be paid an aggregate annual management fee of approximately $2.0 (paid quarterly) in connection with the provision of such services as well as board level services. In addition, Madison Dearborn and Avista will receive a placement fee of 2.5% of any equity financing that they provide to us prior to a public equity offering. The Management Services Agreement shall remain in effect until the date on which none of Madison Dearborn or its affiliates hold directly or indirectly any equity securities of the ultimate parent of the Company or its successors.

(c)   Transactions With Goldman, Sachs & Co.

Affiliates of Goldman, Sachs & Co. (“Goldman”) own approximately 4% of the total outstanding Common Units and Founders Units of Holdings, as of September 30, 2007. Goldman and its affiliates have provided from time to time in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates. In connection with the Merger, Goldman provided financial advisory services to the Company as well as a bridge loan commitment to the Company to secure financing (see Note 7(c)). Goldman was also a joint lead arranger, joint bookrunner, and syndication agent for the Company’s Senior Secured Credit Facility, and was an initial purchaser of the Senior Notes and sole purchaser of the Senior Subordinated Notes. For their services, financing commitments and participation in the Senior Secured Credit Facility, Senior Notes and Senior Subordinated Notes, Goldman was paid approximately $59.2. In addition, Goldman was and currently is a lender under the Company’s Senior Secured Credit Facility for which it receives fees and earns interest according to the terms and conditions of the Senior Secured Credit Facility.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

(12)        Segment Financial Information

The Company reports financial results on the basis of the following three business segments: North American Lab, European Lab and Science Education. The Company’s operating segments have been identified giving consideration to both geographic areas and the nature of products among businesses within its geographic area. Selected segment financial information and reconciliation of reported operating income by segment to (loss) income before income taxes are presented below. Inter-segment activity has been eliminated, therefore, revenues reported for each operating segment are substantially derived from external customers.

	Three Months Ended September 30,
	Successor	Predecessor
	2007	2006
Net Sales
North American Lab	$499.9	$492.5
European Lab	326.0	270.6
Science Education	68.6	54.5
Total	$894.5	$817.6
Operating Income
North American Lab	$23.5	$27.8
European Lab	16.4	14.6
Science Education	13.6	12.3
Total	53.5	54.7
Interest income	1.2	2.1
Interest expense	(61.6)	(30.0)
Other income (expense), net	(42.9)	0.1
(Loss) income before income taxes	$(49.8)	$26.9

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

	Nine Months Ended September 30, 2007
	Successor	Predecessor	Predecessor
	June 30 - September 30, 2007	January 1 June 29, 2007	Nine Months Ended September 30, 2006
Net Sales
North American Lab	$499.9	$1,003.7	$1,485.0
European Lab	326.0	630.4	821.1
Science Education	68.6	65.2	122.3
Total	$894.5	$1,699.3	$2,428.4
Operating Income
North American Lab	$23.4	$15.0	$84.4
European Lab	16.3	41.8	43.3
Science Education	13.6	4.3	18.6
Total	53.3	61.1	146.3
Interest income	1.2	3.3	4.9
Interest expense	(66.2)	(101.8)	(86.9)
Other income (expense), net	(42.9)	3.5	(0.3)
(Loss) income before income taxes	$(54.6)	$(33.9)	$64.0

$36.8 in expenses associated with the Merger are included in North American Lab’s operating income during the period January 1-June 29, 2007.

	Successor	Predecessor
	September 30, 2007	December 31, 2006
Assets
North American Lab	$2,977.6	$1,633.0
European Lab	2,239.9	854.4
Science Education	397.4	158.8
Total	$5,614.9	$2,646.2

(13)        Subsequent Event

On November 1, 2007, we acquired Omnilabo International B.V., a Netherlands based scientific laboratory supply distributor. The purchase price was funded from cash and cash equivalents on hand.

(14)        Condensed Consolidating Financial Information

The following tables set forth the condensed consolidating financial statements of the Company and have been prepared pursuant to Rule 3-10 of Regulation S-X. These financial statements are included as a result of the guarantee arrangements relating to the issuance of the Senior Notes, which are described in Note 7(b). The Senior Notes are jointly and severally guaranteed on an unsecured

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

basis by the Subsidiary Guarantors. The guarantees are full and unconditional and each of the Subsidiary Guarantors is wholly-owned, directly or indirectly, by the Company. The Subsidiary Guarantors also guarantee certain other unregistered debt. The condensed consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the consolidated financial statements.

The following condensed consolidated financial statements presents the balance sheet at September 30, 2007 and December 31, 2006 and statements of operations and cash flows for the periods in the nine months ended September 30, 2007 and for the nine months ended September 30, 2006 of (1) the Company (“Parent”), (2) the Subsidiary Guarantors, (3) subsidiaries of the Company that are not guarantors (the “Non-Guarantor Subsidiaries”), (4) elimination entries necessary to consolidate the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries, and (5) the Company on a consolidated basis. The eliminating adjustments primarily reflect inter-company transactions, such as accounts receivable and payable, advances, royalties and profit in inventory eliminations. We have not presented separate notes and other disclosures concerning the Subsidiary Guarantors as we have determined that such material information is available in the notes to the Company’s consolidated financial statements.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Condensed Consolidating Balance Sheet
September 30, 2007 (Successor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Assets
Cash and cash equivalents	$5.8	$13.6	$24.0	$—	$43.4
Compensating cash balance	—	6.0	47.8	—	53.8
Trade accounts receivable, net	—	222.1	290.0	—	512.1
Inventories	—	169.1	125.1	—	294.2
Other current assets	21.7	24.2	32.4	(23.1)	55.2
Intercompany receivables	—	2.7	4.0	(6.7)	—
Total current assets	27.5	437.7	523.3	(29.8)	958.7
Property and equipment, net	—	85.9	108.0	—	193.9
Goodwill	—	1,156.9	825.0	—	1,981.9
Other intangible assets	—	1,507.6	886.6	—	2,394.2
Deferred income taxes	123.5	15.3	9.1	(136.4)	11.5
Investment in subsidiaries, net	2,844.2	1,682.5	—	(4,526.7)	—
Other assets	61.2	7.8	5.7	—	74.7
Intercompany loans	1,126.3	43.7	57.7	(1,227.7)	—
Total assets	$4,182.7	$4,937.4	$2,415.4	$(5,920.6)	$5,614.9
Liabilities and Stockholders’ Equity
Short-term debt	$—	$—	$56.3	$—	$56.3
Accounts payable	—	211.2	173.9	—	385.1
Accrued expenses	54.2	55.9	113.3	(3.8)	219.6
Intercompany payables	0.1	4.0	2.6	(6.7)	—
Total current liabilities	54.3	271.1	346.1	(10.5)	661.0
Long-term debt	2,674.2	1.0	4.5	—	2,679.7
Other long-term liabilities	2.1	27.1	60.3	—	89.5
Deferred income taxes	3.0	610.8	283.7	(155.7)	741.8
Intercompany loans	6.2	1,184.0	37.5	(1,227.7)	—
Total liabilities	2,739.8	2,094.0	732.1	(1,393.9)	4,172.0
Redeemable equity units	41.5	—	—	—	41.5
Total stockholders’ equity	1,401.4	2,843.4	1,683.3	(4,526.7)	1,401.4
Total liabilities and stockholders’ equity	$4,182.7	$4,937.4	$2,415.4	$(5,920.6)	$5,614.9

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Condensed Consolidating Balance Sheet
December 31, 2006 (Predecessor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Assets
Cash and cash equivalents	$1.3	$66.8	$71.3	$—	$139.4
Compensating cash balance	—	—	36.1	—	36.1
Trade accounts receivable, net	—	188.9	263.8	—	452.7
Inventories	—	151.3	109.3	—	260.6
Other current assets	—	19.3	31.3	—	50.6
Intercompany receivables	17.1	15.0	2.8	(34.9)	—
Total current assets	18.4	441.3	514.6	(34.9)	939.4
Property and equipment, net	—	65.7	91.2	—	156.9
Goodwill	—	549.8	383.3	—	933.1
Other intangible assets, net	—	386.4	165.9	—	552.3
Deferred income taxes	5.1	—	8.0	—	13.1
Investment in subsidiaries	392.4	702.7	—	(1,095.1)	—
Other assets	5.8	35.0	10.6	—	51.4
Intercompany loans	—	37.2	11.7	(48.9)	—
Total assets	$421.7	$2,218.1	$1,185.3	$(1,178.9)	$2,646.2
Liabilities and Stockholders’ Equity
Short-term debt	$—	$20.7	$37.2	$—	$57.9
Accounts payable	—	193.0	187.8	—	380.8
Accrued expenses	2.3	71.0	97.5	—	170.8
Intercompany payables	6.0	19.9	9.0	(34.9)	—
Total current liabilities	8.3	304.6	331.5	(34.9)	609.5
Long-term debt	350.0	1,311.0	4.8	—	1,665.8
Other long-term liabilities	—	33.6	46.9	—	80.5
Deferred income taxes	—	165.6	61.4	—	227.0
Intercompany loans	—	11.7	37.2	(48.9)	—
Total liabilities	358.3	1,826.5	481.8	(83.8)	2,582.8
Common stock purchase subject to guarantee agreement	0.5	0.5	—	(0.5)	0.5
Total stockholders’ equity	62.9	391.1	703.5	(1,094.6)	62.9
Total liabilities and stockholders’ equity	$421.7	$2,218.1	$1,185.3	$(1,178.9)	$2,646.2

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Condensed Consolidating Statement of Operations

June 30 - September 30, 2007 (Successor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Net sales	$—	$508.2	$395.7	$(9.4)	$894.5
Cost of goods sold	—	376.4	274.6	(9.4)	641.6
Gross profit	—	131.8	121.1	—	252.9
Selling, general and administrative expenses	1.7	99.3	100.7	(2.1)	199.6
Operating income	(1.7)	32.5	20.4	2.1	53.3
Interest expense, net of interest income	(43.8)	(20.6)	(0.6)	—	(65.0)
Other income (expense), net	(44.0)	(3.8)	7.0	(2.1)	(42.9)
(Loss) income before income taxes and equity in earnings of subsidiaries	(89.5)	8.1	26.8	—	(54.6)
Income tax benefit (expense)	37.3	(4.4)	19.0	—	51.9
Equity in earnings of subsidiaries, net of tax	49.5	45.8	—	(95.3)	—
Net (loss) income	$(2.7)	$49.5	$45.8	$(95.3)	$(2.7)

The Parent’s net interest expense for the period from June 30, 2007 through September 30, 2007 of $43.8 million relates to long-term debt of approximately $2.7 billion, net of inter-company loans of $1.1 billion. The Parent is substantially dependent on dividends or other distributions from its subsidiary companies to fund the cash interest expense on its long-term debt obligations. The Parent may draw on its existing revolving credit facility to fund certain portions of the cash interest expense on its long-term debt obligations, and it may also elect to satisfy its interest expense on the Senior Notes and Senior Subordinated Notes for certain time periods by increasing the principal amount thereon.

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Condensed Consolidating Statement of Operations
January 1 - June 29, 2007 (Predecessor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Net sales	$—	$941.4	$775.1	$(17.2)	$1,699.3
Cost of goods sold	—	709.9	537.4	(17.2)	1,230.1
Gross profit	—	231.5	237.7	—	469.2
Selling, general and administrative expenses	—	166.5	211.0	(6.2)	371.3
Merger expenses	36.8	—	—	—	36.8
Operating (loss) income	(36.8)	65.0	26.7	6.2	61.1
Interest expense, net of interest income	(22.4)	(75.9)	(0.2)	—	(98.5)
Other income (expense), net	0.2	4.6	4.9	(6.2)	3.5
(Loss) income before income taxes and equity in earnings of subsidiaries	(59.0)	(6.3)	31.4	—	(33.9)
Income tax benefit (provision)	17.0	2.7	(11.4)	—	8.3
Equity in earnings of subsidiaries, net of tax	16.4	20.0	—	(36.4)	—
Net (loss) income	$(25.6)	$16.4	$20.0	$(36.4)	$(25.6)

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Condensed Consolidating Statement of Operations
Nine Months Ended September 30, 2006 (Predecessor)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net sales	$—	$1,423.7	$1,029.7	$(25.0)	$2,428.4
Cost of goods sold	—	1,072.7	723.6	(25.0)	1,771.3
Gross profit	—	351.0	306.1	—	657.1
Selling, general and administrative expenses	0.1	271.4	248.5	(8.2)	511.8
Restructuring credits	—	(1.0)	—	—	(1.0)
Operating (loss) income	(0.1)	80.6	57.6	8.2	146.3
Interest expense, net of interest income	(24.4)	(55.4)	(2.2)	—	(82.0)
Other income (expense), net	—	(1.4)	9.3	(8.2)	(0.3)
(Loss) income before income taxes and equity in earnings of subsidiaries	(24.5)	23.8	64.7	—	64.0
Income tax benefit (provision)	8.6	(11.0)	(21.6)	—	(24.0)
Equity in earnings of subsidiaries, net of tax	55.9	43.1	—	(99.0)	—
Net (loss) income	$40.0	$55.9	$43.1	$(99.0)	$40.0

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Condensed Consolidating Statement of Cash Flows
June 30 - September 30, 2007 (Successor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Net cash (used in) provided by operating activities	$3.5	$13.2	$(17.6)	$—	$(0.9)
Cash flows from investing activities:
Intercompany investing transactions	2.2	(3.0)	—	0.8	—
Merger consideration	(3,802.9)	—	—	—	(3,802.9)
Allocation of acquired cash balances	(77.1)	22.1	55.0	—	—
Capital expenditures	—	(5.5)	(3.5)	—	(9.0)
Acquisition of other businesses and transaction costs	—	—	(21.6)	—	(21.6)
Net cash provided by (used in) investing activities	(3,877.8)	13.6	29.9	0.8	(3,833.5)
Cash flows from financing activities:
Intercompany financing transactions	—	(2.2)	3.0	(0.8)	—
Proceeds from debt	2,613.8	—	1.5	—	2,615.3
Repayment of debt	(25.5)	—	(0.2)	—	(25.7)
Issuance of common stock, net of expenses	1,353.8	—	—	—	1,353.8
Debt issuance costs	(62.1)	—	—	—	(62.1)
Other financing activities, net	0.1	(11.0)	5.9	—	(5.0)
Net cash provided by (used in) financing activities	3,880.1	(13.2)	10.2	(0.8)	3,876.3
Effect of exchange rate changes on cash	—	—	1.5	—	1.5
Net increase in cash and cash equivalents	5.8	13.6	24.0	—	43.4
Cash and cash equivalents beginning of period	—	—	—	—	—
Cash and cash equivalents end of period	$5.8	$13.6	$24.0	$—	$43.4

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Condensed Consolidating Statement of Cash Flows
January 1 - June 29, 2007 (Predecessor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Net cash (used in) provided by operating activities	$(16.0)	$47.7	$25.3	$—	$57.0
Cash flows from investing activities:
Intercompany investing transactions	15.8	(42.5)	—	26.7	—
Capital expenditures	—	(9.3)	(6.4)	—	(15.7)
Acquisition of other businesses and transaction costs	—	—	(19.4)	—	(19.4)
Other investing activities, net	—	—	2.2	—	2.2
Net cash used in investing activities	15.8	(51.8)	(23.6)	26.7	(32.9)
Cash flows from financing activities:
Intercompany financing transactions	—	(15.8)	42.5	(26.7)	—
Proceeds from debt	—	—	0.1	—	0.1
Repayment of debt	—	(20.5)	(0.9)	—	(21.4)
Other financing activities, net	(1.1)	(4.1)	(3.2)	—	(8.4)
Net cash provided by (used in) financing activities	(1.1)	(40.4)	38.5	(26.7)	(29.7)
Effect of exchange rate changes on cash	—	—	2.0	—	2.0
Net increase (decrease) in cash and cash equivalents	(1.3)	(44.5)	42.2	—	(3.6)
Cash and cash equivalents beginning of period	1.3	66.8	71.3	—	139.4
Cash and cash equivalents end of period	$—	$22.3	$113.5	$—	$135.8

VWR FUNDING, INC.
Notes to Consolidated Financial Statements (Continued)
(Dollars in millions, except share data)
(Unaudited)

Condensed Consolidating Statement of Cash Flows
Nine Months Ended September 30, 2006 (Predecessor)

		Subsidiary	Non-Guarantor		Total
	Parent	Guarantors	Subsidiaries	Eliminations	Company
Net cash (used in) provided by operating activities	$—	$81.7	$53.5	$—	$135.2
Cash flows from investing activities:
Intercompany investing transactions	(2.5)	5.8	—	(3.3)	—
Capital expenditures	—	(5.2)	(9.9)	—	(15.1)
Sale of Puerto Rico branch	—	13.2	(13.2)	—	—
Other investing activities, net	—	—	4.4	—	4.4
Net cash used in investing activities	(2.5)	13.8	(18.7)	(3.3)	(10.7)
Cash flows from financing activities:
Intercompany financing transactions	—	2.5	(5.8)	3.3	—
Proceeds from debt	—	—	0.3	—	0.3
Repayment of debt	—	(104.5)	(1.4)	—	(105.9)
Net change in bank overdrafts	—	(46.3)	(0.2)	—	(46.5)
Net change in compensating cash balance	—	17.9	(16.1)	—	1.8
Other financing activities, net	2.5	—	—	—	2.5
Net cash provided by (used in) financing activities	2.5	(130.4)	(23.2)	3.3	(147.8)
Effect of exchange rate changes on cash	—	—	1.9	—	1.9
Net increase (decrease) in cash and cash equivalents	—	(34.9)	13.5	—	(21.4)
Cash and cash equivalents beginning of period	—	90.0	36.1	—	126.1
Cash and cash equivalents end of period	$—	$55.1	$49.6	$—	$104.7

VWR FUNDING, INC.

Offer to Exchange

$675,000,000 of 10.25% / 11.25% Senior PIK Toggle Notes
due 2015, Series B,

for any and all outstanding

$675,000,000 of 10.25% / 11.25% Senior PIK Toggle Notes due 2015

PROSPECTUS
                 , 2008

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Registrants Incorporated Under the Delaware General Corporation Law

Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Liability Insurance

Our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Financial Statement Schedules.

Except for Schedule II, other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22.   UNDERTAKINGS.

(a)                 The undersigned hereby undertake:

(i)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)                To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(C)               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)                 The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(d)                The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, VWR Funding, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Pennsylvania, on December 21, 2007.

VWR FUNDING, INC.
By:	/s/ John M. Ballbach
Name:	John M. Ballbach
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Ballbach, George Van Kula and Thomas D. Salus, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on December 21, 2007.

Signature	Title
/s/ John M. Ballbach	Chairman, President and Chief Executive Officer
John M. Ballbach	(principal executive officer)
/s/ Jack L. Wyszomierski	Executive Vice President and Chief Financial Officer
Jack L. Wyszomierski	(principal financial officer)
/s/ Gregory L. Cowan	Vice President and Corporate Controller
Gregory L. Cowan	(principal accounting officer)
/s/ Timothy P. Sullivan	Director
Timothy P. Sullivan
/s/ Nicholas W. Alexos	Director
Nicholas W. Alexos
/s/ Harry M. Jansen Kraemer, Jr.	Director
Harry M. Jansen Kraemer, Jr.

/s/ Robert L. Barchi	Director
Robert L. Barchi
/s/ Edward A. Blechschmidt	Director
Edward A. Blechschmidt
/s/ Thompson Dean	Director
Thompson Dean
/s/ Robert P. DeCresce	Director
Robert P. DeCresce
/s/ Carlos del Salto	Director
Carlos del Salto
/s/ Robert J. Zollars	Director
Robert J. Zollars

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Science Kit, LLC, a Delaware limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Pennsylvania, on December 21, 2007.

SCIENCE KIT, LLC
By:	/s/ Jon Michael Colyer
Name:	Jon Michael Colyer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory L. Cowan and Thomas D. Salus, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on December 21, 2007.

Signature	Title
/s/ Jon Michael Colyer	Chief Executive Officer
Jon Michael Colyer	(principal executive officer) and Manager
/s/ Gregory L. Cowan	Vice President (principal accounting officer)
Gregory L. Cowan	and Manager
/s/ Scott G. Smith	Vice President and Treasurer
Scott G. Smith	(principal financial officer) and Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, VWR International, LLC, a Delaware limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Pennsylvania, on December 21, 2007.

VWR INTERNATIONAL, LLC
By:	/s/ John M. Ballbach
Name:	John M. Ballbach
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Ballbach, George Van Kula and Thomas D. Salus, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on December 21, 2007.

Signature	Title
/s/ John M. Ballbach	Chairman, President and Chief Executive Officer
John M. Ballbach	(principal executive officer)
/s/ Jack L. Wyszomierski	Executive Vice President and Chief Financial Officer
Jack L. Wyszomierski	(principal financial officer)
/s/ Gregory L. Cowan	Vice President and Controller
Gregory L. Cowan	(principal accounting officer)
/s/ Timothy P. Sullivan	Manager
Timothy P. Sullivan
/s/ Nicholas W. Alexos	Manager
Nicholas W. Alexos
/s/ Harry M. Jansen Kraemer, Jr.	Manager
Harry M. Jansen Kraemer, Jr.
/s/ Robert L. Barchi	Manager
Robert L. Barchi

/s/ Edward A. Blechschmidt	Manager
Edward A. Blechschmidt
/s/ Thompson Dean	Manager
Thompson Dean
/s/ Robert P. DeCresce	Manager
Robert P. DeCresce
/s/ Carlos del Salto	Manager
Carlos del Salto
/s/ Robert J. Zollars	Manager
Robert J. Zollars

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, VWR, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Pennsylvania, on December 21, 2007.

VWR, INC.
By:	/s/ Gregory L. Cowan
Name:	Gregory L. Cowan
Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory L. Cowan and Thomas D. Salus, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on December 21, 2007.

Signature	Title
/s/ Gregory L. Cowan	President (principal executive and accounting officer)
Gregory L. Cowan	and Director
/s/ Todd C. Gensler	Secretary and Director
Todd C. Gensler
/s/ Scott G. Smith	Vice President (principal financial officer) and Director
Scott G. Smith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, VWR Management Services LLC, a Delaware limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Pennsylvania, on December 21, 2007.

VWR MANAGEMENT SERVICES LLC
By:	VWR International, LLC
Its:	Sole Member
By:	/s/ John M. Ballbach
Name:	John M. Ballbach
Title:	Chairman, President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ward’s Natural Science Establishment, LLC, a Delaware limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Pennsylvania, on December 21, 2007.

WARD’S NATURAL SCIENCE ESTABLISHMENT, LLC
By:	/s/ Jon Michael Colyer
Name:	Jon Michael Colyer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory L. Cowan and Thomas D. Salus, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on December 21, 2007.

Signature	Title
/s/ Jon Michael Colyer	Chief Executive Officer (principal executive officer)
Jon Michael Colyer	and Manager
/s/ Gregory L. Cowan	Vice President (principal accounting officer)
Gregory L. Cowan	and Manager
/s/ Scott G. Smith	Vice President and Treasurer (principal financial
Scott G. Smith	officer) and Manager

EXHIBIT INDEX

EXHIBIT NO.		DESCRIPTION
*3.	1		Certificate of Incorporation of VWR Funding, Inc.
*3.	2

(a) Bylaws of VWR Funding, Inc. (pursuant to the Agreement and Plan of Merger, dated May 2, 2007, between Varietal Distribution Merger Sub, Inc. (“Merger Sub”), Varietal Distribution Holdings, LLC, and CDRV Investors, Inc., pursuant to which Merger Sub merged with and into CDRV Investors, Inc. on June 29, 2007, with CDRV Investors, Inc. as the surviving corporation, the Bylaws of Merger Sub became the Bylaws of VWR Funding, Inc., as the surviving corporation)

			(b) Amendment to said Bylaws.
*3.	3		Certificate of Formation of Science Kit, LLC
*3.	4		Operating Agreement of Science Kit, LLC
*3.	5		Certificate of Incorporation of VWR, Inc.
*3.	6		By-Laws of VWR, Inc.
*3.	7		Certificate of Formation of VWR International, LLC
*3.	8		(a) Operating Agreement of VWR International, LLC
			(b) First Amendment to said Operating Agreement
*3.	9		Certificate of Formation of VWR Management Services LLC
*3.	10		Operating Agreement of VWR Management Services LLC
*3.	11		Certificate of Formation of Ward’s Natural Science Establishment, LLC
*3.	12		Operating Agreement of Ward’s Natural Science Establishment, LLC
*3.	13		Certificate of Formation of Varietal Distribution Holdings, LLC
*3.	14		Limited Liability Company Agreement of Varietal Distribution Holdings, LLC, dated as of June 29, 2007, by and among the initial members identified therein.
4.	1(a)

Indenture, dated as of April 7, 2004, by and among CDRV Acquisition Corporation, as Issuer (the rights and obligations of which were assumed by VWR International, Inc.), the Subsidiary Guarantors from time to time parties thereto, as Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, relating to the 8% Senior Subordinated Notes due 2014 of CDRV Acquisition Corporation

			Previously filed as Exhibit 4.5 to VWR International, Inc. Form S-4, filed on August 30, 2004
4.	1(b)	Supplemental Indenture, dated as of April 7, 2004, relating to the 8% Senior Subordinated Notes	Previously filed as Exhibit 4.7 to VWR International, Inc. Form S-4, filed on August 30, 2004
4.	1(c)	Form of 8% Senior Subordinated Notes	Previously filed as Exhibit 4.11 to VWR International, Inc. Form S-4, filed on August 30, 2004
4.	1(d)	Supplemental Indenture, dated as of April 7, 2004, relating to the 8% Senior Subordinated Notes	Previously filed as Exhibit 4.13 to Amendment No. 2 to VWR International, Inc. Form S-4, filed on November 19, 2004

4.	1(e)	Supplemental Indenture, effective as of June 29, 2007, relating to the 8% Senior Subordinated Notes	Previously filed as Exhibit 4.4 to Quarterly Report on Form 10-Q for the period ended June 30, 2007
4.	4(a)

Credit Agreement, dated as of June 29, 2007, among VWR Funding, Inc., the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders from time to time parties thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the Arrangers and other Agents named therein

Previously filed as Exhibit 4.5(a) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
4.	4(b)

Guarantee and Collateral Agreement, dated as of June 29, 2007, among VWR Investors, Inc., VWR Funding, Inc., the Subsidiaries from time to time parties thereto, and Bank of America, N.A., as Collateral Agent

Previously filed as Exhibit 4.5(b) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
4.	5(a)

Indenture, dated as of June 29, 2007, by and among VWR Funding, Inc., the Guarantors from time to time parties thereto, and Law Debenture Trust Company of New York, as Trustee, relating to 10.25% Senior Notes due 2015 (including form of Note attached as an exhibit thereto)

Previously filed as Exhibit 4.6(a) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
4.	5(b)	Purchase Agreement, dated as of June 26, 2007, by and among VWR Funding, Inc. and the Representatives of the Purchasers named therein, relating to 10.25% Senior Notes due 2015	Previously filed as Exhibit 4.6(b) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
4.	5(c)

Exchange and Registration Rights Agreement, dated as of June 29, 2007, among VWR Funding, Inc., the Guarantors from time to time parties thereto, and the Representatives of the Purchasers named therein

Previously filed as Exhibit 4.6(c) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
4.	6(a)

Indenture, dated as of June 29, 2007, by and among VWR Funding, Inc., the Guarantors from time to time parties thereto, and Law Debenture Trust Company of New York, as Trustee, relating to 10.75% Senior Subordinated Notes due 2017 (including forms of Notes attached as an exhibit thereto)

Previously filed as Exhibit 4.7(a) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
4.	6(b)	Purchase Agreement, dated as of June 27, 2007, by and among VWR Funding, Inc. and the Purchasers named therein, relating to 10.75% Senior Subordinated Notes due 2017	Previously filed as Exhibit 4.7(b) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
4.	6(c)	Exchange and Registration Rights Agreement, dated as of June 29, 2007, among VWR Funding, Inc., the Guarantors from time to time parties thereto, and the Purchasers named therein	Previously filed as Exhibit 4.7(c) to Quarterly Report on Form 10-Q for the period ended June 30, 2007

*5.	1	Form of Opinion of Kirkland & Ellis LLP.
*8.	1	Opinion of Kirkland & Ellis LLP regarding federal income tax consequences.
10.	1(a)	Agreement and Plan of Merger, dated May 2, 2007, among Varietal Distribution Holdings, LLC, Varietal Distribution Merger Sub, Inc., and VWR Funding, Inc. (formerly CDRV Investors, Inc.)	Previously filed as Exhibit 10.1(a) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	1(b)	First Amendment to said Merger Agreement, dated May 7, 2007	Previously filed as Exhibit 10.1(b) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	1(c)	Second Amendment to said Merger Agreement, dated May 30, 2007	Previously filed as Exhibit 10.1(c) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	2	Amended and Restated Management Services Agreement, dated as of June 29, 2007, between VWR Funding, Inc. and Madison Dearborn Partners V-B, L.P.	Previously filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the period ended September 30, 2007
10.	3(a)	Varietal Distribution Holdings, LLC 2007 Securities Purchase Plan	Previously filed as Exhibit 10.3(a) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	3(b)	Limited Liability Company Agreement, dated June 29, 2007, among Varietal Distribution Holdings, LLC and the unitholders named therein from time to time	Previously filed as Exhibit 10.3(b) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	3(c)	Securityholders Agreement, dated June 29, 2007, among Varietal Distribution Holdings, LLC and the other parties named therein from time to time	Previously filed as Exhibit 10.3(c) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	3(d)	Form of Management Unit Purchase Agreement (with schedule of Named Executive Officer Invested Amounts)	Previously filed as Exhibit 10.3(d) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	4	Employment Letter, dated June 29, 2007, between VWR International, LLC and John M. Ballbach	Previously filed as Exhibit 10.4 to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	5	Employment Letter, dated June 29, 2007, between VWR International, LLC and Jack L. Wyszomierski	Previously filed as Exhibit 10.5 to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	6	Employment Letter, dated June 29, 2007, between VWR International, LLC and George Van Kula	Previously filed as Exhibit 10.6 to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	7(a)	Employment Letter, dated June 29, 2007, between VWR International, LLC and Theodore C. Pulkownik	Previously filed as Exhibit 10.7(a) to Quarterly Report on Form 10-Q for the period ended June 30, 2007

10.	7(b)	Supplemental Employment Letter, dated July 25, 2007, between VWR International, LLC and Theodore C. Pulkownik	Previously filed as Exhibit 10.7(b) to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	8	Severance Agreement and General Release, dated July 30, 2007, between VWR International, LLC and Charles F. Canfield	Previously filed as Exhibit 10.8 to Quarterly Report on Form 10-Q for the period ended June 30, 2007
10.	9	VWR International, Inc. Nonqualified Deferred Compensation Plan, effective May 1, 2007	Previously filed as Exhibit 10.1 to Quarterly Report on Form 10-Q for the period ended March 31, 2007
10.	10	VWR International, Inc. Nonqualified Deferred Compensation Plan Trust Agreement, dated as of May 1, 2007, between VWR International, Inc. and Wells Fargo, N.A	Previously filed as Exhibit 10.2 to Quarterly Report on Form 10-Q for the period ended March 31, 2007
10.	11(a)	VWR International Amended and Restated Retirement Plan	Previously filed as Exhibit 10.8(a) to Annual Report on Form 10-K for the year ended December 31, 2006
10.	11(b)	Amendment No. 1 to said retirement plan	Previously filed as Exhibit 10.8(b) to Annual Report on Form 10-K for the year ended December 31, 2006
10.	11(c)	Amendment No. 2 to said retirement plan	Previously filed as Exhibit 10.8(c) to Annual Report on Form 10-K for the year ended December 31, 2006
10.	12	VWR Corporation Supplemental Benefits Plan	Previously filed as Exhibit 10.11 to VWR International, Inc. Form S-4, filed on August 30, 2004
*12.	1	Computation of ratio of earnings to fixed charges.
*21.	1	Subsidiaries of VWR Funding, Inc.
*23.	1	Consent of KPMG LLP.
*23.	4	Consent of Kirkland & Ellis LLP (Included in Exhibits 5.1 and 8.1).
*24.	1	Power of Attorney (included on the signature pages hereto).
*25.	1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Law Debenture and Trust Company of New York.
*99.	1	Form of Letter of Transmittal.
*99.	2	Form of Tender Instructions.
*99.	3	Form of Notice of Guaranteed Delivery.

*                         Filed herewith